   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 22, 1997
                                                      REGISTRATION NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 -------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                 -------------

                                 ELCOTEL, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                 -------------

        DELAWARE                     3661                     59-2518405


    (STATE OR OTHER           (PRIMARY STANDARD            (I.R.S. EMPLOYER
    JURISDICTION OF               INDUSTRIAL            IDENTIFICATION NUMBER)
    INCORPORATION OR         CLASSIFICATION CODE
     ORGANIZATION)                 NUMBER)

                              6428 PARKLAND DRIVE
                            SARASOTA, FLORIDA 34243
                                (941) 758-0389

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                RONALD M. TOBIN
                                VICE PRESIDENT,
                            TREASURER AND SECRETARY
                                 ELCOTEL, INC.
                              6428 PARKLAND DRIVE
                            SARASOTA, FLORIDA 34243
                                (941) 758-0389

(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                 -------------

                                  COPIES TO:

 LARRY P. LAUBACH, ESQ.       ROGER BARZUN, ESQ.         SHAHE SINANIAN, ESQ.
SCHNADER HARRISON SEGAL        GENERAL COUNSEL            GREENBERG TRAURIG
      & LEWIS LLP             TECHNOLOGY SERVICE            HOFFMAN LIPOFF
   1600 MARKET STREET            GROUP, INC.               ROSIN & QUENTEL
       SUITE 3600             60 HUBBARD STREET          153 EAST 53RD STREET
 PHILADELPHIA, PA 19103       CONCORD, MA 01742               35TH FLOOR
     (215) 751-2360             (508) 287-4275            NEW YORK, NY 10022
                                                            (212) 801-9235

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement and the effective time of the merger of a wholly-owned subsidiary of the registrant with and into Technology Service Group, Inc. ("TSG") as described in the Agreement and Plan of Merger dated as of August 13, 1997, as amended.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]


                                 -------------

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                              PROPOSED          PROPOSED
                                              MAXIMUM           MAXIMUM           AMOUNT OF
  TITLE OF EACH CLASS OF     AMOUNT TO BE  OFFERING PRICE      AGGREGATE       REGISTRATION FEE
SECURITIES TO BE REGISTERED  REGISTERED(1)  PER UNIT(2)   OFFERING PRICE(1)(2)      (2)(3)
-----------------------------------------------------------------------------------------------
 Common Stock, par value
  $0.01 per share.......       5,753,584       $7.875         $45,309,474         $5,099.76
-----------------------------------------------------------------------------------------------
 Warrants to Purchase
  Common Stock..........        708,570         (4)               (4)                (4)

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

(1) The number of shares of Common Stock ("Elcotel Common Stock") of Elcotel, Inc. ("Elcotel") to be registered has been determined based on the maximum number of shares of Elcotel Common Stock expected to be issued in connection with the proposed merger of Elcotel Hospitality Service, Inc. into Technology Service Group, Inc. ("TSG") (the "Merger"), including shares upon conversion of certain warrants and rights to purchase Common Stock, par value $0.01 per share ("TSG Common Stock") of TSG outstanding at the time of the Merger, and the issuance of shares of Elcotel Common Stock to certain financial advisors as a fee for services rendered in connection with the Merger.
(2) Estimated pursuant to Rule 457(f) based on the market value of shares of TSG Common Stock ($7.875, which is the average of the high and low sale prices of shares of TSG Common Stock on the Nasdaq National Market on October 17, 1997).
(3) This fee has been computed pursuant to Rule 457(f), as one-thirty-third of one percent of $45,309,474 ($13,730.40). Pursuant to Rule 457(b), the registration fee has been reduced by the $8,630.38 paid on October 6, 1997 in connection with the filing of Elcotel's Preliminary Proxy Statement under the Securities Exchange Act of 1934, as amended.
(4) Pursuant to Rule 457(g), no separate registration fee is payable for the warrants because a fee is being paid for the registration of the shares of Elcotel Common Stock purchasable pursuant to the warrants, which shares are included within the 5,753,584 shares being registered herewith.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT WILL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                 ELCOTEL, INC.

                             CROSS-REFERENCE SHEET

                           CROSS-REFERENCE SHEET FOR
                           REGISTRATION STATEMENT ON
                            FORM S-4 AND PROSPECTUS

  ITEM                                            CAPTION IN PROXY STATEMENT-
 NUMBER          CAPTION IN FORM S-4                       PROSPECTUS
 ------          -------------------              ---------------------------
 A.     INFORMATION ABOUT THE TRANSACTION
     1. Forepart of Registration Statement
        and Outside Front Cover Page of
        Prospectus..........................   Facing Page of Registration
                                               Statement; Cross Reference Sheet;
                                               Outside Front Cover Page of
                                               Prospectus
     2. Inside Front and Outside Back Cover
        Pages of Prospectus.................   Inside Front Cover Page;
                                               Available Information; Table of
                                               Contents; Incorporation of
                                               Certain Documents by Reference
     3. Risk Factors, Ratio of Earnings to
        Fixed Charges and Other
        Information.........................   Summary; Certain Risk Factors;
                                               The Merger--Certain Federal
                                               Income Tax Consequences; No
                                               Appraisal of Dissenters' Rights;
                                               The Meetings--Elcotel Annual
                                               Meeting--Share Ownership of
                                               Officers, Directors and Certain
                                               Stockholders; TSG Special
                                               Meeting--Share Ownership of
                                               Officers, Directors and Certain
                                               Stockholders
     4. Terms of the Transaction............   Summary; The Merger Agreement
     5. Pro Forma Financial Information.....   Summary--Selected Historical and
                                               Pro Forma Consolidated Financial
                                               Data; Unaudited Pro Forma
                                               Consolidated Financial
                                               Information
     6. Material Contacts with the Company
        Being Acquired......................   The Merger--Background of the
                                               Merger
     7. Additional Information Required for
        Reoffering by Persons and Parties
        Deemed to Be Underwriters...........   Not Applicable
     8. Interests of Named Experts and
        Counsel.............................   Experts
     9. Disclosure of Commission Position on
        Indemnification for Securities Act
        Liabilities.........................   Not Applicable
 B.     INFORMATION ABOUT THE REGISTRANT
    10. Information with Respect to S-3
        Registrants.........................   Not Applicable
    11. Incorporation of Certain Information
        by Reference........................   Not Applicable
    12. Information with Respect to S-2 or
        S-3 Registrants.....................   Available Information--
                                               Incorporation of Certain
                                               Documents by Reference
    13. Incorporation of Certain Information
        by Reference........................   Available Information--
                                               Incorporation of Certain
                                               Documents by Reference

  ITEM                                             CAPTION IN PROXY STATEMENT-
 NUMBER          CAPTION IN FORM S-4                        PROSPECTUS
 ------          -------------------               ---------------------------
    14. Information with Respect to
        Registrants Other than S-2 or S-3
        Registrants..........................   Not Applicable


 C.     INFORMATION ABOUT THE COMPANY BEING
        ACQUIRED
    15. Information with Respect to S-3
        Companies............................   Not Applicable
    16. Information with Respect to S-2 or S-
        3 Companies..........................   Not Applicable
    17. Information with Respect to Companies
        other than S-2 or S-3 Companies......   Technology Service Group, Inc.
 D.     VOTING AND MANAGEMENT INFORMATION
    18. Information if Proxies, Consents or
        Authorizations are to be Solicited...   The Meetings--Elcotel Annual
                                                Meeting-TSG Special Meeting; The
                                                Merger--No Appraisal or
                                                Dissenters' Rights; Interests of
                                                Certain Persons and Employee
                                                Matters; Technology Service
                                                Group, Inc.
    19. Information if Proxies, Consents or
        Authorizations are not to be
        Solicited in an Exchange Offer.......   Not Applicable

                                 ELCOTEL, INC.
                 6428 PARKLAND DRIVE, SARASOTA, FLORIDA 34243

                                   NOTICE OF
                        ANNUAL MEETING OF STOCKHOLDERS
                    TO BE HELD 9:00 A.M., DECEMBER 5, 1997

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Elcotel, Inc. ("Elcotel") will be held on Friday, December 5, 1997, at 9:00 A.M., local time, at The Waterside Room, 216 Sarasota Quay, Sarasota, Florida 34236, for consideration of and action by the holders of Elcotel Common Stock upon the following matters:

    1. The election of a Board of Directors consisting of seven directors, with each director to serve until the next annual meeting of stockholders or until the election and qualification of his or her respective successor;

    2. The approval of the issuance of shares of common stock, par value $0.01 per share, of Elcotel ("Elcotel Common Stock") in connection with the proposed merger of Elcotel Hospitality Service, Inc., a wholly-owned subsidiary of Elcotel ("Merger Subsidiary"), with and into Technology Service Group, Inc. ("TSG") pursuant to an Agreement and Plan of Merger, dated as of August 13, 1997, as amended, among Elcotel, TSG and Merger Subsidiary (the "Merger") and any other actions as may be required in furtherance of the Merger;

    3. The approval of an amendment to the Certificate of Incorporation of Elcotel to increase the number of shares of Elcotel Common Stock authorized for issuance to 30,000,000;

    4. The ratification of the appointment of Deloitte & Touche llp as Elcotel's independent public accountants for the fiscal year ending March 31, 1998;

    5. The approval of an amendment to the 1991 Stock Option Plan to increase by 500,000 the number of shares reserved for issuance pursuant to such plan;

    6. The approval of an amendment to the Directors Stock Option Plan to, among other things, increase by 50,000 the number of shares reserved for issuance pursuant to such plan; and

    7. The transaction of such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof, and matters incident to the conduct of the Annual Meeting.

  The Board of Directors of Elcotel has fixed the close of business on October 22, 1997, as the record date for the determination of holders of Elcotel Common Stock entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. The Merger, the Merger Agreement and the other matters enumerated above are more fully described in the accompanying Joint Proxy Statement-Prospectus.

  STOCKHOLDERS (WHETHER THEY OWN ONE OR MANY SHARES AND WHETHER THEY EXPECT TO ATTEND THE ANNUAL MEETING OR NOT) ARE REQUESTED TO VOTE, SIGN, DATE AND RETURN PROMPTLY THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                          By Order of the Board of Directors

                                          /s/ Ronald M. Tobin

                                          Ronald M. Tobin, Secretary

October  , 1997

                        TECHNOLOGY SERVICE GROUP, INC.
                       20 MANSELL COURT EAST, SUITE 200
                            ROSWELL, GEORGIA 30076

                                   NOTICE OF
                        SPECIAL MEETING OF STOCKHOLDERS
                    TO BE HELD 10:00 A.M., DECEMBER 5, 1997

  NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of Technology Service Group, Inc. ("TSG") will be held on Friday, December 5, 1997, at 10:00 A.M., local time, at Deloitte & Touche LLP, 125 Summer Street, Boston, MA 02110, for consideration of and action by the holders of TSG Common Stock upon the following matters:

    1. The approval of the proposed merger of Elcotel Hospitality Service, Inc., a wholly-owned subsidiary of Elcotel, Inc. ("Merger Subsidiary"), with and into TSG pursuant to an Agreement and Plan of Merger, dated as of August 13, 1997, as amended, among Elcotel, Inc., TSG and Merger Subsidiary (the "Merger") and any other actions as may be required in furtherance of the Merger;

    2. The transaction of such other business as may properly come before the Special Meeting and any adjournment or postponement thereof, and matters incident to the conduct of the Special Meeting.

  The Board of Directors of TSG has fixed the close of business on October 22, 1997, as the record date for the determination of holders of TSG Common Stock entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement thereof. The Merger, the Merger Agreement and the other matters enumerated above are more fully described in the accompanying Joint Proxy Statement-Prospectus.

  STOCKHOLDERS (WHETHER THEY OWN ONE OR MANY SHARES AND WHETHER THEY EXPECT TO ATTEND THE ANNUAL MEETING OR NOT) ARE REQUESTED TO VOTE, SIGN, DATE AND RETURN PROMPTLY THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                          By Order of the Board of Directors


                                          /s/ William H. Thompson

                                          William H. Thompson, Secretary

October  , 1997

                           JOINT PROXY STATEMENT OF

                                 ELCOTEL, INC.
                                      AND
                        TECHNOLOGY SERVICE GROUP, INC.

                               ----------------

                          PROSPECTUS OF ELCOTEL, INC.

                               ----------------

      5,753,584 SHARES OF ELCOTEL COMMON STOCK (PAR VALUE $.01 PER SHARE)
          WARRANTS TO PURCHASE 708,570 SHARES OF ELCOTEL COMMON STOCK

  This Joint Proxy Statement-Prospectus is being furnished to the stockholders of Elcotel, Inc., a Delaware corporation ("Elcotel"), in connection with the solicitation of proxies by its Board of Directors for use at the Annual Meeting of Stockholders of Elcotel (the "Elcotel Annual Meeting") to be held on December 5, 1997, at 9:00 A.M., local time, at The Waterside Room, 216 Sarasota Quay, Sarasota, Florida 34236, and at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying notice of annual meeting of stockholders of Elcotel. This Joint Proxy Statement-Prospectus is also being furnished to the stockholders of Technology Service Group, Inc., a Delaware corporation ("TSG"), in connection with the solicitation of proxies by its Board of Directors for use at the Special Meeting of Stockholders of TSG (the "TSG Special Meeting") to be held on December 5, 1997, at 10:00 A.M., local time, at Deloitte & Touche llp, 125 Summer Street, Boston, MA 02110, and at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying notice of special meeting of stockholders of TSG.

  This Joint Proxy Statement-Prospectus also constitutes the prospectus of Elcotel that is a part of the Registration Statement of Elcotel filed with the Securities and Exchange Commission with respect to shares of common stock, par value $0.01 per share of Elcotel ("Elcotel Common Stock") and warrants to purchase Elcotel Common Stock to be issued in connection with the Merger (the "Merger") of Elcotel Hospitality Service, Inc., a wholly-owned subsidiary of Elcotel ("Merger Subsidiary"), with and into TSG pursuant to an Agreement and Plan of Merger, dated as of August 13, 1997, as amended (the "Merger Agreement"), among Elcotel, TSG and Merger Subsidiary. Upon consummation of the Merger, (i) TSG will become a direct wholly-owned subsidiary of Elcotel;
(ii) each issued and outstanding share of common stock, par value $0.01 per share of TSG ("TSG Common Stock"), will be converted into the right to receive
1.05 shares of Elcotel Common Stock (the "Exchange Ratio"); and (iii) each outstanding option, warrant and right to purchase TSG Common Stock will be converted into an option, warrant or right, as the case may be, to purchase
1.05 shares of Elcotel Common Stock for each share of TSG Common Stock purchasable pursuant to such option, warrant or right immediately prior to the effective time of the Merger. See "The Merger Agreement-Conversion of TSG Shares; Conversion of Options to Purchase TSG Common Stock; Conversion of Warrants to Purchase TSG Common Stock." A copy of the Merger Agreement is attached hereto as Appendix A and incorporated herein by reference.

  Consummation of the proposed Merger is subject to various conditions, including the approval of the holders of the requisite number of shares of Elcotel Common Stock and TSG Common Stock, all as described in the Joint Proxy Statement-Prospectus. The proposed Merger will be consummated as soon as practical after all such approvals are obtained and the other conditions to the Merger are satisfied or waived.

  On August 13, 1997, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the last reported closing sales prices on the Nasdaq National Market of Elcotel Common Stock and TSG Common Stock were $6.25 and $6.875, respectively. On October , 1997, the latest practicable trading day prior to the printing of this Joint Proxy Statement-Prospectus, the last reported closing sales prices on the Nasdaq
National Market of Elcotel Common Stock and TSG Common Stock were $     and
$    , respectively.

  The information contained or incorporated by reference herein with respect to Elcotel has been provided by Elcotel, and the information contained or incorporated herein by reference with respect to TSG has been provided by TSG.

  This Joint Proxy Statement-Prospectus and the accompanying forms of proxy are first being mailed to stockholders of Elcotel and TSG on or about October
 , 1997.

  SEE "CERTAIN RISK FACTORS" AT PAGE 15 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN ELCOTEL COMMON STOCK.

  THE PROPOSED MERGER IS A COMPLEX TRANSACTION. STOCKHOLDERS OF ELCOTEL AND TSG ARE URGED TO READ AND CONSIDER CAREFULLY THIS JOINT PROXY STATEMENT-PROSPECTUS IN ITS ENTIRETY.

  THE SECURITIES TO BE ISSUED PURSUANT TO THIS PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

     The date of this Joint Proxy Statement-Prospectus is October  , 1997.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
AVAILABLE INFORMATION.....................................................   1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................   1
SUMMARY...................................................................   3
  The Companies...........................................................   3
  Elcotel Annual Meeting..................................................   4
  TSG Special Meeting.....................................................   6
  The Merger..............................................................   7
  Recent Developments.....................................................   9
  Comparative Market Prices...............................................  10
  Unaudited Comparative Per Share Data....................................  11
  Selected Historical Consolidated Financial Data.........................  12
  Selected Historical and Pro Forma Consolidated Financial Data of
   Elcotel................................................................  14
CERTAIN RISK FACTORS......................................................  15
  Integration of Operations...............................................  15
  Fixed Exchange Ratio Despite Possible Change in Stock Prices............  15
  Dependence on Key Personnel.............................................  16
  Intense Competition.....................................................  16
  Risks Associated with International Market..............................  16
  Technological Obsolescence..............................................  17
  Government Regulation; Possible Adverse Effect of Future Regulatory
   Changes................................................................  17
  Dividends Not Likely....................................................  18
  Control of Elcotel......................................................  18
  Dilution to Elcotel Stockholders........................................  18
  Debt Refinancing........................................................  18
  Limited Number of Customers in Certain Markets..........................  18
  Dependence on Certain Manufacturers; Single Sources of Supply...........  19
  Fixed Price Products....................................................  19
  Patents and Technology..................................................  19
  Potential Environmental Liabilities.....................................  19
THE MEETINGS..............................................................  20
  Elcotel Annual Meeting..................................................  20
  TSG Special Meeting.....................................................  22
  Solicitation of Proxies.................................................  24
THE MERGER................................................................  24
  General.................................................................  24
  Background of the Merger................................................  24
  Elcotel's Reasons For The Merger; Recommendations of The Elcotel Board..  28
  Opinion of Murray Devine................................................  29
  TSG's Reasons for the Merger; Recommendations of The TSG Board..........  30
  Certain Federal Income Tax Consequences.................................  31
  Interests of Certain Persons and Employee Matters.......................  32
  Refinancing of TSG and Elcotel Indebtedness.............................  33
  Accounting Treatment....................................................  34
  Antitrust...............................................................  34
  No Appraisal or Dissenters' Rights......................................  34
  Resales of Elcotel Common Stock.........................................  34
  Nasdaq National Markets.................................................  34
THE MERGER AGREEMENT......................................................  35
  General.................................................................  35
  Effective Time..........................................................  35

                                                                           PAGE
                                                                           ----
  Corporate Matters......................................................   35
  Conversion of TSG Shares...............................................   35
  Conversion of Options to Purchase TSG Common Stock.....................   36
  Conversion of Warrants to Purchase TSG Common Stock....................   36
  Conduct of TSG Pending The Merger......................................   36
  Conduct of Elcotel Pending the Merger..................................   38
  Appointment of Directors...............................................   39
  No Solicitation........................................................   39
  Representations and Warranties.........................................   40
  Capitalization of TSG..................................................   40
  Capitalization of Elcotel..............................................   41
  General Conditions Precedent to the Merger.............................   42
  Conditions Precedent to Obligations of Elcotel.........................   42
  Conditions Precedent to Obligations of TSG.............................   42
  Termination............................................................   43
  Termination Fees and Expenses..........................................   43
VOTING AGREEMENT.........................................................   44
  Voting of TSG Common Stock.............................................   44
  Voting of Elcotel Common Stock.........................................   44
FUNDAMENTAL/WEXFORD STOCKHOLDERS' AGREEMENT..............................   44
  Restrictions on Transfers..............................................   45
  Tag Along Rights.......................................................   45
  Termination............................................................   45
  Registration Rights....................................................   45
  Voting of Capital Stock................................................   46
LUCENT ACQUISITION.......................................................   46
TECHNOLOGY SERVICE GROUP, INC............................................   47
  General................................................................   47
  Developments During Fiscal 1997........................................   47
  History................................................................   48
  The Public Payphone Industry...........................................   49
  Products and Services..................................................   51
  Sales and Markets......................................................   54
  Competition............................................................   56
  Manufacturing, Assembly and Sources of Supply..........................   57
  Warranty and Service...................................................   58
  Licenses, Patents and Trademarks.......................................   58
  Design and Product Developments........................................   59
  Employees..............................................................   59
  Backlog................................................................   59
  Seasonality............................................................   59
  Potential Environmental Liabilities....................................   60
  Government Regulation..................................................   60
  Properties.............................................................   62
MARKET FOR TSG'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS............   63
SELECTED TSG FINANCIAL DATA..............................................   64
TSG MANAGEMENT'S DISCUSSION AND ANALYSIS OF TSG'S FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS...................................................   65
  Overview...............................................................   65
  Background--The Acquisition............................................   65
  Results of Operations..................................................   66

                                                                           PAGE
                                                                           ----
  Liquidity and Capital Resources.........................................  72
  Selected Quarterly Data.................................................  79
  New Accounting Pronouncements...........................................  80
DIRECTORS AND EXECUTIVE OFFICERS OF TSG...................................  81
  Directors...............................................................  81
  Executive Officers......................................................  82
  Section 16(a) Beneficial Ownership Reporting Compliance.................  83
  Security Ownership of Certain Beneficial Holders and Management.........  83
  Security Ownership of Certain Beneficial Holders........................  84
  Security Ownership of Management........................................  85
TSG EXECUTIVE COMPENSATION................................................  86
  Summary Compensation Table..............................................  86
  Option Grants in the Last Fiscal Year...................................  87
  Aggregated Option Exercises in the Last Fiscal Year and the Fiscal Year-
   End Option Values......................................................  87
  Employment Contracts and Termination of Employment and Change-in-Control
   Arrangements...........................................................  87
  Report of the Compensation Committee on Executive Compensation..........  89
  Directors' Compensation.................................................  91
  Compensation Committee Interlocks and Insider Participation.............  91
  Performance Graph.......................................................  92
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF TSG.....................  93
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION....................  93
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION...........  97
  Basis of Presentation...................................................  97
  Merger Consideration....................................................  97
  Lucent Acquisition Purchase Price....................................... 100
  Unaudited Pro Forma Consolidated Balance Sheet Adjustments Related to
   Merger................................................................. 100
  Unaudited Pro Forma Balance Sheet Adjustments Related to the Lucent Ac-
   quisition.............................................................. 102
  Unaudited Pro Forma Consolidated Statements of Operations Adjustments
   Related to the Merger.................................................. 103
  Unaudited Pro Forma Consolidated Statements of Operations Adjustments
   Related to the Lucent Acquisition...................................... 104
  Unaudited Pro Forma Income per Common and Common Equivalent Share....... 104
  Preliminary Integration and Consolidation Plan.......................... 105
  Financing Plan.......................................................... 105
DESCRIPTION OF ELCOTEL CAPITAL STOCK...................................... 105
  Common Stock............................................................ 105
  Change of Control....................................................... 105
COMPARISON OF STOCKHOLDER RIGHTS.......................................... 106
ADDITIONAL MATTERS SUBMITTED TO THE VOTE OF ELCOTEL'S STOCKHOLDERS........ 107
  Additional Proposal No. 1: Election of Directors........................ 107
  Additional Proposal No. 2: Amendment to Certificate of Incorporation.... 109
  Additional Proposal No. 3: Ratification of Appointment of Independent
   Public Accountants..................................................... 110
  Additional Proposal No. 4: Amendment to 1991 Stock Option Plan.......... 110
  Additional Proposal No. 5: Amendment to Directors Stock Option Plan..... 113
OTHER INFORMATION REGARDING ELCOTEL....................................... 116
  Directors and Officers.................................................. 116
  Section 16 Compliance................................................... 117
  Security Ownership of Certain Beneficial Owners And Management.......... 118
ELCOTEL EXECUTIVE COMPENSATION............................................ 120
  Summary Compensation Table.............................................. 120
  Stock Option Grants..................................................... 121
  Stock Option Exercises and Holdings..................................... 121

                                                                        PAGE
                                                                     ----------
  Severance Arrangements...........................................         121
ELCOTEL COMPENSATION AND STOCK OPTION COMMITTEE REPORT ON EXECUTIVE
 COMPENSATION......................................................         122
ELCOTEL STOCK PERFORMANCE CHART....................................         124
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF ELCOTEL..........         124
LEGAL MATTERS......................................................         125
EXPERTS............................................................         125
STOCKHOLDER PROPOSALS..............................................         125
APPENDICES
  Merger Agreement.................................................  Appendix A
  Opinion of Murray Devine.........................................  Appendix B
  Consolidated Financial Statements of TSG.........................  Appendix C

                             AVAILABLE INFORMATION

  Each of Elcotel and TSG is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such reports, proxy statements and other information also can be obtained at prescribed rates by writing to the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, Elcotel and TSG are each required to file electronic versions of such material with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system. The Commission maintains a World Wide Web site that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. Electronic filings are publicly available on the Commission's World Wide Web site within 24 hours of acceptance. The address of such site is http://www.sec.gov. Elcotel Common Stock and TSG Common Stock are each quoted on the Nasdaq National Market. Reports, proxy statements and other information filed by Elcotel and TSG with the Nasdaq National Market may also be inspected at the Offices of the National Association of Securities Dealers, Inc. (the "NASD"), Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006.

  Elcotel has filed with the Commission a registration statement on Form S-4 (together with all amendments, supplements and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act") with respect to the securities of Elcotel to be issued pursuant to the Merger Agreement. As permitted under the 1933 Act and the 1934 Act, this Joint Proxy Statement-Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. Such additional information can be inspected and copied or obtained from the Commission in the manner described above. Statements contained in this Joint Proxy Statement-Prospectus, or in any document incorporated in this Joint Proxy Statement-Prospectus by reference, as to the contents of any other document referred to herein or therein are not necessarily complete, and each such statement is qualified in all respects by reference to the copy of such other document filed as an exhibit to the Registration Statement or such other document.

  This Joint Proxy Statement-Prospectus is accompanied by a copy of Elcotel's Annual Report for the fiscal year ended March 31, 1997 and Elcotel's Form 10-Q for the quarterly period ended June 30, 1997.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents which have been filed by Elcotel pursuant to the 1934 Act are hereby incorporated by reference in this Joint Proxy Statement-
Prospectus:

    1. Elcotel's Annual Report on Form 10-K for the fiscal year ended March 31, 1997;

    2. Elcotel's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997;

    3. Elcotel's Current Reports on Form 8-K, dated July 1, 1997, August 13, 1997 and September 30, 1997.

  The information relating to Elcotel contained in this Joint Proxy Statement-Prospectus does not purport to be comprehensive and should be read together with the information in the documents incorporated by reference herein.

  All documents filed by Elcotel pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Joint Proxy Statement-Prospectus and prior to the date of the Elcotel Annual Meeting shall be deemed to be incorporated by reference in this Joint Proxy Statement-Prospectus and be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy

Statement-Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated herein, modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement-Prospectus.

  THIS JOINT PROXY STATEMENT-PROSPECTUS INCORPORATES CERTAIN DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, UPON REQUEST FROM, IN THE CASE OF DOCUMENTS RELATING TO ELCOTEL, RONALD M. TOBIN, SECRETARY, ELCOTEL, INC., 6428 PARKLAND DRIVE, SARASOTA, FLORIDA 34243, TELEPHONE NUMBER (941) 758-0389, AND IN THE CASE OF DOCUMENTS RELATING TO TSG, WILLIAM H. THOMPSON, SECRETARY, TECHNOLOGY SERVICE GROUP, INC., 20 MANSELL COURT EAST, SUITE 200, ROSWELL, GEORGIA 30076, TELEPHONE NUMBER (770) 587-0208. IN ORDER TO ENSURE TIMELY DELIVERY OF THESE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY NOVEMBER 28, 1997.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE MATTERS DESCRIBED IN THIS JOINT PROXY STATEMENT-PROSPECTUS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY EITHER ELCOTEL OR TSG. THIS JOINT PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES, NOR DOES IT CONSTITUTE THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE ANY SUCH SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS JOINT PROXY STATEMENT-PROSPECTUS WILL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF ELCOTEL OR TSG SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in this Joint Proxy Statement-Prospectus and does not purport to be complete. This summary is subject to and qualified in its entirety by reference to the more detailed information contained elsewhere in this Joint Proxy Statement-Prospectus, the Appendices hereto and the documents referred to herein and incorporated herein by reference. Stockholders of Elcotel and TSG are urged to review carefully this Joint Proxy Statement-Prospectus, including the Merger Agreement attached hereto as Appendix A and the other Appendices attached hereto, and the documents incorporated herein by reference. Unless otherwise defined herein, all capitalized terms are as defined in the Merger Agreement.

  This Joint Proxy Statement-Prospectus (including the documents incorporated by reference herein) contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) and information relating to Elcotel and TSG that are based on the beliefs of the management of Elcotel or TSG, as applicable, as well as assumptions made by and information currently available to the management of Elcotel or TSG, as applicable. When used in this Joint Proxy Statement-Prospectus, the words "anticipate," "believe," "estimate," "expect," "intend" and similar expressions, as they relate to Elcotel, TSG or the management of either of them, identify forward-looking statements. Such statements, which include, without limitation, statements as to the benefits expected to be realized as a result of the Merger and the matters set forth herein under "The Merger," reflect the current views of Elcotel or TSG, as applicable, with respect to future events, the outcome of which is subject to certain risks, including among others, those set forth in "Certain Risk Factors." Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein as anticipated, believed, estimated, expected or intended. Stockholders of Elcotel and TSG are urged to consider the foregoing in evaluating the information contained herein.

                                 THE COMPANIES

ELCOTEL, INC.

  Elcotel designs, develops, manufactures and markets micro-processor based public communication products and software which provide services over both domestic and international wireline and wireless (cellular) telephone networks. The principal products of Elcotel are coin and card operated intelligent pay telephones ("payphones") and management systems to support payphone operators. Elcotel markets intelligent prepaid card systems internationally in support of its payphone card applications. When Elcotel's products are combined with personal computer (PC) based payphone management systems, they perform substantially the same functions as payphones controlled by the central offices of regulated telephone operating companies (hereinafter referred to as "telcos"). The markets for Elcotel's products are both domestic and international private payphone operators and telcos providing public communications services. Elcotel is one of the leaders in sales of microprocessor-based payphone products to domestic private payphone operators. Elcotel's payphones support coin, credit card and debit card applications and are controlled internally by a microprocessor, memory chips, and other electronic components which automate the call management functions performed by the payphone.

  The principal executive offices of Elcotel are located at 6428 Parkland Drive, Sarasota, Florida 34243 and its telephone number is (941) 758-0389. As used in this Joint Proxy Statement-Prospectus, the term "Elcotel" refers to Elcotel, Inc. and its subsidiaries, unless the context otherwise requires.

TECHNOLOGY SERVICE GROUP, INC.

  TSG designs, develops, manufactures and markets public communication products including wireline and wireless payphone systems, electronic wireline payphone products and payphone components. TSG's payphone systems are based upon microprocessor technology and perform a variety of functions, including calling card, debit ("prepay") card and credit card operations, data storage, call progress detection, call rating and maintenance, diagnostic and coin administration functions. TSG's payphone software management system, CoinNet(TM), is an integral component of TSG's microprocessor-based payphone systems. TSG also provides payphone and payphone component repair, refurbishment and upgrade conversion services to the regulated telephone operating companies in the United States, which consist of the Regional Bell Operating Companies ("RBOCs") and telcos. See "Technology Service Group, Inc.--Products and Services."

  TSG operates in one business segment as a provider of public communication systems, products and services to communications providers in the United States and foreign markets. TSG presently markets its products and services primarily to the RBOCs in the United States and to cellular service providers in certain international markets. TSG has derived substantially all of its revenues from sales to four RBOCs. See "Technology Service Group, Inc.--Sales and Markets."

  The principal executive offices of TSG are located at 20 Mansell Court East, Suite 200, Roswell, Georgia 30076, and its telephone number is (770) 587-0208. As used in this Joint Proxy Statement-Prospectus, the term "TSG" refers to Technology Service Group, Inc. and its subsidiaries, unless the context otherwise requires.

ELCOTEL HOSPITALITY SERVICE, INC.

  Elcotel Hospitality Service, Inc. ("Merger Subsidiary"), a corporation organized under the laws of the State of Delaware, is a direct wholly-owned subsidiary of Elcotel, and was incorporated in 1987. Since 1990, Merger Subsidiary has had no material assets and has not engaged in any activities except in connection with the Merger. The principal executive offices of Merger Subsidiary are located at 6428 Parkland Drive, Sarasota, Florida and its telephone number is (941) 758-0389.

                             ELCOTEL ANNUAL MEETING

TIME, DATE, PLACE AND PURPOSE

  The annual meeting of stockholders of Elcotel (the "Elcotel Annual Meeting") will be held at The Waterside Room, 216 Sarasota Quay, Sarasota, Florida, 34236 on December 5, 1997, at 9:00 a.m., local time. The purpose of the Elcotel Annual Meeting is to consider and vote upon the following matters: (i) the election of a Board of Directors consisting of seven directors, with each director to serve until the next annual meeting of stockholders of Elcotel or until the election and qualification of his or her respective successor; (ii) the approval of the issuance of shares of common stock, par value $0.01 per share, of Elcotel ("Elcotel Common Stock") in connection with the proposed merger of Merger Subsidiary with and into TSG pursuant to an Agreement and Plan of Merger, dated as of August 13, 1997, as amended, among Elcotel, TSG and Merger Subsidiary (the "Merger") and the approval of any other actions as may be required in furtherance of the Merger; (iii) the approval of an amendment to the Certificate of Incorporation of Elcotel to increase the number of shares of Elcotel Common Stock authorized for issuance to 30,000,000; (iv) the ratification of the appointment of Deloitte & Touche llp as Elcotel's independent public accountants for the fiscal year ending March 31, 1998; (v) the approval of an amendment to the 1991 Stock Option Plan to increase by 500,000 the number of shares reserved for issuance pursuant to such plan; (vi) the approval of an amendment to the Directors Stock Option Plan to, among other things, increase by 50,000 the number of shares reserved for issuance pursuant to such plan; and (vii) the transaction of such other business as may properly come before the Elcotel Annual Meeting and any adjournment or postponement thereof, and matters incident to the conduct of the Annual Meeting. See "The Merger" and "Additional Matters Submitted to the Vote of Elcotel's Stockholders."

RECORD DATE; REQUIRED VOTE

  Only holders of record of Elcotel Common Stock at the close of business on October 22, 1997 (the "Elcotel Record Date") are entitled to receive notice of and to vote at the Elcotel Annual Meeting. At the close of business on the Elcotel Record Date, there were 8,210,352 shares of Elcotel Common Stock outstanding, each of which entitles the registered holder thereof to one vote. See "The Meetings--Elcotel Annual Meeting--Record Date; Required Vote; Quorum."

  Approval of the amendment to the Certificate of Incorporation of Elcotel to increase the number of shares of Elcotel Common Stock authorized for issuance to 30,000,000 (the "Elcotel Amendment") will require the affirmative vote of a majority of the shares of Elcotel Common Stock outstanding as of the Elcotel Record Date. Approval of the issuance of Elcotel Common Stock pursuant to the Merger Agreement, ratification of the appointment of Deloitte & Touche LLP as the independent public accountants of Elcotel for the fiscal year ending March 31, 1998 and approval of the amendments to the 1991 Stock Option Plan and the Directors Stock Option Plan will require the affirmative vote of a majority of the shares of Elcotel Common Stock present in person or represented by properly executed proxy at the Elcotel Annual Meeting. The election of each director will require the affirmative vote of a plurality of the shares of Elcotel Common Stock present in person or represented by properly executed proxy at the Elcotel Annual Meeting. See "The Meetings--Elcotel Annual Meeting--Record Date; Required Vote; Quorum."

  THE BOARD OF DIRECTORS OF ELCOTEL (THE "ELCOTEL BOARD") BY A VOTE OF 5 TO 2 HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT ELCOTEL STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE ISSUANCE OF ELCOTEL COMMON STOCK PURSUANT TO THE MERGER AGREEMENT AND ANY OTHER ACTIONS REQUIRED IN FURTHERANCE OF THE MERGER. SEE "THE MERGER--ELCOTEL'S REASONS FOR THE MERGER; RECOMMENDATION OF THE ELCOTEL BOARD." THE ELCOTEL BOARD UNANIMOUSLY RECOMMENDS THAT ELCOTEL STOCKHOLDERS VOTE "FOR" (I) THE ELECTION OF THE DIRECTOR NOMINEES SPECIFIED HEREIN, (II) THE APPROVAL OF THE ELCOTEL AMENDMENT, (III) THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS ELCOTEL'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING MARCH 31, 1998, (IV) THE APPROVAL OF THE AMENDMENT TO THE 1991 STOCK OPTION PLAN AND (V) THE APPROVAL OF THE AMENDMENTS TO THE DIRECTORS STOCK OPTION PLAN. SEE "THE MERGER--ELCOTEL'S REASONS FOR THE MERGER; RECOMMENDATION OF THE ELCOTEL BOARD."

SHARE OWNERSHIP OF OFFICERS, DIRECTORS AND CERTAIN STOCKHOLDERS

  At the close of business on the Elcotel Record Date, directors and executive officers of Elcotel and their respective affiliates were the beneficial owners of an aggregate of approximately 2,308,961 shares (approximately 27.5%) of the Elcotel Common Stock then outstanding (which amount includes the shares owned by Fundamental Management Corporation ("Fundamental") referred to in the next sentence). As of the Elcotel Record Date, Fundamental owned an aggregate of 1,439,223 shares (approximately 17.5%) of the Elcotel Common Stock then outstanding. See "The Meetings--Elcotel Annual Meeting--Share Ownership of Officers, Directors and Certain Stockholders" and "Other Information Regarding Elcotel--Security Ownership of Certain Beneficial Owners and Management." Fundamental has agreed to vote its shares of Elcotel Common Stock in favor of the issuance of Elcotel Common Stock in connection with the Merger and has generally agreed not to transfer such shares before the consummation of the Merger or termination of the Merger Agreement. Such agreement increases the likelihood that the vote of the Elcotel stockholders required for the issuance of Elcotel Common Stock in connection with the Merger will be obtained. See "The Voting Agreement."

                              TSG SPECIAL MEETING

TIME, DATE, PLACE AND PURPOSE

  A special meeting of stockholders of TSG (the "TSG Special Meeting") will be held at Deloitte & Touche llp, 125 Summer Street, Boston, MA 02110, on December 5, 1997 at 10:00 A.M., local time. See "The Meetings--TSG Special Meeting." The purpose of the TSG Special Meeting is to consider and vote upon the following matters: (i) the approval of the proposed merger of Merger Subsidiary with and into TSG pursuant to an Agreement and Plan of Merger, dated as of August 13, 1997, as amended, among Elcotel, TSG and Merger Subsidiary (the "Merger Agreement") and the approval of any other actions as may be required in furtherance of the Merger; and (ii) the transaction of such other business as may properly come before the Special Meeting and any adjournment or postponement thereof, and matters incident to the conduct of the Special Meeting.

RECORD DATE; REQUIRED VOTE

  Only holders of record of TSG Common Stock at the close of business on October 22, 1997 (the "TSG Record Date") are entitled to receive notice of and to vote at the TSG Special Meeting. At the close of business on the TSG Record Date, there were 4,708,851 shares of TSG Common Stock outstanding, each of which entitles the registered holder thereof to one vote. See "The Meetings-- TSG Special Meeting--Record Date; Required Vote; Quorum."

  Approval of the Merger will require the affirmative vote of a majority of the shares of TSG Common Stock outstanding as of the TSG Record Date. See "The Meetings--TSG Special Meeting--Record Date; Required Vote; Quorum."

  THE BOARD OF DIRECTORS OF TSG (THE "TSG BOARD") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT TSG STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE MERGER AGREEMENT AND THE APPROVAL OF ANY OTHER ACTIONS AS MAY BE REQUIRED IN FURTHERANCE OF THE MERGER. SEE "THE MERGER--TSG'S REASONS FOR THE MERGER; RECOMMENDATION OF THE TSG BOARD."

SHARE OWNERSHIP OF OFFICERS, DIRECTORS AND CERTAIN STOCKHOLDERS

  At the close of business on the TSG Record Date, directors and executive officers of TSG and their affiliates were the beneficial owners of an aggregate of approximately 3,276,854 shares (approximately 65%) of the TSG Common Stock then outstanding (which amount includes the shares owned by Wexford Partners Fund, L.P., a Delaware limited partnership ("Wexford"), referred to in the next sentence). As of the TSG Record Date, Wexford owned an aggregate of 2,444,286 shares (approximately 52%) of the TSG Common Stock then outstanding. See "The Meetings--TSG Special Meeting--Share Ownership of Officers, Directors and Certain Stockholders" and "Directors and Executive Officers of TSG--Security Ownership of Certain Beneficial Holders and Management." Wexford has agreed to vote its shares of TSG Common Stock in favor of the approval of the Merger Agreement and has generally agreed not to transfer such shares before the consummation of the Merger or termination of the Merger Agreement. Such agreement ensures that the vote of TSG stockholders required to consummate the Merger will be obtained. See "The Meetings--Required Vote" and "The Voting Agreement."

                                   THE MERGER

  At the effective time of the Merger ("Effective Time"), Merger Subsidiary will merge into TSG, with TSG as the surviving corporation of the Merger. As a result of the Merger, TSG will become a wholly-owned subsidiary of Elcotel. The Effective Time of the Merger will be at such time as the certificate of merger is filed with the Delaware Secretary of State, or at such subsequent date or time as Elcotel and TSG agree and specify in the certificate of merger. The filing of the certificate of merger will occur no later than the fifth business day after satisfaction or waiver of the conditions to the consummation of the Merger set forth in the Merger Agreement unless another date is agreed to in writing by TSG, Elcotel and Merger Subsidiary (the "Closing Date").

THE MERGER CONSIDERATION

  At the Effective Time of the Merger, each share of TSG Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of TSG Common Stock owned by TSG as treasury stock and shares of TSG Common Stock owned by Elcotel or any direct or indirect wholly-owned subsidiary of Elcotel or TSG) will by virtue of the Merger and without any action on the part of the holder thereof be automatically converted into the right to receive 1.05 fully paid and nonassessable shares of Elcotel Common Stock. No fractional shares of Elcotel Common Stock will be issued in connection with the Merger. In lieu of any fractional shares, Elcotel will pay to each holder of TSG Common Stock otherwise entitled to receive a fractional share, an amount in cash equal to such fraction multiplied by the arithmetic mean of the closing sales prices for Elcotel Common Stock reported on the Nasdaq National Market for each of the five consecutive trading days on which Elcotel Common Stock was traded immediately preceding the Effective Time. See "The Merger Agreement--Conversion of TSG Shares." Holders of options and rights to purchase shares of TSG Common Stock ("TSG Stock Options") pursuant to TSG's option and stock purchase plans will receive options and rights to purchase, at a proportionately reduced per share exercise price, a number of shares of Elcotel Common Stock equal to 1.05 times the number of shares of TSG Common Stock they were entitled to purchase immediately prior to the Effective Time under such TSG Stock Options. See "The Merger Agreement--Conversion of Options to Purchase TSG Common Stock." Holders of warrants to purchase TSG Common Stock ("TSG Warrants") will receive warrants to purchase, at a proportionately reduced per share exercise price, a number of shares of Elcotel Common Stock equal to 1.05 times the number of shares of TSG Common Stock they were entitled to purchase immediately prior to the Effective Time under such TSG Warrants. See "The Merger Agreement--Conversion of Warrants to Purchase TSG Common Stock."

TERMINATION

  The Merger Agreement may be terminated before the effective time notwithstanding approval by the stockholders of Elcotel or TSG, under the circumstances specified in the Merger Agreement, including by mutual written agreement of Elcotel and TSG and termination by either party if the Merger is not consummated by December 31, 1997. See "The Merger Agreement--Termination."

TERMINATION FEES AND EXPENSES

  Under certain circumstances, either Elcotel or TSG may be required to pay a termination fee or to reimburse the other party for its reasonable out-of-pocket expenses if the Merger is not consummated. Under certain circumstances Elcotel may be required to reimburse TSG for certain costs if the Merger is not consummated. See "The Merger Agreement--Termination Fees and Expenses."

RECOMMENDATION OF THE ELCOTEL BOARD

  The Elcotel Board has approved the Merger Agreement and recommends that the stockholders of Elcotel vote FOR the approval of the issuance of Elcotel Common Stock pursuant to the Merger Agreement and any other actions required in furtherance of the Merger. For a discussion of the factors considered by the Elcotel Board in reaching its conclusions, see "The Merger--Elcotel's Reasons for the Merger; Recommendation of the Elcotel Board."

OPINION OF ELCOTEL'S FINANCIAL ADVISOR

  In determining to approve the Merger Agreement, the Elcotel Board considered, among other factors, the oral opinion, confirmed in a written opinion dated August 5, 1997, of Murray, Devine & Co. ("Murray Devine") to the effect that as of such date the Merger is fair to the stockholders of Elcotel from a financial point of view. The full text of the Murray Devine opinion, which sets forth a description of the assumptions made, matters considered and limitations on the review undertaken, is attached to this Joint Proxy Statement-Prospectus as Appendix B. Elcotel stockholders are urged to read the Murray Devine opinion carefully in its entirety. The Merger Agreement does not require that such opinion be updated prior to the Effective Time. See "The Merger--Opinion of Murray Devine."

RECOMMENDATION OF THE TSG BOARD

  The TSG Board has approved the Merger Agreement and recommends that the stockholders of TSG vote FOR the adoption of the Merger Agreement and any other actions as may be required in furtherance of the Merger. For a discussion of the factors considered by the TSG Board in reaching its conclusions, see "The Merger--TSG's Reasons for the Merger; Recommendation of the TSG Board."

INTERESTS OF CERTAIN PERSONS

  In considering the recommendations of the Elcotel Board and the TSG Board with respect to the Merger and the transactions contemplated thereby, holders of Elcotel Common Stock and of TSG Common Stock, respectively, should be aware that certain members of Elcotel's and TSG's management and of the Elcotel Board and the TSG Board have certain interests in the Merger that are in addition to the interests of stockholders of Elcotel and TSG generally, including, among other things, (i) the conversion pursuant to the Merger Agreement of the TSG Stock Options into options to acquire Elcotel Common Stock, with adjustments to the exercise price per share and number of shares subject thereto based on the Exchange Ratio, and their immediate exercisability as a result of the Merger, pursuant to the terms of the plans governing the TSG Stock Options (the "TSG Option Plans") and stock option agreements, whether or not such TSG Stock Options were exercisable immediately prior to the Effective Time; (ii) the payment of a $200,000 investment banking fee to an affiliate of Wexford, the holder of approximately 52% of the outstanding TSG Common Stock; and (iii) the employment agreements that Elcotel will enter into with C. Shelton James, the Chief Executive Officer and Chairman of the Board of Elcotel, Tracey Gray, the President of Elcotel, and Vincent Bisceglia, the President and Chief Executive Officer of TSG, in connection with the Merger. See "The Merger--Interests of Certain Persons and Employee Matters."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The Merger is intended to be a tax-free reorganization as a result of which no income, gain or loss will be recognized by Elcotel or TSG and no income, gain or loss will be recognized by TSG stockholders upon exchange of their TSG Common Stock for Elcotel Common Stock pursuant to the Merger Agreement, except in respect of cash received by holders of TSG Common Stock in lieu of fractional shares of Elcotel Common Stock. It is a condition precedent to the obligations of TSG pursuant to the Merger Agreement that TSG receive an opinion of counsel to the effect that neither TSG nor any of its stockholders will recognize gain or loss for United States federal income tax purposes as a result of the Merger (other than in respect of any cash paid in lieu of fractional shares). See "The Merger--Certain Federal Income Tax Consequences" and "The Merger Agreement--Conditions Precedent to Obligations of TSG."

ACCOUNTING TREATMENT

  The Merger will be accounted for by Elcotel under the "purchase" method of accounting. Accordingly, the merger consideration will be allocated to the assets and liabilities of TSG based on their estimated fair values with the excess recorded as goodwill. See "Unaudited Pro Forma Consolidated Financial Information."

NO APPRAISAL OR DISSENTERS' RIGHTS

  Under the Delaware General Corporation Law ("Delaware Law"), neither the holders of Elcotel Common Stock nor the holders of TSG Common Stock are entitled to appraisal or dissenters' rights in connection with the approval of the Merger Agreement and the transactions contemplated thereby. See "The Merger--No Appraisal or Dissenters' Rights."

                              RECENT DEVELOPMENTS

  On September 30, 1997, Elcotel acquired from Lucent Technologies Inc. ("Lucent") certain assets related to Lucent's payphone manufacturing and component parts business (the "Lucent Acquisition"). The purchase price was approximately $6 million, subject to adjustment based upon a final inventory valuation. See "Unaudited Pro Forma Financial Information--Lucent Acquisition Purchase Price." Elcotel acquired from Lucent the inventory, machinery, equipment, tooling and certain other assets related to the payphone manufacturing and component parts business conducted by Lucent, as well as a license of certain patent and other intellectual property rights related thereto. Elcotel did not acquire any employees or facilities of Lucent pursuant to such acquisition. The customers for Lucent's payphones and component parts consisted principally of RBOCs and other telcos. Elcotel believes that approximately 60% (approximately 1.2 million units) of the current installed base of payphones in the United States are payphones of the design purchased by Elcotel pursuant to the Lucent Acquisition. Elcotel believes that a significant part of the revenues that may arise from the assets acquired by Elcotel pursuant to the Lucent Acquisition will consist of the sale of components and replacement parts with respect to that installed base of payphones.

                           COMPARATIVE MARKET PRICES

  Since June 13, 1995, shares of Elcotel Common Stock have been traded on the Nasdaq National Market and quoted under the symbol ECTL. From December 1, 1993 to June 12, 1995 Elcotel Common Stock was reported by the National Association of Securities Dealers Automated Quotation System ("Nasdaq") under the same symbol and bid and asked quotations were reported by Nasdaq. The following table sets forth, for the periods indicated, the high and low bid quotations or high and low closing sales prices per share of Elcotel Common Stock for each of the periods indicated as reported by Nasdaq or the Nasdaq National Market. Bid quotations reflect interdealer prices, without retail markup, markdown or commission and may not necessarily represent actual transactions. Elcotel did not pay any cash dividends with respect to the Elcotel Common Stock during any of the periods indicated below.

                           PERIOD ENDED                           HIGH    LOW
                           ------------                         -------- ------
   Elcotel's Fiscal Year Ended March 31, 1996:
     Quarter Ended June 30, 1995............................... $ 9 1/2  $3 1/4
     Quarter Ended September 30, 1995..........................  10 1/4   6 3/4
     Quarter Ended December 31, 1995...........................   9       5 1/2
     Quarter Ended March 31, 1996..............................   8 5/8   5
   Elcotel's Fiscal Year Ended March 31, 1997:
     Quarter Ended June 30, 1996...............................   8       5
     Quarter Ended September 30, 1996..........................   9 1/4   5 1/4
     Quarter Ended December 31, 1996...........................   7 3/4   5 7/8
     Quarter Ended March 31, 1997..............................   8 5/8   6
   Elcotel's Fiscal Year Ending March 31, 1998:
     Quarter Ended June 30, 1997...............................   6 5/8   5 1/4
     Quarter Ended September 30, 1997..........................   7 1/4   5 5/8

  In May 1996, TSG completed an initial public offering (the "TSG IPO") of
1,150,000 units (the "Units"), each Unit consisting of one share of TSG Common
Stock and one redeemable warrant ("Public Warrant") at a price of $9.00 per Unit for gross proceeds of $10,350,000. From May 10, 1996 to October 7, 1996,
TSG Common Stock was listed on the Nasdaq Small Cap Market under the symbol
TSGI and bid and asked quotations were reported by Nasdaq. On October 7, 1996, the TSG Common Stock was listed on the Nasdaq National Market under the same symbol. The following table sets forth, for the periods indicated, the high and low bid quotations or high and low closing sales prices per share of TSG Common
Stock for each of the periods indicated as reported by Nasdaq or the Nasdaq
National Market. Prior to the TSG IPO, there was no established public trading market for TSG Common Stock. TSG did not pay any cash dividends with respect to the TSG Common Stock during any of the periods indicated below.

                           PERIOD ENDED                         HIGH     LOW
                           ------------                         -------- ------
   TSG's Fiscal Year Ended March 28, 1997:
     May 10, 1996 through June 28, 1996........................ $12 3/4  $9 3/8
     Quarter Ended September 27, 1996..........................  11 1/2   8 1/4
     Quarter Ended December 27, 1996...........................  11       6 7/8
     Quarter Ended March 28, 1997..............................   7 7/8   4 1/4
   TSG's Fiscal Year Ending April 3, 1998:
     Quarter Ended June 27, 1997...............................   6 1/32  4 1/2
     Quarter Ended September 27, 1997..........................   7 5/8   4 1/4

  The following table sets forth the closing sale prices per share of Elcotel Common Stock and TSG Common Stock as reported by the Nasdaq National Market on August 13, 1997, the last full trading day prior to the public announcement of the execution of the Merger Agreement, and on October , 1997, the latest practicable trading day prior to the printing of this Joint Proxy Statement-Prospectus. The following table also sets forth the equivalent market value of TSG Common Stock based on the Exchange Ratio as of August 13, 1997 and October , 1997.

                                              ELCOTEL        TSG         TSG
                     DATE                   COMMON STOCK COMMON STOCK EQUIVALENT
                     ----                   ------------ ------------ ----------
   August 13, 1997.........................    $6.25        $6.875     $6.5625
   October  , 1997.........................

  Stockholders are urged to obtain current quotations for the market prices of Elcotel Common Stock and TSG Common Stock. No assurance can be given as to the market price of Elcotel Common Stock or TSG Common Stock at the Effective Time. The Exchange Ratio is fixed in the Merger Agreement, and changes in the market price of Elcotel Common Stock or TSG Common Stock will not prevent consummation of the Merger. Accordingly, the market value of the shares of Elcotel Common Stock that holders of TSG Common Stock will receive in the Merger may vary significantly from the prices shown above. See "Certain Risk Factors--Fixed Exchange Ratio Despite Possible Change in Stock Prices."

                      UNAUDITED COMPARATIVE PER SHARE DATA

  The following table sets forth certain historical and pro forma per share data for Elcotel Common Stock for Elcotel's fiscal year ended March 31, 1997 and three months ended June 30, 1997, and certain historical and equivalent pro forma per share data for TSG Common Stock for TSG's fiscal year ended March 28, 1997 and three months ended June 27, 1997. The information presented herein should be read in conjunction with the selected historical consolidated financial data and unaudited pro forma consolidated financial information found elsewhere in this Joint Proxy Statement-Prospectus as well as the historical financial information of Elcotel incorporated herein by reference. Historical per share data are derived from audited or unaudited financial statements of Elcotel and TSG, as the case may be. Pro forma per share data for Elcotel Common Stock are derived from the unaudited pro forma consolidated financial information found elsewhere in this Joint Proxy Statement-Prospectus.

                                                                   THREE MONTHS
                                                      YEAR ENDED       ENDED
                                                    MARCH 31, 1997 JUNE 30, 1997
                                                    -------------- -------------
   Elcotel Common Stock
     Net Income
     Historical....................................     $0.20          $0.05
     Pro Forma.....................................      0.09           0.00
     Book Value (at end of period)
     Historical....................................      1.54           1.58
     Pro Forma(1)..................................      3.59           3.61
   TSG Common Stock
     Net Income
     Historical....................................      0.22           0.02
     Equivalent Pro Forma(2).......................      0.09           0.00
     Book Value (at end of period)
     Historical....................................      2.79           2.80
     Equivalent Pro Forma(2).......................      3.77           3.79

--------
(1) The per share amounts used in the pro forma calculations were computed by adding the number of shares of Elcotel Common Stock to be issued in connection with the Merger to the actual number of outstanding shares of Elcotel Common Stock for the respective periods.
(2) Equivalent pro forma per share amounts have been calculated by multiplying the Elcotel pro forma per share amounts by the Exchange Ratio of 1.05 of Elcotel Common Stock for each share of TSG Common Stock.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

  Elcotel. The selected historical consolidated financial data of Elcotel presented below as of March 31, 1997 and 1996 and for each of the three years in the period ended March 31, 1997 has been derived from and should be read in conjunction with the consolidated financial statements, including the notes thereto, of Elcotel set forth in Elcotel's Annual Report on Form 10-K for the fiscal year ended March 31, 1997 incorporated by reference in this Joint Proxy Statement-Prospectus. The selected historical consolidated financial data of Elcotel presented below as of June 30, 1997 and for the three month periods ended June 30, 1997 and 1996 has been derived from and should be read in conjunction with the condensed consolidated financial statements, including the notes thereto, of Elcotel set forth in Elcotel's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997 incorporated by reference in this Joint Proxy Statement-Prospectus. See "Incorporation of Certain Documents by Reference." The selected historical consolidated financial data of Elcotel presented below as of March 31, 1995, 1994, and 1993 and for the years in the periods ended March 31, 1994 and 1993 has been derived from and should be read in conjunction with the consolidated financial statements, including the notes thereto, of Elcotel set forth in Elcotel's Annual Report on Form 10-KSB for the fiscal years ended March 31, 1995 and 1994 which are not included in this Joint Proxy Statement-Prospectus. The selected historical consolidated financial data of Elcotel presented below as of June 30, 1996 has been derived from and should be read in conjunction with the condensed consolidated financial statements, including the notes thereto, of Elcotel set forth in Elcotel's Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 1996 which is not included in this Joint Proxy Statement-Prospectus.

                                 ELCOTEL, INC.

                SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                     AT OR FOR THE
                                 AT OR FOR THE YEAR ENDED            THREE MONTHS
                                         MARCH 31,                  ENDED  JUNE 30,
                          ----------------------------------------- ---------------
                           1993     1994    1995    1996     1997    1996    1997
                          -------  ------- ------- -------  ------- ------- -------
OPERATIONS:
Sales...................  $10,622  $20,216 $25,090 $21,462  $26,832 $ 5,551 $ 6,753
Cost of goods sold......    6,561   12,232  14,776  13,238   15,883   3,254   3,838
Income (loss) before ex-
 traordinary item.......       92    2,041   3,524  (1,291)   1,628     197     375
Income (loss) per share
 before extraordinary
 item...................     0.02     0.30    0.45   (0.16)    0.20    0.02    0.05
Net income (loss).......      123    4,002   3,524  (1,291)   1,628     197     375
Net income (loss) per
 share..................  $  0.02  $  0.59 $  0.45 $ (0.16) $  0.20 $  0.02 $  0.05
FINANCIAL POSITION:
Working capital (defi-
 cit)...................  $(4,812) $ 4,224 $ 5,575 $ 6,288  $ 7,897 $ 6,033 $ 8,126
Total assets............   10,911   10,234  16,225  14,929   15,944  15,099  17,204
Long-term obligations...      --       950     782     432      232     382     183
Stockholders' equity....      337    6,638  11,091  10,558   12,627  10,796  13,002
Book value per share....  $  0.06  $  0.94 $  1.44 $  1.31  $  1.54 $  1.34 $  1.58

  TSG. The selected historical consolidated financial data of TSG presented below as of March 29, 1996, March 28, 1997 and June 27, 1997 and for the seven months ended October 30, 1994, five months ended March 31, 1995, years ended March 29, 1996 and March 28, 1997 and three months ended June 28, 1996 and June 27, 1997 has been derived from and should be read in conjunction with the consolidated financial statements, including the notes thereto, of TSG set forth in this Joint Proxy Statement-Prospectus as Appendix C. The selected historical consolidated financial data of TSG at April 2, 1993, April 1, 1994 and March 31, 1995 and for the years ended April 2, 1993 and April 1, 1994 has been derived from and should be read in conjunction with the consolidated financial statements and notes thereto of TSG set forth in TSG's Registration Statement on Form S-1 effective on May 10, 1996 which is not included in this Joint Proxy Statement-Prospectus. The selected historical financial data of TSG at June 28, 1996 presented below has been derived from and should be read in conjunction with the consolidated financial statements and notes thereto set forth in TSG's Quarterly Report on Form 10-Q for the quarter ended June 28, 1996 which is not included in this Joint Proxy Statement-Prospectus. The consolidated historical financial information of TSG is not comparable from period to period because of the acquisition of TSG by Wexford Partners Fund, L.P. on October 1, 1994 (the "Acquisition"). See "TSG Management's Discussion and Analysis of TSG's Financial Condition and Results of Operations."

                         TECHNOLOGY SERVICE GROUP, INC.

                SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                              AT OR FOR  AT OR FOR
                                                 THE        THE
                                                SEVEN      FIVE                          AT OR FOR THE
                           AT OR FOR THE       MONTHS     MONTHS      AT OR FOR THE      THREE MONTHS
                            YEAR ENDED          ENDED      ENDED       YEAR ENDED            ENDED
                         ------------------  ----------- --------- ------------------- -----------------
                         APRIL 2,  APRIL 1,  OCTOBER 30, MARCH 31, MARCH 29, MARCH 28, JUNE 28, JUNE 27,
                         1993(1)   1994(1)     1994(1)     1995      1996      1997      1996     1997
                         --------  --------  ----------- --------- --------- --------- -------- --------
OPERATIONS:
Net Sales............... $30,536   $31,049     $11,109    $9,161    $33,201   $33,472  $12,078   $6,217
Cost of goods sold......  24,083    25,762       9,176     8,226     26,082    26,639    9,840    5,123
Net income (loss).......  (1,998)   (5,485)       (423)   (1,065)     1,177     1,010      585       38
Net income per
 share(2)............... $   --    $   --      $   --     $(0.30)   $  0.30   $  0.22  $  0.13   $ 0.02
FINANCIAL POSITON:
Working capital (defi-
 cit)................... $ 1,270   $(3,264)    $  (611)    1,695    $ 4,394   $ 8,221  $ 7,815   $8,403
Total assets............  18,869    13,421      10,397    15,670     19,634    19,772   22,977   18,568
Long-term obligations...   2,068       957       4,028     6,333      7,309       --       888      --
Stockholders' equity
 (deficit)..............   3,858    (1,405)     (1,821)    2,105      3,600    13,127   12,653   13,164
Book value per
 share(3)............... $   --    $   --      $   --     $ 0.60    $  1.03   $  2.79  $  2.70   $ 2.80

--------
(1) Represents selected consolidated financial data of TSG's predecessor prior to the Acquisition.
(2) Income (loss) per share is not presented for periods prior to the five months ended March 31, 1995 since such data is not meaningful for periods prior to the Acquisition.
(3) Book value per share is not presented at April 2, 1993 and April 1, 1994 since such data is not meaningful for periods prior to the Acquisition.

    SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA OF ELCOTEL

  The following table sets forth certain selected consolidated financial data of Elcotel for the year ended March 31, 1997 and as of and for the three months ended June 30, 1997 and certain selected unaudited pro forma consolidated financial information of Elcotel for the year ended March 31, 1997 and as of and for the three months ended June 30, 1997 after giving effect to the Merger and the Lucent Acquisition. The selected consolidated historical financial data and the selected unaudited pro forma consolidated financial information of Elcotel presented below should be read in conjunction with the consolidated financial statements, including the notes thereto, of Elcotel set forth in Elcotel's Annual Report on Form 10-K for the fiscal year ended March 31, 1997 and Elcotel's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997 incorporated in this Joint Proxy Statement-Prospectus by reference and the unaudited pro forma consolidated financial information set forth in this Joint Proxy Statement-Prospectus.

  The selected unaudited pro forma consolidated financial information at June 30, 1997 set forth below was prepared as if the Merger and the Lucent Acquisition had been consummated on June 30, 1997. The selected unaudited pro forma consolidated financial information for the year ended March 31, 1997 and three months ended June 30, 1997 set forth below was prepared as if the Merger and the Lucent Acquisition had been consummated on April 1, 1996.

  The unaudited pro forma financial information set forth in this Joint Proxy Statement-Prospectus has been prepared assuming the Merger and the Lucent Acquisition are accounted for using the purchase method of accounting. Accordingly, the unaudited pro forma consolidated financial information assumes that (1) the Merger consideration consisting of (i) the fair value of securities to be issued by Elcotel to effect the Merger, (ii) the fair value of outstanding common stock, options and warrants of TSG to be converted into Elcotel securities, and (iii) the estimated direct costs and expenses to be incurred by Elcotel in connection with the transaction, is allocated to the assets and liabilities of TSG based on their estimated fair values and (2) the aggregate purchase price related to the Lucent Acquisition is allocated to the assets acquired based on their estimated fair values.

  The selected unaudited pro forma consolidated financial information presented below reflects pro forma adjustments that are directly attributable to the Merger and the Lucent Acquisition and the use of the purchase method of accounting. The selected unaudited pro forma consolidated operations data does not reflect anticipated cost reductions or revenue enhancements expected to be realized from the Merger or the anticipated revenues, gross profit and operating expenses from the Lucent Acquisition. Accordingly, the unaudited pro forma consolidated operations data for the year ended March 31, 1997 and three months ended June 30, 1997 are not necessarily indicative of the consolidated results of operations as they might have been had the Merger and Lucent Acquisition actually occurred on the dates indicated, nor are they necessarily indicative of future results.

                                 ELCOTEL, INC.

         SELECTED PRO FORMA AND HISTORICAL CONSOLIDATED FINANCIAL DATA
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                               AT OR FOR THE
                                        FOR THE YEAR ENDED   THREE MONTHS ENDED
                                          MARCH 31, 1997       JUNE 30, 1997
                                       -------------------- --------------------
                                       HISTORICAL PRO FORMA HISTORICAL PRO FORMA
                                       ---------- --------- ---------- ---------
OPERATIONS:
Sales.................................  $26,832    $60,304   $ 6,753    $12,970
Cost of goods sold....................   15,883     42,586     3,838      9,011
Net income............................    1,628      1,213       375          3
Net income per share..................  $  0.20    $  0.09   $  0.05    $  0.00
FINANCIAL POSITION:
Working capital.......................                       $ 8,126    $14,870
Total assets..........................                        17,204     65,940
Long-term obligations.................                           183      2,797
Stockholders' equity..................                        13,002     47,882
Book value per share..................                       $  1.58    $  3.61

                             CERTAIN RISK FACTORS

  Holders of TSG Common Stock, in evaluating whether to approve the Merger and thereby become holders of Elcotel Common Stock, and holders of Elcotel Common Stock, in evaluating whether to approve the issuance of Elcotel Common Stock in connection with the Merger, should carefully consider the following risk factors, in addition to the other information included and incorporated by reference in this Joint Proxy Statement--Prospectus.

INTEGRATION OF OPERATIONS

  The integration of operations following the Merger and the Lucent Acquisition will require the dedication of management resources which will detract from attention to the day-to-day business of Elcotel subsequent to the Merger. The difficulties of integration are increased by the necessity of coordinating geographically separated organizations, integrating personnel with disparate business backgrounds, and combining two different corporate cultures. Following the Merger, Elcotel is expected to seek to reduce expenses by eliminating duplicative or unnecessary facilities, employees, research and development programs and other expenses in the areas of sales, marketing, advertising and administration. Elcotel will utilize existing systems which it believes have been effective in controlling costs and improving margins to achieve improved operating efficiencies in TSG's manufacturing and inventory management. Additionally, Elcotel will seek to combine sales and marketing channels, promotional activities, and product marketing strategies. There can be no assurance that Elcotel will be able subsequent to the Merger to reduce expenses in this fashion, that there will not be high costs associated with such activities, and that there will not be other material adverse effects of such activities. In particular, the realization of cost savings will depend upon an effective and expedient transition schedule which may span a period of six months to one year. The near-term effect could be a reduction in net income for the year subsequent to the Merger and short-term dilution.

FIXED EXCHANGE RATIO DESPITE POSSIBLE CHANGE IN STOCK PRICES

  The Exchange Ratio is expressed in the Merger Agreement as a fixed ratio. Accordingly, the Exchange Ratio will not be adjusted in the event of any increase or decrease in the market price of either Elcotel Common Stock or TSG Common Stock. Additionally, neither Elcotel nor TSG has the right to terminate the Merger Agreement in the event of any increase or decrease in the market price of either Elcotel Common Stock or TSG Common Stock. The market price of Elcotel Common Stock at the Effective Time may vary from its price at the date of this Joint Proxy Statement--Prospectus and the dates of the Elcotel Annual Meeting and TSG Special Meeting, possibly by a material amount. Such variations may be the result of changes in the business, operations or prospects of Elcotel or TSG, market assessments of the likelihood that the Merger will be consummated and the timing thereof, regulatory considerations, general market and economic conditions and other factors, many of which will be beyond the control of Elcotel or TSG. Because the Effective Time may occur at a date later than the date of the Elcotel Annual Meeting and the TSG Special Meeting, there can be no assurance that the market price of Elcotel Common Stock on such date will be indicative of its market price at the Effective Time. Elcotel and TSG have no intention of resoliciting stockholder approval should the market prices of Elcotel Common Stock or TSG Common Stock change materially after the date of the Elcotel Annual Meeting or the TSG Special Meeting, as the case may be. The Effective Time will occur no later than the fifth business day after satisfaction or waiver of the conditions to the consummation of the Merger set forth in the Merger Agreement, unless another date is agreed to in writing. Because the Exchange Ratio will not be adjusted to reflect changes in the market value of Elcotel Common Stock or TSG Common Stock, the market value of the Elcotel Common Stock issued in the Merger, and the value of the TSG Common Stock surrendered in the Merger, may be higher or lower than the value of such shares at the time the Merger was negotiated or approved by stockholders. Stockholders of Elcotel and TSG are urged to obtain current market quotations for Elcotel Common Stock and TSG Common Stock. See "Summary--Comparative Market Prices."

DEPENDENCE ON KEY PERSONNEL

  Following the Merger, Elcotel's business will be dependent upon the performance of certain key individuals, including C. Shelton James, its Chairman of the Board, Tracey Gray, its President and Chief Executive Officer, and Vincent Bisceglia, its Chief Operating Officer. The loss of services of any of these persons could have a material adverse effect on Elcotel. In connection with the Merger, Elcotel will enter into employment agreements with each of Messrs. James, Gray and Bisceglia, but these agreements do not ensure that Messrs. James, Gray and Bisceglia will remain employed by Elcotel. See "The Merger--Interests of Certain Persons and Employee Matters--Employment Agreements."

INTENSE COMPETITION

  The public communications industry is highly competitive. Prior to 1984, the telcos held a monopoly in the pay telephone industry, and they continue to have a dominant share of the public communications market. Elcotel competes with firms in the United States (principally Intellicall, Protel, Quadrum and, prior to the Merger, TSG) that manufacture and market to telcos and independent payphone operators privately-owned payphones and other products similar to Elcotel's products. In addition, there are many other firms which have the resources and ability to develop and market products which could compete with Elcotel's products. Elcotel expects possible competition from other companies. Some telecommunications companies, already established in the telephone industry with substantial engineering, manufacturing and capital resources, are positioned to enter the public communications market, some of which are foreign manufacturers. Telcos also compete with private payphone operators by making site owner compensation arrangements more attractive for their existing phones, thereby reducing the site owners' incentive to use privately owned payphones. Many existing and potential competitors have financial, marketing, management and technical resources substantially greater than those of Elcotel. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products than Elcotel. It is also possible that new competitors may emerge and acquire significant market share. Possible new competitors include large foreign corporations, RBOCs and other entities with substantial resources. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which would have a material adverse effect on Elcotel's business, results of operations and financial condition. There can be no assurance that Elcotel will be able to compete successfully against current or future competitors or that competitive pressures will not have a material adverse effect on Elcotel's business, results of operations and financial condition. The market for international public communications is highly competitive, and numerous competitors are larger, better capitalized and have greater experience in marketing their products internationally. See "Technology Service Group, Inc.--Competition; Sales and Markets."

  Telecommunications technology is constantly changing. Alternative means of communicating, such as radio-based paging services, cellular mobile telephone services and personal communication services, are becoming more popular. To date, such alternative means of communicating have not reduced the need for or replaced payphones. As competing technologies are developed, however, or become substantially less expensive, there is some risk that public payphones will become less widely used. In such event, the demand for payphone products and services could be materially and adversely affected. Elcotel expects competition from such competing technologies. In addition, even if payphones continue to exist or proliferate world-wide, technological advances could occur that would render Elcotel's technology and know-how non-competitive. Such development would have a material adverse effect on Elcotel. See "Technology Service Group, Inc.--Competition."

RISKS ASSOCIATED WITH INTERNATIONAL MARKET

  Elcotel's export sales to international markets approximated $1,920,000, $1,536,000, and $8,045,000 during fiscal 1995, 1996 and 1997, respectively.
Conducting business internationally is subject to a number of potential risks, including political instability, foreign currency fluctuations, adverse movements in exchange rates, economic instability, the imposition of tariffs and import and export controls, changes in governmental policies (including U.S. policy toward foreign countries), general credit and business risks and other factors, one or more of which, if they occur, could have an adverse effect on Elcotel's ability to generate international sales or operations. Elcotel's sales to date have been denominated in U.S. dollars and as a result, no losses related to currency fluctuations have been incurred. For the same reason, Elcotel has not engaged in currency hedging activities. There is no assurance, however, that Elcotel will be able to continue to export its products in U.S. dollar denominations or that its business will not become subject to significant exposure to foreign currency risks. Finally, many of Elcotel's known and potential international competitors have substantially more financial and other resources than Elcotel and, therefore, are formidable competitors. See "Technology Service Group, Inc.--Competition; Sales and Markets."

TECHNOLOGICAL OBSOLESCENCE

  Because of rapid technological changes in the telecommunications industry, there can be no assurance that Elcotel's payphones will not be rendered obsolete or unmarketable in the future due to the introduction of new products or technological developments by other companies. Elcotel believes that it will be required to develop enhancements, new products and services in the future to remain competitive. See "Technology Service Group, Inc.--The Public Payphone Industry."

GOVERNMENT REGULATION; POSSIBLE ADVERSE EFFECT OF FUTURE REGULATORY CHANGES

  Products and services offered by Elcotel and operated by its customers are subject to varying degrees of regulation at both the federal and state levels. There can be no assurance that changes in such regulation, if proposed and adopted, would not have an adverse impact on the operations of Elcotel and its customers. The privately owned pay telephone industry is highly regulated by the Federal Communications Commission (the "FCC") and the various state public utilities commissions. Certain of Elcotel's products must comply with FCC rules. Parts 15 and 68 establish technical standards and procedural and labeling requirements for equipment subject to those rules. While Elcotel believes that its products currently comply with the technical requirements of the FCC and the states, there can be no assurance that additional or different technical requirements will not be adopted which would require Elcotel to modify its telephones or that rate or other regulatory changes will not be adopted which might adversely affect Elcotel's operations or its customers. See "Technology Service Group, Inc.--Government Regulation."

  The Telecommunications Reform Act of 1996 requires that the FCC establish a per call compensation plan to ensure that all payphone service providers are fairly compensated for every completed intrastate and interstate call using their payphones. In September 1996, the FCC established an interim compensation plan for payphone service providers for access code and subscriber 800 calls. Under that interim compensation plan, payphone service providers were compensated at a flat rate of $45.85 per payphone per month (compared to the previous compensation of $6.00 per month) until September 1, 1997 and thereafter at the rate of $.35 per 800 or access code call. The United States Court of Appeals for the District of Columbia Circuit has vacated the FCC's action in adopting the interim compensation plan and remanded to the FCC for further consideration the issue of compensation for such calls on a permanent and interim basis. On October 9, 1997 the FCC issued an order addressing certain issues with respect to payphone compensation previously remanded to it by the Court of Appeals. The FCC set the per call compensation rate at $.284 per call during the period October 7, 1997 through October 6, 1999. After that period, the compensation rate would be whatever is charged at the phone for a local call, less $.066, the amount the FCC determined to be the avoided cost in completing a non-coin call. The FCC must still determine the compensation rate for the period November 6, 1996 through October 6, 1997 and which carriers must pay compensation for that period. It is likely that the FCC's latest action may also be challenged in court. The ultimate outcome with respect to per call compensation will have a significant impact on the business and operations of Elcotel's customers. Elimination or significant reductions in the amount, or delays in the payment, of per call compensation may reduce demand for payphones and the ability of Elcotel to collect its receivables from its customers. See "Technology Service Group, Inc.--Government Regulation."

  The Telecommunications Act of 1996 also deregulated many elements of the telecommunications industry as a means of stimulating competition. This deregulation could affect the payphone products industry. Although

Elcotel believes that deregulation generally will benefit it, there can be no assurance that Elcotel will benefit from deregulation or that it will not be adversely affected by deregulation. Elcotel will monitor future changes in federal and state regulations and may be required to modify its products to comply with additional technical requirements or other factors which could result in Elcotel's products not being in compliance with federal or state regulations.

DIVIDENDS NOT LIKELY

  Elcotel does not anticipate paying any cash dividends to its stockholders in the foreseeable future. Elcotel's current borrowing arrangement with its bank prohibits Elcotel from paying cash dividends without the bank's consent. It is likely that any new borrowing arrangements entered into in connection with the Merger will have a similar prohibition. See "The Merger--Refinancing of TSG and Elcotel Indebtedness."

CONTROL OF ELCOTEL

  Upon consummation of the Merger, Wexford and Fundamental will beneficially own in the aggregate approximately 30% of the outstanding Elcotel Common Stock. Pursuant to the Stockholders' Agreement to be entered into among Elcotel, Fundamental and Wexford (the "Fundamental/Wexford Stockholders' Agreement") on the Closing Date, Wexford and Fundamental have agreed to vote, during the period ending immediately after the second annual meeting of Elcotel stockholders which occurs after the Annual Meeting, all of their shares of Elcotel Common Stock in favor of any nominees for director of Elcotel nominated by the incumbent Elcotel Board. Fundamental and Wexford will have substantial influence over all matters requiring approval of the stockholders of Elcotel. The combined voting power of Fundamental and Wexford may have the effect of discouraging certain types of transactions involving an actual or potential change in control of Elcotel where such change in control is not in the interest of at least one of Fundamental or Wexford.

DILUTION TO ELCOTEL STOCKHOLDERS

  The owners of the outstanding Elcotel Common Stock immediately prior to the Merger will own approximately 62%, and the former TSG stockholders will own approximately 38%, of the Elcotel Common Stock outstanding immediately after the consummation of the Merger.

DEBT REFINANCING

  In connection with the consummation of the Merger, Elcotel intends to refinance the existing indebtedness of TSG to its bank and of Elcotel to its bank. Elcotel intends to seek a revolving line of credit of approximately $15 million for such refinancing. There can be no assurance that Elcotel will be able to obtain such a line of credit or as to the terms of such line of credit. See "The Merger--Refinancing of TSG and Elcotel Indebtedness."

LIMITED NUMBER OF CUSTOMERS IN CERTAIN MARKETS

  TSG derives substantially all of its revenues from certain of the RBOCs. The loss of any one of such RBOC customers or a significant reduction in sales to such RBOCs would have a material adverse effect on TSG's business and, after the Merger, Elcotel's business. TSG's ability to maintain and increase its sales is dependent on its ability to compete for and maintain satisfactory relationships with the RBOCs, particularly TSG's current significant customers. Elcotel will be subject to this risk, although it will be lessened somewhat because the amount of sales to this limited number of customers will represent a smaller percentage of the total sales of Elcotel after the Merger than such amount represented as a percentage of TSG's total sales. See "Technology Service Group, Inc.--Sales and Markets."

  Pursuant to the Telecommunications Act of 1996, the RBOCs will be permitted to manufacture and provide telecommunications equipment and to manufacture customer premises equipment when certain competitive conditions have been met. It is possible that one or more RBOCs will decide to manufacture payphone products, which could cause Elcotel to compete with such RBOCs for customers. The existence of such a competitive relationship would decrease demand for Elcotel's products by such RBOCs. See "Technology Service Group, Inc.-- Government Regulation."

DEPENDENCE ON CERTAIN MANUFACTURERS; SINGLE SOURCES OF SUPPLY

  Elcotel generally assembles its smart payphone products from assemblies produced by certain manufacturers under contractual arrangements. To the extent that such manufacturers encounter difficulties in their production processes that delay shipment to Elcotel or that affect the quality of items supplied to Elcotel, Elcotel's ability to satisfy its sales obligations or otherwise to meet supply schedules with its customers can be adversely affected. In the event that contract manufacturers delay shipments or supply defective materials to Elcotel, and such delays or defects are material, Elcotel's customer relations could deteriorate and its sales and operating results could be materially and adversely affected.

  After the Merger, many of Elcotel's products in terms of revenues will contain components or assemblies that are purchased from single sources. Elcotel believes that there are alternative sources of supply for most of the components and assemblies currently purchased from single sources. Some of the components and assemblies used by Elcotel for which there are not immediately available alternative sources of supply are provided to Elcotel under standard purchase arrangements. If a shortage or termination of the supply of any one or more of such components or assemblies were to occur, however, Elcotel's business could be materially and adversely affected. In such event, Elcotel would have to incur the costs associated with redesigning its products to include available components or assemblies or otherwise obtain adequate substitutes, which costs could be material. Also, any delays with respect to redesigning products or obtaining substitute components would materially adversely affect Elcotel's business. See "Technology Service Group, Inc.-- Manufacturing, Assembly and Sources of Supply."

FIXED PRICE PRODUCTS

  TSG's agreements with its manufacturers generally provide that TSG will bear certain cost increases incurred by the manufacturer. Accordingly, TSG's manufacturing costs may fluctuate based on costs incurred by its contract manufacturers and such fluctuations could have a material and adverse impact on Elcotel's earnings after the Merger. TSG's sales agreements with customers generally have fixed product prices with limited price escalation provisions. Consequently, there is a risk that after the Merger Elcotel may not be able to pass on price increases to those customers. In the event Elcotel's costs increase or orders are lost due to price increases, Elcotel's profitability would be adversely affected. See "Technology Service Group, Inc.--Sales and Markets."

PATENTS AND TECHNOLOGY

  After the Merger, Elcotel will own several patents covering aspects of its payphone products. As a result of the Lucent Acquisition, Elcotel is licensed under several patents covering aspects of the payphone products acquired from Lucent. However, Elcotel views its business as not being primarily dependent upon patent protection. Elcotel does not believe that it is infringing on the patents of others. There can be no assurance, however, that infringement claims will not be asserted in the future or that the results of any patent related litigation would not be material to Elcotel. TSG has a license agreement under which certain minimum annual royalties must be paid to the licensor in the event that a patent for the licensed algorithm is issued. TSG management does not believe that a patent for the algorithm will be issued due to existing prior art, but TSG cannot assure that such patent will not be issued. If a patent were to be issued, significant royalties would be payable regardless of whether or not the algorithm is incorporated into TSG's products. See "Technology Service Group, Inc.--Licenses, Patents and Trademarks" and "Consolidated Financial Statements of "Technology Service Group, Inc." in Appendix C.

POTENTIAL ENVIRONMENTAL LIABILITIES

  During the year ended March 28, 1997, TSG completed the evaluation, assessment and monitoring of soil and groundwater contamination at one of TSG's former facilities in Florida in accordance with requirements stipulated by the Florida Department of Environmental Protection (the "FDEP"), and in April 1997 received a formal "no further action status" notification for the site from the FDEP. Accordingly, TSG has not accrued any additional costs with respect to this site. It is possible, however, that the FDEP could reopen the investigation in the future and require TSG to take further actions at the site. TSG cannot estimate a range of costs, if any, that it could incur in the future since such costs would be dependent upon the scope of additional actions, if any, that may be required by the State of Florida.

  During the year ended March 28, 1997, TSG was a Potentially Responsible Party ("PRP") for undertaking response actions at a facility for the treatment, storage, and disposal of hazardous substances operated by Seaboard Chemical Corporation from 1975 to 1989 at Jamestown, North Carolina. However, TSG, as a small generator "De Minimis" party, executed a buy-out agreement with respect to the remediation activities at a cost of approximately $8,200 during the year ended March 28, 1997. TSG believes, based on information presently available to TSG, that it has no further obligations with respect to the site. However, if additional waste is attributed to TSG, it is possible that TSG could be liable for additional costs. TSG cannot estimate a range of costs, if any, that it could incur in the future since such costs would be dependent upon the amount of additional waste, if any, that could be attributed to TSG.

  TSG has also been notified that it is a PRP with respect to response actions at the Galaxy/Spectron Superfund Site in Elkton, Maryland. TSG, however, is also a De Minimis party with respect to this site, and TSG believes its proportionate share of costs to undertake response actions will likely be insignificant. TSG has received notification that the De Minimis parties will be able to buy out and obtain a release from any further clean-up liability at the site at a cost presently estimated at $3.70 per gallon of contributed waste, which would amount to $2,849 with respect to TSG's contribution. TSG has not incurred any costs with respect to this site and believes that its ultimate costs will not be material.

  These potential environmental liabilities could have an adverse effect on Elcotel after the Merger. See "Technology Service Group, Inc.--Potential Environmental Liabilities."

                                 THE MEETINGS

ELCOTEL ANNUAL MEETING

 General; Matters to be Considered

  The Elcotel Annual Meeting will be held at The Waterside Room, 216 Sarasota Quay, Sarasota, Florida 34236, on Friday, December 5, 1997, at 9:00 a.m., local time. The purpose of the Elcotel Annual Meeting is to consider and vote upon the following matters: (i) the election of a Board of Directors consisting of seven directors, with each director to serve until the next annual meeting of stockholders of Elcotel or until the election and qualification of his or her respective successor; (ii) the approval of the issuance of shares of Elcotel Common Stock in connection with the proposed merger of Merger Subsidiary with and into TSG pursuant to the Merger and any other actions as may be required in furtherance of the Merger; (iii) the approval of an amendment to the Certificate of Incorporation of Elcotel to increase the number of shares of Elcotel Common Stock authorized for issuance to 30,000,000; (iv) the ratification of the appointment of Deloitte & Touche llp as Elcotel's independent public accountants for the fiscal year ending March 31, 1998; (v) the approval of an amendment to the 1991 Stock Option Plan to increase by 500,000 the number of shares reserved for issuance pursuant to such plan; (vi) the approval of an amendment to the Directors Stock Option Plan to, among other things, increase by 50,000 the number of shares reserved for issuance pursuant to such plan; and (vii) the transaction of such other business as may properly come before the Elcotel Annual Meeting and any adjournment or postponement thereof, and matters incident to the conduct of the Annual Meeting. See "The Merger" and "Additional Matters Submitted to the Vote of Elcotel's Stockholders."

 Revocability of Proxies; Default Voting of Proxies

  Any person giving a proxy has the power to revoke it at any time before its exercise by a later dated proxy, a written revocation sent to the Secretary of Elcotel, or attendance at the Elcotel Annual Meeting and voting in person. In the absence of contrary instructions, properly executed proxies, received and unrevoked, will be voted by the persons named in the proxy: (i) for the election of the directors nominated by the Elcotel Board; (ii) for approval of the issuance of shares of Elcotel Common Stock pursuant to the Merger Agreement and any other actions as may be required in furtherance of the Merger; (iii) for the approval of an amendment to the Certificate of Incorporation of Elcotel to increase the number of shares of Elcotel Common Stock authorized for issuance to 30,000,000; (iv) for the ratification of Deloitte & Touche llp as Elcotel's independent public accountants for the fiscal year ending March 31, 1998; (v) for the approval of an amendment to the 1991 Stock Option Plan to increase by 500,000 the number of shares reserved for issuance pursuant to such plan; (vi) for the approval of an amendment to the Directors Stock Option Plan to, among other things, increase by 50,000 the number of shares reserved for issuance pursuant to such plan; and (vii) in their discretion, on such other business as may properly come before the Elcotel Annual Meeting and matters incident to the conduct of the Elcotel Annual Meeting.

 Board of Directors' Recommendations

  THE ELCOTEL BOARD BY A VOTE OF 5 TO 2 HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT ELCOTEL STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE ISSUANCE OF ELCOTEL COMMON STOCK PURSUANT TO THE MERGER AGREEMENT AND ANY OTHER ACTIONS REQUIRED IN FURTHERANCE OF THE MERGER. SEE "THE MERGER--ELCOTEL'S REASONS FOR THE MERGER; RECOMMENDATION OF THE ELCOTEL BOARD." THE ELCOTEL BOARD UNANIMOUSLY RECOMMENDS THAT ELCOTEL STOCKHOLDERS VOTE "FOR" (I) THE ELECTION OF THE DIRECTOR NOMINEES SPECIFIED HEREIN, (II) THE APPROVAL OF THE ELCOTEL AMENDMENT, (III) THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS ELCOTEL'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING MARCH 31, 1998, (IV) THE APPROVAL OF THE AMENDMENT TO THE 1991 STOCK OPTION PLAN AND
(V) THE APPROVAL OF THE AMENDMENTS TO THE DIRECTORS STOCK OPTION PLAN. SEE "THE MERGER--ELCOTEL'S REASONS FOR THE MERGER; RECOMMENDATION OF THE ELCOTEL BOARD."

 Record Date; Required Vote; Quorum.

  Only holders of record of Elcotel Common Stock at the close of business on the Elcotel Record Date (which is October 22, 1997) are entitled to receive notice of and to vote at the Elcotel Annual Meeting. At the close of business on the Elcotel Record Date, there were 8,210,352 shares of Elcotel Common Stock outstanding. Each share of Elcotel Common Stock is entitled to one vote on all matters presented to the Elcotel Annual Meeting with no right to vote cumulatively.

  Elcotel's Bylaws provide that the presence, in person or by proxy, of a majority of the issued and outstanding shares of Elcotel Common Stock entitled to vote at the Elcotel Annual Meeting will constitute a quorum. A quorum, once established, will not be broken by the withdrawal from the Elcotel Annual Meeting of enough votes to leave less than a quorum, and the votes present at the Elcotel Annual Meeting after the establishment of a quorum will be sufficient to transact all business at the Elcotel Annual Meeting. Shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

  In the event that a quorum is not present at the Elcotel Annual Meeting, it is expected that the Elcotel Annual Meeting will be adjourned or postponed to solicit additional proxies, except that shares represented by proxies which have been voted "against," or have abstained with respect to the proposal to approve the issuance of shares of Elcotel Common Stock pursuant to the Merger Agreement and any other actions required in furtherance of the Merger, will not be used to vote "for" postponement or adjournment of the Elcotel Annual Meeting for the purpose of allowing additional time for soliciting additional votes "for" such adoption.

  Approval of the amendment to the Certificate of Incorporation of Elcotel to increase the number of shares of Elcotel Common Stock authorized for issuance to 30,000,000 will require the affirmative vote of a majority of the shares of Elcotel Common Stock outstanding as of the Elcotel Record Date. Approval of the issuance of Elcotel Common Stock pursuant to the Merger Agreement (as required by rules applicable to companies whose securities are traded on the Nasdaq National Market), ratification of the appointment of Deloitte & Touche llp as the independent public accountants of Elcotel for the fiscal year ending March 31, 1998 and the approval of the amendments to the 1991 Stock Option Plan and the Directors Stock Option Plan will require the affirmative vote of a majority of the shares of Elcotel Common Stock present in person or represented by properly executed proxy at the Elcotel Annual Meeting. The election of each director will require the affirmative vote of a plurality of the shares of Elcotel Common Stock present in person or represented by properly executed proxy at the Elcotel Annual Meeting. Abstentions will be counted for purposes of determining the total number of votes cast with respect to a particular matter. Broker non-votes will not be counted for purposes of determining the number of votes cast with respect to the particular proposal on which the broker has expressly not voted. Broker non-votes with respect to Elcotel proposals set forth in this Joint Proxy Statement-Prospectus will therefore not be considered votes cast and, accordingly, will not affect the determination as to whether a majority of votes cast has been obtained with respect to a particular matter, other than with respect to the approval of the Elcotel Amendment which requires the affirmative vote of a majority of the outstanding shares of Elcotel Common Stock.

 Share Ownership of Officers, Directors and Certain Stockholders

  At the close of business on the Elcotel Record Date, directors and executive officers of Elcotel and their respective affiliates were the beneficial owners of an aggregate of approximately 2,308,961 shares (approximately 27.5%) of the Elcotel Common Stock then outstanding (which amount includes the shares owned by Fundamental referred to in the next sentence). As of the Elcotel Record Date, Fundamental owned an aggregate of 1,439,223 shares (approximately 17.5%) of the Elcotel Common Stock then outstanding. See "Other Information Regarding Elcotel--Security Ownership of Certain Beneficial Owners and Management." Pursuant to a Voting Agreement, dated as of August 13, 1997, among Elcotel, Wexford, Fundamental, Vincent Bisceglia and C. Shelton James ("Voting Agreement"), Fundamental has agreed to vote its shares of Elcotel Common Stock in favor of the issuance of Elcotel Common Stock in connection with the Merger and has generally agreed not to transfer such shares before the consummation of the Merger or termination of the Merger Agreement. Such agreement increases the likelihood that the vote of the Elcotel stockholders required for the issuance of Elcotel Common Stock in connection with the Merger will be obtained. See "The Voting Agreement."

TSG SPECIAL MEETING

 General; Matters to be Considered

  The TSG Special Meeting will be held at Deloitte & Touche llp, 125 Summer Street, Boston, MA 02110 on Friday, December 5, 1997, at 10:00 A.M., local time. The purpose of the TSG Special Meeting is to consider and vote upon the following matters: (i) the approval of the Merger Agreement and any other actions as may be required in furtherance of the Merger; and (ii) the transaction of such other business as may properly come before the TSG Special Meeting and any adjournment or postponement thereof, and matters incident to the conduct of the TSG Special Meeting.

 Revocability of Proxies; Default Voting of Proxies

  Any person giving a proxy has the power to revoke it at any time before its exercise by a later dated proxy, a written revocation sent to the Secretary of TSG, or attendance at the TSG Special Meeting and voting in person. In the absence of contrary instructions, properly executed proxies, received and unrevoked, will be voted by the persons named in the proxy: (i) for the approval of the Merger Agreement and any other actions as may be required in furtherance of the Merger; and (ii) in their discretion, on such other business as may properly come before the TSG Special Meeting and matters incident to the conduct of the TSG Special Meeting.

 Board of Directors' Recommendations

  THE TSG BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT TSG STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE MERGER AGREEMENT AND ANY OTHER ACTIONS AS MAY BE REQUIRED IN FURTHERANCE OF THE MERGER. SEE "THE MERGER--TSG'S REASONS FOR THE MERGER; RECOMMENDATION OF THE TSG BOARD."

 Record Date; Required Vote; Quorum.

  Only holders of record of TSG Common Stock at the close of business on the TSG Record Date (which is October 22, 1997) are entitled to receive notice of and to vote at the TSG Special Meeting. At the close of business on the TSG Record Date, there were 4,708,851 shares of TSG Common Stock outstanding. Each share of TSG Common Stock is entitled to one vote on all matters presented to the TSG Special Meeting with no right to vote cumulatively.

  TSG's Bylaws provide that the presence, in person or by proxy, of a majority of the issued and outstanding shares of TSG Common Stock entitled to vote at the TSG Special Meeting will constitute a quorum. A quorum, once established, will not be broken by the withdrawal from the TSG Special Meeting of enough votes to leave less than a quorum, and the votes present at the TSG Special Meeting after the establishment of a quorum will be sufficient to transact all business at the TSG Special Meeting. Shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

  Approval of the Merger Agreement will require the affirmative vote of a majority of the shares of TSG Common Stock outstanding as of the TSG Record Date. Because Wexford (which owns approximately 52% of the shares of TSG Common Stock outstanding and has generally agreed not to transfer those shares before the consummation of the Merger or termination of the Merger Agreement) has agreed to vote those shares in favor of the approval of the Merger Agreement, such agreement ensures that the vote of TSG stockholders required to approve the Merger Agreement will be obtained. See "The Voting Agreement." Abstentions will be counted for purposes of determining the total number of votes cast with respect to a particular matter. Broker non-votes will not be counted for purposes of determining the number of votes cast with respect to the particular proposal on which the broker has expressly not voted. Broker non-votes with respect to TSG proposals set forth in this Joint Proxy Statement-Prospectus will therefore not be considered votes cast. Accordingly, broker non-votes will affect the determination as to whether a majority of votes cast has been obtained with respect to the approval of the Merger Agreement, which approval will require the affirmative vote of a majority of the outstanding shares of TSG Common Stock, but may not affect the determination as to whether a majority of votes has been obtained with respect to any other matters as may be voted upon. However, as indicated above, approval of the Merger Agreement by the stockholders of TSG is ensured because Wexford has agreed to vote its shares in favor of the approval of the Merger Agreement.

 Share Ownership of Officers, Directors and Certain Stockholders

  At the close of business on the TSG Record Date, directors and executive officers of TSG and their affiliates were the beneficial owners of an aggregate of approximately 3,276,854 shares (approximately 65%) of the TSG Common Stock then outstanding (which amount includes the shares owned by Wexford referred to in the next sentence). As of the TSG Record Date, Wexford owned an aggregate of 2,444,286 shares (approximately 52%) of the TSG Common Stock then outstanding. See "Directors and Executive Officers of TSG--Security Ownership of Certain Beneficial Holders and Management." Wexford has agreed to vote its shares of TSG Common Stock in favor of the approval of the Merger Agreement and has generally agreed not to transfer such shares before the consummation of the Merger or termination of the Merger Agreement. Such agreement ensures that the vote of TSG stockholders required to consummate the Merger will be obtained. See "The Voting Agreement."

SOLICITATION OF PROXIES

  Proxies are being solicited hereby on behalf of the Elcotel Board and the TSG Board. In addition to the use of the mails, solicitation may be made in person or by telephone or otherwise by directors, officers and regular employees of Elcotel and TSG. Such directors, officers and regular employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. If undertaken, the expense of such solicitation is expected to be nominal. Elcotel may retain the services of third parties to aid in the solicitation of proxies. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Elcotel Common Stock and TSG Common Stock. Elcotel and TSG will reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith.

                                  THE MERGER

GENERAL

  The description of the Merger and the Merger Agreement contained in this Joint Proxy Statement-Prospectus does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Appendix A and incorporated herein by reference.

  At the Effective Time, Merger Subsidiary will merge with and into TSG, leaving TSG as the surviving corporation in the Merger and a wholly-owned subsidiary of Elcotel. The Merger will become effective at such time as the certificate of merger is filed with the Delaware Secretary of State, or at such later time as is agreed by Elcotel and TSG and specified in the certificate of merger. The filing of the certificate of merger will occur no later than the fifth business day after satisfaction or waiver of the conditions precedent to the consummation of the Merger (see "The Merger Agreement--General Conditions Precedent to the Merger") unless another date is agreed to in writing by Elcotel, TSG and Merger Subsidiary.

  At the Effective Time, each share of TSG Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of TSG Common Stock owned by TSG as treasury stock and shares of TSG Common Stock owned by Elcotel or any subsidiary of Elcotel or TSG), will automatically be converted into the right to receive 1.05 fully paid and nonassessable shares of Elcotel Common Stock. Holders of TSG Stock Options will receive options and rights to purchase, at a proportionately reduced per share exercise price, a number of shares of Elcotel Common Stock equal to 1.05 times the number of shares of TSG Common Stock they were entitled to purchase immediately prior to the Effective Time under such TSG Stock Options. Holders of TSG Warrants will receive warrants to purchase, at a proportionately reduced per share exercise price, a number of shares of Elcotel Common Stock equal to 1.05 times the number of shares of TSG Common Stock they were entitled to purchase immediately prior to the Effective Time under such TSG Warrants.

BACKGROUND OF THE MERGER

  In the third calendar quarter of 1994, Elcotel and TSG had preliminary discussions with respect to a possible purchase of TSG by Elcotel. Elcotel made two offers to purchase TSG for combinations of cash and Elcotel Common Stock. TSG rejected both offers in favor of Wexford's offer to purchase TSG for cash only. For a description of the acquisition of TSG by Wexford, see "Technology Service Group, Inc.--History."

  On January 30, 1997, Rodney O'Connor and Robert L. Reisley of Cameron Associates, a financial adviser to Elcotel, met with C. Shelton James, Chief Executive Officer and Chairman of the Board of Elcotel, and Tracey Gray, President of Elcotel, at Elcotel's headquarters to discuss strategic alternatives to maximize shareholder value, including the sale of Elcotel to a third party, a merger and/or the acquisition of one or more companies operating in the public communications equipment industry. TSG was identified as an attractive acquisition target because the two companies complement one another in terms of their respective customer bases, product lines and market focus. Several other benefits were also identified including the potential for gross margin improvement and consolidation savings, greater industry visibility, synergies in marketing, and, if the transaction were structured as a merger, greater liquidity for investors due to an increase in the public float of the combined company's stock.

  In early February 1997, Vincent Bisceglia, the President and Chief Executive Officer of TSG, received a telephone call from Mr. Gray regarding Elcotel's interest in exploring a possible combination of TSG and Elcotel. Mr. Bisceglia was receptive to the concept. Pursuant to authorization from Mr. James, Mr. Reisley contacted TSG's Chairman of the Board, David Steadman, to discuss the potential benefits of merging the two companies. Mr. Steadman indicated that he understood the rationale for the combination and recommended that, in view of the size of Wexford's holding of TSG stock, Mr. Reisley contact Robert M. Davies, Executive Vice President of Wexford Management. Mr. Bisceglia had a further discussion with Mr. Gray on February 19, 1997 concerning the structure of a merger and the advantages and problems that might be encountered in a combination of the two companies.

  On February 21, 1997, Messrs. Reisley and O'Connor of Cameron Associates and Messrs. Davies and Mark L. Plaumann of Wexford Management met in the offices of Wexford Management. Mr. Reisley and Mr. O'Connor reviewed the merits of combining Elcotel and TSG and proposed merging the two companies in a cashless transaction, in which TSG stockholders would receive shares of Elcotel Common Stock. Mr. Davies indicated that he held similar views regarding consolidation opportunities and as the investment manager of the majority stockholder of TSG, Wexford Management would consider such a transaction based on an appropriate valuation of TSG and adequate representation on the combined company's board of directors. The parties agreed to exchange certain financial information and to instruct Mr. Gray and Mr. Bisceglia to begin discussions regarding the management and organizational structure of a combined company. On February 27, 1997, TSG and Elcotel executed a confidentiality agreement with respect to information to be exchanged by the two companies.

  During the first two weeks of March 1997, the parties exchanged financial information and began preliminary negotiations on a transaction structure. Messrs. Gray and Bisceglia also met several times to discuss the organizational structure and customer-related issues involved in a combination of the two companies.

  On March 14, 1997, the TSG Board held a meeting at which Mr. Bisceglia reported on the meetings that had taken place between Wexford Management, on behalf of Wexford, and Cameron Associates. Mr. Bisceglia noted that over the prior eighteen months he had had discussions with five different companies in the payphone industry about possible acquisitions, none of which proceeded beyond the preliminary discussion stage. He also reminded directors that TSG had had discussions with Elcotel in 1994 when TSG was in the beginning stages of its restructuring. The TSG Board then discussed the fact that TSG and Elcotel could complement each other as to products, customers and technology since Elcotel sells mainly to the private payphone market, while TSG's main customers are the RBOCs. Mr. Plaumann, a director of TSG and an officer of Wexford Management, presented to the TSG Board an analysis showing that there could be both margin and consolidation savings in a merger of the two companies and that the resulting entity would be approximately twice the current size of TSG. Directors discussed TSG's options for going forward and concluded by giving management authorization to continue discussions with Elcotel.

  On March 20, 1997, Mr. Bisceglia had a further discussion with Mr. Gray about the composition of the board of directors, key management positions and employment agreements for certain employees of the combined entity. On April 7, 1997, representatives of TSG, Wexford Management, Fundamental and Elcotel met in New York City in an attempt to establish a basis for continuing merger discussions. The parties decided to work toward a definitive merger agreement in parallel with the continuation of a due diligence investigation by each company into the business, operations and finances of the other company. On April 9, 1997, Messrs. Bisceglia and Gray discussed the information each company would need to conduct the due diligence review.

  At the Elcotel Board meeting held on April 14, 1997, Mr. James and Mr. Gray informed the Elcotel Board that they had had informal preliminary discussions, through Mr. Reisley of Cameron Associates, concerning a possible merger with TSG. Messrs. James and Gray reported that TSG was in the payphone and refurbishment business, with TSG's customer base consisting of large telcos and some international customers. A business combination would be complementary since Elcotel's strengths were in the independent payphone operator market whereas TSG's biggest market was the telco market and international wireless market. Preliminary discussions contemplated the merger to be non-dilutive with an approximate one-to-one exchange of shares, giving Elcotel stockholders approximately 62% and TSG stockholders approximately 38% of the company after the merger. The Elcotel Board authorized Elcotel management to proceed with a due diligence investigation of TSG.

  At the TSG Board meeting held on April 15, 1997, Mr. Bisceglia reported to directors on the April7 meeting in New York City. After a discussion, the TSG Board decided that all but the most sensitive due diligence investigation should be completed by both companies before signing a definitive merger agreement. The TSG Board also discussed the advisability of retaining a firm knowledgeable in the industry to do an independent analysis of Elcotel and its technology so that the TSG Board could be as fully informed as possible. In that connection, the TSG Board authorized management to retain Corporate Builders L.P. through one of its principals, Glenn Bierman, an individual who had done an analysis of Elcotel for TSG in the past. At this meeting, Mr. Plaumann reported that his discussions with Elcotel on behalf of Wexford were centering on an exchange ratio of 1.05 shares of Elcotel Common Stock for each share of TSG.

  During the week of May 12, 1997, Elcotel personnel and its counsel visited the New York offices of TSG's counsel to review various due diligence materials of TSG. TSG personnel conducted a similar due diligence review at the Philadelphia offices of Elcotel's counsel the following week.

  On May 16, 1997, TSG's Board met to review the proposed merger and received a preliminary report from Glenn Bierman in which he reviewed the work he had done to date and indicated that in his view the merger as proposed would be beneficial to TSG.

  On May 22, 1997, the Elcotel Board met, and Mr. Gray updated the Elcotel Board on the results of the due diligence review held the previous week at the New York offices of TSG's counsel and further discussions with TSG about a possible merger. After discussions, the Elcotel Board unanimously determined that the proposal to merge the two companies was unacceptable as presented, due to Elcotel's concern about TSG's ability to achieve its revenue projections and to improve its gross margins. The Elcotel Board voted to cease the due diligence review.

  After the Elcotel Board meeting, Mr. Reisley informed Mr. Plaumann of Elcotel's concerns. At Mr. Plaumann's suggestion, he and Mr. Bisceglia met with Mr. Gray and Mr. Reisley on June 4, 1997 to discuss Elcotel's concerns. Mr. Bisceglia provided additional details on the potential to increase revenues and improve gross margins, and information on a new contract not included in its business plan, all of which attempted to address the concerns raised by Elcotel.

  At the June 9, 1997 meeting of the Elcotel Board, Mr. James advised the Elcotel Board that since its May 22, 1997 meeting, Mr. Gray and Mr. Bisceglia had had further discussions, and that TSG had provided additional information to Elcotel to support TSG's potential to increase its revenues and improve gross margins. Mr. Gray discussed TSG's revenue sources, TSG's technology and the basis for potential gross margin improvements. He also described TSG's new smart phone board and the potential markets for that product. Mr. James requested authority to proceed with the due diligence review of TSG and to have Elcotel management report the results to the Elcotel Board. After extensive discussion, the Elcotel Board concluded that it was advisable to allow management to proceed with the due diligence review in order to evaluate whether there was an opportunity for Elcotel to increase shareholder value. All members of the Elcotel Board voted in favor of the motion, except Mr. Thomas Wiltse, who voted against. Mr. Wiltse stated that Elcotel should focus on its current business plan, and that pursuing the merger with TSG could have an adverse impact on Elcotel's ability to implement its business plan. Mr. Wiltse expressed continued concerns about TSG's ability to achieve its projections, the level of TSG's debt and the amount of goodwill created by the proposed transaction. Mr. Wiltse made a written submission to the Elcotel Board, dated June 9, 1997, explaining his position.

  At TSG's Board meeting held on June 24, 1997, Mr. Bisceglia reported to the TSG Board on the progress of TSG's due diligence investigation of Elcotel. Mr. Bierman of Corporate Builders L.P. joined the meeting to brief directors on his analysis of Elcotel and TSG and to report that in his view the proposed merger with Elcotel would be advantageous for TSG from a financial, business and technological point of view. The TSG Board then discussed at length the merits of the proposed merger, including that the stock of both companies is thinly traded and that the stock prices of the companies are not indicative of their values. The TSG Board also noted that Elcotel has a large number of customers, growth in its international sales, and excellent margins, while by comparison, TSG has a relatively smaller number of larger customers, lower margins, and is only starting to penetrate international markets. The Board then decided to continue with the merger negotiations on the basis of the proposed 1.05 to 1 exchange ratio. The TSG Board also considered whether to seek a fairness opinion from an investment bank with respect to the proposed merger. In concluding that it was not necessary or useful to do so, the Board took into account the work done to date by Corporate Builders L.P. to evaluate the proposed merger, the familiarity of TSG's management with Elcotel arising from the discussions held in 1994, and the strategic (as opposed to the purely financial) reasons, for the merger. The Board decided that it should obtain some general financial advice and support in connection with the ongoing negotiations and decided to retain Wexford Management to provide analytical support, liaison with Elcotel's representatives, and assistance with negotiations and valuations for a fee of $200,000 (including expenses) payable only if the Merger is consummated. See "The Merger--Interests of Certain Parties and Employee Matters."

  On July 14, 1997, Mr. Bisceglia and William Thompson, Chief Financial Officer of TSG, attended an Elcotel Board meeting at the invitation of Mr. Gray. Mr. Bisceglia made a presentation describing TSG's domestic and international markets, and answered questions from Elcotel Board members. Mr. James explained the reasons he believed the merger was a sound strategy to increase shareholder value. He stated that the combination of Elcotel and TSG would create a company that would be the largest supplier of payphone products in the United States and that the combined company could gain critical mass in the international markets. He further stated that the merger was advisable due to the economies of scale to be realized. A motion was approved to give management authority to negotiate and enter into a definitive merger agreement, subject to obtaining a fairness opinion, director review of the definitive agreement and completion of a due diligence and financial review. Messrs. Gray, James, Jasmann, Moore and Patton voted for the motion and Mr. Suplee voted against the motion, stating that he was in favor of the Merger, but that the purchase price was too high. Mr. Wiltse was not present at the meeting.

  On July 16, 1997, the TSG Board met to discuss the formal written report of Corporate Builders L.P., a due diligence analysis of Elcotel prepared by the management of TSG, and some comparative analyses prepared by Wexford Management. At the meeting, Mr. Bisceglia advised the directors of an informal agreement concerning the composition of the post-merger board of directors. Directors decided that both the board structure and the composition of senior management should be made a formal part of the merger agreement so that TSG's stockholders would have assurance as to the management of the combined entities for at least the first year after the Merger. Mr. Plaumann reported to the Board that he had found little information about comparable companies against which to measure Elcotel and its relative value to TSG. The Board then voted to proceed with negotiations and formally approved the agreement by which Wexford Management was engaged as the TSG financial advisor.

  At the July 22, 1997 telephonic meeting of the Elcotel Board, Mr. Gray reported on TSG's current sales projections and TSG's backlog of domestic sales. He also reported that TSG had signed a new sales contract with an RBOC that was expected to provide incremental revenue not reflected in TSG's projections. Members of the Elcotel Board discussed TSG's ability to achieve its forecasts. The Board discussed several firms as possible candidates to deliver a fairness opinion, and approved the selection of Murray Devine.

  On July 31, 1997 members of Elcotel's management visited TSG's Roswell, Georgia headquarters to review strategy for the combined entity and to discuss technology, product and customer issues.

  At its August 5, 1997 meeting, the Elcotel Board discussed the near final draft of the Merger Agreement and related documents. Several due diligence reports were presented. Representatives of Murray Devine orally advised the Elcotel Board that in Murray Devine's opinion, the Merger was fair, from a financial point of view, to Elcotel. Murray Devine also discussed the procedures it had performed and its analysis. The Elcotel Board discussed various questions raised by individual board members. After extensive discussion, the Elcotel Board approved the current draft of the Merger Agreement and the Merger by a vote of 5 to 2. Messrs. Gray, James, Jasmann, Moore and Patton voted to approve the Merger and Messrs. Suplee and Wiltse voted against.

  On August 11, 1997, the TSG Board held a special meeting to review a near final draft of the Merger Agreement, the Voting Agreement and both companies' disclosure schedules. Directors discussed some of the key merger terms, including the Exchange Ratio, the treatment of warrant and option holders, the representations, warranties and covenants being made by TSG in the Merger Agreement, the terms under which the Merger Agreement may be terminated by one or both of the parties, and the effect on the Merger of the Voting Agreement. Mr. Bisceglia noted that he had been informed that Elcotel's financial adviser had rendered an affirmative opinion as to the fairness of the Merger Agreement to the stockholders of Elcotel from a financial point of view and that the Elcotel Board had approved the Merger Agreement. At the end of the meeting, TSG's directors adopted formal resolutions by which they stated their opinion that the terms of the Merger are fair and in the best interests of TSG and its stockholders; authorized management to sign the Merger Agreement on behalf of TSG; granted to management the authority to negotiate improvements in the terms and conditions to the extent they are able to do so; and authorized the call of a meeting of stockholders to consider the approval of the Merger.

  On August 13, 1997, representatives of Elcotel and TSG executed the Merger Agreement, and Fundamental, Wexford and Elcotel and the other parties executed the Voting Agreement. On August 14, 1997, Elcotel and TSG each issued a press release announcing the proposed Merger.

ELCOTEL'S REASONS FOR THE MERGER; RECOMMENDATION OF THE ELCOTEL BOARD

  The Elcotel Board has approved the Merger Agreement and recommended that the stockholders of Elcotel vote to approve the issuance of Elcotel Common Stock pursuant to the Merger Agreement and any other actions required in furtherance of the Merger. In reaching its conclusion, the Elcotel Board considered a number of factors, including:

  . The judgment and advice of Elcotel's senior management, including in respect of the conditions in the payphone industry and the strategic options available to Elcotel.

  . The oral analyses and opinion of Murray Devine presented to the Elcotel Board on August 5, 1997 and written opinion dated August 5, 1997, to the effect that as of such date the Exchange Ratio is fair to the stockholders of Elcotel from a financial point of view. A copy of the written opinion dated August 5, 1997 of Murray Devine, setting forth the assumptions made, factors considered and scope of the review undertaken by Murray Devine, is attached as Appendix B hereto. Elcotel stockholders are urged to read the opinion of Murray Devine carefully and in its entirety. See "The Merger--Opinion of Murray Devine; Background of the Merger."

  . The financial condition, results of operations and cash flows of Elcotel and TSG, both on a historical and a prospective basis.

  . The terms and conditions of the Merger Agreement, including the amount and form of consideration to be paid pursuant to the Merger Agreement.

  . Historical market prices and trading information with respect to Elcotel Common Stock and TSG Common Stock.

  . The Voting Agreement which provides, among other things, for Fundamental to vote its shares of Elcotel Common Stock, and for Wexford to vote its shares of TSG Common Stock, in favor of adoption of the Merger Agreement.

  .  Complementary technologies and market positions of TSG and Elcotel.

  . Ability of the combined company to take advantage of domestic and international sales opportunities.

  . Increased interest from the investment community and an expanded trading market for Elcotel Common Stock.

  The foregoing discussion of the information and factors considered and given weight by the Elcotel Board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Merger, the Elcotel Board did not find it practicable to and did not attempt to rank or assign relative weights to the foregoing factors. In addition, individual members of the Elcotel Board may have given different weights to different factors.

  Elcotel's business combination with TSG pursuant to the Merger is an integral part of Elcotel's strategy to expand into the telco markets domestically, improve its cellular based technology for international applications and establish a service capability related to payphone repair, reconditioning and refurbishing. Elcotel's acquisition of TSG pursuant to the Merger supports a number of important strategic objectives of Elcotel. Elcotel believes the Merger will enable Elcotel to achieve market diversification, and in particular, to provide Elcotel with a meaningful share of the market for sales of payphones to RBOCs which it has yet to penetrate. Elcotel believes the Merger will position Elcotel as a major supplier to both domestic and international payphone markets offering a more complete line of products.

  Following the Merger, as soon as reasonably practicable, Elcotel expects to rename all TSG entities Elcotel-TSG and integrate them with Elcotel's operations. Elcotel believes the elimination of duplicate overhead expenses may result in a reduction in annual combined operating costs, beginning during the six-month period after the Effective Time. In addition, Elcotel believes that there are other cost reductions and cost avoidance opportunities presented by the Merger (including eliminating duplicate sales and marketing activities, eliminating duplicate development programs, achieving manufacturing cost reductions from higher volume and improvements in TSG's processes, and reducing inventories and manufacturing overhead expenses), as well as opportunities for enhanced revenue growth from the telephone companies in the domestic and international markets. Elcotel believes that the potential cost reductions from the integration of TSG's business, the avoidance of costs and expenses that would be incurred by TSG and Elcotel as separate entities, and the potential revenue enhancements will enable the combined business to absorb the amortization of intangible assets, including goodwill, resulting from the Merger. However, there can be no assurance in that regard.

  THE ELCOTEL BOARD BY A VOTE OF 5 TO 2 HAS RECOMMENDED THAT THE HOLDERS OF ELCOTEL COMMON STOCK VOTE "FOR" ADOPTION OF THE ISSUANCE OF ELCOTEL COMMON STOCK PURSUANT TO THE MERGER AGREEMENT AND ANY OTHER ACTIONS REQUIRED IN FURTHERANCE OF THE MERGER.

OPINION OF MURRAY DEVINE

  Elcotel engaged Murray Devine to act as its financial advisor in connection with the transactions contemplated by the Merger Agreement based upon Murray Devine's qualifications, expertise and reputation. On August 5, 1997, Murray Devine rendered an oral opinion to the Elcotel Board which was confirmed by delivery of its written opinion dated August 5, 1997 (the "Murray Devine Opinion") to the effect that, as of such date, and based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the Merger pursuant to the Merger Agreement is fair, from a financial point of view, to Elcotel.

  THE FULL TEXT OF THE MURRAY DEVINE OPINION IS SET FORTH AS APPENDIX B TO THIS JOINT PROXY STATEMENT-PROSPECTUS AND SHOULD BE READ CAREFULLY IN ITS ENTIRETY, INCLUDING WITHOUT LIMITATION THE DESCRIPTIONS OF THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, OTHER MATTERS CONSIDERED AND LIMITATIONS OF THE REVIEW UNDERTAKEN IN ARRIVING AT SUCH OPINION. THE MURRAY DEVINE OPINION ADDRESSES

THE FAIRNESS OF THE MERGER TO ELCOTEL FROM A FINANCIAL POINT OF VIEW AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF ELCOTEL OR TSG AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE ELCOTEL ANNUAL MEETING OR TSG SPECIAL MEETING.

  The Murray Devine Opinion does not constitute an opinion as to the price at which Elcotel Common Stock will actually trade at any time. The type and amount of consideration was determined in arm's length negotiations between Elcotel and TSG in which negotiations Cameron Associates, not Murray Devine, advised Elcotel. No restrictions or limitations were imposed upon Murray Devine with respect to the investigations made or procedures followed by Murray Devine in rendering its opinion. In arriving at its opinion, Murray Devine, among other things: (i) reviewed the Merger Agreement and other related documents; (ii) reviewed such publicly available business and financial information relating to Elcotel and TSG as Murray Devine deemed appropriate; (iii) reviewed certain internal financial and operating information relating to Elcotel and TSG (including financial plans) prepared by their respective managements; (iv) discussed the past and current operations and financial condition and prospects of Elcotel with the senior management of Elcotel; (v) discussed the past and current operations and financial condition and prospects of TSG with the senior management of TSG;
(vi) reviewed pro forma financial statements (including financial plans) of Elcotel and TSG on a combined basis (the "Combined Companies") prepared jointly by the management of Elcotel and TSG; and (vii) reviewed recent stock market data relating to Elcotel and TSG. In addition, Murray Devine compared certain financial and securities data of Elcotel and TSG with various other companies whose securities are traded in public markets and conducted such other financial studies, analyses and investigations as Murray Devine deemed appropriate for purposes of rendering its opinion.

  In rendering its opinion, Murray Devine did not independently verify any of the foregoing information and relied on its being complete and accurate in all material respects and further relied upon the assurances of Elcotel management that they are unaware of any facts that would make the information provided to Murray Devine incomplete or misleading in any material respect. Murray Devine also assumed that the financial plans have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Elcotel's and TSG's management as to the expected future financial performance of Elcotel and TSG. Murray Devine did not make any independent evaluation or appraisal of the individual assets of Elcotel or TSG, nor was Murray Devine furnished with any such appraisals.

  The Murray Devine opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on information made available to it as of, the date of its opinion. Murray Devine does not have any obligation to revise or reaffirm its opinion before the Effective Time or thereafter.

  Murray Devine was selected to render an opinion in connection with the Merger based upon Murray Devine's qualifications, expertise and reputation, including the fact that Murray Devine, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, and valuations for corporate and other purposes.

  Murray Devine received a non-contingent fee of $100,000.

TSG'S REASONS FOR THE MERGER; RECOMMENDATION OF THE TSG BOARD

  On August 11, 1997, the TSG Board, by unanimous vote, approved the Merger Agreement and the transactions contemplated thereby (including the Merger) and decided to recommend adoption of the Merger Agreement and the transactions contemplated thereby to TSG's stockholders. In reaching these conclusions, the TSG Board considered, among other things, the following factors:

  . The terms and conditions of the Merger Agreement, including the amount and form of consideration to be paid pursuant to the Merger Agreement.

  . Historical market prices and trading information with respect to Elcotel Common Stock and TSG Common Stock.

  . The Voting Agreement which provides, among other things, for Wexford to vote its shares of TSG Common Stock and for Fundamental to vote its shares of Elcotel Common Stock, in favor of adoption of the Merger Agreement.

  The foregoing discussion of the information and factors considered by the TSG Board is not intended to be exhaustive, but includes material factors considered by the Board. In reaching its determination to approve the Merger Agreement and the transactions contemplated thereby, the TSG Board did not assign any relative or specific weights to the various factors considered by it nor did it specifically characterize any factor as positive or negative (except as described above), and individual directors may have given different weights to different factors and may have viewed certain factors more positively or negatively than others.

  TSG's merger with Elcotel is an essential element of TSG's strategy to build critical mass, broaden its customer base and enhance its product offering. TSG's strategy to combine with Elcotel is reflective of the combined companies' strategy to become a leading global provider of public communications products and services.

  FOR THE REASONS DESCRIBED ABOVE, THE TSG BOARD UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF TSG COMMON STOCK VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND THE APPROVAL OF ANY OTHER ACTIONS REQUIRED IN FURTHERANCE OF THE MERGER.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  Following is a summary of material federal income tax consequences of the Merger based on current law. Neither Elcotel nor TSG has requested or will request any ruling from the IRS as to the United States federal income tax consequences of the Merger. Future legislative, judicial or administrative changes or interpretations, which may be retroactive, could alter or modify the statements set forth herein. This summary may not apply to certain classes of taxpayers, including, without limitation, insurance companies, tax-exempt organizations, financial institutions, dealers in securities, nonresident aliens, foreign corporations, persons who acquired shares of TSG Common Stock pursuant to the exercise of employee stock options or rights or otherwise as compensation, and persons who hold shares of TSG Common Stock in a hedging transaction or as part of a straddle or conversion transaction. Also, this summary does not address state, local or foreign tax consequences of the Merger. Consequently, each holder of TSG Common Stock (a "Holder") should consult such Holder's own tax advisor as to the specific tax consequences of the Merger to such Holder.

  The Merger is intended to be treated as a "reorganization" within the meaning of Section 368(a) of the Code. Accordingly, for federal income tax purposes, no income, gain or loss will be recognized by either Elcotel or TSG as a result of the Merger, and Holders who exchange shares of TSG Common Stock for shares of Elcotel Common Stock pursuant to the Merger will be treated as follows: (i) no income, gain or loss will be recognized by a Holder with respect to the receipt of Elcotel Common Stock; (ii) the aggregate adjusted tax basis of shares of Elcotel Common Stock (including a fractional share interest in Elcotel Common Stock deemed received and redeemed as described in
(iv) below) received by a Holder will be the same as the aggregate adjusted tax basis of the shares of TSG Common Stock exchanged therefor; (iii) the holding period of shares of Elcotel Common Stock (including the holding period of a fractional share interest in Elcotel Common Stock deemed received and redeemed as described in (iv) below) received by a Holder will include the holding period of the TSG Common Stock exchanged therefor, provided that such shares of TSG Common Stock are held as capital assets at the Effective Time; and (iv) a Holder of TSG Common Stock who receives cash in lieu of a fractional share interest in Elcotel Common Stock will be treated as having received such fractional share interest and then as having received the cash in redemption of such fractional share interest.

  It is a condition to the consummation of the Merger that TSG receive an opinion of counsel to the effect that neither TSG nor any of its stockholders will recognize gain or loss for United States federal income tax purposes as a result of the Merger (other than in respect of any cash paid in lieu of fractional shares). The opinion referred to in this paragraph will be based upon certain facts, assumptions and representations and/or covenants, including those contained in certificates of officers of Elcotel, TSG and, possibly, others. If such opinion is not received, the Merger will not be consummated unless the condition requiring its receipt is waived. TSG currently anticipates that such opinion will be delivered and that TSG will not waive the condition requiring receipt of such opinion. Such opinion will not be binding upon the IRS and no assurance can be given that the IRS will not take a contrary position.

  Conversion pursuant to the Merger Agreement of the TSG Stock Options into options to acquire Elcotel Common Stock should not change the federal income tax treatment of the TSG Stock Options. The conversion is intended to satisfy
Section 424(a) of the Internal Revenue Code, so that it will not constitute a modification of the TSG Stock Options. In the absence of a modification, the date the TSG Stock Options were granted will continue to be considered the date of grant, for purposes of qualifying for favorable federal income tax treatment upon disposition of stock purchased pursuant to an incentive stock option or the 1995 Employee Stock Purchase Plan.

INTERESTS OF CERTAIN PERSONS AND EMPLOYEE MATTERS

  In considering the recommendation of the Elcotel Board and the TSG Board with respect to the Merger, stockholders of Elcotel and TSG should be aware that certain members of the management of Elcotel and TSG and of the Elcotel Board and the TSG Board have certain interests in the Merger that are in addition to the interests of stockholders of Elcotel and TSG generally.

  Directorships. Pursuant to the Merger Agreement, Elcotel has agreed to invite to become directors of Elcotel following the Merger: David Steadman, who has an employment agreement with TSG and is Chairman of its Board of Directors; Mark Plaumann, a member of the Board of Directors of TSG and Senior Vice President of Wexford Management, an affiliate of Wexford, the holder of approximately 52% of the outstanding TSG Common Stock; Kenneth Rubin, Vice President of Wexford; and Vincent Bisceglia, President and Chief Executive Officer of TSG, who will enter into an employment agreement with Elcotel in connection with the Merger. During the period ending immediately after the second annual meeting of Elcotel stockholders following this Elcotel Annual Meeting, Fundamental and Wexford have agreed to vote their shares in favor of any nominees for director of Elcotel nominated by the incumbent Elcotel Board. See "Fundamental/Wexford Stockholders' Agreement--Voting of Capital Stock." Immediately after the Merger, the Elcotel Board will include two representatives of Fundamental, Mr. James and Charles Moore, and two representatives of Wexford, Messrs. Plaumann and Rubin.

  Investment Banking Fee. Pursuant to an agreement entered into in July 1997, TSG will pay a $200,000 investment banking fee to Wexford Management, an affiliate of Wexford, the holder of approximately 52% of the outstanding TSG Common Stock, for services rendered in connection with the Merger if the Merger or other transaction involving the sale of all or substantially all of TSG is consummated. In the event the Merger does not close, TSG has agreed to reimburse Wexford Management for up to $5,000 of out-of-pocket costs and expenses. At its option, Elcotel can pay the $200,000 fee to Wexford Management by the issuance of 30,769 shares of Elcotel Common Stock.

  Treatment of Stock Options. The conversion pursuant to the Merger Agreement of the TSG Stock Options into options to acquire Elcotel Common Stock will result in adjustments to the per share exercise price and number of shares subject thereto based on the Exchange Ratio. The Merger will result in the acceleration and immediate vesting of: all outstanding TSG Stock Options granted to Mr. Bisceglia and Mr. Steadman under TSG's 1994 Omnibus Plan (options to purchase approximately 57,500 shares of TSG Common Stock, including options to purchase 50,000 shares which otherwise vest on November 1, 1997) pursuant to the terms of their stock option agreements; 50% of unvested TSG Stock Options granted to the other executive officers of TSG

(options to purchase approximately 48,750 shares of TSG Common Stock, including 18,750 shares which otherwise vest on November 1, 1997) pursuant to the terms of an Officers' Policy adopted by the TSG Board, and all outstanding TSG Stock Options granted to TSG's directors under TSG's 1995 Non-Employee Director Plan (options to purchase approximately 12,000 shares of TSG Common Stock) pursuant to the terms of the plan and their stock option agreements. All other options outstanding under TSG Stock Options will vest according to their terms.

  Employment Agreements. In connection with the Merger, Elcotel has entered into employment agreements with each of Vincent Bisceglia, President and Chief Executive Officer of TSG, C. Shelton James, Chief Executive Officer of Elcotel and Chairman of its Board of Directors, and Tracey Gray, President of Elcotel. See "The Merger Agreement--General Conditions Precedent to the Merger." Mr. James will be elected Chairman of the Board of Directors of Elcotel, will receive an annual salary of not less than $94,000, subject to annual increase, and will be entitled to an annual incentive bonus computed as a percentage of base salary based on whether certain performance goals are met and additional stock options as approved by the Compensation and Stock Committee of the Elcotel Board. Mr. Gray will be elected President and Chief Executive Officer of Elcotel, will receive an annual salary of not less than $170,000, subject to annual increase, and will be entitled to an annual incentive bonus computed as a percentage of base salary based on whether certain performance goals are met and additional stock options as approved by the Compensation and Stock Committee of the Elcotel Board. Mr. Bisceglia will be elected Executive Vice President and Chief Operating Officer (or, at Elcotel's choice, to a higher office), will receive an annual salary of not less than $160,000, subject to annual increase, and will be entitled to retain all options granted to him as an employee of TSG that will be converted to options to purchase Elcotel Common Stock (see "The Merger Agreement--Conversion of Options to Purchase TSG Common Stock), an additional option to purchase 50,000 shares of Elcotel Common Stock and an incentive bonus for Elcotel's fiscal year ending March 31, 1998 equal to 2% of TSG's operating profits (defined as net income before taxes, amortization, depreciation, interest, gains and losses arising from revaluation of assets, and effects of the Merger on TSG's operations). For fiscal years beginning after March 31, 1998, Mr. Bisceglia will be entitled to participate in any bonus program maintained for senior executives of Elcotel to the same extent and on the same terms as the Chief Executive Officer of Elcotel. After a transition period ending seven months after the consummation of the Merger, Mr. Bisceglia will be required to relocate his residence to the Sarasota, Florida area. Elcotel will reimburse Mr. Bisceglia for certain expenses in connection with such relocation. Mr. Bisceglia's employment agreement with Elcotel will supercede any prior employment agreements with TSG. Each of these employment agreements of Elcotel will continue until December 31, 1998, subject to earlier termination for cause or for certain other reasons. Each employment agreement will continue for additional one-year periods thereafter unless Elcotel gives written notice of nonrenewal at least 180 days prior to the end of any such period. Upon non-renewal of the employee's employment term or the employee's death or permanent disability, the employee will be entitled to severance equal to six months (or, for Mr. Bisceglia if he has relocated his residence to Sarasota, Florida, one year) of salary and benefits and any bonus and stock options to which such employee is entitled. Elcotel may terminate the employee's employment without cause if Elcotel pays the employee severance as described in the preceding sentence for at least one year. Pursuant to these agreements, each employee is indemnified by Elcotel with respect to claims made against him as a director, officer and/or employee of Elcotel or any subsidiary of Elcotel to the fullest extent permitted by Elcotel's Certificate of Incorporation, its Bylaws or Delaware Law.

  Registration Rights. Pursuant to the Fundamental/Wexford Stockholders' Agreement, Wexford, Acor S.A., a holder of approximately 9.7% of the outstanding TSG Common Stock, and Fundamental will receive certain registration rights with respect to Elcotel Common Stock beneficially owned by them, including the Elcotel Common Stock issued to Wexford pursuant to the Merger. See "Fundamental/Wexford Stockholders' Agreement--Registration Rights."

REFINANCING OF TSG AND ELCOTEL INDEBTEDNESS

  Elcotel intends to refinance with one bank the existing indebtedness of TSG to its bank and of Elcotel to its bank in connection with the consummation of the Merger. Elcotel believes it will require a revolving line of credit of approximately $15 million. There can be no assurance whether it will be able to obtain such a line of credit or as to the terms of such line of credit.

ACCOUNTING TREATMENT

  The Merger will be accounted for under the "purchase" method of accounting in accordance with generally accepted accounting principles ("GAAP"). Accordingly, the merger consideration will be allocated to the assets and liabilities of TSG based on their estimated fair values with the excess recorded as goodwill. See "Unaudited Pro Forma Consolidated Financial Information."

ANTITRUST

  No filing in respect of the Merger is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

NO APPRAISAL OR DISSENTERS' RIGHTS

  Under Delaware Law, holders of TSG Common Stock are not entitled to appraisal or dissenters' rights in connection with the Merger because the TSG Common Stock is designated as a National Market security on an interdealer quotation system by the NASD and the consideration which such holders will be entitled to receive in the Merger will consist solely of (i) Elcotel Common Stock, which will also be designated as a National Market security on an interdealer quotation system by the NASD, and (ii) cash in lieu of fractional shares. Under Delaware Law, holders of Elcotel Common Stock are not entitled to appraisal or dissenters' rights in connection with the Merger because Elcotel is not a constituent corporation to the Merger.

RESALES OF ELCOTEL COMMON STOCK

  All shares of Elcotel Common Stock issued pursuant to the Merger will be freely transferable, except that shares of Elcotel Common Stock received by any person who may be deemed to be an "affiliate" of TSG prior to the Merger (for purposes of Rule 145 promulgated under the 1933 Act) may not be resold except in transactions permitted by Rule 145 or as otherwise permitted under the 1933 Act. Persons deemed to be affiliates of TSG are those individuals or entities that control, are controlled by, or are under common control with, such party and generally include executive officers and directors of such party as well as certain principal stockholders of such party.

  TSG has agreed to deliver to Elcotel, at least 30 days before the Effective Time, a letter identifying all persons who are, at the time of the TSG Special Meeting, deemed to be "affiliates" (as defined in the preceding paragraph) of TSG, and to use its best efforts to cause each person so identified to deliver to Elcotel at or before the Effective Time, a written agreement substantially in the form previously approved by Elcotel and TSG, providing that such person will not sell, pledge, transfer or otherwise dispose of any Elcotel Common Stock received by such person in exchange for shares of TSG Common Stock pursuant to the Merger, except pursuant to an effective registration statement or in compliance with such Rule 145 or another exemption from the registration requirements of the 1933 Act. Elcotel will be entitled to issue appropriate stop transfer instructions to the transfer agent for the Elcotel Common Stock to be issued to such affiliates pursuant to the Merger, consistent with the terms of such letter. This Joint Proxy Statement-Prospectus does not cover any resale of Elcotel Common Stock received by affiliates of TSG in connection with the Merger. Pursuant to the Fundamental/Wexford Stockholders' Agreement, Wexford and Acor S.A., a holder of approximately 9.7% of the outstanding TSG Common Stock, have been granted certain registration rights with respect to the resale of Elcotel Common Stock. See "Fundamental/Wexford Stockholders' Agreement."

NASDAQ NATIONAL MARKET

  Elcotel will use its best efforts to cause the shares of Elcotel Common Stock to be issued in connection with the Merger to be approved for listing on the Nasdaq National Market at or prior to the Effective Time.

                             THE MERGER AGREEMENT

  The following summary of the Merger Agreement contained in this Joint Proxy Statement-Prospectus is not intended to be a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof, which is incorporated herein by reference and a copy of which is attached hereto as Appendix A. Unless otherwise defined in this Joint Proxy Statement-Prospectus, the capitalized terms used in this section have the meanings ascribed thereto in the Merger Agreement.

GENERAL

  The Merger Agreement provides that, subject to the terms and conditions thereof and in accordance with Delaware law, at the Effective Time, Elcotel and TSG will consummate the Merger pursuant to which (i) Merger Subsidiary will be merged with and into TSG and the separate corporate existence of Merger Subsidiary will thereupon cease, and (ii) TSG, the surviving corporation, will become a direct wholly-owned subsidiary of Elcotel and will continue to be governed by the laws of the State of Delaware.

EFFECTIVE TIME

  The Effective Time of the Merger will be at such time as the certificate of merger is filed with the Delaware Secretary of State, or at such later time as Elcotel and TSG agree and specify in the certificate of merger. The filing of the certificate of merger will occur no later than the fifth business day after satisfaction or waiver of the conditions precedent to the consummation of the Merger. See "The Merger Agreement--General Conditions Precedent to the Merger." Elcotel and TSG currently anticipate that the Effective Time will occur on or before December 31, 1997. However, there can be no assurance that the conditions to the Merger will be satisfied by such date or at all, or that the Merger Agreement will not be terminated.

CORPORATE MATTERS

  The certificate of incorporation of Merger Subsidiary will be the certificate of incorporation of the surviving corporation, except that, at the Effective Time, the name of the surviving corporation will be changed to "TSG" or such other name as Elcotel may designate on or before the Effective Time, until thereafter amended in accordance with applicable law and such certificate of incorporation.

  The bylaws of Merger Subsidiary in effect at the Effective Time will be the bylaws of the surviving corporation, until thereafter amended in accordance with applicable law, the certificate of incorporation of the surviving corporation and such bylaws.

CONVERSION OF TSG SHARES

  The Merger Agreement provides that each share of TSG Common Stock issued and outstanding immediately prior to the Effective Time (other than TSG Common Stock owned by TSG as treasury stock, and, if any, TSG Common Stock owned by Elcotel or any direct or indirect wholly-owned subsidiary of Elcotel or TSG) will, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive 1.05 shares of fully paid and nonassessable Elcotel Common Stock (such conversion rate, the "Exchange Ratio").

  In lieu of any fractional share of Elcotel Common Stock to which a holder of TSG Common Stock would be entitled, Elcotel will pay to each former stockholder of TSG who otherwise would be entitled to receive a fractional share of Elcotel Common Stock an amount in cash determined by multiplying (i) such fraction by (ii) the arithmetic mean of the closing sales prices for the Elcotel Common Stock reported on the Nasdaq National Market for each of the five consecutive trading days on which Elcotel Common Stock was traded immediately preceding the Effective Time as quoted in the Wall Street Journal or other reliable financial newspaper or publication.

  All shares of TSG Common Stock owned by TSG as treasury stock and any shares of TSG Common Stock owned by Elcotel or any direct or indirect wholly owned subsidiary of Elcotel will, at the Effective Time, be canceled and retired and will cease to exist and no Elcotel Common Stock will be delivered in exchange therefor.

  The Merger Agreement provides that, on and after the Effective Time, holders of certificates which immediately prior to the Effective Time represented outstanding shares of TSG Common Stock (the "Certificates") will cease to have any rights as stockholders of TSG, except the right to receive the consideration set forth in the Merger Agreement for each share of TSG Common Stock held by them.

  BEFORE THE EFFECTIVE TIME, ELCOTEL WILL APPOINT AN AGENT FOR THE PURPOSE OF EXCHANGING CERTIFICATES REPRESENTING TSG COMMON STOCK FOR THE MERGER CONSIDERATION (THE "EXCHANGE AGENT"). WITHIN FIVE BUSINESS DAYS AFTER THE EFFECTIVE TIME, ELCOTEL OR THE EXCHANGE AGENT WILL MAIL TO EACH HOLDER OF RECORD OF A CERTIFICATE WHOSE SHARES OF TSG COMMON STOCK WERE CONVERTED IN THE MERGER INTO THE RIGHT TO RECEIVE ELCOTEL COMMON STOCK A LETTER OF TRANSMITTAL AND INSTRUCTIONS FOR USE IN EFFECTING THE SURRENDER OF SUCH CERTIFICATES IN EXCHANGE FOR ELCOTEL COMMON STOCK.

  TSG STOCKHOLDERS SHOULD NOT FORWARD TSG STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED SUCH TRANSMITTAL LETTERS. TSG STOCKHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

CONVERSION OF OPTIONS TO PURCHASE TSG COMMON STOCK

  In accordance with the Merger Agreement, at the Effective Time, each outstanding TSG Stock Option, whether vested or unvested, will be converted into an option to acquire, on the same terms and conditions as were applicable under the TSG Stock Option, a number of shares of Elcotel Common Stock equal to 1.05 times the number of shares of TSG Common Stock which the option holder was entitled to purchase immediately prior to the Effective Time under such TSG Stock Option, at a price per share of Elcotel Common Stock equal to
(i) the aggregate exercise price for the shares of TSG Common Stock otherwise purchasable pursuant to the TSG Stock Option divided by (ii) the aggregate number of shares of Elcotel Common Stock deemed purchasable pursuant to the TSG Stock Option, with any fractional share of Elcotel Common Stock resulting from such calculation for such holder being rounded up to the nearest whole share. However, in the case of any option to which Section 421 of the Internal Revenue Code applies by reason of such option's qualification under Section 422 or 423 of the Code, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option will be determined in order to comply with Section 424 of the Code.

  Elcotel will prepare and file with the Commission a registration statement on Form S-8 or other appropriate form with respect to shares of Elcotel Common Stock subject to TSG Stock Options issued under TSG Option Plans and will use its reasonable efforts to have such registration statement declared effective as soon as practicable following the Effective Time.

CONVERSION OF WARRANTS TO PURCHASE TSG COMMON STOCK

  In accordance with the Merger Agreement, at the Effective Time, the TSG Underwriter Warrants and each TSG Public Warrant (which in the aggregate provide for the right to acquire 675,000 shares of TSG Common Stock) will become a warrant to acquire, at a proportionately reduced exercise price per share, a number of shares of Elcotel Common Stock equal to 1.05 times the number of shares of TSG Common Stock that the warrant holder was entitled to purchase immediately prior to the Effective Time under such TSG Warrants.

CONDUCT OF TSG PENDING THE MERGER

  In the Merger Agreement, TSG has agreed that, until the Effective Time, except as expressly provided in the Merger Agreement or with the prior written consent of Elcotel (which approval will not be unreasonably withheld or delayed with respect to (c), (d), (h), (i), (j), (n) or (o), or
(k) as it applies to filing any amended tax return):

    (a) TSG will not adopt or propose any change in its Certificate of Incorporation or any change in its Bylaws;

    (b) TSG will not, and will not permit any subsidiary of TSG to, adopt a plan or agreement of complete or partial liquidation, or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of TSG or any of its subsidiaries (other than a liquidation or dissolution of any subsidiary or a merger or consolidation between wholly owned subsidiaries);

    (c) TSG will not, and will not permit any subsidiary of TSG to, make any investment in or any acquisition of the business of any Person or any material amount of assets (other than inventory);

    (d) TSG will not, and will not permit any subsidiary of TSG to, sell or otherwise dispose of any assets (other than inventory) in an amount that would be material to TSG and its subsidiaries, taken as a whole, except in the ordinary course of business consistent with past practice;

    (e) TSG will not, and will not permit any subsidiary of TSG to, declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than dividends paid by any subsidiary of TSG to TSG or any other subsidiary of TSG, or split, combine, reclassify or take similar action with respect to any of its capital stock or TSG securities or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or TSG securities;

    (f) TSG will not, and will not permit any subsidiary of TSG to, redeem, purchase or otherwise acquire directly or indirectly any of TSG's capital stock or any TSG securities;

    (g) Subject to certain exceptions, TSG will not, and will not permit any subsidiary of TSG to, enter into or amend in any material respect any employment contract with any of its officers, directors or employees earning annual compensation of more than $50,000, adopt or amend any TSG benefit plan in any material respect or make any payments, awards or distributions under any TSG benefit plan or otherwise not consistent with past practice or custom except (i) as required by a contract in existence on August 13, 1997 and disclosed to Elcotel; or (ii) as necessary to make any TSG benefit plan disclosed to Elcotel meet the requirements of ERISA to the extent such amendment is described to or is approved by Elcotel;

    (h) TSG will not, and will not permit any subsidiary of TSG to, (i) enter into (or commit to enter into) any new lease or renew any existing lease (except pursuant to commitments in existence on August 13, 1997 for such lease or lease renewal) or (ii) purchase or acquire or enter into any agreement to purchase or acquire any real estate;

    (i) TSG will not, and will not permit any subsidiary of TSG to, make or commit to make any capital expenditures in excess of $150,000 in the aggregate exclusive of existing commitments with Avex Electronics, Inc. for capital expenditures not exceeding $200,000 in the aggregate.

    (j) TSG will not, and will not permit any subsidiary of TSG to, change any tax election, change any annual tax accounting period, change any method of tax accounting, file any amended Tax Return, enter into any closing agreement relating to any Tax, settle any Tax claim or assessment, surrender any right to claim a Tax refund or consent to any extension or waiver (other than a reasonable extension or waiver) of the limitations period applicable to any Tax claim or assessment, if any such action would have the effect of increasing the aggregate Tax liability or reducing the aggregate tax assets of TSG and its subsidiaries, taken as a whole, or, to the knowledge of TSG, Elcotel and its subsidiaries, taken as a whole;

    (k) TSG will not, and will not permit any subsidiary of TSG to, (i) incur any indebtedness for borrowed money or guarantee any such indebtedness other than in the ordinary course of its business consistent with past practice, or (ii) voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled repayment date with respect to, or waive any right under, any indebtedness for borrowed money;

    (l) SG will not, and will not permit any subsidiary of TSG to, enter into any contract or amend or modify any existing contract, or engage in any new transaction outside the ordinary course of business consistent with past practice or not on an arm's length basis, with any affiliate of such party or any of its subsidiaries;

    (m) TSG will not, and will not permit any subsidiary of TSG to, agree or commit to do any of the foregoing; and

    (n) TSG will not, and will not permit any subsidiary of TSG to, take or agree or commit to take any action that would make any representation or warranty of TSG in the Merger Agreement inaccurate at, or as of any time prior to, the Effective Time.

CONDUCT OF ELCOTEL PENDING THE MERGER

  In the Merger Agreement, Elcotel has agreed that until the Effective Time, except as expressly provided in the Merger Agreement or with the prior written consent of TSG (which consent will not be unreasonably withheld or delayed with respect to (c), (d), (h), (i), (j), (n) or (o), or (k) as it applies to filing an amended tax return):

    (a) Elcotel will not adopt or propose any change in its Certificate of Incorporation or any change in its Bylaws, except as and to the extent required to consummate the Merger;

    (b) Elcotel will not, and will not permit any subsidiary of Elcotel to, adopt a plan or agreement of complete or partial liquidation, or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Elcotel or any of its subsidiaries (other than a liquidation or dissolution of any subsidiary or a merger or consolidation between wholly owned subsidiaries);

    (c) Except with respect to the acquisition of certain assets, Elcotel will not, and will not permit any subsidiary of Elcotel to, make any investment in or any acquisition of the business of any Person or any material amount of assets (other than inventory);

    (d) Elcotel will not, and will not permit any subsidiary of Elcotel to, sell or otherwise dispose of any assets (other than inventory) in an amount that would be material to Elcotel and its subsidiaries, taken as a whole, except in the ordinary course of business consistent with past practice;

    (e) Elcotel will not, and will not permit any subsidiary of Elcotel to, declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock, other than dividends paid by any subsidiary of Elcotel to Elcotel or any other subsidiary of Elcotel, or split, combine, reclassify or take similar action with respect to any of its capital stock or Elcotel securities or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or Elcotel securities;

    (f) Elcotel will not, and will not permit any subsidiary of Elcotel to, redeem, purchase or otherwise acquire directly or indirectly any of Elcotel's capital stock or any Elcotel securities;

    (g) Elcotel will not, and will not permit any subsidiary of Elcotel to, enter into or amend in any material respect any employment contract with any of its officers, directors or employees earning annual compensation of more than $50,000 (other than as contemplated by the Merger Agreement), adopt or amend any Elcotel benefit plan in any material respect or make any payments, awards or distributions under any Elcotel benefit plan or otherwise not consistent with past practice or custom except (i) as required by a contract in existence on the date hereof and disclosed to TSG; (ii) as necessary to make any Elcotel benefit plan disclosed to TSG meet the requirements of ERISA to the extent such amendment is described to or is approved by TSG;

    (h) Elcotel will not, and will not permit any subsidiary of Elcotel to,
  (i) enter into (or commit to enter into) any new lease or renew any existing lease (except pursuant to commitments in existence on August 13, 1997 for such lease or lease renewal) or (ii) purchase or acquire or enter into any agreement to purchase or acquire any real estate;

    (i) Except with respect to the acquisition of certain assets, Elcotel will not, and will not permit any subsidiary of Elcotel to, make or commit to make any capital expenditures in excess of $150,000 in the aggregate;

    (j) Elcotel will not, and will not permit any subsidiary of Elcotel to, change any tax election, change any annual tax accounting period, change any method of tax accounting, file any amended Tax Return, enter into any closing agreement relating to any Tax, settle any Tax claim or assessment, surrender any right to claim a Tax refund or consent to any extension or waiver (other than a reasonable extension or waiver) of the limitations period applicable to any Tax claim or assessment, if any such action would have the effect of increasing the aggregate Tax liability or reducing the aggregate tax assets of Elcotel and its subsidiaries, taken as a whole, or, to the knowledge of Elcotel, TSG and its subsidiaries, taken as a whole;

    (k) Elcotel will not, and will not permit any subsidiary of Elcotel to,
  (i) incur any indebtedness for borrowed money or guarantee any such indebtedness other than in the ordinary course of its business consistent with past practice or other than in connection with the transactions contemplated by the Merger Agreement, or (ii) voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled repayment date with respect to, or waive any right under, any indebtedness for borrowed money;

    (l) Elcotel will not, and will not permit any subsidiary of Elcotel to, enter into any contract or amend or modify any existing contract, or engage in any new transaction outside the ordinary course of business consistent with past practice or not on an arm's length basis, with any affiliate of such party or any of its subsidiaries;

    (m) Elcotel will not, and will not permit any subsidiary of Elcotel to, agree or commit to do any of the foregoing; and

    (n) Elcotel will not, and will not permit any subsidiary of Elcotel to, take or agree or commit to take any action that would make any representation or warranty of Elcotel in the Merger Agreement inaccurate at, or as of any time prior to, the Effective Time.

APPOINTMENT OF DIRECTORS

  Elcotel will invite David Steadman, Mark Plaumann, Kenneth Rubin and Vincent Bisceglia to become members of the Board of Directors of Elcotel immediately following the Effective Time and will increase the size of the Elcotel Board to nine members, to include those four persons, C. Shelton James, Tracey Gray, Charles Moore and two independent directors who are currently members of the Board of Directors of Elcotel, immediately following the Effective Time.

NO SOLICITATION

  TSG has agreed that (a) it will not, and will cause its subsidiaries and the officers, directors, employees, investment bankers, consultants and other agents of TSG and its subsidiaries and the affiliates of TSG not to, directly or indirectly, initiate, solicit, encourage (including by way of furnishing information) or facilitate or take any action to initiate, solicit, encourage or facilitate any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, consolidation or other business combination including TSG or any of its Subsidiaries or any acquisition or similar transaction (including, without limitation, a tender or exchange offer) involving the purchase of (x) all or any significant portion of the assets of TSG and its subsidiaries taken as a whole, (y) 5% or more of the outstanding shares of TSG Common Stock or (z) 15% of the outstanding shares of the capital stock of any subsidiary of TSG (any such proposal or offer referred to as an "Alternative Proposal"), or engage in any discussions or negotiations concerning, or provide any confidential information or data to any person or group relating to an Alternative Proposal (excluding the transactions contemplated by the Merger Agreement) or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal; (b) it will immediately cease and cause to be terminated and will cause its subsidiaries and the officers, directors, employees, investment bankers, consultants and other agents of TSG and its subsidiaries and the affiliates of TSG to immediately cease and terminate, any existing activities, discussions or negotiations with any parties with respect to any of the foregoing; and (c) it will notify Elcotel immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it or any of such persons; except, however, that the TSG Board of Directors may (i) furnish information to (but only pursuant to a confidentiality agreement in customary form and having terms and conditions substantially comparable to the Elcotel-TSG confidentiality agreement) or enter into discussions or negotiations with any person or group that makes an unsolicited bona fide Alternative Proposal, only to the extent that, (A) the TSG Board, based upon the written opinion of outside counsel, determines in good faith that such action is required for the TSG Board to comply with its fiduciary duties to stockholders imposed by Delaware Law, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or group, TSG provides written notice to Elcotel to the effect that it is furnishing information to, or entering into discussions or negotiations with such person or group, and (C) TSG keeps Elcotel informed of the status and material information including the identity of such person or group with respect to any such discussions or negotiations and any Alternative Proposal and the material terms thereof and gives Elcotel at least 24 hours' advance notice of any information to be supplied to, and at least 48 hours' advance notice of any agreement to be entered into with, any person or group making such Alternative Proposal; and
(ii) to the extent required, comply with Rule 14e-2 promulgated under the 1934 Act with regard to an Alternative Proposal.

REPRESENTATIONS AND WARRANTIES

  In the Merger Agreement, TSG has made customary representations and warranties to Elcotel with respect to, among other things, its organization, capitalization, corporate authorization, financial statements, public filings, employee benefit plans, insurance, compliance with laws, the capitalization of TSG, transactions with affiliates, litigation, absence of defaults, contracts, tax matters, labor matters, assets, real property, environmental matters, consents and approvals, information provided by it for inclusion in the Joint Proxy Statement-Prospectus, agreements with third party payors, votes required, undisclosed liabilities and the absence of any material adverse change in TSG since March 28, 1997.

  In addition, TSG has represented to Elcotel that except for a fee payable to Wexford Management, no investment bank, broker, finder, or other intermediary or other individual, entity or organization, is entitled to any fee or commission from TSG or any subsidiary of TSG upon consummation of the transactions contemplated by the Merger Agreement.

  In the Merger Agreement, Elcotel has made customary representations and warranties to TSG with respect to, among other things, its organization, capitalization, corporate authorization, financial statements, public filings, employee benefit plans, insurance, compliance with laws, the capitalization of Elcotel, transactions with affiliates, litigation, absence of defaults, contracts, tax matters, labor matters, assets, real property, environmental matters, consents and approvals, information provided by it for inclusion in this Joint Proxy Statement-Prospectus, agreements with third party payors, votes required, undisclosed liabilities and the absence of any material adverse change in Elcotel since March 31, 1997.

  In addition, Elcotel has represented to TSG that except for a fee payable to Cameron Associates, no investment bank, broker, finder, or other intermediary or other individual, entity or organization, is entitled to any fee or commission from Elcotel or any subsidiary of Elcotel upon consummation of the transactions contemplated by the Merger Agreement. Elcotel has also represented to TSG that it has received the written opinion of Murray Devine to the effect that, as of the date of the Merger Agreement, the consideration to be received by holders of TSG Common Stock in the Merger is fair to Elcotel from a financial point of view.

CAPITALIZATION OF TSG

  As of the close of business on October 13, 1997, 4,708,851 shares of TSG Common Stock were issued and outstanding, no shares of TSG Common Stock were issued and held in the treasury of TSG, and 1,491,149 shares of TSG Common Stock were reserved for issuance under the TSG Option Plans and the TSG Warrants.

Options to purchase 576,250 shares of TSG Common Stock were outstanding under the TSG Option Plans. This amount does not include approximately 9,306 shares subject to a pending offering under the Stock Purchase Plan. The offering period for this plan commenced on July 14, 1997 and will end on January 9, 1998. The estimated 9,306 shares of TSG Common Stock to be issued under this plan is based on a stock price of $5 per share on July 14, 1997 and eligible employees with $39,551 of estimated aggregate compensation deductions (based on current compensation levels). Warrants to purchase 675,000 shares of TSG Common Stock were outstanding under the TSG Warrants.

  TSG has agreed not to issue or otherwise dispose of any shares of, or securities convertible into or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or series of TSG or its subsidiaries, other than the issuance of (i) options with an exercise price at least equal to the fair market value of the TSG Common Stock on the date of grant for up to 20,000 shares of TSG Common Stock under the Omnibus Plan as in effect on August 13, 1997, (ii) rights to purchase shares of TSG Common Stock granted pursuant to the Stock Purchase Plan as in effect on August 13, 1997 during the offering period that commenced on July 14, 1997 and that will end on January 9, 1998, estimated at 9,306 shares of TSG Common Stock based on a stock price of $5.00 per share on July 14, 1997 and eligible employees with $39,551 of estimated aggregate compensation deductions (based on current compensation levels), (iii) options granted automatically under the Director Plan as in effect on August 13, 1997, and (iv) issuances of TSG Common Stock pursuant to the exercise of options granted pursuant to the TSG Option Plans and the exercise of TSG Warrants which were outstanding on August 13, 1997; and TSG will not amend the terms of any option, warrant, right or other security outstanding under any of the TSG Option Plans or commence any new offering under the Stock Purchase Plan.

CAPITALIZATION OF ELCOTEL

  The currently authorized capital stock of Elcotel consists solely of 20,000,000 shares of Elcotel Common Stock. The Elcotel Board has declared the advisability of and recommended to its stockholders that this amount be increased to 30,000,000 pursuant to action of such stockholders at the Elcotel Annual Meeting. See "Additional Matters Submitted to the Vote of Elcotel's Stockholders--Additional Proposal No. 2: Amendment to Certificate of Incorporation." As of the close of business on September 15, 1997, 8,188,521 shares of Elcotel Common Stock were issued and outstanding, 52,000 shares of Elcotel Common Stock were issued and held in the treasury of Elcotel, and 1,055,934 shares of Elcotel Common Stock were reserved for issuance under the Elcotel 1991 Stock Option Plan and the Elcotel Directors Stock Option Plan (collectively the "Elcotel Plans") and options to purchase 648,838 shares of Elcotel Common Stock under the Elcotel Plans ("Elcotel Options") were outstanding. The Elcotel Board has also declared the advisability of and recommended to its stockholders that the amounts reserved for issuance under the 1991 Stock Option Plan and the Directors Stock Option Plan be increased by 500,000 and 50,000 shares, respectively. See "Additional Matters Submitted to the Vote of Elcotel's Stockholders--Additional Proposal No. 4: Amendment to 1991 Stock Option Plan and Additional Proposal No. 5: Amendments to Directors Stock Option Plan."

  Elcotel has agreed not to issue or otherwise dispose of any shares of, or securities convertible into or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or series of Elcotel or its subsidiaries, other than (i) issuances pursuant to the exercise of options granted pursuant to the Elcotel Plans which were outstanding on August 13, 1997 (or granted as contemplated in (ii) hereafter) and (ii) any grant of options to purchase Elcotel Common Stock to new employees of Elcotel or any of its subsidiaries pursuant to the Elcotel Plans that could result in the issuance of not more than 75,000 shares in the aggregate of Elcotel Common Stock.

  Immediately following the consummation of the Merger, it is expected that approximately 13,213,605 shares of Elcotel Common Stock will be issued and outstanding, 52,000 shares of Elcotel Common Stock will be held in the treasury of Elcotel, options to purchase 648,838 shares of Elcotel Common Stock under the Elcotel Plans will be outstanding, warrants to purchase 708,750 shares of Elcotel Common Stock will be outstanding and options to purchase approximately 614,834 shares of Elcotel Common Stock issued pursuant to the conversion of options that were outstanding pursuant to the TSG Option Plans will be outstanding.

GENERAL CONDITIONS PRECEDENT TO THE MERGER

  The respective obligations of Elcotel, on the one hand, and TSG, on the other hand, to consummate the Merger are subject to the satisfaction (or waiver by the party for whose benefit such conditions exist) of the following conditions: (a) the Merger Agreement will have been approved and adopted by the stockholders of TSG in accordance with Delaware law and the issuance of Elcotel Common Stock pursuant to the Merger Agreement will have been approved by the stockholders of Elcotel by the requisite vote under applicable law and under the applicable rules of the Nasdaq National Market, as the case may be;
(b) the Registration Statement on Form S-4 will have become effective in accordance with the provisions of the 1933 Act, and no stop order suspending such effectiveness will have been issued and remain in effect and no proceeding seeking such an order will be pending or threatened and Elcotel will have received all state securities or blue sky permits and other authorizations necessary to issue the Elcotel Common Stock pursuant to the Merger Agreement; (c) the shares of Elcotel Common Stock to be issued in the Merger will have been approved for listing on the Nasdaq National Market; (d) there shall not be pending any suit, action or proceeding by any Governmental Authority (i) seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement, or seeking to obtain from Elcotel or TSG any damages the amount of which would be reasonably likely to have a material adverse effect on TSG or Elcotel, or (ii) seeking to prohibit or limit the ownership or operation by Elcotel, TSG or any of their respective subsidiaries of, or to compel Elcotel, TSG or any of their respective subsidiaries to dispose of or hold separate, any material portion of the business or assets of Elcotel, TSG or any of their respective subsidiaries, as a result of the Merger or any of the other transactions contemplated by the Merger Agreement; and (e) Elcotel shall have entered into an employment agreement with each of Vincent Bisceglia, currently President and Chief Executive Officer of TSG, Shelton James, currently Chief Executive Officer of Elcotel and Chairman of its Board, and Tracey Gray, currently President of Elcotel and a member of its Board (such employment agreements have already been entered into, effective upon consummation of the Merger).

CONDITIONS PRECEDENT TO OBLIGATIONS OF ELCOTEL

  The obligations of Elcotel to consummate the Merger are subject to the satisfaction of the following conditions: (a) the representations and warranties made by TSG in the Merger Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, and TSG shall have delivered to Elcotel a certificate, dated the Closing Date to such effect; (b) TSG shall have performed and complied with each agreement, covenant and obligation required by the Merger Agreement to be so performed or complied with by TSG at or prior to the Closing, and TSG shall have delivered to Elcotel a certificate, dated the Closing Date to such effect; (c) there shall not have been any change in the consolidated business, results of operations, financial condition or prospects of TSG and its subsidiaries, taken as a whole, between March 28, 1997 and the Closing Date which would have a material adverse effect on TSG; (d) Elcotel shall have received consents or waivers from such Persons as are necessary for Elcotel to consummate the transactions contemplated by the Merger Agreement; (e) at the Closing, Elcotel shall have received from Greenberg Traurig Hoffman Lipoff Rosen & Quentel, counsel to TSG, a written opinion reasonably satisfactory to Elcotel, dated as of the Closing Date; and
(f) Wexford and Fundamental shall have each entered into the Fundamental/Wexford Stockholders' Agreement.

CONDITIONS PRECEDENT TO OBLIGATIONS OF TSG

  The obligations of TSG to consummate the Merger are subject to the satisfaction of the following conditions: (a) the representations and warranties made by Elcotel and Merger Subsidiary in the Merger Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, and Elcotel and Merger Subsidiary shall each have delivered to TSG a certificate, dated the Closing Date to such effect; (b) Elcotel and Merger Subsidiary shall each have performed and complied with each agreement, covenant and obligation required by the Merger Agreement to be so performed or complied with by Elcotel or Merger Subsidiary at or prior to Closing, and Elcotel and Merger Subsidiary shall each have delivered to TSG a certificate, dated the Closing Date to such effect; (c) there shall not have been any change in the consolidated business, results of operations, financial condition or prospects of Elcotel and its subsidiaries, taken as a whole, between March 31, 1997 and the Closing Date which would have a material adverse effect on Elcotel; (d) TSG shall have received consents or waivers from such Persons as are necessary for TSG to consummate the transactions contemplated by the Merger Agreement;
(e) at the Closing, TSG shall have received from Schnader Harrison Segal & Lewis llp, counsel to Elcotel, a written opinion reasonably satisfactory to TSG, dated as of the Closing Date; (f) Fundamental/Wexford and Elcotel shall have each entered into the Fundamental/Wexford Stockholders' Agreement; and
(g) TSG shall have received an opinion of counsel to the effect that neither TSG nor any of its stockholders will recognize gain or loss for U.S. federal income tax purposes as a result of the Merger (other than in respect of any cash paid in lieu of fractional shares).

TERMINATION

  The Merger Agreement may be terminated and the transactions contemplated thereby may be abandoned at any time prior to the Effective Time either prior to or after approval by the holders of Elcotel Common Stock or TSG Common
Stock: (a) by mutual written agreement of TSG and Elcotel; (b) by either TSG or Elcotel (i) if the Merger shall not have been consummated on or prior to December 31, 1997 and such failure to consummate the Merger is not caused by or substantially attributable to a breach of the Merger Agreement by the terminating party; (ii) if the approval of TSG stockholders or the approval of Elcotel stockholders is not obtained by reason of the failure to obtain the requisite vote of stockholders; (iii) under certain circumstances, in the event of a breach of a representation, warranty, covenant or agreement on the part of the non-terminating party set forth in the Merger Agreement, or in the event of non-occurrence of a condition precedent to the terminating party's obligations (see "The Merger Agreement--Conditions Precedent to Obligations of Elcotel; Conditions Precedent to Obligations of TSG"); or (iv) in the event a court order is issued restricting or prohibiting the Merger; (c) by TSG if (i) the TSG Board determines in good faith, based upon the written opinion of outside counsel, that termination of the Merger Agreement is required for the TSG Board to comply with its fiduciary duties to stockholders imposed by law by reason of an unsolicited bona fide superior proposal having been made or
(ii) the Elcotel Board shall have withdrawn or modified in a manner materially adverse to TSG its approval or recommendation of the Merger Agreement or the Merger; or (d) by Elcotel if the TSG Board (i) shall have withdrawn or modified in a manner materially adverse to Elcotel its approval or recommendation of the Merger Agreement or the Merger or (ii) shall have recommended a superior proposal to the stockholders of TSG or TSG shall have entered into a definitive agreement providing for a superior proposal with a person other than Elcotel.

TERMINATION FEES AND EXPENSES

  If the Merger Agreement is terminated because the TSG Board has determined that termination is required for the TSG Board to comply with its fiduciary duties to stockholders by reason of an unsolicited superior proposal having been made or the TSG Board or recommends such a proposal to its stockholders, or TSG enters into an agreement providing for such a superior proposal, then TSG must pay Elcotel a termination fee of $1,300,000. If either party terminates the Merger Agreement because the stockholders of TSG have voted not to approve the Merger and prior to such termination any person or group has made an alternative proposal, or if Elcotel terminates the Merger Agreement because the TSG Board has withdrawn or modified its favorable recommendation of the Merger in a manner materially adverse to Elcotel, then TSG must pay to Elcotel up to $500,000 for Elcotel's out-of-pocket expenses relating to the Merger Agreement. Elcotel must pay TSG's out-of-pocket expenses in an amount up to $500,000 if either party terminates the Merger Agreement because Elcotel has failed to obtain the approval of its stockholders, or if TSG terminates the Merger Agreement because the Elcotel Board has withdrawn or modified its favorable recommendation of the Merger in a manner materially adverse to TSG. The same out-of-pocket expenses must be paid by the non-terminating party when either party terminates the Merger Agreement in the event of certain material breaches of the Merger Agreement on the part of the non-terminating party or certain conditions precedent to the terminating party's obligations under the Agreement have not been fulfilled. Additionally, under a manufacturing agreement between Elcotel and TSG dated September 26, 1997, Elcotel is obligated to reimburse TSG for certain costs in establishing a new manufacturing facility, not to exceed $100,000, in the event, subject to certain conditions, that the Merger is not consummated. See "Technology Service Group, Inc.--Properties." Also, in the event the Merger is not consummated, Elcotel will be obligated to issue a credit to TSG for the difference between the purchase price of a certain product recently purchased by TSG from Elcotel and the amount that TSG would have paid if TSG had purchased a comparable product from another supplier. The total amount of such credit would depend on the number of units purchased by TSG from Elcotel, but Elcotel does not expect that the total amount of such credit will exceed $100,000. Except as described above, all costs and expenses incurred in connection with the Merger, the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such costs or expenses, whether or not the Merger is consummated. However, if the Merger is consummated, Elcotel has agreed to issue 30,769 shares of Elcotel Common Stock in payment of TSG's investment banking fee payable to Wexford Management.

                               VOTING AGREEMENT

  Following is a summary of the material terms of the Voting Agreement, which is filed as an exhibit to the Registration Statement and is incorporated herein by reference. The following summary of the Voting Agreement contained in this Joint Proxy Statement-Prospectus is not intended to be a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof.

VOTING OF TSG COMMON STOCK

  Wexford has agreed that until the first to occur of (a) the Effective Time of the Merger or (b) termination of the Voting Agreement in accordance with its terms, (i) Wexford will not sell or transfer any TSG Common Stock owned by Wexford (the "Wexford Shares") or any interest therein to any person, other than an affiliate of Wexford who agrees to be bound by the terms of the Voting Agreement to the same extent as Wexford, or other than upon the exercise by A.T.T. IV, N.V. of the option to purchase up to 142,857 shares of TSG Common Stock owned by Wexford pursuant to the Stock Purchase and Option Agreement dated as of May 3, 1996 among TSG, Wexford, Firlane Business Corp., Acor S.A. and A.T.T. IV, N.V., and (ii) at any meeting of the holders of TSG Common Stock, or in connection with any written consent of the holders of TSG Common Stock, Wexford will appear at the meeting or otherwise cause the Wexford Shares to be counted as present thereat for purposes of establishing a quorum, and vote or consent the Wexford Shares (A) in favor of the adoption of the Merger Agreement and the approval of other actions contemplated by the Merger Agreement and the Voting Agreement and any actions required in furtherance of either agreement; and (B) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of TSG under the Merger Agreement or the Voting Agreement.

VOTING OF ELCOTEL COMMON STOCK

  Fundamental has agreed that until the first to occur of (a) the Effective Time of the Merger or (b) termination of the Voting Agreement in accordance with its terms, (i) Fundamental will not sell or transfer any Elcotel Common Stock owned by Fundamental (the "Fundamental Shares") or any interest therein to any person, other than an affiliate of Fundamental who agrees to be bound by the terms of the Voting Agreement to the same extent as Fundamental, and
(ii) at any meeting of the holders of Elcotel Common Stock, or in connection with any written consent of the holders of Elcotel Common Stock, Fundamental will appear at the meeting or otherwise cause the Fundamental Shares to be counted as present thereat for purposes of establishing a quorum, and vote or consent the Fundamental Shares (A) in favor of the issuance of Elcotel Common Stock in the Merger and any actions required in furtherance thereof or in furtherance of the Merger, and (B) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Elcotel under the Merger Agreement or the Voting Agreement.

                  FUNDAMENTAL/WEXFORD STOCKHOLDERS' AGREEMENT

  Following is a summary of the material terms of the Fundamental/Wexford Stockholders' Agreement to be entered into among Elcotel, Fundamental and Wexford on the Closing Date. The following summary of the Fundamental/Wexford Stockholders' Agreement contained in this Joint Proxy Statement-Prospectus is not intended to be a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof. The Fundamental/Wexford Stockholders' Agreement is filed as an exhibit to the Registration Statement and is incorporated herein by reference.

RESTRICTIONS ON TRANSFERS

  Each of Wexford and Fundamental will not transfer any of the Elcotel capital stock owned by it during the six month period beginning on the effective date of the Merger; except that Fundamental may sell capital stock not to exceed 75,000 shares and Wexford may sell capital stock not to exceed 125,000 shares
(i) during the three-month period beginning on the day after the effective date of the Merger and (ii) during the three-month period beginning three months after the effective date of the Merger. Commencing on the date which is six months after the effective date of the Merger, Wexford and Fundamental may, subject to certain restrictions, transfer shares of capital stock owned by them in accordance with applicable law. Notwithstanding the foregoing, (a) Wexford may sell to A.T.T. IV, N.V. up to 142,857 shares (subject to adjustment) of capital stock pursuant to a certain option agreement and (b) Wexford or Fundamental may sell its capital stock to an affiliate.

TAG ALONG RIGHTS

  If Wexford or Fundamental (collectively the "Stockholders") proposes to sell any shares of its capital stock otherwise permitted to be sold pursuant to the terms of the Fundamental/Wexford Stockholders' Agreement, but excluding (i) sales to certain affiliates or to A.T.T. IV, N.V. as described above or (ii) any sale in which all of the Stockholders agree and are permitted to participate, then such Stockholder must offer (the "Participation Offer") to include in the proposed sale a number of shares of capital stock of the other Stockholders, not to exceed the number of shares equal to the product of (A) the aggregate number of shares of capital stock to be sold by such offering Stockholder to the proposed transferee(s) and (B) a fraction the numerator of which is equal to the number of shares of capital stock owned by such other Stockholder and the denominator of which is equal to the number of shares of capital stock held by all Stockholders. If any Stockholder has accepted the Participation Offer, the offering Stockholder will reduce to the extent necessary the amount of capital stock it otherwise would have sold in the proposed sale so as to permit the other Stockholders who have accepted the Participation Offer to sell the number of shares that they are entitled to sell, and the offering Stockholder and such other Stockholders will sell the number of shares specified in the Participation Offer in accordance with the terms of such sale.

TERMINATION

  The Fundamental/Wexford Stockholders' Agreement will terminate as follows:
(i) upon the unanimous agreement of all Stockholders and Elcotel; (ii) upon the happening of certain bankruptcy-related events with respect to Elcotel;
(iii) Elcotel is merged with or into another company and the stockholders of Elcotel immediately prior to such merger do not own after such merger substantially all of the capital stock of Elcotel or the surviving entity of such merger in substantially the same proportions or whose shares of capital stock will not be listed on a national securities exchange or quoted on the National Association of Securities Dealers, Inc. Automated Quotation System; or (iv) with respect to a specific Stockholder, at such time as such Stockholder and certain related entities collectively own less than 5% of the outstanding Elcotel Common Stock (but such Stockholder and its related entities' registration rights pursuant to the Fundamental/Wexford Stockholders' Agreement will only terminate upon such Stockholder and such entities owning no outstanding Elcotel Common Stock). In any event, the Fundamental/Wexford Stockholders' Agreement will terminate on the fifth anniversary of the Closing Date of the Merger.

REGISTRATION RIGHTS

  Elcotel has agreed to file with the Commission, within forty-five days after the effective date of the Merger, a "shelf" registration statement on Form S-3 or other appropriate available form, covering the Elcotel Common Stock issued to Wexford pursuant to the Merger, any other Elcotel Common Stock beneficially owned by

Wexford, any Elcotel Common Stock beneficially owned by Fundamental, any Elcotel Common Stock beneficially owned by Acor S.A. and any other securities issuable with respect to such Elcotel Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, or reorganization (with certain exceptions). Registration expenses are generally borne by Elcotel.

VOTING OF CAPITAL STOCK

  During the period ending immediately after the second annual meeting of stockholders of Elcotel which occurs after the Elcotel Annual Meeting at which the Merger is approved, each of the Stockholders has agreed that it will vote (or cause to be voted) its shares of capital stock in favor of any nominees for director nominated by the incumbent Elcotel Board.

                              LUCENT ACQUISITION

  On September 30, 1997, Elcotel acquired from Lucent Technologies Inc. ("Lucent") certain assets related to Lucent's payphone manufacturing and component parts business (the "Lucent Acquisition"). The purchase price was approximately $6.04 million, subject to adjustment based upon a final inventory valuation. See "Unaudited Pro Forma Consolidated Financial Information--Lucent Acquisition Purchase Price." Elcotel acquired from Lucent the inventory, machinery, equipment, tooling and certain other assets related to the payphone manufacturing and component parts business conducted by Lucent, as well as a license of certain patent and other intellectual property rights related thereto. Elcotel did not acquire any employees or facilities of Lucent pursuant to such acquisition. As part of the acquisition, Elcotel is expected to enter into a contract with a Taiwanese manufacturer that had been Lucent's manufacturing source for its payphones. Elcotel borrowed $6,850,000 from its bank in connection with financing the Lucent Acquisition and the purchase of certain capital equipment. The customers for Lucent's payphones and component parts consisted principally of RBOCs and other telcos. Elcotel believes that approximately 60% (approximately 1.2 million units) of the current installed base of payphones in the United States are payphones of the design purchased by Elcotel pursuant to the Lucent Acquisition. Elcotel believes that a significant part of the revenues that may arise from the assets acquired by Elcotel pursuant to the Lucent Acquisition will consist of the sale of components and replacement parts with respect to that installed base of payphones.

  Since 1995, Elcotel and Lucent had been involved in a strategic marketing alliance primarily directed to international markets. In addition, Elcotel produced and sold to Lucent a privately labeled Elcotel payphone using Lucent's payphone housing and Elcotel's payphone network management system which Lucent incorporated into its own payphone systems. Both companies marketed that product in international markets.

  In addition, Lucent and Elcotel jointly marketed their respective products in the United States, including the private labeled Elcotel payphone. As indicated above, Elcotel believes there are approximately 1.2 million payphones in operation in the United States of the design which was previously sold by Lucent to RBOCs and other telcos. Elcotel believes that many of these payphone units may require upgrades so that those payphones would internally process more of the functions associated with the payphone rather than performing those functions through a remote central office system. In addition, Elcotel believes these payphone units will require continuing repair and replacement of components, which had previously been supplied by Lucent.

  In January 1997, Lucent decided to cease its international business and agreed to assign its customer contracts with respect to such international business to Elcotel for completion of those orders, subject to the customer's approval. With Elcotel's purchase of certain of Lucent's domestic payphone assets, Elcotel believes that it will enhance its payphone opportunities in the United States markets with RBOCs and other telcos. Elcotel believes that if it is able to obtain most of the replacement parts and payphone housing business from those customers to which Lucent previously sold, it could expect annual revenues of approximately $12 million from that business. Elcotel also believes that if it obtains such amount of business, Elcotel's overall earnings will increase as a result. Elcotel believes that the Merger and the Lucent Acquisition will allow it to reduce its levels of inventory, improve manufacturing efficiencies, expand its sales to RBOCs and other telcos and improve service to its customers.

                        TECHNOLOGY SERVICE GROUP, INC.

GENERAL

  TSG designs, develops, manufactures and markets public communication products including wireline and wireless payphone systems, electronic wireline payphone products and payphone components. TSG's payphone systems are based upon microprocessor technology and perform a variety of functions, including calling card, debit ("prepay") card and credit card operations, data storage, call progress detection, call rating and maintenance, diagnostic and coin administration functions. TSG's CoinNet(TM) payphone software management system is an integral component of TSG's microprocessor-based payphone systems. TSG also provides payphone and payphone component repair, refurbishment and upgrade conversion services to the telcos which consist of the RBOCs and other local exchange carriers. See "Products and Services."

  TSG operates in one business segment as a provider of public communication systems, products and services to communications providers in the United States and foreign markets. TSG presently markets its products and services primarily to the RBOCs in the United States and to cellular service providers in certain international markets. TSG has derived substantially all of its revenues from sales to four RBOCs. See "Sales and Markets." TSG is presently developing a new microprocessor-based wireline payphone processor for international markets and for the RBOC and independent markets in the United States.

  The term "Predecessor" refers to TSG for all periods prior to October31, 1994, the date TSG Acquisition Corp., a wholly-owned subsidiary of Wexford, acquired all of the outstanding capital stock of TSG (see "History-- Acquisition;" "TSG Management's Discussion and Analysis of TSG's Financial Condition and Results of Operations" and "Consolidated Financial Statements of Technology Service Group, Inc." included as Appendix C. TSG's principal executive offices are located at 20 Mansell Court East, Suite 200, Roswell, Georgia 30076, and its telephone number at that address is (770) 587-0208.

DEVELOPMENTS DURING FISCAL 1997

  Initial Public Offering. In May 1996, TSG completed the TSG IPO, an initial public offering of 1,150,000 units (the "Units"), each Unit consisting of one share of TSG Common Stock and one redeemable warrant ("Public Warrant"), at a price of $9.00 per Unit for gross proceeds of $10,350,000. In connection with such initial public offering, TSG issued, for nominal consideration, warrants to the underwriter to purchase 100,000 shares of TSG Common Stock (the "Underwriter Warrants"). Net proceeds from the offering, after underwriting discounts and expenses of $1,231,897 and other expenses of $824,953, amounted to $8,293,169. The net proceeds of the offering were used to repay TSG's then outstanding indebtedness of $2,509,524 under bank term and installment notes; to repay $3,808,589 of indebtedness outstanding under a bank revolving credit agreement; and to repay $2.8 million of outstanding indebtedness under 10% interest-bearing subordinated promissory notes payable to stockholders. See "History--Acquisition;" "TSG Management's Discussion and Analysis of TSG's Financial Condition and Results of Operations;" and "Consolidated Financial Statements of Technology Service Group, Inc." included as Appendix C.

  Stock Purchase Agreement. TSG, Wexford, Acor S.A., Firlane Business Corp. ("Firlane"), and A.T.T. IV, N.V. ("ATTI") entered into a Stock Purchase and Option Agreement on May 3, 1996 (the "Stock Purchase Agreement"). Wexford, Acor S.A. and Firlane, concurrently with the TSG IPO, sold to ATTI an aggregate of 366,300 shares of TSG Common Stock at a price of $8.14 per share and options to purchase an additional 183,150 shares of TSG Common Stock at an exercise price of $11.00 per share (the "Options") at a price of $.10 per Option. Wexford sold 285,714 shares and Options to purchase 142,857 shares. Acor S.A. sold 53,114 shares and Options to purchase 26,557 shares. Firlane sold 27,472 shares and Options to purchase 13,736 shares. The consideration received by Wexford, Acor S.A. and Firlane was $2,339,998, $435,004 and $224,995, respectively. No consideration was received by TSG.

  Fiscal 1997 Facilities Consolidation. During the year ended March 28, 1997, TSG closed its Kentucky facility and consolidated service operations into its Virginia manufacturing facility. Also, during the year ended

March 28, 1997, TSG assigned the capital lease obligation related to the closed facility to an unaffiliated third party, and recorded the retirement of the outstanding capital lease obligation and the disposition of the property. See "TSG Management's Discussion and Analysis of TSG's Financial Condition and Results of Operations" and "Consolidated Financial Statements of Technology Service Group, Inc." included as Appendix C.

  In November 1996, TSG executed a lease agreement with respect to a 39,200 square foot facility located in Alpharetta, Georgia that commenced on April 1, 1997. TSG originally planned to close its present corporate office facility and to consolidate its product assembly operations and corporate activities into the new facility. The lease has an initial term of five years and is renewable for an additional five-year term. However, in view of the potential business combination with Elcotel, TSG delayed the start-up of the new Georgia facility. Elcotel and TSG have agreed, as part of their integration and consolidation plan, to dispose of the facility and relocate certain TSG assembly operations into Elcotel's facilities. On September 30, 1997, TSG assigned the lease agreement to an unaffiliated third party. In contemplation of an assignment of the lease and the Merger, TSG entered into an agreement with Elcotel dated September 26, 1997 that provides for the assembly of certain of TSG products by Elcotel at prices equal to TSG's cost. In the event the Merger is not consummated, Elcotel has agreed, subject to certain exceptions, to continue to assemble such products at prices equal to TSG's cost until the first anniversary of the date Elcotel becomes obligated to provide manufacturing services under the agreement, and has agreed to reimburse TSG for certain costs in establishing a new manufacturing facility to replace the Alpharetta facility not to exceed $100,000.

  Sales Agreements. In November 1996, TSG entered into a new non-exclusive supply agreement, effective July 1, 1996, to provide its Gemini(TM) smart payphones and processors, CoinNet payphone management system and other payphone components to Telesector Resources Group, Inc., an affiliate of NYNEX ("NYNEX") for a period of five years. See "Sales and Markets--Domestic."

  In June 1997, TSG entered into an agreement with Southwestern Bell Telephone Company ("SWB") that supersedes and terminates a December 1994 agreement between the parties. Under the new agreement, TSG agreed (i) to reduce SWB's remaining purchase commitment of GemStar(TM) processors and electronic locks to approximately $3 million from approximately $8 million under the former agreement and (ii) among other things, to upgrade SWB's payphone management system. In return, SWB made a $250,000 cash payment to TSG, terminated TSG's obligation to pay royalties on sales of GemStar processors to other customers and terminated TSG's obligation to repay $375,000 received from the sale of product software under the December 1994 agreement. SWB also agreed to make additional cash payments to TSG aggregating up to $750,000 between July 2, 1997 and March 31, 1998, subject to TSG's compliance with the terms and conditions contained in the agreement. See "Sales and Markets--Domestic." "TSG Management's Discussion and Analysis of TSG's Financial Condition and Results of Operations" and "Consolidated Financial Statements of Technology Service Group, Inc." included as Appendix C.

HISTORY

  General. TSG was incorporated in the State of Delaware in 1975. Between 1975 and 1986, TSG was engaged in the high-speed dot matrix printer business. In 1986, TSG acquired International Teleservice Corporation, Inc., a company engaged in the repair and refurbishment of telecommunication products consisting of residential telephones and payphones. During 1987 and 1988, TSG discontinued its high-speed dot-matrix printer business, sold the assets of its residential telephone repair and refurbishment business, and began to focus its business on the public communications industry. TSG established International Service Technologies, Inc. ("IST"), which established a foreign division in Taiwan, and Technology Service Enterprises, Inc., and expanded its public communications business to include the manufacture and marketing of payphones and payphone components and the provision of services to convert and upgrade payphones with components designed and manufactured by TSG and its subsidiaries. In 1991, Technology Service Enterprises, Inc. acquired the assets of the Public Communication Systems Division of Executone Information Systems, Inc. ("PCS"), including its microprocessor-based technology. In fiscal 1993, TSG established Wireless Technologies, Inc. and began to develop microprocessor-based wireless payphone products for international applications. In April 1993,

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

International Teleservice Corporation, Inc., Technology Service Enterprises, Inc. and Wireless Technologies, Inc. were merged into TSG.

  Acquisition. On October 31, 1994, TSG Acquisition Corp., a wholly-owned subsidiary of Wexford, acquired all of the outstanding capital stock of TSG. The consideration paid by TSG Acquisition Corp. aggregated $3.5 million. In connection with this transaction, TSG entered into an Investment Agreement with Wexford, Acor S.A. and Firlane. TSG issued an aggregate of 3.5 million shares of TSG Common Stock at a price of $1.00 per share to Wexford. Wexford, in turn, sold to Acor S.A. and Firlane 507,500 and 262,500 shares, respectively, of TSG Common Stock. The consideration paid by Wexford, Acor S.A. and Firlane for their shares of TSG Common Stock was $2,730,000, $507,500 and $262,500, respectively. Also, TSG borrowed $2.8 million from Wexford and Acor S.A. and issued subordinated promissory notes due November 1, 1999 with interest at a rate of 10% per annum (the "Affiliate Notes"). The Affiliate Notes were repaid during the fiscal year ended March 28, 1997 with a portion of the proceeds from the TSG IPO.

  Fiscal 1994 Restructuring. During the three years ended April 1, 1994, TSG generated net losses due to poor operating performance caused in large part by the termination of a sales agreement between TSG and one of its then significant RBOC customers with respect to a first generation microprocessor-based payphone product as a result of technical and delivery problems (which were subsequently remedied) and the non-renewal of a refurbishment sales agreement with that RBOC. In the fourth quarter of fiscal 1994, TSG initiated a plan (the "fiscal 1994 Restructuring") to change certain senior management, restructure its operations, refocus its development activities, increase sales and attain profitable operations. Although TSG reduced its operating costs and expenses, TSG continued to operate at a loss during the seven months ended October 31, 1994 and five months ended March 31, 1995. However, during fiscal 1996 and fiscal 1997, TSG's sales performance improved and TSG returned to profitability.

THE PUBLIC PAYPHONE INDUSTRY

  Domestic Market. Public telecommunication services, including "coin" or "pay" telephone service, in the United States are provided by telcos (which are regulated telephone operating companies), including those owned by the RBOCs, AT&T and other long distance (or "inter-exchange") carriers ("IXCs") and independent payphone providers. The operations of long distance and local exchange carriers are subject to extensive regulation by the FCC and state regulatory agencies (see "Government Regulation"). Virtually all services offered by telcos and IXCs, including payphone services, are provided in accordance with tariffs filed with appropriate regulatory agencies, including the FCC. Independent payphone providers are subject to regulations of state regulatory agencies.

  TSG believes that the RBOCs control approximately 60% (approximately 1.2 million units) of the payphones in service in the United States. The remaining installed base of payphones are owned and operated by the large independent telephone operating companies (such as GTE), other telcos and independent payphone providers.

  The majority of payphones deployed by the RBOCs are essentially mechanical devices that perform the functions of normal residential telephones, with the additional ability to hold and collect or refund coins. In these conventional payphone systems, all of the intelligence required to provide service is located at central offices or other network locations of long distance carriers or telcos and is supplied to the payphone via a "coin line." In June 1984, the FCC approved the operation of independently owned payphones, which permitted independent payphone providers to enter the industry. However, barriers to entry into the industry by independent payphone providers were substantial. The RBOCs had in place and available the services of the central offices to provide payphone service, including call rating and routing information, the "bong" tone that signals callers to input calling card numbers, and collection/return signaling for the payphone to collect or return coins. These services were not required to be made available to independent payphone providers and placed them at a disadvantage. Regulatory actions, together with the development of technologically advanced microprocessor-based payphones that perform the functions of the central office within the telephone (referred to in the industry as "smart

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

payphones"), have enabled independent payphone operators to enter the industry and compete effectively with the telcas. Microprocessor-based technology provided independent payphone providers with the capability to route and determine the proper charges ("rate") for calls and to deploy payphones containing maintenance diagnostics and reporting features, coin administration and credit card features, and station message detail recording and reporting features. These features enable independent payphone providers to either route calls to Alternate Operator Services or to store and retrieve call data and billing information, thereby allowing the owner to share in the long-distance revenues generated by the phone, reduce the cost of maintenance and collection, and monitor coin pilferage, among other things.

  On February 8, 1996, the President of the United States signed into law the Telecommunications Reform Act of 1996 (the "Telecommunications Act"), the most comprehensive reform of communications law since the enactment of the Communications Act of 1934. The Telecommunications Act eliminates long-standing legal barriers separating telcos, long distance carriers, and cable television companies and preempts conflicting state laws in an effort to foster greater competition in all telecommunications market sectors, improve the quality of services, and lower prices.

  The Telecommunications Act expressly supersedes the consent decree which led to the break-up of AT&T, the formation of the RBOCs, and the line-of-business restrictions that prohibited the RBOCs from providing long distance services and from manufacturing telecommunications equipment. The RBOCs are now permitted to provide long distance service outside their local service areas and to seek approval from the FCC to provide long-distance service within their local service areas based upon a showing that they have opened their local exchange markets to competition. After the FCC has given its approval to a request to provide in-region long distance service, an RBOC may also engage in the manufacture and provision of telecommunications equipment and the manufacture of customer premises equipment, including pay telephones. Such manufacturing enterprises must be conducted through separate affiliates for at least three years after the date of enactment of the Telecommunications Act. In addition, a RBOC may not discriminate in favor of equipment produced or supplied by an affiliate, but rather must make procurement decisions based on an objective assessment of price, quality, delivery and other commercial factors.

  TSG believes that as a result of the reform legislation, the public communications industry will undergo fundamental changes, many of which may affect TSG's business. The legislation is likely to increase the number of providers of telecommunications services, including perhaps providers of payphone services. This increase in the number of providers is likely to stimulate demand for new payphone equipment. In that event, TSG believes that existing payphone service providers, including the RBOCs, could seek to enhance their technology base in order to compete more effectively with each other and with new entrants. In addition, as the local exchange and intrastate long distance markets are opened to competition, inter-exchange carriers seeking to serve these markets may deploy greater numbers of payphones to capture local and intrastate traffic. There can be no assurance, however, that these trends will develop, or that if they do develop, they will have a beneficial impact on the payphone market generally or on TSG's business in particular. See "Government Regulation."

  Over the past couple of years, in response to the competitive pressures from independent payphone providers and in anticipation of passage of the Telecommunications Act, several of the RBOCs and other telcos began to upgrade their payphone base with microprocessor-based "smart" payphone technology. TSG believes that approximately 15% to 20% of the installed base of payphones operated by the RBOCs have been upgraded with smart payphone systems, including those provided by TSG. TSG's prospects for future and continued profitability are largely dependent on such trend continuing. See "Sales and Markets--Domestic."

  International Market. Internationally, it is estimated that there are several million payphones in the installed base. Public communication services in foreign countries are provided by large government-controlled postal, telephone and telegraph companies ("PTTs"), former PTTs that have been privatized for the purpose of investing in and expanding telecommunication networks and services, and cellular carriers. TSG believes that a trend toward privatization and liberalization of the international telecommunication industry is opening the international markets, previously dominated by monopoly and government infrastructure, to increased competition. In addition, many countries are allowing private firms to construct cellular networks and compete with national telecommunication authorities. TSG believes that some of the large United States based telecommunications companies, including certain RBOCs, have invested in telecommunication opportunities abroad including the acquisition of interests in the privatized PTTs and consortiums for the acquisition of licenses and construction of cellular networks to provide cellular communication services. On February 15, 1997, over 60 countries signed a World Trade Organization pact aimed at opening the global telecommunications industry to competition. This agreement provides for most of the countries to end their telephone monopolies by the year 2000. However, the agreement, which must be ratified by the individual countries, will likely encounter substantial opposition. Accordingly, there is no assurance that the agreement will be ratified or facilitate free market conditions within the global telecommunications market.

  Presently, the density of payphone installations in many foreign countries on a per capita basis is far less than that in the United States. TSG believes that many of these countries are seeking to expand and upgrade their telecommunications systems and are funding programs to provide communication services to the public. The expansion programs include the construction of wireless networks, and TSG believes that wireless payphone service will become one of the primary avenues of providing communication services to the public in certain foreign markets. TSG believes that large scale payphone deployment programs are underway in several foreign markets, and that the international public communications industry will continue to evolve and be a significant growth industry over the next several decades to the extent that privatization and the investment in and expansion of both wireline and wireless networks progresses.

  Although foreign markets are believed to be a potential source of significant demand for TSG's products, there are impediments to TSG's ability to penetrate such markets, including resource limitations, regulations and the normal difficulties attendant on conducting international business.

PRODUCTS AND SERVICES

  TSG manufactures and markets "coin" and "coinless" "payphone" systems and products that connect to and operate as integral parts of domestic and foreign telecommunication networks. TSG also markets payphone and payphone component repair, refurbishment and conversion upgrade services to local exchange carriers in the United States. TSG's products include payphones equipped with non-smart payphone electronics (for coin line installations) and payphones equipped with microprocessor-based smart payphone processors (for coin line and/or non-coin line installations) that connect to wireline telecommunication networks ("wireline payphones") and payphones equipped with a specially designed smart cellular processor that connect to cellular telecommunication networks ("wireless payphones"). Smart payphone processors (and non-smart electronics) are the primary electronic assemblies or "engines" of payphones. TSG also supplies smart payphone retrofit kits and a wide range of payphone components (including, among other things, dials, handsets, chrome doors, credit card readers and volume amplification modules) required to manufacture payphones and to repair and/or upgrade deployed payphones with enhanced technology. TSG's smart payphone systems are provided with CoinNet payphone management software. This management system is used by customers to remotely manage networks of TSG's smart payphone products interactively. A significant portion of TSG's revenues is derived from the sale of smart payphone processors and payphone retrofit kits to certain RBOCs that are upgrading their installed base of payphones with technologically advanced processors.

  TSG's wireline payphone products were developed specifically for the regulated telephone operating companies in the United States. The design of TSG's wireline coin payphones is based upon the Western Electric configuration developed for use in the Bell system versus the GTE configuration developed for the independent telephone companies and also used by most of the independent payphone providers. TSG's coinless wireless ("cellular") payphone products were developed for use in foreign markets, and are manufactured in several different configurations, including the Western Electric configuration, depending on the application.

  The majority of foreign countries follow the network standards of the Consultative Committee for International Telephone and Telegraph ("CCITT"). One of the primary technical network differences in the payphone industry between the countries following the CCITT network standards and those following the U.S. network standards relates to call rating. TSG has not to date offered a wireline product that operates with networks following the CCITT standards. TSG is presently developing a new smart payphone processor that it believes will be capable of operating with networks following either standard. TSG believes that this technology will enable TSG to compete in the independent market in the United States and in foreign countries that follow the CCITT standard. TSG's new smart payphone processor is currently undergoing limited field trial testing and evaluation in coin line and in non-coin line installations domestically. TSG believes that its new smart payphone processor will be available to market during the latter part of its 1998 fiscal year, although there can be no assurance in that regard. See "Design and Product Development."

  The following table outlines products currently offered by TSG:

 PRODUCT                   DESCRIPTION

 GEMINI SYSTEM II(TM)      The Gemini System II(TM) ("Gemini") product is a
                           sophisticated microprocessor-based smart payphone processor which is programmable to operate in either a coin line mode or a non-coin line mode.
                           The coin line mode uses the rating and answer supervision services provided by the central office
                           ("CO") and associated network. In contrast, rating and answer supervision services are performed within the processor when programmed to operate in the non-coin line mode. Programmable billing, reporting and operating cost reduction features offered with the Gemini product include: (i) station message detail recording, which provides for the storage of all call data within the phone;
                           (ii) maintenance reporting and diagnostics, which provides for remote diagnosis of payphone and component operating status via telemetry; (iii) coin administration, which provides coin accounting capability and reporting of coin box status; (iv) call routing, which provides for the routing of calls to the programmed carrier; and (v) credit card billing and auditing, which provides the ability to bill credit card calls and to identify invalid cards or card numbers. The Gemini product is also designed to interface with an electronic lock to control and to permit remote monitoring of collection activities. Programmable revenue enhancement features offered with the Gemini product include: (i) voice messaging, which enables the user to record a message to the called party rather than allow the call to go uncompleted; and
                           (ii) usage based pricing, which administrates local call costing on the basis of time. The features available with the Gemini product are designed to enable customers to enhance revenues and to reduce costs of operation and maintenance through accurate scheduling of maintenance and collection activities. All programming, retrieval, reporting and telemetry features are performed remotely using
                           TSG's payphone software management system.

 GEMSTAR(TM)               The GemStar product is a microprocessor-based smart
                           payphone processor designed for coin line applications which require the rating and answer supervision functions performed by the CO network.
                           The GemStar product offers the primary cost reduction and reporting features of the Gemini product, including maintenance reporting and diagnostics and coin administration. With added memory, the GemStar product also provides station message detail recording. The GemStar product is also designed to interface with an electronic lock to control and to permit remote monitoring of collection activities.


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

  INMATE(TM)               The InMate product is a microprocessor-based smart
                           payphone processor designed for prisons where cost reduction and revenue enhancement features as well as other specialized features are required. The
                           InMate product offers station message detail recording, maintenance reporting and diagnostics, voice messaging, usage based pricing and call routing. In addition, specialized features include:
                           (i) outgoing call restriction, which can restrict calls to specified numbers; (ii) call duration, which limits the time duration of calls; and (iii) personal identification numbers, which permit valid user access only. Coin administration features are not provided in this coinless environment.

  GEMCELL(TM)              The GemCell product is a microprocessor-based
                           cellular payphone processor that interfaces to a cellular transceiver for use in domestic and international wireless networks. The GemCell product was designed to have the primary features available with the Gemini product except coin administration. Instead, the GemCell product was designed to accept debit ("prepay") cards, smart
                           ("chip") cards or credit cards as the form of payment. The GemCell product is not currently marketed in the U.S.

  COINNET(TM)              The CoinNet product is a remote payphone software
                           management system which operates on personal computers in a multi-tasking environment. This proprietary software product provides TSG's customers with the ability to manage networks of installed payphones interactively. Downloading software changes, retrieving station message detail recording data, maintenance and diagnostics data and coin box data are a few of the functions of this Unix or MS--DOS-based software system.

  PAYPHONES                TSG offers its payphones in a wide range of
                           electronic and smart configurations depending upon the application requirements of its customers.
                           TSG's wireline payphones include coin (or token) payphones and/or coinless payphones, including credit card applications. TSG's wireless, coinless payphones include debit ("prepay") and smart
                           (chip") card payphones which are offered in fixed configurations as well as configurations for mobile deployment, such as taxis, trains and buses. TSG's smart wireline payphone technology derives power from the telephone line, eliminating the need for external power sources. TSG's wireless payphones are powered by commercial electric line power or by a solar powered platform so that they can be deployed without network wiring and cabling.

  CELLULAR ASSISTANCE      TSG also offers a specialized Cellular Assistance
  PHONE                    Phone designed to provide emergency phone service
                           in specific applications, such as along highways and in remote areas. The Cellular Assistance Phone is provided with a cellular transceiver and is powered by commercial electric line power or by a solar powered platform so that it can be deployed without network wiring and cabling. The features of the Cellular Assistance Phone are limited to those required for emergency situations and permit the user to automatically dial a preset emergency assistance number. The Cellular Assistance Phone is not currently marketed in the United States.

 PAYPHONE COMPONENTS       Payphone components supplied by TSG include, among
                           others, non-smart payphone electronics, touchtone dials, handsets, coin relays, and volume amplification assemblies. These components are manufactured at TSG's facilities to Bellcore specifications.

 SERVICES TSG provides payphone and payphone component repair, refurbishment and upgrade conversion services for its customers. Refurbishment services involve the rebuilding of payphone components and sets to "like new" condition. Upgrade conversion services include the modification of payphone components and sets to an updated or enhanced technology.

SALES AND MARKETS

  Domestic. TSG markets its payphone products and services predominately to the RBOCs. In fiscal years 1995, 1996 and 1997, sales to RBOCs accounting for greater than 10% of TSG's sales aggregated 72%, 88% and 90%, respectively, of TSG's sales revenues. During fiscal 1995, Ameritech Services, Inc. ("Ameritech"), Bell Atlantic Corp. ("Bell Atlantic"), SWB and NYNEX accounted for approximately $2.8 million, $5.8 million, $3.8 million and $2.2 million, respectively, of TSG's sales. During fiscal 1996, Bell Atlantic, NYNEX and SWB accounted for approximately $5.6 million, $7.9 million and $15.5 million, respectively, of TSG's sales. During fiscal 1997, Ameritech, Bell Atlantic and NYNEX accounted for approximately $4.6 million, $5.2 million and $20.2 million, respectively, of TSG's sales. TSG anticipates that it will continue to derive most of its revenues from these customers, and other RBOCs, for the foreseeable future. During the last year, mergers between Pacific Telesis Inc. and SBC Communications, Inc. (the parent of SWB), and between Bell Atlantic and NYNEX were announced and/or consummated. TSG cannot predict the impact that these mergers will or may have on TSG's business.

  TSG competes for and enters into non-exclusive supply contracts to provide products, components and services to the RBOCs. TSG has entered into sales agreements to provide payphone components to Bell Atlantic, NYNEX and SWB. TSG has entered into sales agreements to provide repair, refurbishment and conversion services to Ameritech Services, Inc., Bell Atlantic, NYNEX and SWB. These agreements have terms ranging from two to three years, are renewable at the option of and subject to the procurement process of the particular RBOC, contain fixed sales prices for TSG's products and services with limited provisions for price increases, and expire at various dates from June 1997 to March 1999. These sales agreements are frameworks for dealing on open account and do not specify or commit TSG's customers to purchase a specific volume of products or services. If orders are made, however, TSG has agreed to fill such orders in accordance with the contract specifications. The agreements are generally subject to termination at the option of the customer upon 30 days' notice to TSG, or if TSG defaults under any material provision of the agreement, including provisions with respect to performance.

  In November 1996, TSG entered into a non-exclusive sales agreement, effective July 1, 1996, to provide its Gemini smart payphones and processors, CoinNet payphone management system and other payphone components to NYNEX for a period of five years. This agreement superseded a December 1995 smart product sales agreement between TSG and NYNEX. The November 1996 agreement sets forth the terms and conditions relating to the sale of products to NYNEX, and does not specify or commit NYNEX to purchase a specific volume of products from TSG. If orders are made, however, TSG has agreed to fill such orders in accordance with NYNEX's specifications and at fixed prices set forth in the agreement. TSG has agreed not to increase its prices during the term of the agreement and has agreed to implement a continuous improvement program to improve productivity and quality and to reduce product costs during the term of the agreement. The agreement includes provisions for reductions in sales prices to NYNEX based on product cost reductions achieved from the continuous improvement program and based on NYNEX's purchase volume. The agreement contains a "most favored customer" clause pursuant to which TSG has agreed to provide price and other terms at least as favorable as those extended by TSG to other customers for similar purchase volumes of products covered by the agreement. TSG has agreed to indemnify NYNEX against expenses, liabilities, claims and demands resulting from products covered by the agreement, including those related to patent infringement and performance specifications. The agreement may be terminated by either party upon default by the other party upon 30 days' written notice, provided the default is not cured within 30 days from the receipt of notice of default. Further, NYNEX may terminate the agreement upon 120 days' written notice to TSG. However, upon such a termination,

NYNEX has agreed to purchase TSG's inventories related to the products covered by the agreement, provided that such obligation will not exceed the value of NYNEX's purchases for a 120-day period, determined based upon the average monthly volume for the previous six-month period, less the value of outstanding orders to be shipped, the value of products which may be sold to other customers, and the value of inventory that may be returned to TSG's suppliers. The agreement expires on July 1, 2001.

  In June 1997, TSG entered into an agreement with SWB that supersedes and terminates a December 1994 agreement between the parties. Under the new agreement, TSG agreed to reduce SWB's remaining purchase commitment of GemStar processors and electronic locks to approximately $3 million from approximately $8 million under the former agreement and, among other things, upgrade SWB's payphone management system. In return, SWB made a cash payment of $250,000 to TSG, terminated TSG's obligation to pay royalties on sales of GemStar processors to other customers and terminated TSG's obligation to repay $375,000 received from the sale of product software under the December 1994 agreement. SWB also agreed to make additional cash payments of $250,000 on July 2, 1997, $100,000 on September 1, 1997, $150,000 on December 31, 1997 and
$250,000 on March 31, 1998 to TSG subject to TSG's compliance with the terms and conditions of the agreement, including conditions with respect to product quality and performance, service and repair. As of the date hereof, TSG had received scheduled payments from SWB in accordance with the terms of the contract. SWB has the right to cancel the agreement without further obligation to TSG, including any obligation to make additional payments or to purchase additional products, upon a default by TSG of any of the terms and conditions contained in the agreement. Further, SWB may terminate the agreement by giving TSG 30 days' prior written notice, in which case, SWB is obligated to purchase the products and make the payments set forth in the agreement. See "TSG Management's Discussion and Analysis of TSG's Financial Condition and Results of Operations" and "Consolidated Financial Statements of Technology Service Group, Inc." included as Appendix C.

  TSG sells its products and services directly to its customers. TSG involves a wide range of personnel in its sales and marketing activities, including its Vice President of Sales and Marketing, two experienced sales directors, three service technicians, its engineering staff, its quality managers, and its President and CEO. TSG's engineering staff and service technicians provide support and technical services via telephone without charge, and TSG provides field engineering support services during the initial deployment of products and when customers encounter unusual or technical problems. TSG's commitment to service and support throughout its organization is directed at maintaining strong relationships with customers' operating, technical and administrative personnel. TSG also conducts training seminars and provides assistance to customers in the installation and set-up of TSG's payphone software management system.

  International. TSG markets its smart wireless payphones in Korea, Mexico, Ecuador, Venezuela and other South American countries, primarily under distributor and reseller relationships. TSG presently has distributor relationships in Venezuela, for the South American markets, and in Korea. TSG also markets its products in Central American markets directly and through an independent sales representative.

  TSG's export sales during fiscal 1995, 1996 and 1997 approximated $1.4 million, $856,000 and $461,000, respectively. TSG's export sales during the three months ended June 27, 1997 approximated $601,000. TSG believes that the international public communications market represents a growth opportunity. TSG, however, has limited experience exporting products and operating outside the United States and there can be no assurance that TSG will be able to generate significant revenues from international business. Conducting business internationally is subject to a number of risks, including political instability, foreign currency fluctuations, adverse movements in exchange rates, economic instability, the imposition of tariffs and import and export controls, changes in governmental policies (including U.S. policy toward foreign countries), general credit and business risks and other factors, one or more of which, if they occur, could have an adverse effect on TSG's ability to generate international sales or operations. TSG's sales to date have been denominated in U.S. dollars and as a result, no losses related to currency fluctuations have been incurred. For the same reason, TSG has not engaged in currency hedging activities. There is no assurance, however, that TSG will be able to continue to export its products in U.S. dollar denominations or that its business will not become subject to significant exposure to foreign currency risks. In addition, TSG intends to complete the development and begin marketing wireline payphone products for international CCITT applications during fiscal 1998, and there is no assurance that TSG will be able to successfully complete the development of such products or that it will be able to successfully market such products. Finally, many of TSG's known and potential international competitors have substantially greater financial and other resources than TSG and, therefore, are formidable competitors. See "Competition."

  TSG believes that wireless payphone services will become one of the primary avenues of providing communication services to the public in many of the developing nations in South America and Central America and that these markets represent a significant growth opportunity. Many of the cellular licenses awarded to companies in foreign markets to provide services in competition with national communication authorities have been awarded to consortiums and companies in which the RBOCs have invested. TSG believes that an opportunity exists to expand its market channel within the RBOC arena by deployment of its wireless payphone technology to international wireless concerns affiliated with the RBOCs. TSG intends to continue to invest in the development of wireless products and hardware for non-coin technologies including prepay and debit cards, including smart ("chip") cards.

COMPETITION

  TSG believes that it is a significant provider of payphone products and payphone repair services to the RBOCs. TSG operates in a highly competitive environment and competes against numerous domestic and foreign providers of payphones and payphone repair services that have financial, management and technical resources substantially greater than those of TSG. In addition, there are many other firms which have the resources and ability to develop and market products which could compete with TSG's products. TSG believes its ability to compete depends upon many factors within and outside its control, including the timing and market acceptance of new products developed by TSG and its competitors, performance, price, reliability and customer service and support.

  The Telecommunications Act lifts the restriction on the manufacturing of telecommunications equipment by the RBOCs. After the FCC finds that an RBOC has opened its local exchange market to competition, the RBOC, through a separate affiliate, may manufacture and provide telecommunications equipment and may manufacture customer premises equipment, such as payphones. As a result of the legislation, TSG could face new competitors in the manufacture of payphones and payphone components from one or more of the RBOCs or their affiliates. The RBOCs have financial, management and technical resources substantially greater than TSG. However, the legislation does not permit RBOCs to create joint manufacturing operations with each other. In addition, the legislation provides that as long as Bellcore is an affiliate of more than one RBOC, Bellcore may not engage in manufacturing telecommunications equipment or customer premises equipment. The Telecommunications Act also incorporates numerous safeguards to ensure that standards-setting organizations conduct themselves fairly, and requires the FCC to establish a dispute resolution process for equipment manufacturers involved in conflicts over standards setting.

  TSG believes that the primary competitive factors affecting its business with the RBOCs are quality, price, service and delivery performance. TSG competes aggressively with respect to the pricing of its products and services, and because TSG's contractual agreements with the RBOCs generally provide TSG with limited ability to increase prices if manufacturing costs increase, TSG attempts to reduce its manufacturing costs rather than increase its prices. TSG also attempts to maintain inventory at levels which enable TSG to provide immediate service and to fulfill the delivery requirements of its customers.

  TSG believes that its principal competitors in the United States include Protel Inc., Elcotel, Intellicall, Inc., Lucent Technologies and International Totalizing Systems, Inc., and with respect to repair and refurbishment services, Restor Industries, Inc. TSG also competes with numerous foreign companies marketing products in the United States, including Northern Telecom, Inc. However, TSG does not believe that foreign competitors have yet been able to successfully penetrate the payphone industry in the United States. Some of TSG's competitors, including Protel Inc., Intellicall, Inc. and Elcotel, supply payphone products to independent payphone providers which compete with the RBOCs. During fiscal 1997, TSG did not actively market its products to independent payphone providers.

  Many of TSG's competitors are substantially larger than TSG and have significantly greater financial, technical and marketing resources. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products than TSG. It is also possible that new competitors may emerge and acquire significant market share. Possible new competitors include large foreign corporations, TSG's RBOC customers and other entities with substantial resources. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which would have a material adverse effect on TSG's business, results of operations and financial condition. There can be no assurance that TSG will be able to compete successfully against current or future competitors or that competitive pressures will not have a material adverse effect on TSG's business, results of operations and financial condition. In addition, it is unlikely that TSG will become a significant supplier of smart payphone products to all of the RBOCs since competition for business with the RBOCs is intense.

  Internationally, TSG competes with numerous foreign competitors, all of which have financial, management and technical resources substantially greater than TSG. These foreign competitors market payphone products predominately to the PTT's and thereby dominate the international payphone market. TSG believes that the primary competitive factors affecting its international business are the ability to provide products that meet the specific application requirements of the customers, quality and price.

  TSG expects that a number of personal communications technologies will become increasingly competitive with payphone services provided by the telephone companies and independent payphone providers. Such technologies include radio-based paging services, cellular mobile telephone services and personal communication services. However, TSG believes, but cannot assure, that the payphone industry will continue to be a major provider of telecommunications access.

  Prior to 1984, the regulated telephone companies held a monopoly in the United States payphone market, and they continue to have a dominant share of the payphone market. The regulated telephone companies have financial, marketing, management and technical resources substantially greater than those of private payphone providers. TSG believes that the regulated telephone companies will continue to experience increasing competition from independent payphone providers. Accordingly, TSG believes, but cannot ensure, that the telephone operating companies can be expected to upgrade their technology base and protect their market share.

MANUFACTURING, ASSEMBLY AND SOURCES OF SUPPLY

  TSG performs repair, refurbishment and conversion services and most of its product assembly operations at its facilities. In addition, certain components, including low-density electronic circuit board assemblies, dials and handsets, are assembled at TSG's facilities. Other components are purchased from various distributors and manufacturers, including contract manufacturers engaged by TSG. TSG generally assembles its smart payphone products from assemblies produced by manufacturers under contractual arrangements.

  On October 21, 1994, TSG entered into a manufacturing agreement with Avex Electronics, Inc. ("Avex"), a large contract manufacturer, that provided for the production of TSG's GemStar circuit board assemblies and payphone processor. TSG committed to purchase $12.2 million of GemStar assemblies. At March 28, 1997, TSG had purchased the majority of its initial commitment. TSG has also engaged Avex to manufacture the printed circuit board assemblies for its Gemini processors, its new smart payphone processor presently under development and other products, and has committed to purchase approximately $5.5 million of assemblies for its new smart payphone processor during the first year of production. The manufacturing agreement may be terminated by either party for default upon a material breach of the terms of the agreement by the other party, provided such breach is not cured within a 30-day notice period. Further, TSG may terminate the agreement at any time. However, upon a termination of the agreement by TSG, TSG is obligated to purchase inventories held by the manufacturer and pay vendor cancellation and restocking charges, and a reasonable profit thereon. In addition, upon a cancellation by TSG of its purchase obligation, or a substantial portion thereof, related to its new smart payphone processor, TSG is obligated to pay a cancellation penalty of up to $500,000. This cancellation obligation varies depending upon quantities purchased by TSG and expires when TSG has substantially met its purchase commitment. TSG is dependent upon Avex to manufacture and supply products required to meet sales commitments under the terms of its smart product sales agreements.

  On November 18, 1994, TSG entered into an exclusive dealer agreement with Control Module, Inc. that provided TSG with the rights to purchase and supply electronic lock devices to SWB in accordance with the terms of a December 1994 sales agreement between TSG and SWB. TSG committed to purchase approximately $3.5 million of the electronic lock devices at specified prices over a two-year period. At March 28, 1997, TSG had satisfied its purchase commitment, and had an adequate inventory of electronic lock devices to meet its remaining sales commitment to SWB. The dealer agreement expired upon TSG's purchase of the committed volume.

  On September 16, 1991, TSG entered into a Manufacturing Rights Agreement (the "Manufacturing Agreement") with Commtek Industries, Inc., an unaffiliated Taiwan corporation. TSG granted Commtek the exclusive right to utilize the assets owned by TSG's foreign division for a period of five years to manufacture many of the non-electronic components and assemblies for TSG's products. TSG agreed to purchase a minimum aggregate annual volume of $2.5 million during the first year of the agreement and $3 million for each year thereafter. The Manufacturing Agreement expired on September 15, 1996. However, the parties have continued the supply relationship under standard purchase arrangements. TSG believes that there are alternative sources of supply for the components and assemblies currently purchased from Commtek. However, if a shortage or termination of the supply of any one or more of such components or assemblies were to occur, TSG's business could be materially and adversely affected.

WARRANTY AND SERVICE

  TSG provides warranties of 90 days with respect to repair, refurbishment and conversion services and from one to three years on its products. Under TSG's warranty program, TSG repairs or replaces defective parts and components at no charge to its customers. TSG's contract manufacturers provide warranties on the electronic circuit board assemblies ranging from 90 days to 120 days, pursuant to which defective electronic circuit board assemblies are replaced or repaired at no charge to TSG.

  TSG generally enters into repair agreements with respect to its smart products under which TSG agrees to perform non-warranty repair services at specified prices. TSG also provides repair, refurbishment and conversion services under agreements with its customers. See "Sales and Markets."

LICENSES, PATENTS AND TRADEMARKS

  The engineering designs on which TSG's electronic products and components are based were internally developed by TSG's engineering staff. TSG owns eight United States patents relating to payphone components, its smart payphone platform and other technology which expire between April 2010 and May 2014. TSG has one patent application outstanding. Although TSG believes that its patents and trademarks are important to its business, it does not believe that patent protection or trademarks are critical to the operation or success of its business. TSG does not believe that it is infringing on the patents of others and would defend itself against any allegations to that effect. There can be no assurance, however, that infringement claims will not be asserted in the future or that the results of any patent-related litigation would not have a material adverse affect on TSG's business.

  TSG regards its manufacturing processes and circuit designs as proprietary trade secrets and confidential information. To protect this information, TSG relies largely upon a combination of agreements with its contract manufacturers, confidentiality procedures, and employee agreements. However, there can be no assurance that TSG's trade secrets will not be disclosed or misappropriated.

  TSG licenses certain technologies from third parties under agreements providing for the payment of royalties. Royalty expense during the year ended March 28, 1997 approximated $196,100. See "Consolidated Financial Statements of Technology Service Group, Inc." included as Appendix C.

DESIGN AND PRODUCT DEVELOPMENT

  TSG's engineering department is staffed with software, electrical and mechanical engineering professionals. Their activities are dedicated to the development of new products, enhancements of TSG's deployed product line, including the CoinNet management system, and enhancements to improve product reliability. Their efforts are also directed to reducing product costs through new manufacturing methods. During fiscal 1995 and 1996, TSG expended approximately $938,000 and $1.2 million, respectively, on engineering, research and development activities consisting primarily of the design and development of GemStar, Gemini and GemCell products. During fiscal 1997, TSG expanded its research and development activities for the purpose of designing and developing a new smart payphone processor capable of operating in domestic coin line installations, domestic non-coin line installations and in foreign CCITT network installations. During the year ended March 28, 1997, TSG expended approximately $1.8 million on engineering, research and development activities, and in addition thereto, capitalized software development expenses of $421,693.

  TSG believes that new products and product enhancements have the potential to increase its market opportunities and are essential to its long-term growth, particularly in international wireline markets, and TSG's ability to fund future research and development activities, in turn, will be dependent upon its ability to generate cash in excess of its operating needs. See "TSG Management's Discussion and Analysis of TSG's Financial Condition and Results of Operations."

EMPLOYEES

  At September 26, 1997, TSG had 148 full-time employees and 61 temporary contract employees, consisting of 140 persons engaged in direct labor activities, 32 persons engaged in manufacturing support activities, 16 persons engaged in administrative, sales and finance activities and 21 persons engaged in engineering and engineering support activities. In addition, TSG has three independent contractors engaged in product development activities. TSG considers its relations with its employees to be satisfactory.

  At September 26, 1997, none of TSG's employees were represented by a collective bargaining unit.

BACKLOG

  The amount of TSG's backlog is subject to large fluctuations because TSG's business depends upon a small number of customers and large orders. TSG calculates its backlog by including only items for which there are purchase orders with firm delivery schedules. Contractual commitments are not included in backlog until purchase orders are received by TSG. At September 26, 1997, the backlog of all products and services was approximately $3.8 million as compared to approximately $5.3 million at September 27, 1996. TSG's objective is to ship orders within 30 days of receipt and, therefore, TSG does not expect its backlog, other than orders with scheduled deliveries under contractual commitments, to exceed monthly sales levels. Accordingly, TSG's backlog at any given date is not indicative of future revenues.

SEASONALITY

  TSG's sales are generally stronger during periods when weather does not interfere with the maintenance and installation of payphone equipment by TSG's customers. Accordingly, TSG's sales could be adversely affected during certain periods of the year. TSG's sales may also be adversely impacted near the end of the calendar year by the budget shortfalls of customers. As a result, TSG's sales during its third quarter may decline significantly in relation to other quarters.

POTENTIAL ENVIRONMENTAL LIABILITIES

  During the year ended March 28, 1997, TSG completed the evaluation, assessment and monitoring of soil and groundwater contamination at one of TSG's former facilities in Florida in accordance with requirements stipulated by the Florida Department of Environmental Protection (the "FDEP"), and in April 1997 received a formal "no further action status" notification for the site from the FDEP. Accordingly, TSG has not accrued any additional costs with respect to this site. It is possible, however, that the FDEP could reopen the investigation in the future and require TSG to take further actions at the site. TSG cannot estimate a range of costs, if any, that it could incur in the future since such costs would be dependent upon the scope of additional actions, if any, that may be required by the State of Florida.

  During the year ended March 28, 1997, TSG was a Potentially Responsible Party ("PRP") for undertaking response actions at a facility for the treatment, storage, and disposal of hazardous substances operated by Seaboard Chemical Corporation from 1975 to 1989 at Jamestown, North Carolina. However, TSG, as a small generator "De Minimis" party, executed a buy-out agreement with respect to the remediation activities at a cost of approximately $8,200 during the year ended March 28, 1997. TSG believes, based on information presently available to TSG, that it has no further obligations with respect to the site. However, if additional waste is attributed to TSG, it is possible that TSG could be liable for additional costs. TSG cannot estimate a range of costs, if any, that it could incur in the future since such costs would be dependent upon the amount of additional waste, if any, that could be attributed to TSG.

  TSG has also been notified that it is a PRP with respect to response actions at the Galaxy/Spectron Superfund Site in Elkton, Maryland. TSG, however, is also a De Minimis party with respect to this site, and TSG believes its proportionate share of costs to undertake response actions will likely be insignificant. TSG has received notification that the De Minimis parties will be able to buy out and obtain a release from any further clean-up liability at the site at a cost presently estimated at $3.70 per gallon of contributed waste, which would amount to $2,849 with respect to TSG's contribution. TSG has not incurred any costs with respect to this site and believes that its ultimate costs will not be material.

GOVERNMENT REGULATION

  TSG's operations are subject to certain federal, state and local regulatory requirements relating to environmental, health and safety matters. Management believes that TSG's business is operated in compliance with applicable regulations promulgated by the Occupational Safety and Health Administration and the Environmental Protection Agency and corresponding state agencies which pertain to health and safety in the work place and the use, discharge and storage of chemicals employed in its operations, respectively. Current costs of compliance with such regulations are not material to TSG. However, the adoption of new or modified requirements not presently anticipated could create additional expense for TSG.

  The FCC regulates under Part 15 of its rules the operation and marketing of devices which emit radio-frequency energy, whether intentionally or unintentionally, and which do not require an individual license. The marketing of such devices is also regulated under Part 2 of the FCC's rules. The FCC regulates the direct connection of terminal equipment to the public switched telephone network and the marketing of such equipment under Part 68 of its rules. Parts 15 and 68 establish technical standards and procedural and labeling requirements for equipment subject to these rules. Certain modifications to equipment subject to these rules must also comply with these technical standards and procedural and labeling requirements. Manufacturers of products subject to Part 68 also must implement a continuing compliance program under which products currently in production must be tested every six months to ensure continued compliance with the applicable technical standards. Certain types of devices sold as components or subassemblies are exempt from the technical standards and procedural and labeling requirements of Parts 15 and 68. If such components or subassemblies are incorporated into and marketed as part of systems or sets subject to Part 15 or Part 68, however, such systems or sets must comply with the applicable rules. TSG believes that it was in compliance with Parts 15 and 68 of the FCC's rules and regulations at March 28, 1997.

  TSG believes that the regulatory climate in the United States over recent years has begun to influence the RBOCs' deployment of public communication products. TSG also believes that the RBOCs have begun to upgrade their payphone base with smart products that reduce their cost of management, maintenance and coin administration and that include revenue enhancement features. The deployment and business strategies of the public communication divisions of the RBOCs have affected and will continue to affect TSG's business. To the extent that these business strategies were to change, for regulatory reasons or otherwise, TSG's prospects would be materially and adversely affected.

  On September 20, 1996, the FCC released its order (the "Order") adopting regulations to implement the section of the Telecommunications Act which mandated fair compensation for all payphone providers and otherwise changed the regulatory regime for the payphone industry pursuant to the Telecommunications Act. The Telecommunications Act requires that the FCC establish a per call compensation plan to ensure that all payphone service providers are fairly compensated for each and every completed intrastate and interstate call using their payphones. Among other matters, the Order addressed compensation for non-coin calls, local coin calling rates, and removal of subsidies and discrimination favoring payphones operated by telcos, and authorized RBOCs and other providers to select service providers.

  In the Order, the FCC decided that the dial-around compensation rate for access code calls and subscriber 800 and other toll free calls should be equal to the deregulated local coin call rate. The FCC also established an interim compensation plan whereby compensation for access code and subscriber 800 calls would be paid to payphone service providers. Under the first phase of the FCC's interim compensation plan, payphone service providers would be compensated at a flat rate of $45.85 per payphone per month (based on $.35 per call multiplied by 131, the average number of 800 and access code calls per payphone per month), as compared to the previous compensation of $6.00 per month. This interim rate expired on September 1, 1997, and replaced all other dial-around compensation prescribed at the state or federal level. This compensation was to be paid by the major inter-exchange carriers based on their share of toll revenues in the long distance market. Payphones owned by the RBOCs and other telcos would be eligible for interim compensation when they removed their payphones from their regulated accounts, which was to be completed by April 15, 1997. By October 1, 1997, the inter-exchange carriers were required to have per-call tracking instituted. At that point, under the second phase of the interim compensation plan, all payphones would switch to a per-call compensation rate set at $.35 per 800 or access code call. Under this system, compensation would be paid on every completed 800-subscriber and access code call. The carrier which is the primary beneficiary of the call would pay the per-call compensation. After one year of deregulation of coin rates (October 1, 1998), the compensation rate would be adjusted to equal the local coin rate charge in a particular payphone.

  On July 1, 1997, the United States Court of Appeals for the District of Columbia Circuit issued its decision on appeals of certain portions of the Order. The Court ruled that the FCC was unjustified in setting the per-call compensation rate at an amount equal to the deregulated local coin rate. The Court remanded to the FCC for further consideration the issues of compensation for 800 and access code calls both on a permanent and an interim basis. On September 16, 1997, the Court clarified its earlier ruling by vacating the compensation of $.35 per call on both an interim and default basis. The Court ordered that interim compensation for 0+ calls be included in the new interim compensation plan.

  The Court upheld the FCC's authority to regulate the rates charged for local coin calls (thereby eliminating state limitations on such rates) and the FCC's decision to require the carrier rather than the calling party to pay the compensation to payphone service providers for 800 and access code calls.

  On October 9, 1997 the FCC issued an order addressing certain issues with respect to payphone compensation previously remanded to it by the Court of Appeals. The FCC set the per call compensation rate at $.284 per call during the period October 7, 1997 through October 6, 1999. After that period, the compensation rate would be whatever is charged at the phone for a local call, less $.066, the amount the FCC determined to be the avoided cost in completing a non-coin call. The FCC must still determine the compensation rate for the period November 6, 1996 through October 6, 1997 and which carriers must pay compensation for that period. It is likely that the FCC's latest action may also be challenged in court. The ultimate outcome with respect to per call compensation will have a significant impact on the business and operations of payphone customers. Elimination or significant reductions in the amount, or delay in the payment, of per call compensation may reduce demand for payphones.

  The Order required telco payphones to be removed from regulation, separating payphone costs from regulated accounts by April 15, 1997. This requirement is intended to eliminate all subsidies that favor telco payphones. Telcos were also required to reduce interstate access charges to reflect separation of payphones from regulated accounts. In order to eliminate discrimination, telcos are also required to offer coin line services to independent providers if telcos continue to connect their payphones to central office-driven coin line services. The FCC did not mandate unbundling of specific coin line related services, but did make provisions to allow states to impose further payphone services requirements that are consistent with the Order.

  The Order authorizes RBOCs to select the operator service provider serving their payphones and for independent payphone providers to select the operator service provider serving theirs. This provision preempts state regulations that require independent providers to route intralata calls to the telcos. The FCC, however, did not establish conditions that require operator service providers to pay independent payphone providers the same commission levels as the RBOCs demand.

  Although dramatic regulatory changes, particularly those created by recent legislative actions, have occurred and may continue to occur, TSG believes that the telecommunications industry will continue to be regulated in some form by Federal and/or state authorities. There can be no assurance that changes in regulations affecting the telecommunications industry would not have an adverse impact on the operations of TSG's customers and, therefore, on the operations of TSG.

PROPERTIES

  TSG's administration, sales, marketing and engineering activities have historically been located at its headquarters in approximately 11,800 square feet of leased office space located at 20 Mansell Court East, Suite 200, Roswell, Georgia. The lease expires on December 31, 1997.

  In November 1996, TSG executed a lease agreement with respect to a 39,200 square foot facility located in Alpharetta, Georgia that commenced on April 1, 1997. TSG originally planned to close its present corporate office facility and to consolidate its product assembly operations and corporate activities into the new facility. The lease has an initial term of five years and is renewable for an additional five-year term. However, in view of the potential business combination with Elcotel, TSG delayed the start-up of the new Georgia facility. Elcotel and TSG have agreed, as part of their integration and consolidation plan, to dispose of the facility and relocate certain TSG assembly operations into Elcotel's facilities. On September 23, 1997, TSG assigned the lease agreement to an unaffiliated third party. In contemplation of the assignment of the lease and the Merger, TSG entered into an agreement with Elcotel dated September 26, 1997 that provides for the assembly of certain of TSG products by Elcotel at prices equal to TSG's cost. In the event the Merger is not consummated, Elcotel has agreed, subject to certain exceptions, to continue to assemble such products at prices equal to TSG's cost until the first anniversary of the date Elcotel becomes obligated to provide manufacturing services under the agreement, and has agreed to reimburse TSG for its costs in establishing a manufacturing facility to replace the Alpharetta facility, not to exceed $100,000.

  TSG performs payphone assembly operations and repair, refurbishment and conversion service operations in a 53,400 square-foot leased facility located in Orange, Virginia. The Orange, Virginia facility is leased pursuant to the terms of an operating lease agreement that expires on July 31, 1998, with the right to renew the lease for four additional terms of one year each.

  During the third quarter of fiscal 1997, TSG closed a one hundred thousand square-foot facility located in Paducah, Kentucky and consolidated service operations into its Orange, Virginia facility.

  TSG believes its facilities are adequate for its business.

          MARKET FOR TSG COMMON STOCK AND RELATED STOCKHOLDER MATTERS

  TSG Common Stock was listed on the Nasdaq SmallCap Market of The Nasdaq Market under the symbol "TSGI" from May 10, 1996 to October 7, 1996. On October 7, 1996, TSG Common Stock was listed on the Nasdaq National Market tier of The Nasdaq Market under the symbol "TSGI." Prior to May 10, 1996, there was no public trading market for TSG's Common Stock.

  The high and low sales prices of TSG Common Stock for the quarterly periods during the period May 10, 1996 to September 27, 1997 were as follows:

                                                                     HIGH   LOW
                                                                    ------ -----
   Fiscal 1997
   First Quarter
   (May 10, 1996 through June 28, 1996)............................ 12 3/4 9 3/8
   Second Quarter (ended September 27, 1996)....................... 11 1/2 8 1/4
   Third Quarter (ended December 27, 1996)......................... 11     6 7/8
   Fourth Quarter (ended March 28, 1997)...........................  7 7/8 4 1/4
   Fiscal 1998
   First Quarter (ended June 27, 1997)............................. 6 1/32 4 1/2
   Second Quarter (ended September 27, 1997).......................  7 5/8 4 1/4

  At September 30, 1997, TSG had 17 common stockholders of record. However, TSG believes that there were over 400 beneficial owners of TSG Common Stock at September 30, 1997.

  TSG has never paid any cash dividends on TSG Common Stock and does not currently intend to pay cash dividends in the foreseeable future. TSG currently intends to retain its earnings, if any, for the continued growth of its business. Under the terms of a Loan and Security Agreement between TSG and its bank, TSG is prohibited from paying cash dividends or other distributions on capital stock, except stock distributions.

                               ----------------

                          SELECTED TSG FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                   PREDECESSOR                                COMPANY
                          ------------------------------- ------------------------------------------------
                                                 SEVEN      FIVE                         THREE     THREE
                            YEAR      YEAR      MONTHS     MONTHS     YEAR      YEAR     MONTHS    MONTHS
                           ENDED     ENDED       ENDED      ENDED     ENDED     ENDED    ENDED     ENDED
                          APRIL 2,  APRIL 1,  OCTOBER 30, MARCH 31, MARCH 29, MARCH 28, JUNE 28,  JUNE 27,
                            1993      1994       1994       1995      1996      1997      1996      1997
                          --------  --------  ----------- --------- --------- --------- --------  --------
RESULTS OF OPERATIONS
Net sales...............  $ 30,536  $ 31,049   $ 11,109    $ 9,161   $33,201   $33,472  $12,078   $ 6,217
Cost of goods sold......    24,083    25,762      9,176      8,226    26,082    26,639    9,840     5,123
General and
 administrative
 expenses...............     3,334     3,477      1,742        850     2,205     2,391      645       554
Marketing and selling
 expenses...............     1,865     1,749        366        372     1,290       881      361       164
Engineering, research
 and development
 expenses...............     2,241     2,009        458        480     1,197     1,777      409       292
Restructuring charges
 (credits)..............       --      2,571       (534)       --        --         63      --        --
Litigation settlement...       --        --        (261)       --        --       (105)    (105)      --
Interest expense........       810       912        599        356       941       400      142        72
Other (income) expense..       201        54        (14)       (58)      (17)     (117)     (16)      (14)
Income (loss) before
 taxes..................    (1,998)   (5,485)      (423)    (1,065)    1,503     1,543      802        26
Income tax (provision)
 benefit................       --        --         --         --       (326)     (533)    (217)       12
Net income (loss).......  $ (1,998) $ (5,485)  $   (423)   $(1,065)  $ 1,177   $ 1,010  $   585   $    38
Income (loss) per common
 and common equivalent
 share(1)(2)
 Primary................                                   $ (0.30)  $  0.30   $  0.22  $   .13   $   .02
 Assuming full
  dilution..............                                   $ (0.30)  $  0.30   $  0.22  $   .13   $   .02
Weighted average number
 of common and common
 equivalent shares
 outstanding
 Primary................                                     3,542     3,871     4,780    4,502     5,025
 Assuming full
  dilution..............                                     3,542     3,871     4,780    4,502     5,025
FINANCIAL POSITION
Current assets..........  $ 14,213  $  9,742   $  7,580    $ 8,551   $12,741   $14,866  $16,873   $13,807
Total assets............    18,869    13,421     10,397     15,670    19,634    19,772   22,977    18,568
Borrowings under
 revolving credit
 agreement..............     6,728     5,352      1,661        970       --      3,811      193     2,400
Current maturities under
 long-term debt and
 capital lease
 obligations(3).........       827     1,284        878        814       118       --        66       --
Current liabilities.....    12,943    13,007      8,191      6,857     8,347     6,645    9,058     5,404
Working capital
 (deficit)..............     1,270    (3,264)      (611)     1,695     4,394     8,221    7,815     8,403
Long-term debt and
 capital lease
 obligations(4).........     2,068       957      3,628      3,533     3,415       --       888       --
Long-term borrowings
 under revolving credit
 agreement (5)..........       --        --         --         --      1,094       --       --        --
Notes payable to
 stockholders (3)(4)....       --        --         400      2,800     2,800       --       --        --
Other liabilities.......       --        863        --         375       378       --       378       --
Total liabilities.......    15,011    14,826     12,219     13,565    16,034     6,645   10,324     5,404
Retained earnings
 (deficit)..............   (18,965)  (24,450)   (24,873)    (1,065)      112     1,122      697     1,160
Stockholders' equity
 (deficit)..............  $  3,858  $ (1,405)  $ (1,821)   $ 2,105   $ 3,600   $13,127  $12,653   $13,164

--------
(1) Assuming the Acquisition had occurred on April 2, 1994, TSG's and the Predecessor's net loss for the year ended March 31, 1995 would have approximated $1,599 and the net loss per common and common equivalent share outstanding (primary and assuming full dilution) would have been ($.45).
(2) Income (loss) per common and common equivalent share and the weighted average number of common and common equivalent shares outstanding are not presented for periods prior to the five months ended March 31, 1995 since such data is not meaningful for periods prior to the Acquisition on October 31, 1994.
(3) Subordinated notes payable to stockholders of $400 were retired in connection with the Acquisition. These notes were classified as current maturities under long-term debt and capital lease obligations at April 1, 1994.
(4) Indebtedness under a bank term note in the amount of $2,200, a bank term note in the amount of $310 and notes payable to stockholders of $2,800 were repaid from the proceeds from TSG's initial public offering of securities in May 1996.
(5) Indebtedness under the revolving credit agreement was repaid from the proceeds from TSG's initial public offering of securities in May 1996. Accordingly, such indebtedness is classified as a long-term obligation at March 29, 1996.

  The selected financial data and related footnotes set forth above should be read in connection with "TSG Management's Discussion and Analysis of TSG's Financial Condition and Results of Operations" set forth below and "Consolidated Financial Statements of Technology Service Group, Inc." included as Appendix C hereto.

               TSG MANAGEMENT'S DISCUSSION AND ANALYSIS OF TSG'S
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                     (IN THOUSANDS EXCEPT PER SHARE DATA)

OVERVIEW

  TSG's operating performance subsequent to the fiscal year ended March 31, 1995 reflects the outcome of initiatives and plans begun during the later part of fiscal 1994 and throughout fiscal 1995 to turn around the business, to return to profitability, and to improve TSG's financial condition and liquidity. These initiatives included a change in senior management, a restructuring of the organization, and raising additional capital and financing. The restructuring was also directed at reducing operating costs and expenses and increasing sales and gross profit margins. In addition, TSG refocused its engineering and product development activities to resolve certain technical product problems experienced prior to the restructuring and to develop new smart payphone products that would position TSG to capture a significant share of the market for the technological upgrade of the installed base of payphones owned by the RBOCs.

  This discussion contains certain forward looking statements concerning TSG's operations, economic performance and financial condition. Such statements are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including those identified herein. See "Summary."

  All dollar amounts, other than per share data, stated in this TSG Management's Discussion and Analysis of TSG's Financial Condition and Results of Operations are stated in thousands.

BACKGROUND--THE ACQUISITION

  On October 31, 1994, TSG Acquisition Corp., a wholly-owned subsidiary of Wexford, acquired all of the outstanding Capital Stock pursuant to an Agreement and Plan of Merger dated October 11, 1994 between Wexford, TSG Acquisition Corp., TSG and the majority holders of TSG's capital stock (the "Acquisition"). The consideration paid by TSG Acquisition Corp. aggregated $3,500 including contingent consideration of $330 consisting of cash of $230 and a subordinated note of TSG in the principal amount of $100, placed in escrow and distributed to former stockholders in September 1995. The aggregate consideration consisted of $3,004 to acquire the outstanding Capital Stock and $496 to retire a $400 subordinated master promissory note payable to former stockholders and related accrued interest and preference fees of $96. Aggregate cash payments to former stockholders, including the contingent consideration and the retirement of the subordinated master promissory note, accrued interest and preference fees of $496, amounted to $3,222. Consideration of $278 was withheld from amounts paid to former stockholders to pay certain liabilities of TSG.

  The Acquisition was accounted for using the purchase method of accounting. Accordingly, the aggregate purchase price of $3,170, exclusive of contingent consideration, was pushed down and allocated to the net assets acquired based upon their fair values. The excess of the purchase price over the estimated fair value of the net assets acquired of $3,854 was recorded as goodwill. Upon distribution of the escrow consideration in September 1995, the aggregate purchase price was increased to $3,500 which increased the excess purchase price over the estimated fair value of net assets acquired and recorded as goodwill by $330. Prior to the Acquisition, TSG is sometimes referred to as the "Predecessor."

  In conjunction with the Acquisition, TSG Acquisition Corp. was merged into TSG. The outstanding shares of TSG Common Stock and TSG's preferred stock were canceled and the outstanding shares of capital stock of TSG Acquisition Corp. were exchanged for one share of TSG Common Stock, $.05 par value (the "merger share"). In addition, on October 31, 1994, TSG amended its Certificate of Incorporation to reflect authorized capital consisting of 10 million shares of Common Stock, and 100,000 shares of preferred stock, $100 par value. Further, TSG entered into an investment agreement with Wexford, Acor S.A. and Firlane, referred to herein collectively as the "investors." Pursuant to that investment agreement, TSG issued 3.5 million shares of TSG Common Stock in exchange for the merger share. Also, TSG borrowed $2,800 from Wexford and Acor S.A. and issued 10% interest-bearing subordinated promissory notes in respect thereof due November 1, 1999 (the "Affiliate Notes") to such persons.

  The accompanying analysis compares the results of operations of TSG for the three months ended June 27, 1997 and June 28, 1996 and for the years ended March 28, 1997 and March 29, 1996 and the results of operations of TSG for the fiscal year ended March 29, 1996 and the combined results of operations of the Predecessor and TSG for the fiscal year ended March 31, 1995.

  Because of the Acquisition, certain financial information described below is not comparable in all respects. In addition, comparability is affected because of the following purchase accounting adjustments made by TSG on October 31, 1994: (i) a net decrease in inventories of $45 consisting of a reduction of $491 attributable to a change in the method used to estimate the amount of manufacturing overhead included in inventories to a method based on labor factors, not on a combination of labor and material factors, offset by an increase in the basis of inventories of $446 to reflect their estimated net realizable value; (ii) an increase in the basis of property and equipment of $382 to reflect their estimated fair value; (iii) an increase in debt obligations of $107 to reflect present values of amounts to be paid determined at current interest rates; (iv) a net increase in accrued liabilities of $125 to reflect the acquisition expenses of TSG Acquisition Corp. to be paid by TSG, offset by a reduction of accrued interest and preference fees of $96 retired in connection with the Acquisition; (v) a reduction in accrued restructuring charges of $203 retired in connection with the Acquisition; (vi) a reduction of notes payable to stockholders of $400 retired in connection with the Acquisition; (vii) a net increase in other assets of $429 consisting of an increase in identifiable intangible assets (consisting of product software, patents, customer contracts, and unpatented technology) of $584 to reflect their estimated fair values, offset by a reduction in goodwill and deferred debt issuance expenses of $155 recorded by the Predecessor; and
(viii) an increase in goodwill related to the Acquisition of $3,854. The principal impacts of the purchase accounting adjustments on TSG's results of operations for the five months ended March 31, 1995 consisted of a slight increase in depreciation due to the increase in the basis of property and equipment and their estimated useful lives, an increase in amortization expense of approximately $100 due to the net increase in the basis of intangible assets, including goodwill, and their estimated useful lives, and an increase in cost of goods sold of approximately $235 due to the revaluation of inventories. The change in the method used to estimate the amount of manufacturing overhead included in inventories did not have a significant effect on TSG's results of operations for the five months ended March 31, 1995.

  During the fiscal years ended March 29, 1996 and March 28, 1997, TSG reduced goodwill by approximately $653 in the aggregate with respect to the realization of acquired deferred tax assets. During the three months ended June 27, 1997, TSG reduced goodwill by approximately $82 with respect to the realization of acquired deferred tax assets.

RESULTS OF OPERATIONS

Three Months Ended June 27, 1997 Compared to Three Months Ended June 28, 1996

  The following table shows certain line items in TSG's consolidated statements of operations for the three months ended June 27, 1997 and June 28, 1996 that are discussed below, together with the change expressed as a percentage.

                                        THREE MONTHS  THREE MONTHS  PERCENTAGE
                                            ENDED         ENDED      INCREASE
                                        JUNE 27, 1997 JUNE 28, 1996 (DECREASE)
                                        ------------- ------------- ----------
   Sales...............................    $6,217        $12,078       (49%)
   Cost of goods sold..................     5,123          9,840       (48%)
   General and administrative ex-
    penses.............................       554            645       (14%)
   Marketing and selling expenses......       164            361       (55%)
   Engineering, research and develop-
    ment expenses......................       292            409       (29%)
   Litigation settlement...............       --            (105)     (100%)
   Interest expense....................        72            142       (49%)
   Income tax expense (benefit)........       (12)           217      (106%)

  Sales. The decrease in sales is primarily attributable to (i) a decrease in sales volume of smart payphone systems and processors and (ii) a 25% reduction in the sales price of Gemini(TM) processors under the terms of a sales agreement between TSG and NYNEX entered into during the year ended March 28, 1997, offset by (i) an increase in exported wireless payphone systems of approximately $600 and (ii) sales revenue of $625 under the terms of a new sales agreement between TSG and SWB entered into in June 1997. Sales of smart payphone products decreased by approximately $6,700 and accounted for approximately 25% of sales during the three months ended June 27, 1997 as compared to 69% of sales during the three months ended June 28, 1996. Refurbishment and repair services and related product sales for the three months ended June 27, 1997 decreased by approximately 10% as compared to the same period in the prior year, and accounted for 55% of sales as compared to 31% in the prior year. No export sales were made during the three months ended June 28, 1996.

  TSG believes that the uncertainty in the marketplace caused by the passage of the Telecommunications Act adversely affected its sales. In addition, following a high level of demand at the start of the program last year, NYNEX stabilized its deployment of TSG's smart payphone systems and processors under the five-year agreement entered into last year.

  In June 1997, TSG entered into an agreement with SWB that supersedes and terminates a December 1994 agreement. Under the new agreement, TSG agreed to reduce SWB's remaining purchase commitment of GemStar(TM) processor kits to approximately $3,000 from approximately $8,000 under the former agreement. In addition, TSG provided an upgraded electronic key product and, among other things, agreed to provide equipment and software to upgrade SWB's payphone management system. SWB made a $250 cash payment to TSG, terminated TSG's obligation to pay royalties on sales of GemStar processors to other customers, terminated a contingent obligation of TSG to repay revenue of $375 from the sale of product software under the former agreement, and agreed to make additional cash payments to TSG of $250 on July 2, 1997, $100 on September 1, 1997, $150 on December 31, 1997 and $250 on March 31, 1998, subject to TSG's compliance with its obligations under the new agreement, including conditions with respect to performance, service and repair.

  Cost of Goods Sold. Cost of goods sold as a percentage of sales increased to 82% for the three months ended June 27, 1997 as compared to 81% for the three months ended June 28, 1996. This increase resulted principally from the decrease in sales volume and sales prices referred to above and an increase in manufacturing costs of printed circuit board assemblies shifted to contract manufacturers, offset by the impact of the initial sales revenues recognized under the terms of the new agreement between TSG and SWB.

  General and Administrative Expenses. The decline in general and administrative expenses is primarily attributable to a reduction in expenses of $50 from the closure of one of TSG's manufacturing facilities during the year ended March 28, 1997, a decrease in accrued performance-based compensation of $18 and a reduction in the provision for doubtful accounts receivable of $31.

  Marketing and Selling Expenses. The decrease in marketing and selling expenses during the three months ended June 27, 1997 as compared to the same period in the prior year is primarily attributable to the expiration of a royalty agreement and the resulting decrease in royalty expense associated with sales of smart payphone products.

  Engineering, Research and Development Expenses. TSG began to expand its engineering resources during the three months ended June 28, 1996 in order to facilitate the development of a new smart payphone processor and the implementation of lower-cost manufacturing methodologies. During the three months ended June 27, 1997, the requirement for contract engineering services diminished and the related expense decreased accordingly. Also, TSG capitalized approximately $130 of software development costs in connection with the development of its new smart payphone processor during the three months ended June 27, 1997. Software development costs during the three months ended June 28, 1996 were not significant.

  Litigation Settlement. Pursuant to the terms of a settlement agreement and mutual release dated July 3, 1996, a suit filed against TSG by a former supplier to collect approximately $400 of unpaid obligations was dismissed with prejudice. As a result of the settlement agreement, TSG realized a gain of $105 representing the difference between unpaid obligations recorded in TSG's accounts and aggregate settlement payments set forth in the settlement agreement.

  Interest Expense. The decrease in interest expense during the three months ended June 27, 1997 as compared to the same period in the prior year is primarily due to the repayment of outstanding bank and stockholder debt obligations during May 1996 from proceeds of TSG's initial public offering. See "Liquidity and Capital Resources--Cash Flows From Financing Activities."

  Income Taxes. During the three months ended June 27, 1997, TSG recorded an income tax benefit of $12 on pre-tax income of $26 as compared to an income tax provision of $217 on pre-tax income of $802 for the three months ended June 28, 1996. Current tax benefits for the three months ended June 27, 1997 amounted to $287 as compared to current tax expense of $262 for the three months ended June 28, 1996. Deferred tax expense for the three months ended June 27, 1997 amounted to $275 as compared to deferred tax benefits of $45 for the three months ended June 28, 1996.

Year Ended March 28, 1997 Compared to Year Ended March 29, 1996

  The following table shows certain line items in TSG's consolidated statements of operations for the years ended March 28, 1997 and March 29, 1996 that are discussed below, together with the change expressed as a percentage.

                                              YEAR ENDED YEAR ENDED PERCENTAGE
                                              MARCH 28,  MARCH 29,   INCREASE
                                                 1997       1996    (DECREASE)
                                              ---------- ---------- ----------
Sales........................................  $33,472    $33,201        1%
Cost of goods sold...........................   26,639     26,082        2%
General and administrative expenses..........    2,391      2,205        8%
Marketing and selling expenses...............      881      1,290      (32)%
Engineering, research and development ex-
 penses......................................    1,777      1,197       48%
Restructuring charges........................       63        --       --
Litigation settlement........................     (105)       --       --
Interest expense.............................      400        941      (57)%
Other income.................................     (117)       (17)     588%
Income tax expense...........................      533        326       63%

  Overview. TSG's operations for the year ended March 28, 1997 reflect a slowdown in sales during the last six months of the year which TSG attributes to several factors as explained below, an increase in engineering, research and development spending of $580 directed at the development of a new wireline smart payphone product for the RBOC, independent and international markets, a gain on the settlement of litigation of $105, restructuring charges of $63, lower interest expense as a result of debt repayments from proceeds of an initial public offering, and higher income taxes due to limitations on utilization of net operating loss carryforwards.

  Sales. The increase in sales during fiscal 1997 as compared to fiscal 1996 is primarily related to volume fluctuations. Sales of smart payphone products and components decreased by approximately $600 (3%) to $21,200 in fiscal 1997 as compared to $21,800 in fiscal 1996, and accounted for approximately 63% of sales during fiscal 1997 as compared to 66% of sales during fiscal 1996. Sales related to refurbishment, repair and conversion services and related products during fiscal 1997 increased by approximately $1,200 (11%) to $11,800 as compared to $10,600 in fiscal 1996, and accounted for 35% of sales as compared to 32% in fiscal 1996. Export sales consisting primarily of wireless products during fiscal 1997 approximated $461 as compared to approximately $856 during fiscal 1996.

  TSG believes that the reduction in smart product sales volume was attributable to several key factors, including the uncertainties created by merger activities among TSG's RBOC customers, the efforts of the RBOCs to comply with the requirements of the Telecommunications Act during the last six months of TSG's fiscal year, and related budget implications. Notwithstanding, sales from refurbishment, repair and conversion services and related products increased as a result of additional volume from one of TSG's customers that has not begun a smart product upgrade conversion program. Export sales activities during fiscal 1997 did not generate volume comparable to fiscal 1996, a trend TSG expects to reverse during the 1998 fiscal year.

  TSG believes, but cannot assure, that the decline in smart product sales volume during the last six months of fiscal 1997, which is believed to be attributable to efforts of the RBOCs to comply with the Telecommunications Act, represents a short-term trend, and that its sales will be favorably affected by the implications of the new law during fiscal 1998 and beyond.

  During fiscal 1997, TSG entered into a non-exclusive sales agreement, effective July 1, 1996, to provide its Gemini smart payphones and processors, CoinNet payphone management system and other payphone components to NYNEX for a period of five years. Sales of smart payphone products during the year ended March 28, 1997 were primarily attributable to shipments under a former sales agreement between TSG and NYNEX executed in December 1995. This sales agreement expired during the third quarter of fiscal 1997, and although TSG entered into the new contract, no significant orders were received until February 1997, which TSG believes was due to the factors enumerated above. During the year ended March 29, 1996, a significant portion of TSG's sales were attributable to shipments under the former NYNEX agreement as well as a sales agreement between TSG and SWB executed in December 1994. SWB had purchased approximately 65% of the committed volume under the agreement as of March 29, 1996. However, sales to SWB under the 1994 contract were not significant during TSG's 1997 fiscal year, a condition TSG believes is attributable to a change in deployment strategies of SWB. In June 1997, TSG entered into an agreement with SWB that supersedes and terminates the December 1994 agreement. Under the new agreement, TSG agreed to reduce SWB's remaining purchase commitment to approximately $3,000 from approximately $8,000 under the former agreement and, among other things, upgrade SWB's payphone management system. In return, SWB made a $250 cash payment to TSG, terminated TSG's obligation to pay royalties on sales of GemStar processors to other customers, and terminated TSG's obligation to repay $375 received from the sale of product software under the December 1994 agreement. SWB also agreed to make additional cash payments to TSG of $250 on July 2, 1997, $100 on September 1, 1997, $150 on December 31, 1997, and $250 on March 31, 1998,
subject to TSG's compliance with the terms and conditions of the agreement, including conditions with respect to performance, service and repair. See "Business--Sales and Markets" for a discussion of TSG's dependence on significant customers and contractual relationships. Also, see "Liquidity and Capital Resources--Operating Trends and Uncertainties."

  Cost of Goods Sold. The 2% increase in cost of goods sold is primarily attributable to the increase in sales, the increase in the percentage of sales related to refurbishment, repair and conversion services and related products, and certain sales price reductions. Incremental costs of approximately $350 incurred in connection with the closure of one of TSG's manufacturing facilities and the consolidation of service operations were offset substantially by gains of approximately $273 from changes in estimates of contingent liability obligations recorded in connection with the Acquisition. Production costs as a percentage of sales increased to approximately 80% during the year ended March 28, 1997 as compared to 79% during the year ended March 29, 1996 due to these factors.

  General and Administrative Expenses. The 8% increase in general and administrative expenses is primarily related to incremental costs and expenses incurred as a public reporting entity after the consummation of TSG's initial public offering in May 1996.

  Marketing and Selling Expenses. The 32% decrease in marketing and selling expenses is primarily attributable to the expiration of a smart product royalty agreement on June30, 1996 and the related decrease in royalty expense.

  Engineering, Research and Development Expenses. Engineering, research and development expenses increased by 48%, primarily due to an expansion of engineering resources and product development activities. TSG began to expand its engineering resources during the first quarter of fiscal 1997 in order to facilitate smart product development activities and the implementation of lower-cost manufacturing methodologies. During the year ended March 28, 1997, TSG capitalized approximately $422 of software development costs in connection with the development of its new smart payphone processor.

  Litigation Settlement. Pursuant to the terms of a settlement agreement dated July 3, 1996, a suit filed against TSG by a former supplier to collect approximately $400 of unpaid obligations was dismissed with prejudice. As a result of the settlement agreement, TSG realized a gain of $105 representing the difference between the unpaid obligations recorded in TSG's accounts and the aggregate settlement payments.

  Interest Expense. The 57% decrease in interest expense is primarily due to the repayment of outstanding bank and stockholder debt obligations during May 1996 from proceeds of the TSG IPO. See "Liquidity and Capital Resources--Cash Flows From Financing Activities."

  Restructuring Charges. During August 1996, TSG initiated a facilities consolidation plan intended to augment its ongoing productivity and quality improvement programs. The consolidation plan provided for the closure of TSG's Kentucky manufacturing facility, the closure of TSG's Georgia corporate office facility, the consolidation of repair, refurbishment and conversion service operations into TSG's Virginia facility, and the consolidation of corporate activities and product assembly operations into a new Georgia facility. In connection with this plan, TSG recorded restructuring charges of $63 during the year ended March 28, 1997. These restructuring charges consisted of severance obligations and estimated losses related to the abandonment of assets in connection with the closure of facilities.

  Other Income. TSG assigned the capital lease obligation related to its former Kentucky facility to an unaffiliated third party, and recorded the retirement of the outstanding capital lease obligation and the disposition of the property during the fiscal year ended March 28, 1997. In connection with this transaction, TSG realized a gain of $44 representing the difference between the outstanding lease obligation ($933) plus the proceeds received ($50) and the net book value of the property ($939). The increase in other income during the year ended March 28, 1997 as compared to the year ended March 29, 1996 is primarily attributable to the gain from the disposition of the facility and an increase in income related to the sublease of a portion of property leased by TSG.

  Income Tax Expense. The 63% increase in income tax expense is primarily due to a reduction in tax benefits from utilization of net operating loss carryforwards. Benefits of net operating loss carryforwards used to offset current tax expense amounted to $72 during fiscal 1997 as compared to $335 during fiscal 1996. Deferred tax benefits of $493 were recognized during the year ended March 28, 1997 as compared to $50 during the year ended March 29, 1996. However, deferred tax benefits related to acquired deferred tax assets aggregating $442 were applied to goodwill during fiscal 1997 as compared to $211 during fiscal 1996.

Year Ended March 29, 1996 Compared to Year Ended March 31, 1995

  The following table shows certain line items in TSG's consolidated statement of operations for the year ended March 29, 1996 and in TSG's and Predecessor's consolidated statement of operations for the year ended March 31, 1995 that are discussed below and that changed significantly between the two periods indicated, together with the change expressed as a percentage.

                                              YEAR ENDED YEAR ENDED PERCENTAGE
                                              MARCH 29,  MARCH 31,   INCREASE
                                                 1996       1995    (DECREASE)
                                              ---------- ---------- ----------
Sales........................................  $33,201    $20,270        64 %
Cost of goods sold...........................   26,082     17,402        50 %
General and administrative expenses..........    2,205      2,592       (15)%
Marketing and selling expenses...............    1,290        738        75 %
Engineering, research and development ex-
 penses......................................    1,197        938        28 %
Restructuring credits........................      --         534      (100)%
Litigation settlement........................      --         261      (100)%
Income tax expense...........................      326        --        --

  Overview. TSG's results for the year ended March 29, 1996 reflect a significant increase in sales volume, an increase in operating expenses, and an income tax provision of $326 on pre-tax profits of $1,503, as compared to the previous year during which TSG reported a loss of $1,488. The results of the Predecessor during the seven months ended October 30, 1994 includes a gain from the recognition of a litigation settlement of $261, restructuring credits of $534, and acquisition expenses of $166. The results of operations of TSG for the five months ended March 31, 1995 include the effects of the Acquisition, consisting primarily of amortization of intangible assets of approximately $100 and an increase in cost of goods sold of approximately $226. The results of TSG during fiscal 1996 include the effects of the Acquisition, consisting primarily of amortization of intangible assets, including goodwill, of $253 and an increase in cost of goods sold of approximately $221.

  Sales. Sales of smart payphone products and components during fiscal 1996 approximated $21,800 as compared to approximately $6,600 during fiscal 1995. Sales attributable to refurbishment and conversion services and related payphone components approximated $10,600 during fiscal 1996 as compared to approximately $12,300 during fiscal 1995. Sales of wireless payphone products and components consisting primarily of export sales approximated $856 during fiscal 1996 as compared to approximately $1,400 during fiscal 1995. The $15,200 increase in sales of smart payphone products and components during fiscal 1996 as compared to fiscal 1995 was primarily attributable to an increase in sales volume of GemStar products, Gemini products and electronic locks under sales agreements entered into in December 1994 and December 1995. Sales increases attributable to GemStar, Gemini and electronic lock products were offset by a reduction in sales volume of InMate products, which TSG believes is primarily attributable to the saturation of the InMate institution market. The 14% decline in sales from repair, refurbishment and conversion services and related payphone components during fiscal 1996 as compared to fiscal 1995 was primarily due to a reduction in volume that TSG believes was attributable to implementation of smart product conversion programs by certain customers, as well as competition. The decline in TSG's wireless product sales during fiscal 1996 as compared to fiscal 1995 was primarily due to a decrease in export volume to Mexico, which TSG believes was attributable to the devaluation of the Mexican peso during fiscal 1995.

  Cost of Goods Sold. The increase in cost of goods sold is primarily attributable to the 64% increase in sales during fiscal 1996 as compared to fiscal 1995. Production costs as a percentage of sales declined to 79% during fiscal 1996 as compared to 86% during fiscal 1995 as a result of the increase in volume. In addition, during the five months ended March 31, 1995, TSG accrued damages of $200 attributable to a product recall initiated in April 1995 (see "Operating Trends and Uncertainties"). Purchase adjustments from the revaluation of inventories in connection with the Acquisition had the impact of increasing cost of goods sold by $226 and $221 during the five months ended March 31, 1995 and year ended March 29, 1996, respectively.

  General and Administrative Expenses. The decline in general and administrative expenses is primarily related to cost reductions associated with a restructuring initiated during the latter part of fiscal 1994 and expenses of $166 incurred by the Predecessor during the seven months ended October 30, 1994 in connection with the Acquisition. Amortization of goodwill and other intangible assets recorded in connection with the Acquisition approximated $253 during fiscal 1996 as compared to approximately $100 during the five months ended March 31, 1995.

  Marketing and Selling Expenses. The increase in marketing and selling expenses is primarily due to royalties on sales of GemStar and Gemini products incurred under an asset purchase agreement dated January 11, 1991, and an elimination of royalties during the first six months of fiscal 1995 pursuant to a November 9, 1994 amendment to the royalty provisions of that agreement.

  Engineering, Research and Development Expenses. Engineering, research and development expenses increased primarily due to an expansion of engineering resources and product development activities, which had been reduced during fiscal 1995 as a result of the restructuring initiated during the later part of fiscal 1994.

  Restructuring Credits. During the five months ended March 31, 1995, TSG settled severance obligations under employment contracts terminated in fiscal 1994 and negotiated the termination of certain non-cancelable lease obligations with respect to facilities closed in connection with the restructuring initiated at the end of fiscal 1994. The severance and lease obligations were settled on terms more favorable than estimated during the year ended April 1, 1994, which resulted in the recognition of restructuring credits of $249 and $274, respectively, during the seven months ended October 30, 1994. Restructuring credits recognized during the seven months ended October 30, 1994 aggregated $534.

  Litigation Settlement. During the seven months ended October 30, 1994, TSG settled litigation against a supplier to recover costs and damages attributable to defective components supplied to TSG, and realized a gain of approximately $261, net of legal fees of $56.

  Income Tax Expense. During the year ended March 29, 1996, TSG generated a taxable profit as compared to a net loss during the year ended March 31, 1995. Benefits of net operating loss carryforwards used to offset current tax expense during fiscal 1996 aggregated $335. Deferred tax benefits recognized during fiscal 1996 of $50 were offset by benefits of acquired deferred tax assets aggregating $211 that were used to reduce goodwill. There was no tax provision during fiscal 1995 as a result of the reported net loss.

LIQUIDITY AND CAPITAL RESOURCES

 Initial Public Offering

  During May 1996, TSG completed the TSG IPO, an initial public offering of 1,150,000 Units, each Unit consisting of one share of TSG Common Stock and a redeemable warrant, at a price of $9.00 per Unit for gross proceeds of $10,350. In connection with the offering, TSG issued, for nominal consideration, warrants to the underwriter to purchase 100,000 shares of TSG Common Stock (the "Underwriter Warrants"). Net proceeds received by TSG as of June 28, 1996 and March 28, 1997, after underwriting discounts and expenses of $1,232 and other expenses of $808 and $824, respectively, aggregated $8,310 and $8,294, respectively. At March 29, 1996, TSG had incurred and deferred offering expenses of $338. Accordingly, net proceeds from TSG's initial public offering during the three months ended June 28, 1996 and year ended March 28, 1997 aggregated $8,648 and $8,632, respectively.

  The proceeds of the offering, net of underwriting discounts and expenses, were initially used to repay then outstanding indebtedness consisting of subordinated notes payable to stockholders of $2,800 and indebtedness under a Loan and Security Agreement (the "Loan Agreement") between TSG and its bank aggregating $6,318 (see "The Loan Agreement" and "Cash Flows From Financing Activities"). Indebtedness outstanding under the Loan Agreement repaid with the net proceeds consisted of a $2,200 term note due November 30, 1997, $310 outstanding under a $650 term note due November 30, 1997 and indebtedness under a revolving credit line of $3,808.

 The Loan Agreement

  TSG is able to borrow up to a maximum of $9,000 under the terms of the Loan Agreement between TSG and its bank. The Loan Agreement provides for revolving credit indebtedness up to a maximum amount based on specified percentages applied to the value of eligible collateral consisting of accounts receivable and inventory less indebtedness, if any, under the $2,200 term note due November 30, 1997. In addition, the Loan Agreement contains provisions for certain term and installment indebtedness that was repaid with the proceeds of TSG's initial public offering in May 1996. At March 29, 1996, March 28, 1997 and June 27, 1997, outstanding indebtedness under the Loan Agreement bore interest at a variable rate per annum equal to 1.5% above a base rate quoted by Citibank, N.A. The interest rate was reduced from 2% above a base rate quoted by Citibank, N.A. on March 1, 1996. The base rate at March 29, 1996, March 28, 1997 and June 27, 1997 was 8.25%, 8.5% and 8.5% per annum, respectively. Amounts borrowed under the Loan Agreement are secured by substantially all assets of TSG, including accounts receivable, inventories and property and equipment. The Loan Agreement expires on November 30, 1997, and is renewable annually for one-year periods unless terminated by the bank upon the occurrence of an event of default or by TSG upon at least 90 days' notice.

  Indebtedness under the Loan Agreement at March 29, 1996 consisted of $2,525 outstanding under term and installment notes, including the $2,200 term note due November 30, 1997 and $325 outstanding under a $650 term note due November 30, 1997, and $1,094 outstanding under the revolving credit line. Indebtedness under the Loan Agreement at March 28, 1997 and June 27, 1997 consisted of $3,811 and $2,400, respectively, outstanding under the revolving credit line.

  The Loan Agreement contains conditions and covenants that prevent TSG from engaging in certain transactions without the consent of the bank, including merging or consolidating, payment of subordinated stockholder debt obligations, declaration or payment of dividends, and disposition of assets, among others. Additionally, the Loan Agreement requires TSG to comply with specific financial covenants, including covenants with respect to cash flow, working capital and net worth. Noncompliance with any of these conditions and covenants or the occurrence of an event of default, if not waived or corrected, could accelerate the maturity of the indebtedness outstanding under the Loan Agreement. Although TSG was in compliance with the covenants set forth in the Loan Agreement at June 27, 1997, there is no assurance that TSG will be able to remain in compliance with such covenants in the future.

  TSG uses the financing available under the Loan Agreement to finance its working capital requirements. If an event of default were to occur, however, TSG's ability in this regard could be curtailed. In such event, TSG would seek alternative financing sources, but there is no assurance that alternative financing sources would be available on commercially reasonable terms, or at all. Further, the Loan Agreement expires on November 30, 1997 unless it is renewed in accordance with its terms. Elcotel intends to refinance with one bank this indebtedness as Elcotel's indebtedness with its bank in connection with consummation of the Merger. Although TSG believes that it will negotiate an acceptable renewal or refinancing agreement if the Merger is not consummated, there is no assurance that its efforts will be successful. TSG's liquidity would be materially and adversely affected if it is unable to renew or refinance its present credit facility.

  TSG borrows funds to finance increases in accounts receivable and inventories and decreases in bank overdrafts, accounts payable and accrued liability obligations to the extent that such requirements exceed cash provided by operations, if any. TSG also uses the financing available under the revolving credit line to fund operations, investing activities and payments on long-term debt when necessary. TSG repays borrowed funds with cash, if any, provided by operating activities. TSG measures its liquidity based upon the amount of funds that TSG is able to borrow under the Loan Agreement, which varies based upon operating performance and the value of current assets and liabilities. At June 27, 1997, TSG had unused borrowing availability of approximately $5,400 under the revolving credit facility based on the value of eligible collateral.

 Cash Flows From Financing Activities

  Pursuant to the October 31, 1994 Investment Agreement entered into in connection with the Acquisition, TSG borrowed $2,800 from Wexford and Acor S.A. and issued 10% interest bearing subordinated promissory notes due November 1, 1999. TSG issued a 10% interest bearing subordinated note to Wexford in the principal amount of $2,361 dated October 31, 1994. TSG issued 10% interest bearing subordinated promissory notes to Acor S.A. in the principal amount of $208 dated October 31, 1994, $100 dated October 31, 1994, $83 dated November 10, 1994 and $48 dated December 23, 1994. During the year ended March 28, 1997, TSG repaid these subordinated promissory notes from the proceeds of its initial public offering.

  Concurrently with the Acquisition, the Loan Agreement was amended, and $2,200 of debt outstanding under the revolving credit line was converted into a term note payable on November 30, 1997. However, proceeds of $2,569 from the subordinated promissory notes dated October 31, 1994 issued to Wexford and Acor S.A. were used to retire debt outstanding under the revolving credit line, and after such repayment, the initial principal balance outstanding under the $2,200 term note on October 31, 1994 amounted to $1,292. Between October 31, 1994 and March 31, 1995, TSG borrowed the balance available under the $2,200 term note of $908, and also re-borrowed $970 under the revolving credit line. During the year ended March 28, 1997, TSG repaid the $2,200 term note from the proceeds of its initial public offering.

  Net payments of indebtedness under TSG's revolving credit line during the seven months ended October 31, 1994 and five months ended March 31, 1995 amounted to $1,491 and $1,599, respectively. Net proceeds under the revolving credit line during the year ended March 29, 1996 amounted to $124. Net proceeds under TSG's revolving credit line during the year ended March 28, 1997 amounted to $2,717, net of the repayment of $3,808 from the proceeds of TSG's initial public offering. Net payments under TSG's revolving credit line during the three months ended June 27, 1997 and June 28, 1996 amounted to $1,411 and $901, respectively.

  Principal payments on other long-term debt and capital lease obligations during the seven months ended October 30, 1994, five months ended March 31, 1995 and year ended March 29, 1996 amounted to $459, $482 and $814, respectively. Principal payments on other long-term debt and capital lease obligations during the three months ended June 28, 1996 and year ended March 28, 1997 aggregated $2,578 and $2,600, including repayment of the $2,200 term note due November 30, 1997 and repayment of $310 outstanding under the $650 term note due November 30, 1997 from the proceeds of TSG's initial public offering. Principal payments on other long-term debt and capital lease obligations during the year ended March 28, 1997, excluding the repayments of term note indebtedness from the proceeds of the offering, amounted to $90. The decrease in principal payments (exclusive of repayments made from proceeds of the offering) for the year ended March 28, 1997 as compared to the year ended March 29, 1996 is attributable to debt maturing during fiscal 1997, the repayments made from the proceeds of the offering and the assignment of the capital lease obligation related to TSG's Kentucky facility to an unrelated third party in November 1996.

  TSG has also established a cash management program with its bank under which TSG funds drafts as they clear the bank. Accordingly, TSG maintains bank overdrafts representing outstanding drafts and utilizes the cash management account as a source of funding. Bank overdrafts vary according to many factors, including the volume of business, and the timing of purchases and disbursements. During the seven months ended October 30, 1994, five months ended March 31, 1995, year ended March 29, 1996 and three months ended June 28, 1996 and June 27, 1997, TSG's bank overdrafts increased by $324, $121, $502, $760 and $82, respectively. During the year ended March 28, 1997, TSG's bank overdrafts decreased by $760.

  In June 1996, TSG issued 40,000 shares of common stock for aggregate proceeds of $160 upon the exercise of outstanding common stock purchase warrants issued in May 1995. During the year ended March 28, 1997, TSG issued 5,000 shares of common stock upon the exercise of incentive stock options at an aggregate exercise price of $5, and issued 6,760 shares of common stock upon the exercise of rights granted under TSG's 1995 Employee Stock Purchase Plan for an aggregate purchase price of $52.

 Cash Flows From Operating Activities

  During the seven months ended October 30, 1994, TSG generated $915 of cash from operating activities. TSG used $99 of cash, net of non-cash charges and credits of $324, to fund operating losses during the seven months ended October 30, 1994. Because of recurring losses, TSG's cash resources during the seven months ended October 30, 1994 were not sufficient to fund working capital, capital expenditure and debt service requirements, and TSG was unable to meet all of its accrued liability and supplier obligations as they became due. However, TSG was able to generate cash from reductions in accounts receivable and inventories of $578 and $1,388, respectively, and prepaid expenses of $67 during the seven months ended October 30, 1994. The cash provided from these asset reductions enabled TSG to begin efforts to decrease its past due obligations, and during the seven months ended October 30, 1994, $966 of cash was used to reduce accounts payable, accrued liabilities and accrued restructuring charges.

  During the five months ended March 31, 1995, TSG used $1,598 of cash to fund operating activities. Cash used to fund operating losses during the five months ended March 31, 1995 amounted to $358, net of non-cash charges and credits of $707. Also, because of an increase in the volume of business, TSG used $330 and $764 of cash to fund increases in accounts receivable and inventories, respectively, during the five months ended March 31, 1995. As a result of the investor financing received in connection the Acquisition and an increase in deferred revenue which provided $375 in cash (see "Capital Commitments and Liquidity"), TSG was able to further pay down its past due liability obligations, and used $618 of cash to reduce its accounts payable, accrued liabilities and accrued restructuring charges during the five months ended March 31, 1995.

  During the year ended March 29, 1996, TSG generated cash of $194 from operating activities. Cash provided by operations, after adjustments related to non-cash charges of $1,584, during the year ended March 29, 1996, amounted to $2,761. Also, although TSG paid remaining undisputed past due liability obligations, a net increase in TSG's supplier and accrued liability obligations, income taxes payable, deferred revenue and accrued restructuring charges provided cash of $2,599 during fiscal 1996. TSG used $4,634 in cash to fund increases in accounts receivable and inventories of $1,206 and $3,428, respectively. In addition, TSG expended $474 of cash to fund increases in other assets including the acquisition of a patent license and the expenses of TSG's initial public offering during the year ended March 29, 1996. The increases in accounts receivable, inventories and current liability obligations during the year ended March 29, 1996 were primarily related to the increase in the volume of business as compared to fiscal 1995.

  Cash used to fund operating activities during the year ended March 28, 1997 amounted to $4,995. During the year ended March 28, 1997, TSG's operations generated $2,613 in cash, after adjustments related to non-cash charges and credits of $1,603. In addition, a decrease in accounts receivable caused by sales fluctuations provided cash of $632 during the year ended March 28, 1997. TSG used $2,485 in cash to fund an increase in inventories during the year ended March 28, 1997. This inventory increase was related to the production of electronic locks and GemStar products under contractual commitments, the anticipated final production run of Gemini printed circuit board assemblies to meet estimated sales requirements until the planned release of TSG's new smart payphone processor and a slow-down of orders during the latter part of the year (see "Results of Operations"). TSG used $419 of cash to fund changes in prepaid expenses and other assets consisting primarily of capitalized software development expenses. In addition, cash used for decreases in accounts payable of $3,984, income taxes payable of $39, deferred revenue of $541 and accrued liabilities, including accrued restructuring charges, of $771 aggregated $5,335 during the year ended March 28, 1997. The decrease in accounts payable is related to the slow-down in sales and TSG's efforts to reduce contracted manufacturing volume and inventory balances during the latter part of fiscal 1997. During fiscal 1997, TSG satisfied its delivery requirements with respect to revenues deferred at March 29, 1996 and deferred revenue decreased accordingly. The decrease in accrued liability obligations is primarily attributable to the expiration of a smart product royalty agreement and the payment of remaining royalty obligations during fiscal 1997 and a decrease in accrued interest due to the repayment of debt obligations.

  Cash provided by operating activities during the three months ended June 27, 1997 amounted to $1,398. During the three months ended June 27, 1997, TSG's operations generated $600 in cash, after adjustments related to non-cash charges and credits of $562. Changes in operating assets and liabilities provided $798 of cash during the three months ended June 27, 1997. Inventories decreased by $1,070 primarily as a result of shipments of smart payphone products manufactured during the year ended March 28, 1997. Accounts payable increased by $891 primarily as a result of fluctuations in inventory purchases. The decrease in accrued liabilities of $306 and deferred revenue of $375 is primarily attributable to satisfaction of obligations under the new sales agreement between TSG and SWB, and the payment of performance based compensation accrued at March 28, 1997. The increase in other assets is attributable to the capitalization of software development costs of approximately $130. The increase in refundable income taxes of $301 is primarily attributable to current tax benefits recognized during the three months ended June 27, 1997. Income taxes payable declined by $126 due to payments made during the three months ended June 27, 1997.

  Cash used to fund operating activities during the three months ended June 28, 1996 amounted to $3,089. During the three months ended June 28, 1996, TSG's operations generated $1,032 in cash, after adjustments related to non-cash charges and credits of $447. Changes in operating assets and liabilities used $4,121 of cash during the three months ended June 28, 1996. Accounts receivable increased by $2,795 as a result of an increase in the volume of business during the period. The increase in inventory of $1,203 and accounts payable of $515, although partially related to the increase in the volume of business, was primarily attributable to an excess of inventory purchases under purchase commitments over sales requirements as a result of a change in the delivery requirements of one of TSG's customers. During the three months ended June 28, 1996, TSG satisfied the majority of its delivery requirements with respect to prepayments from customers and deferred revenue decreased by $486. The decrease in accrued liabilities of $341 was primarily attributable to the payment of interest accrued under the terms of the subordinated notes payable to stockholders that were retired during the period, and the payment of performance based compensation accrued at the beginning of the period. Current tax expense for the period exceeded estimated tax payments and income taxes payable increased by $114.

 Cash Flows From Investing Activities

  Cash used to fund investing activities during the seven months ended October 30, 1994, five months ended March 31, 1995, years ended March 29, 1996 and March 28, 1997 and three months ended June 27, 1997 and June 28, 1996 amounted to $9, $60, $252, $363, $37 and $59, respectively. TSG's capital expenditures during these periods consisted primarily of investments in manufacturing tooling and equipment and automated test equipment. TSG expects that its capital expenditures over the next several quarters will increase as TSG continues to invest in manufacturing and test equipment required to improve its in-house prototype and manufacturing capabilities and moves forward to select and begin the implementation of new management information systems (see "Capital Commitments and Liquidity").

 Capital Commitments and Liquidity

  TSG has not entered into any significant commitments for the purchase of capital assets. However, TSG intends to purchase and install information systems and capital equipment, including printed circuit board assembly equipment and other manufacturing equipment, to advance its prototype manufacturing and product testing capabilities during the next year. In addition, TSG intends to expand its manufacturing capabilities through the purchase of capital equipment in the future as required to meet the needs of its business. However, there can be no assurance that capital expenditures will be made as planned or that additional capital expenditures will not be required. TSG believes, based on its current plans and assumptions relating to its operations, that its sources of capital, including capital available under the revolving credit line and cash flow from operations will be adequate to satisfy its anticipated cash needs, including anticipated capital expenditures, for at least the next year. However, in the event that TSG's plans or the basis for its assumptions change or prove to be inaccurate, or cash flow and sources of capital prove to be insufficient to provide for TSG's cash requirements (due to unanticipated expenses, loss of sales revenues, a significant increase in inventories, operating difficulties or otherwise), TSG would be required to seek additional financing. In such an event, there can be no assurance that additional financing would be available to TSG on commercially reasonable terms, or at all.

  Extension of credit to customers and inventory purchases represent the principal working capital requirements of TSG. Significant increases in accounts receivable and inventory balances could have an adverse effect on TSG's liquidity. TSG's accounts receivable, less allowances for doubtful accounts, at March 29, 1996, March 28, 1997 and June 27, 1997 amounted to $3,866, $3,235 and $3,162, respectively. Accounts receivable at March 29, 1996, March 28, 1997 and June 27, 1997 consists primarily of amounts due from the RBOCs. TSG's inventories, less allowances for potential losses due to obsolescence and excess quantities, amounted to $8,659, $10,879 and $9,781 at March 29, 1996, March 28, 1997 and June 27, 1997, respectively. The level of inventory maintained by TSG is dependent on a number of factors, including delivery requirements of customers, availability and lead-time of components and the ability of TSG to estimate and plan the volume of its business. TSG markets a wide range of services and products and the requirements of its customers vary significantly from period to period. Accordingly, inventory balances may vary significantly.

  The Loan Agreement between TSG and its bank limits outstanding revolving credit indebtedness secured by eligible inventory to $3,100. Accordingly, increases in inventory together with decreases in sales during the last nine months has adversely affected TSG's liquidity under the revolving credit agreement. The ability of TSG to improve its liquidity during the next year is dependent on the level of smart payphone product orders and the extent of the related inventory reduction, if any.

  In October 1994, TSG entered into a contract manufacturing agreement for the production of its GemStar smart payphone processors. TSG committed to purchase $12,200 of product over an eighteen-month period beginning in December 1994. In addition, in November 1994, TSG entered into a dealer agreement that committed TSG to purchase approximately $3,500 of electronic lock devices over a two-year period. TSG initially scheduled purchases under these agreements based on anticipated quantities required to meet its sales commitments. At March 28, 1997 and June 27, 1997, TSG had acquired the majority of committed purchase volume under these purchase agreements. However, as a result of a decline in sales to SWB, TSG's inventories related to these agreements increased by approximately $2,000 during the year ended March 28, 1997.

  During the three months ended June 27, 1997, TSG released orders under the terms of the manufacturing agreement entered into in October 1994 to purchase approximately $5,500 of assemblies for its new smart payphone processor. Upon a termination of the agreement by TSG, TSG is obligated to purchase inventories held by the manufacturer and pay vendor cancellation and restocking charges, and a reasonable profit thereon. In addition, TSG is obligated to pay a cancellation penalty of up to $500 if it cancels the $5,500 purchase obligation or a substantial portion thereof. The amount of the cancellation penalty, if any, will vary depending upon quantities purchased by TSG.

  In December 1994, TSG entered into a sales agreement with SWB under which SWB committed to purchase $21,300 of GemStar smart processors, electronic locks and other components over a three-year period. In connection with this agreement, TSG sold the rights to certain product software for an aggregate purchase price of $500. TSG received back an exclusive irrevocable perpetual right to sub-license the software in connection with the sale of related products. In return, TSG agreed to pay royalties on sales of licensed products to other customers. At March 28, 1997, TSG was not obligated and had not paid any royalties under the agreement. TSG was obligated to repay, three years from the date of sale, a portion of the purchase price up to a maximum amount of $375, which is reflected as deferred revenue in TSG's consolidated financial statements at March 29, 1996 and March 28, 1997. However, in June 1997, TSG entered into an agreement with SWB that superseded and terminated the December 1994 agreement. Under the new agreement, TSG agreed to reduce SWB's remaining purchase commitment to approximately $3,000 from approximately $8,000 under the former agreement and, among other things, upgrade SWB's payphone management system. In return, SWB made a $250 cash payment to TSG, terminated TSG's obligation to pay royalties on sales of licensed products to other customers and terminated TSG's contingent obligation to repay revenue of $375 received from the sale of product software under the December 1994 agreement. SWB also agreed to make additional cash payments to TSG of $250 on July 2, 1997, $100 on September 1, 1997, $150 on December 31, 1997 and $250 on
March 31, 1998, subject to TSG's compliance with the terms and conditions of the agreement, including conditions with respect to performance, service and repair. SWB has the right to cancel the agreement upon default by TSG. Therefore, there is no assurance that TSG will receive the additional payments or that it will ship the products set forth in the agreement. TSG has received all scheduled payments under the new agreement which were due as of the date hereof.

 Operating Trends and Uncertainties

  Dependence on Customers and Contractual Relationships. During TSG's last three fiscal years, four of the RBOCs have accounted for the majority of TSG's sales. TSG anticipates that it will continue to derive most of its revenues from such customers, and other telcos, for the foreseeable future. Significant reductions and/or fluctuations in sales volume from these customers can have a material adverse effect on TSG's business. In addition, the loss of a significant customer could have a material adverse effect on TSG's business.

  TSG's prospects for continued profitability are largely dependent upon the RBOCs upgrading the technological capabilities of their installed base of payphones, and utilizing TSG's products and services for such upgrade conversion programs. Also, TSG's prospects and the ability of TSG to maintain a profitable level of operations are dependent upon its ability to continue to secure contract awards from the RBOCs. In addition, TSG's prospects for growth are dependent upon the market acceptance and success of its smart payphone products, as well as development of smart products containing additional advanced features. If TSG is unable to attract the interest of the RBOCs to deploy TSG's smart payphone products, TSG's sales revenues, business and prospects for growth would be adversely affected. Further, TSG's ability to maintain and/or increase its sales is dependent upon its ability to compete for and maintain satisfactory relationships with the RBOCs, particularly those RBOCs that are presently significant customers of TSG.

  Prior to a restructuring instituted in 1994, TSG experienced difficulties with a first generation smart payphone product, which difficulties subsequently were remedied. Such difficulties, however, resulted in the termination of a contract for such product with one of TSG's then significant RBOC customers. There can be no assurances that similar difficulties will not occur in the future.

  The assessment of penalties and/or damages under TSG's sales contracts could have a material adverse effect on TSG's operating results and liquidity. In April 1995, TSG initiated a recall of products due to contamination introduced into the manufacturing process by TSG's contract manufacturer. Although TSG's contract manufacturer was responsible for the repair or replacement of the recalled product, TSG incurred liquidated damages under the terms of the sales agreement with its customer in the amount of $200.

  Sales Prices. TSG's agreements with its contract manufacturers generally provide that TSG will bear certain cost increases incurred by the manufacturer. Accordingly, TSG's manufacturing costs may fluctuate based on costs incurred by its contract manufacturers and such fluctuations could have a material and adverse impact on earnings. TSG's sales agreements with customers generally have fixed product prices with limited price escalation provisions. Consequently, there is a risk that TSG may not be able to increase sales prices when product costs increase. In the event TSG's costs increase without a corresponding price increase or orders are lost due to price increases, TSG's profitability would be adversely affected. TSG encounters substantial competition with respect to smart payphone contract awards from the RBOCs. Pending the release of TSG's new smart payphone processor later this year, market pressures have eroded margins on the product version currently being shipped. Until TSG releases its new smart payphone processor, TSG will realize little to no gross profit with respect to smart product sales to NYNEX. Any other price reductions in response to competition will also result in reduced gross profit margins unless TSG is able to achieve reductions in product costs.

  Seasonality. TSG's sales are generally stronger during periods when weather does not interfere with the maintenance and installation of payphone equipment by TSG's customers, and may be adversely impacted near the end of the calendar year by the budget shortfalls of customers. However, TSG may also receive large year-end orders from its customers for shipment in December depending upon their budget positions. In the event TSG does not receive any significant end of year orders for its smart payphone products, its third quarter sales may decline significantly in relation to other quarters.

  Sources of Supply and Dependence on Contract Manufacturers. TSG generally assembles its smart payphone products from assemblies produced by certain manufacturers under contractual arrangements. To the extent that such manufacturers encounter difficulties in their production processes that delay shipment to TSG or that affect the quality of items supplied to TSG, TSG's ability to perform its sales agreements or otherwise to meet supply schedules with its customers can be adversely affected. In the event that contract manufacturers delay shipments or supply defective materials to TSG, and such delays or defects are material, TSG's customer relations could deteriorate and its sales and operating results could be materially and adversely affected.

  As a percentage of revenues, the majority of TSG's products contain components or assemblies that are purchased from single sources. TSG believes that there are alternative sources of supply for most of the components and assemblies currently purchased from those sources. Most of the components and assemblies used by TSG for which there are not immediately available alternative sources of supply are provided to TSG under standard purchase arrangements. In addition, suppliers of certain electronic parts and components to TSG and its contract manufacturers occasionally place their customers on allocation for those parts. If a shortage or termination of the supply of any one or more of such components or assemblies were to occur, TSG's business could be materially and adversely affected. In such event, TSG would be required to incur the costs associated with redesigning its products to include available components or assemblies or otherwise obtain adequate substitutes, and those costs could be material. Also, any delays in redesigning products or obtaining substitute components could adversely affect TSG's business.

  Telecommunications Act. As a result of the Telecommunications Act, the RBOCs will be permitted to manufacture and provide telecommunications equipment and to manufacture customer premises equipment when certain competitive conditions have been met. It is possible that one or more RBOCs will decide to manufacture payphone products, which would increase the competition faced by TSG and could decrease demand for TSG's products by such RBOCs. Notwithstanding, TSG believes that deregulation generally will benefit TSG. However, there can be no assurance that TSG will benefit from deregulation or that it will not be adversely affected by deregulation.

  Net Operating Loss Carryforwards. As of June 27, 1997, TSG had net operating loss carryforwards for income tax purposes of approximately $11,000 to offset future taxable income. Under Section 382 of the Internal Revenue Code of 1986, as amended, the utilization of net operating loss carryforwards is limited after an ownership change, as defined in such Section 382, to an annual amount equal to the value of the loss corporation's outstanding stock immediately before the date of the ownership change multiplied by the federal long-term tax-exempt rate in effect during the month the ownership change occurred. Such an ownership change occurred on October 31, 1994 and could occur in the future. As a result, TSG will be subject to an annual limitation on the use of its net operating losses of approximately $210. This limitation only affects net operating losses incurred up to the ownership change and does not reduce the total amount of net operating losses which may be taken, but limits the amount which may be used in a particular year. Therefore, in the event TSG maintains profitable operations, such limitation would have the effect of increasing TSG's tax liability and reducing net income and available cash resources if the taxable income during a year exceeded the allowable loss carried forward to that year. In addition, because of such limitations, TSG will be unable to use a significant portion of its net operating loss carryforwards.

SELECTED QUARTERLY DATA

  The following sets forth a summary of selected statements of operations data (unaudited) of TSG for the quarters ended June 30, 1995, September 29, 1995, December 29, 1995 and March 29, 1996:

                                                   QUARTER ENDED
                                   ---------------------------------------------
                                   JUNE 30, SEPTEMBER 29, DECEMBER 29, MARCH 29,
                                     1995       1995          1995       1996
                                   -------- ------------- ------------ ---------
     Net sales....................  $6,354     $7,738        $9,585     $9,524
     Net income (loss)............  $ (231)    $  236        $  655     $  517

  The following sets forth a summary of selected statements of operations data (unaudited) of TSG for the quarters ended June 28, 1996, September 27, 1996, December 27, 1996 and March 28, 1997:

                                                   QUARTER ENDED
                                   ---------------------------------------------
                                   JUNE 28, SEPTEMBER 27, DECEMBER 27, MARCH 28,
                                     1996       1996          1996       1997
                                   -------- ------------- ------------ ---------
     Net sales.................... $12,078     $10,062       $5,652     $5,680
     Net income (loss)............ $   585     $   385       $   27     $   13

NEW ACCOUNTING PRONOUNCEMENTS

  In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings Per Share ("SFAS 128"). SFAS 128 requires disclosure of basic earnings per share based on income available to common stockholders and the weighted average number of common shares outstanding during the period, and diluted earnings per share based on income available to common stockholders and the weighted average number of common and dilutive potential common shares outstanding during the period. The adoption of SFAS 128 is required for fiscal years ending after December 15, 1997, and earlier adoption is not permitted. Had TSG adopted SFAS 128 during the years ended March 29, 1996 and March 28, 1997, basic earnings per share on a pro forma basis would have been $.34 and $.22 per share, respectively and diluted earnings per share on a pro forma basis would have been $.30 and $.21 per share, respectively.

  Also in February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 129, Disclosure of Information about Capital Structure ("SFAS 129"). SFAS 129 requires a company to explain the privileges and rights of its various outstanding securities, the number of shares issued upon conversion, exercise or satisfaction of required conditions during the most recent annual fiscal period, liquidation preferences of preferred stock and other matters with respect to preferred stock. Although the statement is effective for periods ending after December 15, 1997, TSG's financial statement disclosures are in compliance with SFAS 129.

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("SFAS 130"). SFAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Comprehensive income is defined as the change in equity of a business during a period from transactions and events and circumstances from non-owner sources, and includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. SFAS 130 is effective for fiscal years beginning after December 15, 1997. The adoption of SFAS 130 will not have a material effect on TSG's results of operations or financial position.

  Also in June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131"). SFAS 131 requires public entities to report certain information about operating segments, their products and services, the geographic areas in which they operate, and their major customers, in complete financial statements and in condensed interim financial statements issued to stockholders. SFAS 131 is effective for fiscal years beginning after December 15, 1997. The adoption of SFAS 131 will not have a material effect on TSG's results of operations or financial position.

                    DIRECTORS AND EXECUTIVE OFFICERS OF TSG

  The following sets forth the name and age of each director and executive officer of TSG, his positions and offices with TSG, his period of service with TSG, and his business experience for at least the past five years, and with respect to directors, their present principal occupation and other directorships held in public companies.

DIRECTORS

  Directors are elected to serve for a one-year term and until their successors are elected and qualified. The Bylaws of TSG provide that the number of directors will be determined from time to time by the Board of Directors or the stockholders of TSG, but that there will be at least one director. Directors of TSG are as follows:

                                NAME                          AGE DIRECTOR SINCE
                                ----                          --- --------------
       David R. A. Steadman, Chairman........................  60      1994
       D. Thomas Abbott......................................  43      1996
       Vincent C. Bisceglia..................................  42      1994
       Charles E. Davidson...................................  44      1994
       Mark L. Plaumann......................................  42      1997
       Olivier Roussel.......................................  50      1986

  David R. A. Steadman. Mr. Steadman has been President of Atlantic Management Associates, Inc., a management services firm, since 1988. From 1990 to 1994, Mr. Steadman served as President and Chief Executive Officer of Integra--A Hotel and Restaurant Company, and from 1987 to 1988, as Chairman and Chief Executive Officer of GCA Corporation, a manufacturer of automated semiconductor capital equipment. From 1980 to 1987, Mr. Steadman was a Vice President of Raytheon Company, a defense electronics manufacturer, and served in various management positions, most recently as President of its venture capital division. Mr. Steadman is Chairman of the Board of Directors of Wahlco Environmental Systems, Inc., a manufacturer of environmental conditioning systems. He is also a director of Aavid Thermal Technologies, Inc., which manufactures thermal management products and produces computational fluid dynamics software; Kurzweil Applied Intelligence, Inc., a voice recognition software company; and Vitronics Corporation, a manufacturer of reflow soldering ovens. Mr. Steadman was elected Chairman of the TSG Board in 1994 pursuant to an employment agreement described under the heading "Employment Contracts and Termination of Employment and Change-in-Control Arrangements" in "TSG Executive Compensation."

  D. Thomas Abbott. Mr. Abbott has been Chairman of MeesPierson Holdings Inc., the United States operation of a Dutch merchant bank, since 1995. From 1993 to 1995, Mr. Abbott was Chairman and Chief Executive Officer of Savin Corporation, an office products Company, and from 1989 to 1993, he was President of Harvest Group, Inc., a private investment firm. From 1976 to 1988, Mr. Abbott held various executive positions with Bankers Trust Company. Mr. Abbott is a director of International Mezzanine Investment N.V., Precise Holdings Inc., and Coffee Tree Limited.

  Vincent C. Bisceglia. Mr. Bisceglia has served as a director and as President and Chief Executive Officer of TSG since February 1994. From 1986 to February 1994, he served TSG as a consultant and in various management positions including Vice President of Sales and Executive Vice President. From 1982 to 1986, Mr. Bisceglia was Executive Vice President of Transaction Management, Inc., a manufacturer of point-of-sale systems, and from 1978 to 1982, he held senior marketing positions with National Semiconductor-DTS and Siemens-Nixdorf Computer Corporation.

  Charles E. Davidson. Since January 1, 1995, Mr. Davidson has served as Chairman of Wexford Management LLC, a private investment management company, which serves as the investment manager to several private investment funds, including Wexford, the majority stockholder of TSG. During 1994, Mr. Davidson served as the Chairman of the Board of Wexford Capital Corporation, which served as the investment manager to several private investment funds, including Wexford. From 1984 to 1994, Mr. Davidson was a partner of Steinhardt Partners, L.P., a private investment firm, and from 1977 to 1984, Mr. Davidson was employed by Goldman, Sachs & Co., serving as Vice President of corporate bond trading. Mr. Davidson is Chairman of the Board of DLB Oil & Gas and Resurgence Properties Inc.

  Mark L. Plaumann. Mr. Plaumann has been a Senior Vice President of Wexford Management since January 1996, and since March 1995 has been a director and/or Vice President of the general partner of various public partnerships managed by Wexford Management. Mr. Plaumann joined the predecessor entities of Wexford Management in February 1995. Prior to joining Wexford Management, Mr. Plaumann was a Managing Director of Alvarez & Marsal, Inc., a crisis management consulting firm, from 1990 to 1995, and from 1985 to 1990 he was with American Healthcare Management, Inc., an owner and operator of hospitals, where he served in a variety of capacities, most recently as its President. Prior to that he was with Ernst & Young LLP in its auditing and consulting divisions for eleven years. Mr. Plaumann is a director of Wahlco Environmental Systems, Inc., a manufacturer of environmental conditioning systems, and BCAM International, Inc., an ergonomics technology company.

  Olivier Roussel. Mr. Roussel has been Chairman and President of Acor, a private investment company, since 1975. From 1974 to 1977, he was a Vice President of Nobel-Bozel and from 1977 to 1982 he was an Assistant General Manager of Heli-Union. Mr. Roussel was a Director of Roussel-Uclaf from 1975 to 1982 and Chairman of Eminence S.A. from 1987 to 1990. He is Chief Operating Officer and a Director of Vacsyn S.A., a biotechnology company, and a director of Bollore Technologies, a public company listed on the Paris Stock Exchange.

EXECUTIVE OFFICERS

  Executive officers are elected by the TSG Board and serve until they resign or are removed by the TSG Board. TSG's executive officers are as follows:

                 NAME              AGE          POSITIONS AND OFFICES
                 ----              ---          ---------------------
     David R. A. Steadman........   60 Chairman of the Board of Directors
     Vincent C. Bisceglia........   42 President and Chief Executive Officer,
                                        Director
     M. Winton Schriner..........   50 Executive Vice President, Operations
     Darold R. Bartusek..........   51 Senior Vice President, Sales and
                                        Marketing
     William H. Thompson.........   45 Vice President of Finance, Chief
                                        Financial Officer and Secretary
     Allen W. Vogl...............   49 Vice President, Engineering

  The business experience of Messrs. Steadman and Bisceglia is set forth above under the listing of directors of TSG.

  M. Winton Schriner. Mr. Schriner has served as Executive Vice President of Operations of TSG since July 1996. From August 1994 to April 1996, he served as Director of Contract Manufacturing of TSG. From 1991 to 1993, Mr. Schriner served TSG in various capacities including Vice President of Operations, Director of Marketing and Director of Engineering. Prior to joining TSG in 1991, he was at BellSouth Telecommunications Company for a period of 12 years in various management capacities with duties ranging from public communications to strategic planning and executive support. He holds a B.S. degree in Industrial Education and an M.S. degree in Vocational Rehabilitation from the University of Wisconsin.

  Darold R. Bartusek. Mr. Bartusek has served as Senior Vice President of Sales and Marketing of TSG since November 1996, and from February 1994 to April 1996 he was Vice President of Sales and Marketing of TSG. From 1991 to February 1994, Mr. Bartusek served TSG in various capacities including Vice President of Worldwide Sales and Vice President and General Manager of TSG's Smart Product Business. From August 1989 to January 1991, Mr. Bartusek served as Vice President of Marketing of the Public Communication Systems Division of Executone Information Systems, Inc., a supplier of smart payphone systems. From 1973 to 1988,

Mr. Bartusek served GTE Communication Systems Corporation in various capacities including Director of Public Communications and Director of Advertising and Sales Promotion. Mr. Bartusek holds a B.B.A. degree from Mankato State University.

  William H. Thompson. Mr. Thompson has served as Vice President of Finance, Chief Financial Officer and Secretary of TSG since February 1994. From 1990 to 1994, he was Vice President of Finance of TSG. Prior to joining TSG, Mr. Thompson was Controller and Vice President of Finance of Cardiac Control Systems, Inc., a publicly-held medical device manufacturer, from May 1983 to May 1988 and Executive Vice President of Operations and Finance from May 1988 to June 1990. From June 1974 to May 1983, he held various positions, most recently as Audit Manager, with Price Waterhouse LLP, certified public accountants. Mr. Thompson is a certified public accountant in the state of Florida and holds a B.S. degree in accountancy from Florida State University.

  Allen W. Vogl. Mr. Vogl has served as Vice President of Engineering of TSG since February 1994 and before that, he served TSG in various capacities since 1981, including Vice President of Engineering, Executive Vice President and Chief Scientist. From 1972 to 1981, he was employed in various engineering and research and development capacities by Harris Corporation and Storage Technology Corporation.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires TSG's officers and directors, and persons who own more than 10% of a registered class of TSG's equity securities ("Insiders"), to file reports of ownership and certain changes in ownership with the Commission and to furnish TSG with copies of those reports. Based solely on a review of Forms 3 and 4 and amendments thereto during the most recent fiscal year ended March 28, 1997 and Forms 5 and amendments thereto furnished to TSG with respect to the fiscal year ended March 28, 1997 and any written representations by Insiders that no Form 5 is required, Messrs. Abbott, Bartusek, Bisceglia, Davidson, Roussel, Schriner, Steadman, Thompson and Vogl as well as Wexford each filed late his Form 3, "Initial Statement of Beneficial Ownership of Securities" (required as a result of TSG's registration statement relating to its initial public offering becoming effective on May 10, 1996.)

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT

  The following tables sets forth certain information regarding beneficial ownership of the outstanding TSG Common Stock at October 13, 1997 by (i) each person known by TSG to own beneficially more than 5% of the outstanding TSG Common Stock; (ii) each of the directors of TSG; (iii) the executive officers named in the Summary Compensation Table, "Executive Compensation" and (iv) all directors and executive officers as a group. The numbers and percentages assume for each person or group listed, the exercise of all warrants and stock options held by such person or group that are exercisable within 60 days of October 13, 1997, in accordance with Rule 13d-3(d)(1) of the 1934 Act, but not the exercise of such warrants and stock options owned by any other person. Except as otherwise indicated in the footnotes, TSG believes that the beneficial owners of TSG Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to the shares of TSG Common Stock shown as beneficially owned by them.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS

                NAME AND ADDRESS            NUMBER OF SHARES
              OF BENEFICIAL OWNER           OF COMMON STOCK  PERCENTAGE OF CLASS
              -------------------           ---------------- -------------------
     Wexford Partners Fund, L.P............    2,444,286            51.9%
     411 West Putnam Avenue
     Greenwich, CT 06830
     Acor S.A..............................      454,386             9.7%
     17 Rue du Colisee
     Paris, France 75008
     Firlane Business Corp. ...............      235,028             5.0%
     Box 202
     1211 Geneva 12, Switzerland
     A.T.T. IV, NV.........................      549,450(1)         11.7%
     c/o Applied Communications
     Technologies, Inc.
     20 William Street
     Wellesley, MA 02181

--------
(1) Of these shares, 183,150 shares are subject to purchase at $11.00 per share, (i) 142,857 shares from Wexford; (ii) 26,557 shares from Acor S.A.; and (iii) 13,736 shares from Firlane. If the options were exercised in full, Wexford would beneficially own 2,301,429 shares (48.9%); Acor S.A. would beneficially own 427,829 shares (9.1%); and Firlane would beneficially own 221,292 shares (4.7%) of TSG Common Stock.

SECURITY OWNERSHIP OF MANAGEMENT

      NAME OF BENEFICIAL OWNER    SHARES BENEFICIALLY OWNED PERCENTAGE OF CLASS
      ------------------------    ------------------------- -------------------
     D. Thomas Abbott...........              3,000(1)               *
     Vincent C. Bisceglia.......            152,656(2)              3.1%
     Charles E. Davidson........          2,457,286(3)             52.0%
     Mark L. Plaumann...........          2,444,286(4)             51.9%
     Olivier Roussel............            467,386(5)              9.9%
     David R. A. Steadman.......             58,613(6)              1.2%
     Darold R. Bartusek.........             36,929(7)               *
     M. Winton Schriner.........             35,000(7)               *
     William H. Thompson........             42,971(8)               *
     Allen W. Vogl..............             23,012(9)               *
     All Directors and Executive
      Officers as a Group (10
      Persons)..................          3,276,854(10)            64.5%

--------
 * Represents holdings of less than one percent.
(1) These shares are purchasable within 60 days of October 13, 1997 under a stock option at $10.71 per share.
(2) Of these shares, 150,000 shares are purchasable within 60 days of October 13, 1997 under a stock option at $1.00 per share.
(3) These shares include 10,000 and 3,000 shares that are purchasable within 60 days of October 13, 1997 under stock options at $8.50 and $10.812 per share, respectively, and 2,444,286 shares that are owned by Wexford, of which Mr. Davidson is an affiliate. Mr. Davidson disclaims beneficial ownership of the shares owned by Wexford.
(4) These shares are owned by Wexford, of which Mr. Plaumann is an affiliate. Mr. Plaumann disclaims beneficial ownership of these shares.
(5) These shares include 10,000 and 3,000 shares that are purchasable within 60 days of October 13, 1997 under stock options at $8.50 and $10.821 per share, respectively, and 454,386 shares that are owned by Acor S.A., of which Mr. Roussel is Chairman and President. Mr. Roussel disclaims beneficial ownership of the shares owned by Acor S.A.
(6) These shares include 57,500 shares that are purchasable within 60 days of October 13, 1997 under stock options at prices ranging from $1.00 to $5.00 per share.
(7) These shares include 35,000 shares that are purchasable within 60 days of October 13, 1997 under stock options at prices ranging from $1.00 to $9.50 per share.
(8) These shares include 42,500 shares that are purchasable within 60 days of October 13, 1997 under stock options at prices ranging from $1.00 to $9.50 per share.
(9) These shares include 22,500 shares that are purchasable within 60 days of October 13, 1997 under stock options at prices ranging from $1.00 to $5.00 per share, and 50 shares that are purchasable within 60 days of October 13, 1997 under redeemable warrants at a price of $11.00 per share.
(10) These shares include 2,444,286 shares that are owned by Wexford (as to which Messrs. Davidson and Plaumann disclaim beneficial ownership); 454,386 shares that are owned by Acor S.A. (as to which Mr. Roussel disclaims beneficial ownership); and 371,500 shares that are purchasable within 60 days of October 13, 1997 under stock options at prices ranging from $1.00 to $10.812 per share.

                          TSG EXECUTIVE COMPENSATION

  This section contains information about compensation, stock options grants and employment arrangements and other information concerning certain of the executive officers of TSG.

SUMMARY COMPENSATION TABLE

  The following table sets forth the compensation TSG paid for services rendered during the fiscal years ended March 28, 1997, March 29, 1996 and March 31, 1995 by the Chief Executive Officer and the four other most highly compensated executive officers of TSG whose compensation exceeded $100,000 in fiscal 1997 and who were serving at the end of the 1997 fiscal year.

                                                                    LONG TERM
                                                                   COMPENSATION
                                      ANNUAL COMPENSATION             AWARDS
                             ------------------------------------- ------------
                                                        OTHER       SECURITIES
                                                       ANNUAL       UNDERLYING   ALL OTHER
                             FISCAL SALARY* BONUS  COMPENSATION(1)   OPTIONS    COMPENSATION
NAME AND PRINCIPAL POSITION   YEAR    ($)    ($)         ($)           (#)          ($)
---------------------------  ------ ------- ------ --------------- ------------ ------------
Vincent C.
 Bisceglia(1)...........      1997  150,055 71,438     30,729                      7,760(2)
President & Chief
 Executive Officer            1996  147,200    --      26,915                      5,932
                              1995  121,970 52,500     37,405        150,000       4,088
M. Winton Schriner......      1997  114,154    --         --          25,000       6,794(3)
Executive Vice
 President, Operations        1996   80,000    --         --          15,000       5,638
                              1995   32,000    --         --          15,000       1,766
Darold R. Bartusek......      1997  104,000    --         --          25,000       7,390(4)
Senior Vice President,
 Sales &                      1996  104,000    --         --          15,000       6,282
 Marketing                    1995   99,600 17,500        --          15,000       5,754
William H. Thompson(1)..      1997  114,567    --         --          15,000       7,429(5)
Vice President, Finance,
 Chief                        1996  107,536    --         --          10,000       6,063
Financial Officer,
 Secretary                    1995  102,986 35,000     40,147         30,000       6,029
Allen W. Vogl(1)........      1997  110,455    --      28,492            --        7,037(6)
Vice President,
 Engineering                  1996  108,400    --      31,824         15,000       6,456
                              1995  103,814 35,000     38,269         15,000       6,110

--------
 * Includes commissions.
(1) Other Compensation with respect to Mr. Bisceglia and Mr. Vogl represents the estimated incremental costs to TSG of reimbursements and payments of their travel expenses to and from TSG and their respective residences and temporary living expenses, and with respect to Mr. Thompson, represents reimbursement of relocation expenses.
(2) Of this amount, $198 represents the taxable portion of group term life insurance provided by TSG; $3,279 represents premiums paid by TSG for split-dollar universal life insurance; $2,284 represents premiums paid by TSG for long-term disability insurance; and $1,999 represents contributions made by TSG to the 401(k) Profit Sharing Retirement Plan for the account of the executive.
(3) Of this amount, $403 represents the taxable portion of group term life insurance provided by TSG; $3,713 represents premiums paid by TSG for split-dollar universal life insurance; $2,234 represents premiums paid by TSG for long-term disability insurance; and $444 represents contributions made by TSG to the 401(k) Profit Sharing Retirement Plan for the account of the executive.
(4) Of this amount, $311 represents the taxable portion of group term life insurance provided by TSG; $3,494 represents premiums paid by TSG for split-dollar universal life insurance; $2,503 represents premiums paid by TSG for long-term disability insurance; and $1,082 represents contributions made by TSG to the 401(k) Profit Sharing Retirement Plan for the account of the executive.
(5) Of this amount, $139 represents the taxable portion of group term life insurance provided by TSG; $3,725 represents premiums paid by TSG for split-dollar universal life insurance; $2,418 represents premiums paid by TSG for long-term disability insurance; and $1,147 represents contributions made by TSG to the 401(k) Profit Sharing Retirement Plan for the account of the executive.
(6) Of this amount, $214 represents the taxable portion of group term life insurance provided by TSG; $3,581 represents premiums paid by TSG for split-dollar universal life insurance; $2,773 represents premiums paid by TSG for long-term disability insurance; and $469 represents contributions made by TSG to the 401(k) Profit Sharing Retirement Plan for the account of the executive.

OPTION GRANTS IN THE LAST FISCAL YEAR

  The following table sets forth certain information with respect to options to purchase shares of TSG Common Stock that were granted to each of TSG's executive officers named in the Summary Compensation Table, above, during the fiscal year ended March 28, 1997.

                                         INDIVIDUAL GRANTS
                          -----------------------------------------------
                                                                          POTENTIAL REALIZABLE
                                                                            VALUE AT ASSUMED
                                                                          ANNUAL RATES OF STOCK
                                                                           PRICE APPRECIATION
                          NUMBER OF  PERCENT OF TOTAL                        FOR OPTION TERM
                          SECURITIES OPTIONS GRANTED  EXERCISE            ---------------------
                          UNDERLYING TO EMPLOYEES IN   PRICE   EXPIRATION     5%        10%
          NAME             OPTIONS   FISCAL YEAR 1997   ($)       DATE       ($)        ($)
          ----            ---------- ---------------- -------- ---------- ---------- ----------
Vincent C. Bisceglia....      None         --            --          --          --         --
M. Winton Schriner(1)...    25,000          13%         9.50    07/23/06     149,362    378,513
Darold R. Bartusek(1)...    25,000          13%         9.50    07/23/06     149,362    378,513
William H. Thompson(1)..    15,000           8%         9.50    07/23/06      89,617    227,108
Allen W. Vogl...........      None         --            --          --          --         --

--------
(1) These options were granted at an exercise price equal to the per share market value of TSG Common Stock on the grant date and vest in four equal annual installments on the grant date and the first three anniversaries of the grant date. In the event of a change in control of TSG, 50% of the shares not then exercisable will become fully exercisable. This will occur if the Merger is consummated.
(2) The potential realizable value is calculated based on the term of the option (ten years) at its date of grant. It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option; however, the optionee will not actually realize any benefit from the option unless the market value of TSG's stock price in fact increases over the option price.

AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

  The following table sets forth for each of TSG's executive officers named in the Summary Compensation Table, certain information regarding exercises of stock options during the fiscal year ended March 28, 1997 and stock options held at that date. The "Value of Unexercised In-the-Money Options at Fiscal Year End" is based on the difference between the market price of the TSG Common Stock subject to the option on March 28, 1997 ($5.25 per share) and the option exercise (purchase) price per share. During fiscal 1997, there were no option exercises by any of the executive officers named in the Summary Compensation Table.

                             NUMBER OF SECURITIES                 VALUE OF UNEXERCISED
                            UNDERLYING UNEXERCISED                    IN-THE-MONEY
                         OPTIONS AT FISCAL YEAR END(#)        OPTIONS AT FISCAL YEAR END($)
                         -----------------------------        --------------------------------
          NAME            EXERCISABLE       UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE
          ----           ---------------   ---------------    --------------   ---------------
Vincent C. Bisceglia....       12,500            37,500           478,125           159,375
M. Winton Schriner......       25,000            30,000            49,687            17,812
Darold R. Bartusek......       25,000            30,000            49,687            17,812
William H. Thompson.....       31,250            23,750            96,875            33,125
Allen W. Vogl...........       18,750            11,250            49,687            17,812

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

  Mr. Bisceglia. On October 31, 1994, TSG and Mr. Bisceglia entered into an employment agreement that expires on December 31, 1997, subject to certain early termination provisions and automatic renewal provisions. Pursuant to the agreement, Mr. Bisceglia serves as the President and Chief Executive Officer and as a director of TSG and is paid an annual salary of at least $147,200. His base salary is subject to annual review for merit and other increases at the discretion of the TSG Board as of January 1, 1996 and each year thereafter, and as a result of such reviews, Mr. Bisceglia's annual salary was increased to $160,000 per year on January 1, 1997.

  Pursuant to the terms of the agreement, Mr. Bisceglia is entitled to the same benefits made available to the other senior executives of TSG on the same terms and conditions as such executives. The agreement provides that TSG will reimburse and/or pay on Mr. Bisceglia's behalf up to $4,000 per month of temporary living expenses, including travel to and from TSG and Mr. Bisceglia's residence, until TSG requires Mr. Bisceglia to relocate, at TSG's expense. Mr. Bisceglia is also entitled to receive an incentive bonus for each fiscal year during the term of the agreement equal to 2% of the operating profits of TSG, defined as net income before taxes, amortization and depreciation, interest, gains and losses arising from revaluation of assets, and charges or allocations by a parent or affiliated company except to the extent that such charges are for expenses that directly relate to the operations of TSG.

  Pursuant to the terms of this agreement, Mr. Bisceglia was granted an option to purchase 150,000 shares of TSG Common Stock at an exercise price of $1.00 per share under TSG's 1994 Omnibus Stock Plan. The shares subject to the option become exercisable in four equal annual installments commencing on the date of grant. In the event TSG's majority shareholder, Wexford, ceases to own at least 51% of TSG's outstanding voting stock, the option becomes exercisable in full. Upon consummation of the Merger, the option will become exercisable in full. The option expires ten years from the date of grant, unless earlier terminated upon termination of Mr. Bisceglia's employment for cause or upon Mr. Bisceglia's resignation. The agreement contains provisions that require TSG, at the option of Mr. Bisceglia, to purchase unexercised option shares at market value if Mr. Bisceglia's employment is terminated by TSG for reasons other than cause. Otherwise, the option remains in effect until its expiration date.

  If the agreement is terminated by TSG without cause, Mr. Bisceglia is entitled to receive the amount of compensation and benefits he would otherwise have received for the remaining term of the agreement or for six months, whichever period is longer. The agreement is automatically renewed for additional one-year periods unless TSG provides Mr. Bisceglia 180 days' notice of non-renewal or Mr. Bisceglia provides TSG with 120 days' notice of termination on December 31, 1997, or on any date thereafter.

  Pursuant to the agreement, Mr. Bisceglia is indemnified by TSG with respect to claims made against him as a director, officer, and/or employee of TSG or any subsidiary of TSG to the fullest extent permitted by TSG's Certificate of Incorporation, its Bylaws and Delaware Law.

  Mr. Steadman. Mr. Steadman is employed by TSG pursuant to an agreement dated October 31, 1994 at the rate of $5,000 per month plus $500 per day for each day spent on TSG business outside of the New England area (in which Mr. Steadman's office is located), but not to exceed $7,500 in any one month. Pursuant to the agreement, Mr. Steadman is elected Chairman of the TSG Board and in that capacity renders advice to the Board and management on business, operational and financial matters. Mr. Steadman is entitled to participate in employee benefit plans made available to other senior executives of TSG. The agreement also provided for the grant to Mr. Steadman of an option to purchase 50,000 shares of TSG Common Stock at an exercise price of $1.00 per share. The option has substantially the same terms as those of Mr. Bisceglia's option described above.

  Other Officers. Effective July 1, 1996, TSG adopted a policy regarding all officers of TSG, which is described under the heading "Report of the Compensation Committee on Executive Compensation--Other Executive Officers."

  Notwithstanding anything to the contrary set forth in any of TSG's filings under the 1933 Act or the 1934 Act that might incorporate future filings, including any Annual Report on Form 10-K in whole or in part, the following report of the Compensation Committee, and the Performance Graph, will not be deemed to be incorporated by reference into any such filings.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

  This report has been prepared by the Compensation Committee of the TSG Board and addresses TSG's compensation policies with respect to the Chief Executive Officer and executive officers of TSG in general for the fiscal year ended March 28, 1997. Except for Mr. Steadman, each member of the Committee is a non-employee director. Mr. Steadman's compensation is based on his employment agreement, described above, which was approved by the TSG Board in November 1994.

 Compensation Policy

  The overall intent of the Committee in respect of executive officers is to establish levels of compensation that provide appropriate incentives in order to command high levels of individual performance and thereby increase the value of TSG to its stockholders, and that are sufficiently competitive to retain and attract the skills required for the success and profitability of TSG. The principal components of executive compensation are salary, bonus and stock options.

 Chief Executive Officer's Compensation

  The Chief Executive Officer's compensation for fiscal 1997 is based on a written employment agreement that was negotiated and entered into between him and TSG in October 1994 and is described above under the heading "Employment Contracts and Termination of Employment and Change-in-Control Arrangements." The salary in the agreement was determined to be appropriate by the members of the Committee at the time the agreement was entered into based on the financial and legal difficulties that TSG had experienced; the expertise and responsibility that the position requires; the Chief Executive Officer's experience with TSG in other capacities; and the subjective judgment of Committee members of a reasonable compensation level. The increase in salary granted by the Committee in January 1997 was based on Mr. Bisceglia's performance during fiscal 1997 and that of TSG as a whole and the subjective judgment of Committee members of a reasonable raise.

 Other Executive Officers

  Officers' Policy. Effective July 1, 1996, TSG adopted a policy regarding all officers of TSG to acknowledge that they have extra duties and responsibilities and that they are held to a higher standard of performance than employees generally. The policy provides, among other things, for TSG-paid life insurance for each officer in the amount of two and one-half times base salary; long-term disability insurance coverage; the establishment of an annual pool of funds from TSG's operating profits for the payment of bonuses; severance benefits in the event the officer's employment is terminated without cause consisting of a minimum of continued payment of two months' salary and a maximum of four months' salary, plus the continuation of TSG benefits during the period of continued salary payment; and the acceleration of one-half of the officer's unvested option shares in the event of a sale of substantially all of the assets of TSG or a person or entity acquires more than 51% of the outstanding voting stock of TSG. This acceleration will occur if the Merger is consummated. The policy also provides the same level of indemnity as for Mr. Bisceglia, described above.

  Salary. During fiscal 1997, the salary of each executive officer other than the salary of the Chairman and the Chief Executive Officer (described above under the heading "Employment Contracts and Termination of Employment and Change-in-Control Arrangements") was based on the level of his prior salary and on the subjective judgment of members of the Committee as to what constitutes a compensation level that is fair and calculated to retain the executive in TSG's employ. In the case of one executive officer, his salary increase was also based on a promotion to a new position with increased responsibilities.

  Bonuses. In July 1996, pursuant to the Officers' Policy described above, the Compensation Committee adopted a bonus plan for the 1997 fiscal year covering officers which also covers key employees of TSG other than those covered under a sales bonus plan of TSG. Bonuses under the plan are to be paid out of a pool of funds equal to 15% of the net income of TSG (i) before taxes and before the payment of any bonuses paid outside of the plan (such as to the Chief Executive Officer pursuant to his employment agreement) and (ii) after deducting an amount equal to 15% of stockholders' equity. The allocation of the fund to individual officers and key employees is based on the recommendations to the Compensation Committee of the Chairman and Chief Executive Officer. The decision of the Compensation Committee is final and is based the recommendations it receives and the subjective judgment of members of the Committee. The bonus plan was renewed for the year ending April 3, 1998.

  Mr. Bartusek's incentive bonus compensation as Senior Vice President of Sales and Marketing is based on the difference between TSG's quarterly revenues in fiscal 1996 and the corresponding quarterly revenues in fiscal 1997. If 1997 quarterly revenues meet a minimum target established for each quarter, he is paid a percentage of the difference. The plan was based on the budgeted revenues for fiscal 1997 and the subjective judgment of the members of the Committee as to the appropriate level of incentive payment if the budgeted minimum quarterly revenues are achieved. Payment of the incentive compensation is made only after TSG's year-end audit has been completed.

  In July 1997, a new incentive bonus compensation plan for Mr. Bartusek was adopted for TSG's 1998 fiscal year. Mr. Bartusek's incentive bonus compensation as Senior Vice President of Sales and Marketing will be based on the difference between (i) TSG's quarterly revenues in fiscal 1998 and 80% of targeted revenues for fiscal 1998 and (ii) TSG's annual gross profit margin for fiscal 1998 and 80% of targeted gross profit margin for fiscal 1998. If quarterly revenues for a quarter exceed 80% of targeted revenues for that quarter, Mr. Bartusek will receive a bonus based on a percentage of the excess. If annual gross profit exceeds 80% of targeted gross profit for the year, Mr. Bartusek will receive a bonus based on a percentage of the excess to the extent of attainment of quarterly objectives as evaluated by the Committee. Bonuses based on quarterly revenues will be paid at the end of each quarter. The bonus based on gross profit will be paid at the end of the fiscal year.

  Stock Options. Stock options are granted by the Stock Plans Committee of the TSG Board. The Stock Plans Committee believes that stock ownership by executive officers is important in aligning management's and stockholders' interests in the enhancement of stockholder value over the long term. For options granted during fiscal 1997, the exercise price was equal to the market price of the TSG Common Stock on the date of grant. The stock option grants made to the executive officers in fiscal 1997 were made based on the subjective judgment of the Committee members of the appropriate recognition for their services to TSG during the 1997 fiscal year and prior years.

  Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code (enacted in 1993) generally disallows a tax deduction to public companies for compensation over $1million paid to its chief executive officer and its four other most highly compensated executives. The compensation payable by TSG to any one executive officer (including potential income from outstanding stock options) is currently and for the foreseeable future unlikely to reach that threshold. Qualifying, performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Committee currently intends to structure stock option grants to executive officers in a manner that complies with the performance-based requirements of the statute.

The Compensation Committee:  Charles E. Davidson
                             Mark L. Plaumann
                             David R. A. Steadman

Stock Plans Committee:       Charles E. Davidson
                             Mark L. Plaumann

DIRECTORS' COMPENSATION

  Directors who are employees of TSG receive no compensation, as such, for services as members of the Board. Directors who are not employees of TSG receive no cash compensation for their services as directors. Mr. Steadman, who is an employee of TSG, receives compensation as such. See "Compensation Committee Interlocks and Insider Participation." All directors are reimbursed for their out-of-pocket business expenses incurred in attending Board meetings and for performing any other services for TSG.

  Non-employee directors of TSG receive "formula" stock option grants under TSG's 1995 Non-Employee Director Stock Option Plan approved by stockholders on May 10, 1995. Each non-employee director serving on the date that TSG's initial registration statement became effective (May 10, 1996) was automatically granted an option to purchase 10,000 shares of TSG Common Stock (the "Initial Grants") that became fully exercisable six months after the grant date. After the Initial Grants, each non-employee director is automatically granted an additional option to purchase 3,000 shares on each anniversary of September 1, 1996 so long as he is then serving as a non-employee director. Each non-employee director first elected to the TSG Board after May 10, 1996 automatically receives an option to purchase 3,000 shares of TSG Common Stock on the date of his or her election and, so long as he or she is then serving as a non-employee director, an additional option to purchase 3,000 shares of TSG Common Stock on each anniversary of that date. All options under such Plan are granted at an exercise price per share equal to the market value of a share of TSG Common Stock on the date of grant. Except for the Initial Grants, all options vest in full on the first anniversary of the grant date.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Decisions concerning executive compensation (other than that of the Chairman) are made by the Compensation Committee of the TSG Board, which currently consists of Messrs. Davidson, Plaumann and Steadman. Mr. Steadman is Chairman of the TSG Board and an employee of TSG; Messrs. Davidson and Plaumann are neither officers nor employees of TSG or any of its subsidiaries. During fiscal 1997, no executive officer of TSG served as a director or member of a compensation committee of another entity with which any director of TSG had any relationship as a director or officer, except that Mr. Steadman is Chairman of the Board of Directors and a member of the Compensation Committee of Wahlco Environmental Systems, Inc., of which Mr. Plaumann is a director and former President.

  Mr. Steadman was elected Chairman of the TSG Board and is employed by TSG pursuant to an employment agreement that is described under the heading "Employment Contracts and Termination of Employment and Change-in-Control Arrangements." In fiscal 1997, Mr. Steadman received compensation of $69,000, plus the reimbursement of $11,003 of out-of-pocket expenses incurred in rendering services to TSG, and was also granted a stock option to purchase 15,000 shares of TSG Common Stock at $5.00 per share.

  Pursuant to an acquisition in January 1991 of the assets of the Public Communication Systems Division of Executive Information Systems, Inc. ("PCS"), TSG was obligated to pay OAB, Inc. royalties of 3.5% of TSG's sales of microprocessor-based components through June 30, 1996. Mr. Bartusek and certain other employees of TSG, who were employees of PCS, are stockholders of OAB. Royalty payments under this agreement during fiscal 1997 through the June 30, 1996 expiration date were approximately $420,100 (including payments of accrued royalties at March 29, 1996 and debt payments on notes issued in respect of accrued royalties), of which Mr. Bartusek received approximately $80,000.

  Wexford and Acor S.A. are parties to an Investment Agreement pursuant to which they acquired $2,361,082 and $438,918, respectively, of 10% subordinated notes of TSG in 1994. In May 1996, TSG repaid the principal balances of these notes in full--$2,361,082 to Wexford and $438,918 to Acor S.A. Interest paid on the notes to Wexford and Acor S.A. during fiscal 1997 was $128,081 and $23,810, respectively.

PERFORMANCE GRAPH

  The following graph assumes an investment of $100 on May 10, 1996 (the date the TSG Common Stock was first registered under Section 12 of the 1934 Act) and compares yearly changes thereafter (through March 28, 1997) in the market price of the Common Stock with (i) the Nasdaq Market Index for U.S. Companies (a broad market index) and (ii) the Nasdaq Telecommunications Index, a published industry index.

  The performance of the indices is shown on a total return (dividend reinvestment) basis; however, TSG paid no dividends during the period shown. The graph lines merely connect the beginning and end of the measuring periods and do not reflect fluctuations between those dates.


                            Stock Performance Chart


                           [LINE GRAPH APPEARS HERE]

                                                     MAY 10, 1996 MARCH 28, 1997
                                                     ------------ --------------
Technology Service Group, Inc. .....................   $ 100.00       $54.70
Nasdaq Market Index for U.S. Companies..............     100.00        98.20
Nasdaq Telecommunications Index.....................     100.00        84.93

             CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF TSG

  Reference is made to "Compensation of Directors" and "Compensation Committee Interlocks and Insider Participation" in "Executive Compensation," above.

            UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

  THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION IS PRESENTED FOR INFORMATIONAL PURPOSES ONLY AND IS NOT NECESSARILY INDICATIVE OF THE OPERATING RESULTS OR FINANCIAL POSITION THAT WOULD HAVE OCCURRED, NOR IS IT NECESSARILY INDICATIVE OF THE FUTURE OPERATING RESULTS OR FINANCIAL POSITION OF ELCOTEL FOLLOWING THE MERGER OR THE LUCENT ACQUISITION.

  The following tables set forth certain unaudited pro forma consolidated financial information of Elcotel after giving effect to the Merger and the Lucent Acquisition. The unaudited pro forma consolidated balance sheet set forth below was prepared as if the Merger and the Lucent Acquisition had been consummated on June 30, 1997. The unaudited pro forma consolidated statements of operations for the year ended March 31, 1997 and three months ended June 30, 1997 set forth below were prepared as if the Merger and the Lucent Acquisition had been consummated on April 1, 1996.

  The unaudited pro forma financial information presented below has been prepared assuming the Merger and the Lucent Acquisition are accounted for using the purchase method of accounting. Accordingly, the unaudited pro forma consolidated balance sheet assumes that (1) the Merger consideration, consisting of (i) the fair value of securities to be issued by Elcotel to effect the Merger, (ii) the fair value of outstanding common stock, options and warrants of TSG to be converted into Elcotel securities, and (iii) the estimated direct costs and expenses to be incurred by Elcotel in connection with the transaction, is allocated to the assets and liabilities of TSG based on their estimated fair values and (2) the aggregate purchase price related to the Lucent Acquisition is allocated to the assets acquired based on their estimated fair values.

  The unaudited pro forma consolidated financial information presented below reflects pro forma adjustments that are directly attributable to the Merger and the Lucent Acquisition and the use of the purchase method of accounting. The accompanying unaudited pro forma consolidated statements of operations do not reflect anticipated cost reductions or revenue enhancements expected to be realized from the Merger or the anticipated revenues, gross profit and operating expenses from the Lucent Acquisition. Accordingly, the unaudited pro forma consolidated statements of operations for the year ended March 31, 1997 and three months ended June 30, 1997 are not necessarily indicative of the consolidated results of operations as they might have been had the Merger and Lucent Acquisition actually occurred on the dates indicated, nor are they necessarily indicative of future results.

                            ELCOTEL AND SUBSIDIARIES
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                                 JUNE 30, 1997
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                 TSG         LUCENT
                                               MERGER      ACQUISITION
                                              PRO FORMA     PRO FORMA     PRO
                            ELCOTEL    TSG   ADJUSTMENTS   ADJUSTMENTS   FORMA
                            -------  ------- -----------   -----------  -------
ASSETS
Current assets:
  Cash and temporary
   investments............. $     1  $   100   $   --        $  --      $   101
  Accounts and notes
   receivable..............   7,297    3,162       --           --       10,459
  Inventories..............   3,561    9,781    (3,039)(a)    3,999(g)   14,302
  Refundable income taxes..      95      301       --           --          396
  Deferred tax asset.......     692      350     2,246(a)       --        3,288
  Prepaid expenses and
   other current assets....     499      113       --           --          612
                            -------  -------   -------       ------     -------
    Total current assets...  12,145   13,807      (793)       3,999      29,158
  Property, plant and
   equipment...............   3,287      724       116(a)       500(g)    4,627
  Notes receivable.........     692      --        --           --          692
  Deferred tax asset.......     799      --       (799)(a)      --          --
  Intangible assets........     --     3,999    25,550(a)     1,541(g)   31,090
  Other assets.............     281       38       --            54(h)      373
                            -------  -------   -------       ------     -------
                            $17,204  $18,568   $24,074       $6,094     $65,940
                            =======  =======   =======       ======     =======
LIABILITIES AND STOCKHOLD-
 ERS' EQUITY
Current liabilities:
  Bank overdraft........... $   --   $   324   $   --        $  --      $   324
  Accounts payable and
   accrued expenses........   3,295    2,680     1,385(b)       --        7,360
  Notes payable and
   borrowings under lines
   of credit...............     525    2,400       --         3,044(i)    5,969
  Current portion of long-
   term debt...............     199      --        --           436(j)      635
                            -------  -------   -------       ------     -------
    Total current
     liabilities...........   4,019    5,404     1,385        3,480      14,288
  Long-term debt...........     183      --        --         2,614(k)    2,797
  Deferred tax liability...     --       --        973(a)       --          973
                            -------  -------   -------       ------     -------
    Total liabilities......   4,202    5,404     2,358        6,094      18,058
                            =======  =======   =======       ======     =======
Stockholders' equity:
  Common stock.............      82       47         3(c)       --          132
  Capital in excess of par
   value...................  11,160   11,963    22,867(d)       --       45,990
  Retained earnings........   1,937    1,160    (1,160)(e)      --        1,937
  Cumulative translation
   adjustment..............     --       (6)         6(f)       --          --
  Less treasury stock......    (177)     --        --           --         (177)
                            -------  -------   -------       ------     -------
                             13,002   13,164    21,716          --       47,882
                            -------  -------   -------       ------     -------
                            $17,204  $18,568   $24,074       $6,094     $65,940
                            =======  =======   =======       ======     =======

    The accompanying notes are an integral part of this unaudited pro forma consolidated financial information.

                            ELCOTEL AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                           YEAR ENDED MARCH 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                TSG         LUCENT
                                              MERGER      ACQUISITION
                                             PRO FORMA     PRO FORMA     PRO
                          ELCOTEL    TSG    ADJUSTMENTS   ADJUSTMENTS   FORMA
                          -------  -------  -----------   -----------  -------
Net sales...............  $26,832  $33,472    $  --          $ --      $60,304
                          =======  =======    ======         =====     =======
Costs and expenses:
  Cost of goods sold....   15,883   26,639       (36)(l)       100 (o)  42,586
  Selling, general and
   administrative
   expenses.............    6,358    3,272     1,231(m)        261 (p)  11,122
  Engineering, research
   and development
   expenses.............    2,623    1,777       --                      4,400
  Interest (income)
   expense..............     (205)     400       --            490 (q)     685
  Other (income)
   charges..............     (331)    (159)      --            --         (490)
                          -------  -------    ------         -----     -------
                           24,328   31,929     1,195           851      58,303
                          -------  -------    ------         -----     -------
Income before income tax
 (expense) benefit......    2,504    1,543    (1,195)         (851)      2,001
Income tax (expense)
 benefit................     (876)    (533)      323(n)        298 (r)    (788)
                          -------  -------    ------         -----     -------
Net income..............  $ 1,628  $ 1,010    $ (872)        $(553)    $ 1,213
                          =======  =======    ======         =====     =======
Income per common and
 common equivalent
 share:
  Primary...............  $  0.20                                      $   .09
                          =======                                      =======
  Assuming full
   dilution.............  $  0.20                                      $   .09
                          =======                                      =======
Weighted average number
 of common and common
 equivalent shares
 outstanding:
  Primary...............    8,316                                       13,667
                          =======                                      =======
  Assuming full
   dilution.............    8,316                                       13,667
                          =======                                      =======


    The accompanying notes are an integral part of this unaudited pro forma consolidated financial information.

                            ELCOTEL AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                        THREE MONTHS ENDED JUNE 30, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                   TSG       LUCENT
                                                 MERGER    ACQUISITION
                                                PRO FORMA   PRO FORMA    PRO
                              ELCOTEL   TSG    ADJUSTMENTS ADJUSTMENTS  FORMA
                              -------  ------  ----------- ----------- -------
Net sales...................  $6,753   $6,217     $ --        $ --     $12,970
                              ======   ======     =====       =====    =======
Costs and expenses:
  Cost of goods sold........   3,838    5,123        25(l)       25(o)   9,011
  Selling, general and
   administrative expenses..   1,695      718       273(m)       65(p)   2,751
  Engineering, research and
   development expenses.....     708      292       --          --       1,000
  Interest (income)
   expense..................     (63)      72       --          121(q)     130
  Other (income)............     --       (14)      --          --         (14)
                              ------   ------     -----       -----    -------
                               6,178    6,191       298         211     12,878
                              ------   ------     -----       -----    -------
Income before income tax
 (expense) benefit..........     575       26      (298)       (211)        92
Income tax (expense)
 benefit....................    (200)      12        25(n)       74(r)     (89)
                              ------   ------     -----       -----    -------
Net income..................  $  375   $   38     $(273)      $(137)   $     3
                              ======   ======     =====       =====    =======
Income per common and common
 equivalent share:
  Primary...................  $ 0.05                                   $   .00
                              ======                                   =======
  Assuming full dilution....  $ 0.05                                   $   .00
                              ======                                   =======
Weighted average number of
 common and common
 equivalent shares
 outstanding:
  Primary...................   8,301                                    13,635
                              ======                                   =======
  Assuming full dilution....   8,301                                    13,635
                              ======                                   =======


    The accompanying notes are an integral part of this unaudited pro forma consolidated financial information.

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED

                             FINANCIAL INFORMATION
                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

BASIS OF PRESENTATION

  The accompanying unaudited pro forma consolidated financial information is derived from and should be read in conjunction with the historical consolidated financial statements and the related notes thereto of Elcotel and TSG appearing elsewhere in this Joint Proxy Statement-Prospectus or incorporated by reference herein.

  The unaudited pro forma consolidated balance sheet was prepared as if the Merger and the Lucent Acquisition had been consummated on June 30, 1997. The unaudited pro forma consolidated statements of operations for the year ended March 31, 1997 and three months ended June 30, 1997 were prepared as if the Merger and the Lucent Acquisition had been consummated on April 1, 1996.

  The unaudited pro forma consolidated financial information has been prepared assuming the Merger and the Lucent Acquisition are accounted for using the purchase method of accounting. Accordingly, the accompanying unaudited pro forma consolidated balance sheet assumes that (1) the Merger consideration, consisting of (i) the fair value of securities to be issued by Elcotel to effect the Merger, (ii) the fair value of outstanding common stock, options and warrants of TSG to be converted into Elcotel securities and (iii) the estimated direct costs and expenses to be incurred by Elcotel in connection with the transaction (collectively, the "merger consideration" or the "purchase price"), is allocated to the assets and liabilities of TSG based on their estimated fair values and (2) the aggregate purchase price related to the Lucent Acquisition is allocated to the assets acquired based on their estimated fair values.

  The unaudited pro forma consolidated financial information reflects pro forma adjustments that are directly attributable to the Merger and the Lucent Acquisition and the use of the purchase method of accounting. The accompanying unaudited pro forma consolidated statements of operations do not reflect anticipated cost reductions or revenue enhancements expected to be realized from the Merger or the anticipated revenues, gross profit and operating expenses from the Lucent Acquisition. Accordingly, the unaudited pro forma consolidated statements of operations for the year ended March 31, 1997 and three months ended June 30, 1997 are not necessarily indicative of the consolidated results of operations as they might have been had the Merger and Lucent Acquisition actually occurred on the dates indicated, nor are they necessarily indicative of future results.

MERGER CONSIDERATION

  The Merger consideration has been estimated based on the terms of the Merger Agreement and assuming the Merger had been consummated on June 30, 1997. The estimated merger consideration is summarized as follows:

   Issuance of 4,936,848 shares of Elcotel Common Stock at a market price of $6.50 per share in exchange for 4,701,760 issued and outstanding shares of TSG Common Stock (based on an exchange ratio of 1.05 to 1)..................................................... $ 32,090
   Fair value of outstanding common stock warrants, options and
    purchase rights of TSG............................................    2,535
   Estimated costs and expenses of the Merger.........................      855
                                                                       --------
     Total merger consideration....................................... $ 35,480
                                                                       ========

  The average closing market price of Elcotel Common Stock for a period of four days before and after the terms of the Merger were announced to the public of $6.50 per share has been used to determine the fair value of the shares of Elcotel Common Stock to be issued by Elcotel in connection with the Merger.

  At June 30, 1997, there were outstanding warrants to purchase 575,000 shares of TSG Common Stock at an exercise price of $11 per share (the "Public Warrants"), warrants to purchase 100,000 shares of TSG Common Stock at a price of $10.80 per share (the "Underwriter Warrants") and options and rights to purchase an aggregate of 587,341 shares of TSG Common Stock at exercise prices ranging from $1.00 per share to $10.812 per share under TSG's 1994 Omnibus Stock Plan (the "Stock Plan"), 1995 Non-Employee Director Stock Option Plan (the "Director Plan") and 1995 Employee Stock Purchase Plan (the "Employee Plan"). Under the terms of the Merger Agreement, Elcotel has agreed to convert into Elcotel securities outstanding warrants, options and rights to purchase TSG Common Stock, subject to adjustment pursuant to the terms of the Merger Agreement. Accordingly, the estimated fair value of outstanding common stock warrants, options and rights to purchase TSG Common Stock is included as a component of the merger consideration.

  The following table summarizes the number and exercise prices of stock options and purchase rights outstanding under the Stock Plan, Director Plan and Employee Plan at June 30, 1997, and as adjusted after giving effect to the Merger, and their estimated fair values:

                       NUMBER OF
    NUMBER OF           OPTIONS                               EXERCISE
     OPTIONS          OUTSTANDING          EXERCISE             PRICE              FAIR
   OUTSTANDING       (AS ADJUSTED)          PRICE           (AS ADJUSTED)         VALUE
   -----------       -------------         --------         -------------         ------
     337,125            353,981            $  1.00             $  .95             $1,813
      83,000             87,150               5.00               4.76                252
       3,000              3,150               5.25               5.00                  9
      30,000             31,500               8.50               8.10                 54
     117,625            123,506               9.50               9.05                 55
       4,250              4,463             10.781              10.27                  5
       6,000              6,300             10.812              10.30                  8
       6,341              6,658               6.03               5.74                  6
     -------            -------                                                   ------
     587,341            616,708                                                   $2,202
     =======            =======                                                   ======

  The following table summarizes the number and exercise prices of common stock purchase warrants outstanding at June 30, 1997, and as adjusted after giving effect to the Merger, and their estimated fair values:

                       NUMBER OF
    NUMBER OF          WARRANTS                               EXERCISE
    WARRANTS          OUTSTANDING          EXERCISE             PRICE             FAIR
   OUTSTANDING       (AS ADJUSTED)          PRICE           (AS ADJUSTED)         VALUE
   -----------       -------------         --------         -------------         -----
     575,000            603,750            $ 11.00             $10.48             $162
     100,000            105,000              10.80              10.29              171
     -------            -------                                                   ----
     675,000            708,750                                                   $333
     =======            =======                                                   ====

  The estimated fair value of the Public Warrants has been determined based on the closing market price of the securities on June 30, 1997. The estimated fair value of the Underwriter Warrants and outstanding common stock options and purchase rights of TSG has been determined using the Black-Scholes option pricing model. The significant weighted-average assumptions used to estimate the fair value of the Underwriter Warrants and common stock options and purchase rights of TSG outstanding at June 30, 1997 are summarized below:

   Underwriter Warrants:
     Expected volatility..............................................   54.4%
     Expected life....................................................  3 years
     Risk-free interest rate..........................................   6.25%
     Expected dividend yield..........................................   None
   Stock Plan:
     Expected volatility..............................................   54.4%
     Expected life.................................................... 2.5 years
     Risk-free interest rate..........................................   6.25%
     Expected dividend yield..........................................   None
   Employee Plan:
     Expected volatility..............................................   54.4%
     Expected life.................................................... 1/2 year
     Risk-free interest rate..........................................   5.34%
     Expected dividend yield..........................................   None
   Director Plan:
     Expected volatility..............................................   54.4%
     Expected life....................................................  2 years
     Risk-free interest rate..........................................   6.08%
     Expected dividend yield..........................................   None

  The estimated direct costs and expenses to be incurred by Elcotel in connection with the Merger and included as a component of the merger consideration are estimated as follows:

   Investment banking fees............................................... $ 525
   Fairness opinion......................................................   107
   Legal fees............................................................    65
   Accounting and valuation fees.........................................    42
   Printing expenses.....................................................    50
   Other.................................................................    66
                                                                          -----
     Total............................................................... $ 855
                                                                          =====

  Under the terms of an agreement dated April 1, 1997, Elcotel retained Cameron Associates ("Cameron") to provide investment banking services and render financial and business advice to Elcotel with respect to a strategic business combination. Elcotel agreed to pay Cameron an aggregate fee of $325, including expenses, upon consummation of a transaction. The fee is payable either in cash or in shares of Elcotel Common Stock. Elcotel intends to issue 50,000 shares of its Common Stock upon consummation of the Merger in satisfaction of the obligation in accordance with the terms of the agreement.

  Under the terms of an agreement dated July 17, 1997, TSG retained Wexford Management, an affiliate of TSG's majority stockholder, Wexford, to provide assistance and render financial and business advice to TSG in connection with the Merger. TSG agreed to pay Wexford Management an aggregate fee of $200, including expenses, upon consummation of the Merger or other transaction involving the sale or exchange of all or substantially all of TSG's common stock. The fee is payable in cash or, at the option of Elcotel, in shares of Elcotel Common Stock. Elcotel intends to issue 30,769 shares of Elcotel Common Stock upon consummation of the Merger in satisfaction of its obligations under the terms of the agreement.

LUCENT ACQUISITION PURCHASE PRICE

  On September 30, 1997, Elcotel acquired from Lucent certain assets related to Lucent's payphone manufacturing and component parts business. The purchase price, including Elcotel's estimated acquisition expenses of $150, was $6,040, subject to adjustment based on the difference between the book value of inventories determined pursuant to the acquisition agreement and $3,849. Assets acquired from Lucent included inventories, machinery, equipment, tooling and certain other assets related to the payphone manufacturing and component parts business conducted by Lucent, as well as a license of certain patent and other intellectual property rights related thereto.

  Elcotel borrowed an aggregate of $6,850 under the terms of bank promissory notes to finance the Lucent Acquisition, including acquisition expenses, debt issuance expenses of $57 and other general corporate activities, including acquisition of equipment. These notes consisted of an installment note in the principal amount of $3,050 payable in eighty four equal monthly installments of $37, a term note in the principal amount of $2,850 due March 31, 1998 and a term note in the principal amount of $950 due March 31, 1998. The notes are collateralized by the assets of Elcotel and bear interest at the Libor rate plus 2.25 percentage points (7.9% upon issuance). Proceeds from notes from Elcotel's bank were used to finance the purchase price, including expenses, and the debt issuance expenses related to the Lucent Acquisition, which aggregated $6,094. See "Unaudited Pro Forma Balance Sheet Adjustments Related to the Lucent Acquisition."

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET ADJUSTMENTS RELATED TO THE
MERGER

  Elcotel has estimated the adjustments to the historical accounts of TSG required to allocate the Merger consideration to the assets and liabilities of TSG based on their estimated fair values. The allocations are subject to final determinations based on independent appraisals and other evaluations of fair value as of the date of consummation of the Merger. Therefore, the allocations reflected in the accompanying unaudited consolidated financial information may differ from the amounts ultimately determined. Unless otherwise indicated, differences between the amounts included herein and the final allocations are not expected to have a material effect on the unaudited pro forma consolidated financial information.

  A summary of the allocation of the Merger consideration to the assets and liabilities of TSG as of June 30, 1997 based on Elcotel's estimates of their fair value is set forth below.

   Cash and temporary investments...................................... $   100
   Accounts and notes receivable.......................................   3,162
   Inventories.........................................................   6,742
   Refundable income taxes.............................................     301
   Deferred tax asset, current.........................................   2,596
   Prepaid expenses and other current assets...........................     113
   Property, plant and equipment.......................................     840
   Intangible assets...................................................   7,294
   Other assets........................................................      38
   Bank overdraft......................................................    (324)
   Accounts payable and accrued expenses...............................  (3,465)
   Borrowings under lines of credit....................................  (2,400)
   Deferred tax liability, non-current.................................  (1,772)
                                                                        -------
   Net assets acquired.................................................  13,225
   Excess of purchase price over net assets acquired...................  22,255
                                                                        -------
   Total merger consideration.......................................... $35,480
                                                                        =======

  Upon consummation of the Merger, Elcotel intends to discontinue certain products manufactured and marketed by TSG and outsource the assembly of printed circuit boards assembled by TSG. The allocation of merger consideration to the estimated fair value of inventories has been decreased by $3,238 to reflect the estimated net realizable value of inventories related to products to be discontinued and inventories of components related to printed circuit board assembly operations.

  The fair value of TSG's net assets will vary as of the consummation date of the Merger based on changes in TSG's financial position between June 30, 1997 and consummation of the Merger.

  Identifiable intangible assets are comprised of TSG's trade names at an estimated fair value of $2,869, assembled workforce at an estimated fair value of $1,372, product software at an estimated fair value of $611, patented technology at an estimated fair value of $419 and customer contracts at an estimated fair value of $2,023.

  At June 30, 1997, TSG had net operating loss carryforwards of $11,098 available to reduce future taxable income, which expire from 1998 to 2010. However, the utilization of these net operating loss carryforwards is subject to an annual limitation of approximately $210 as a result of a previous change in ownership of TSG. Accordingly, it is more likely than not that the future tax benefits of net operating loss carryforwards of approximately $2,909 will not be realized, and a corresponding valuation allowance has been provided in the purchase price allocation.

  The fair value of accrued liabilities includes estimated expenses of $200 to be incurred by TSG in connection with the Merger. In addition, the fair value of accrued liabilities includes the estimated costs to terminate the employment of certain employees of TSG and to relocate certain employees and property of TSG. These costs have been estimated based on Elcotel's preliminary integration and consolidation plan. Employee termination costs reflecting the estimated cost of severance and salary continuation arrangements and related employee benefits have been estimated at $195. The costs of relocating employees and property of TSG have been estimated at $390.

  Adjustments to the Unaudited Pro Forma Consolidated Balance Sheet consist of adjustments to the historical basis of the assets and liabilities of TSG to arrive at their estimated fair values and other adjustments directly related to the Merger. Pro forma adjustments to the historical basis of the assets and liabilities of TSG to arrive at their estimated fair values based on the purchase allocation are set forth in the following table.

  (A) PURCHASE ALLOCATION PRO FORMA ADJUSTMENTS

   Inventories.......................................................  $(3,039)
   Deferred tax asset, current.......................................    2,246
   Property, plant and equipment.....................................      116
   Deferred tax asset, non-current...................................     (799)
   Intangible assets, including goodwill.............................   25,550
   Deferred tax liability, non-current...............................      973

  Pro forma adjustments to the Unaudited Pro Forma Consolidated Balance Sheet accounts directly related to the Merger are set forth in the following table.

  (B) ACCOUNTS PAYABLE AND ACCRUED EXPENSES

   Estimated severance and relocation expenses.......................  $   585
   Estimated Merger expenses of Elcotel..............................      330
   Estimated Merger expenses of TSG..................................      200
   Estimated expenses to register shares of common stock to be issued
    in the Merger....................................................      270
                                                                       -------
                                                                       $ 1,385
                                                                       =======

(C) COMMON STOCK

 Issuance of 4,936,848 shares of Elcotel Common Stock to effect the
  Merger................................................................  $ 49
 Issuance of 80,769 shares of common stock to Cameron and Wexford.......     1
 Elimination of common stock of TSG.....................................   (47)
                                                                          ----
                                                                          $  3
                                                                          ====

(D) CAPITAL IN EXCESS OF PAR VALUE

 Issuance of 4,936,848 shares of Elcotel Common Stock to effect the
  Merger............................................................  $ 32,041
 Fair value of outstanding common stock warrants, options and
  purchase rights of TSG............................................     2,535
 Issuance of 80,769 shares of Elcotel Common Stock to Cameron and
  Wexford...........................................................       524
 Estimated expenses to register shares of Elcotel Common Stock to be
  issued in the Merger..............................................      (270)
 Elimination of additional paid in capital of TSG...................   (11,963)
                                                                      --------
                                                                      $ 22,867
                                                                      ========

(E) RETAINED EARNINGS

 Estimated Merger expenses of TSG.....................................  $  (200)
 Elimination of pro forma retained earnings of TSG....................     (960)
                                                                        -------
                                                                        $(1,160)
                                                                        =======

(F) CUMULATIVE TRANSLATION ADJUSTMENT

 Elimination of cumulative translation adjustment of TSG...................  $ 6
                                                                             ===

UNAUDITED PRO FORMA BALANCE SHEET ADJUSTMENTS RELATED TO THE LUCENT
ACQUISITION

  Elcotel has estimated the allocation of the Lucent Acquisition purchase price to the assets acquired based on their estimated fair values. The purchase price is subject to final determination based on the final valuation of inventories acquired. Unless otherwise indicated, differences between the amounts included herein and the final allocation are not expected to have a material effect on the unaudited pro forma consolidated financial information.

  A summary of the allocation of the purchase price to the assets acquired as of June 30, 1997 based on Elcotel's estimates of their fair value is set forth below.

(G) PURCHASE ALLOCATION PRO FORMA ADJUSTMENTS

 Inventories............................................................  $3,999
 Equipment and tooling..................................................     500
 Intangible assets......................................................   1,541
                                                                          ------
 Total purchase price...................................................  $6,040
                                                                          ======

  The pro forma adjustments to the Unaudited Pro Forma Consolidated Balance Sheet to reflect the bank indebtedness incurred to finance the Lucent Acquisition are as follows:

(H) OTHER ASSETS

 Deferred debt issuance costs (portion related to the acquisition).........  $54
                                                                             ===

(I) NOTES PAYABLE AND BORROWINGS UNDER CREDIT LINES

 Portion of term notes used to finance the acquisition, including debt issuance costs........................................................ $3,044
                                                                         ======

(J) CURRENT PORTION OF LONG-TERM DEBT

 Installment note due in eighty-four equal monthly installments of $37..   $436
                                                                           ====

(K) LONG-TERM DEBT

 Installment note due in eighty-four equal monthly installments of
  $37................................................................... $2,614
                                                                         ======

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS ADJUSTMENTS RELATED TO THE MERGER

  Adjustments to the Unaudited Pro Forma Consolidated Statements of Operations related to the Merger are as follows:

                                                                         THREE
                                                                YEAR     MONTHS
                                                                ENDED    ENDED
                                                              MARCH 31, JUNE 30,
                                                                1997      1997
(L) COST OF GOODS SOLD                                        --------- --------
 Increase (decrease) in depreciation resulting from an
  increase in the basis of property, plant and equipment and
  their estimated useful lives..............................   $  (36)   $  25
                                                               ======    =====
(M) GENERAL AND ADMINISTRATIVE EXPENSES
 Amortization of the excess of the purchase price over net
  assets acquired (goodwill) resulting from the
  transaction...............................................   $  636    $ 159
 Amortization of identifiable intangible assets resulting
  from the transaction......................................      850      213
 Elimination of amortization of intangible assets recorded
  in the historical financial statements of TSG.............     (168)     (40)
 Elimination of amortization of goodwill recorded in the
  historical financial statements of TSG....................     (109)     (27)
 Elimination of rent expense related to closure of TSG's
  facilities................................................      --       (38)
 Additional compensation related to employment contracts
  that are to be entered into upon consummation of the
  Merger....................................................       22        6
                                                               ------    -----
                                                               $1,231    $ 273
                                                               ======    =====
(N) INCOME TAX (EXPENSE) BENEFIT
 Increase (decrease) in income tax expense resulting from
  allocation to deferred tax assets.........................   $   (6)      53
 Increase (decrease) in income tax expense to reflect the
  pro forma effect on income tax expense resulting from the
  Merger....................................................     (317)     (78)
                                                               ------    -----
                                                               $ (323)   $ (25)
                                                               ======    =====

  The fair value of intangible assets included in the allocation of the Merger consideration will be amortized over their estimated useful lives as follows:

   Goodwill..........................................................   35 years
   Trade names.......................................................   35 years
   Assembled workforce...............................................   35 years
   Product software..................................................    5 years
   Patented technology...............................................  4.5 years
   Customer contracts................................................ 3.94 years

  The pro forma effective tax rate exceeds federal and state statutory tax rates primarily as a result of non-deductible goodwill amortization expense arising from the Merger.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS ADJUSTMENTS RELATED TO THE LUCENT ACQUISITION

  Adjustments to the Unaudited Pro Forma Consolidated Statements of Operations related to the Lucent Acquisition are as follows:

                                                                         THREE
                                                                YEAR     MONTHS
                                                                ENDED    ENDED
                                                              MARCH 31, JUNE 30,
                                                                1997      1997
                                                              --------- --------
(O) COST OF GOODS SOLD
  Depreciation expense......................................    $ 100    $  25
                                                                =====    =====
(P) GENERAL AND ADMINISTRATIVE EXPENSES
  Amortization of identifiable intangible assets resulting
   from the transaction.....................................    $ 261    $  65
                                                                =====    =====
(Q) INTEREST EXPENSE
  Interest expense on acquisition indebtedness..............    $ 467    $ 120
  Amortization of deferred debt issuance expenses...........       23        1
                                                                -----    -----
                                                                $ 490    $ 121
                                                                =====    =====
(R) INCOME TAX BENEFIT
  Decrease in income tax expense to reflect the pro forma
   effect on income tax expense resulting from the
   acquisition..............................................    $ 298    $  74
                                                                =====    =====

  The fair value of intangible assets included in the allocation of the total consideration will be amortized over their useful lives as follows:

   Customer relationships and other ................................... 15 years
   Non-compete agreement...............................................  2 years
   Favorable licensing agreement.......................................  5 years

UNAUDITED PRO FORMA INCOME PER COMMON AND COMMON EQUIVALENT SHARE

  Pro forma unaudited income per common and common equivalent share for the year ended March 31, 1997 and three months ended June 30, 1997 is computed on the basis of the weighted average number of common and dilutive common equivalent shares outstanding during the period and assuming the issuance of 4,936,848 shares of Elcotel Common Stock to effect the Merger, the assumption and adjustment of outstanding common stock options and warrants of TSG, and the issuance of shares of Elcotel Common Stock to Wexford Management and Cameron occurred on April 1, 1996. The weighted average number of dilutive common equivalent shares outstanding during the period has been computed based on the treasury stock method in accordance with Accounting Principles Board Opinion No. 15, Earnings Per Share.

PRELIMINARY INTEGRATION AND CONSOLIDATION PLAN

  Elcotel intends to integrate and consolidate certain operations of TSG and Lucent into those of Elcotel, including relocation of certain manufacturing and assembly operations. The planned restructuring of the combined entity is intended to result in significant cost and expense reductions, lower manufacturing costs and improved gross profit margins. The planned restructuring is also intended to result in the establishment of organizational resources capable of absorbing the anticipated growth in the business in the foreseeable future. Consequently, Elcotel believes, but cannot assure, that its post-restructuring operating results will adequately absorb the ongoing financial impact of the Merger and the Lucent Acquisition, which consist primarily of non-cash charges related to amortization of goodwill and intangible assets and additional interest expense related to the Lucent Acquisition as presented in the accompanying unaudited pro forma consolidated financial information.

FINANCING PLAN

  Concurrently with consummation of the Merger, Elcotel intends to secure a new credit arrangement to refinance existing credit lines of TSG and Elcotel and to finance working capital requirements of the combined entity. Although Elcotel believes that it will be able to secure an acceptable financing agreement, there is no assurance that its efforts will be successful.

                     DESCRIPTION OF ELCOTEL CAPITAL STOCK

  The statements set forth under this heading with respect to the Delaware Law, Elcotel's Certificate of Incorporation (the "Elcotel Charter") and Elcotel's Bylaws are brief summaries thereof and do not purport to be complete. Such statements are subject to the detailed provisions of Delaware Law, the Elcotel Charter and the Elcotel Bylaws. See "Available Information."

  Under the Elcotel Charter, Elcotel's authorized capital stock consists of 20,000,000 shares of Elcotel Common Stock. Elcotel has proposed to increase the number of authorized shares of Elcotel Common Stock to 30,000,000 pursuant to the Elcotel Amendment. See "Additional Proposal No. 2."

COMMON STOCK

  Dividends and Liquidation Rights. The holders of Elcotel Common Stock are entitled to receive and share equally in such dividends as may be declared by the Elcotel Board out of funds legally available therefor. In the event of the liquidation of Elcotel, holders of Elcotel Common Stock are entitled to share pro rata in the distribution of Elcotel's assets for such purpose.

  Voting Rights. The holders of Elcotel Common Stock elect the Elcotel Board and act on such other matters as are required to be presented to them under Delaware Law, the Elcotel Charter or as are otherwise presented to them by the Elcotel Board. Each holder of Elcotel Common Stock is entitled to one vote per share. Holders of Elcotel Common Stock are not entitled to cumulate votes in the election of directors. The directors of Elcotel are elected each year at the Elcotel Annual Meeting. Directors of Elcotel are elected by a plurality of votes cast.

  Preemptive Rights. Holders of Elcotel Common Stock are not entitled to preemptive, subscription, redemption or conversion rights with respect to any shares that may be issued.

  The outstanding shares of Elcotel Common Stock are, and the shares of Elcotel Common Stock issued pursuant to the Merger will be, duly authorized, validly issued, fully paid and nonassessable.

CHANGE OF CONTROL

  Section 203 of Delaware Law prohibits generally a public Delaware corporation, including Elcotel, from engaging in a Business Combination (as defined below) with an Interested Stockholder (as defined below) for a period of three years after the date of the transaction in which an Interested Stockholder became such, unless: (i) the board of directors of such corporation approved, prior to the date such Interested Stockholder became such, either such Business Combination or such transaction; (ii) upon consummation of such transaction, such Interested Stockholder owns at least 85% of the voting shares of such corporation (excluding specified shares); or
(iii) such Business Combination is approved by the board of directors of such corporation and authorized by the affirmative vote (at an annual or special meeting and not by written consent) of at least 66 2/3% of the outstanding voting shares of such corporation (excluding shares held by such Interested Stockholder). A "Business Combination" includes (i) mergers, consolidations and sales or other dispositions of 10% or more of the assets of a corporation to or with an Interested Stockholder, (ii) certain transactions resulting in the issuance or transfer to an Interested Stockholder of any stock of such corporation or its subsidiaries and (iii) certain other transactions resulting in a financial benefit to an Interested Stockholder. An "Interested Stockholder" is a person who, together with its affiliates and associates, owns (or within a three-year period did own) 15% or more of a corporation's stock entitled to vote generally in the election of directors.

                       COMPARISON OF STOCKHOLDER RIGHTS

  Upon consummation of the Merger, the stockholders of TSG will become stockholders of Elcotel. Since both Elcotel and TSG are incorporated under the laws of the State of Delaware, the rights and privileges of stockholders of Elcotel and TSG, respectively, which rights and privileges are governed by the Delaware Law, are substantially identical, except to the extent that their respective Certificates of Incorporation ("Charters") and Bylaws differ. The provisions in the Elcotel Charter relating to the lack of preemptive, subscription or redemption rights are substantially similar to the provisions in the TSG Charter. See "Description of Elcotel Capital Stock--Common Stock." In addition, as Delaware corporations, both Elcotel and TSG are subject to the provisions of Section 203 of the Delaware Law. See "Description of Elcotel Capital Stock--Change of Control." Although it is not practical to compare all the differences among the Elcotel Charter and Bylaws and the TSG Charter and Bylaws, the following is a summary of certain material differences that may significantly affect the rights of TSG stockholders. This summary is qualified in its entirety by reference to the full text of such documents. The Elcotel Charter and Bylaws and the TSG Charter and Bylaws are incorporated by reference in this Joint Proxy Statement-Prospectus.

  The TSG Charter permits the issuance of preferred stock, par value $100 per share. The Elcotel Charter does not provide for the issuance of preferred stock. Therefore, the Elcotel Board will not be able to issue shares of preferred stock that will have rights superior to Elcotel Common Stock without stockholder approval. For a general description of Elcotel's capitalization, see "The Merger Agreement--Capitalization of Elcotel." For a general description of TSG's capitalization, see "The Merger Agreement--Capitalization of TSG."

  Under Delaware Law, special meetings of stockholders may be called by the Board of Directors and by such other person or persons authorized to do so by the corporation's certificate of incorporation or bylaws. Both the Elcotel Bylaws and the TSG Bylaws limit the ability to call special meetings to directors, so that stockholders may not call a special meeting. Elcotel's Bylaws are more restrictive because the TSG Board can call a special meeting upon the vote of a majority of directors present, while the Elcotel Board can do so only upon the vote of a majority of all directors.

                      ADDITIONAL MATTERS SUBMITTED TO THE
                        VOTE OF ELCOTEL'S STOCKHOLDERS

ADDITIONAL PROPOSAL NO. 1: ELECTION OF DIRECTORS

  In accordance with Elcotel's Bylaws, a board of seven directors will be elected to serve until the next annual meeting of stockholders of Elcotel or until successors to the directors have been elected and have qualified. All directors are elected annually. It is the intention of the persons named in the proxy, unless otherwise directed, to vote all proxies in favor of the election to the Elcotel Board for the nominees listed below, all of whom are presently directors of Elcotel. The Elcotel Board has no reason to believe that any of the nominees will be unable or unwilling to be a candidate for election at the time of the Elcotel Annual Meeting. If any nominee of Elcotel is unable or declines to serve as a director at the time of the Elcotel Annual Meeting, the proxies will be voted for any nominee designated by the present Elcotel Board to fill the vacancy.

  Notwithstanding the election of directors of Elcotel at the Elcotel Annual Meeting, if the Merger is approved by the stockholders of Elcotel and TSG and is consummated, the number of directors comprising the entire board of directors of Elcotel will be increased to nine and the directors immediately after the Effective Time will include the Elcotel director nominees named below, other than Mr. Wiltse and Mr. Suplee who will retire as directors of Elcotel, and four individuals, three of whom are currently directors of TSG-- David Steadman, Mark Plaumann and Vincent Bisceglia--being appointed by the remaining Elcotel Directors. See "The Merger Agreement--Appointment of Directors."

  The Elcotel Board has unanimously recommended a slate of nominees for election as directors at the Elcotel Annual Meeting. The names of the nominees for directors of Elcotel, their ages and certain other information is set forth as follows:

           NAME            AGE                     POSITION
           ----            ---                     --------
C. Shelton James..........  58 Chief Executive Officer and Chairman of the Board
Tracey L. Gray............  65 President, Chief Operating Officer and Director
Dwight Jasmann............  61 Director
Charles H. Moore..........  68 Director
Thomas E. Patton..........  56 Director
T. Raymond Suplee.........  50 Director
Thomas R. Wiltse..........  73 Director

  Mr. James has served as Chief Executive Officer of Elcotel since May 1991 and has been a director of Elcotel since December 1990. Mr. James is currently an investor in and business advisor to a number of companies. While he has devoted a substantial amount of time to Elcotel since May 1991, he has also served as Executive Vice President of Fundamental Management Corporation, an investment management company, since April 1990, and was appointed President of that company in April 1993. He is a member of the boards of Cyberguard Corporation, Concurrent Computer Corporation, NAI Technologies, Fundamental Management Corporation, CSPI and SK Technologies, Inc. From 1980 to 1989, Mr. James was Executive Vice President of Gould, Inc., a diversified electronics company, and President of Gould's Computer Systems Division.

  Mr. Gray has served as President and Chief Operating Officer of Elcotel since July 1991 and has been a director of Elcotel since August 1991. From June 1986 until joining Elcotel, Mr. Gray had been a Vice President of the Government Systems Division, Network Systems Division and Federal Systems Division, respectively, of Sprint in Washington, D.C. Prior to that, Mr. Gray served in numerous assignments with AT&T in corporate staff functions and retired as Vice President, Government Systems in 1985. He served as Chief Executive Officer and a member of the board of Access Engineering Corporation from 1985 to 1986. Mr. Gray has served in various positions with industry professional associations.

  Mr. Jasmann has been a director of Elcotel since December 1993. Since August 1996, Mr. Jasmann has been President and General Manager for COMSAT International Ventures in Bethesda, Maryland, a business unit of COMSAT Corporation that manages telecommunications companies in thirteen overseas markets serving the needs of national and multinational operators for digital network solutions. From January 1995 to July 1996, Mr. Jasmann was Vice President of Human Resources for AirTouch Communications in San Francisco, a domestic and international operator of wireless services. From August 1992 to December 1994, he was an international telecommunications advisor for various U.S. and foreign telecommunications operators including COMSAT Corporation and Fax International, Inc. From February 1959 to May 1992, Mr. Jasmann held various positions with AT&T, most recently as President and Managing Director of AT&T Communications Pacific based in Hong Kong. He previously served on the boards of the Pacific Telecommunications Council in Hawaii, the Information Communication Institute of Singapore, and Philcom, a Philippines telephone company. He currently serves as chairman of the board of COMSAT Argentina and as a director of both COMSAT Max in India and COMSAT Brazil.

  Mr. Moore has been a director of Elcotel since December 1993. Mr. Moore has been Director of Athletics for Cornell University since November 1994. From November 1992 to October 1994, Mr. Moore was Vice Chairman of Advisory Capital Partners, Inc., an investment advisory firm. From July 1988 to October 1992, Mr. Moore served as President and Chief Executive Officer of Ransburg Corporation, a producer of industrial coating systems and equipment, and from August 1991 to October 1992 as Executive Vice President of Illinois Tool Works, Inc., a multinational manufacturer of highly engineered components and systems. Mr. Moore is currently a director of The Turner Corporation and is Chairman of the Audit Committee of the United States Olympic Committee.

  Mr. Patton has been a director of Elcotel since July 1989. Mr. Patton has been a partner in the Washington, D.C. law firm of Tighe, Patton, Tabackman & Babbin, engaged in civil and criminal business litigation, securities law enforcement matters, corporate finance and corporate compliance, since August 1994. From 1979 until July 1994, Mr. Patton was a partner in the Washington, D.C. law office of Schnader, Harrison, Segal & Lewis, engaged in civil and criminal securities litigation and general business litigation. Mr. Patton also serves on the board of directors of Information Exchange, Inc., a financial services marketing database company.

  Mr. Suplee has been a director of Elcotel since September 1986. Since 1982, Mr. Suplee has been the Senior Partner and President of Suplee & Shea, P.A., a certified public accounting firm located in Sarasota, Florida. Mr. Suplee is currently a director of First of America Bank (Florida) and serves on its audit committee, and is also a director of Plymouth Harbor adult retirement facility. He formerly was a director of Presidential Bank. Mr. Suplee serves as a discussion leader for the Florida Institute of Certified Public Accountants.

  Mr. Wiltse has been a director of Elcotel since July 1990. Since 1985, Mr. Wiltse has been active as a private investor. For more than thirty years, until his retirement in 1985, Mr. Wiltse served in a variety of managerial and executive capacities with General Motors Corporation's worldwide foundry operations.

 Directors' Compensation

  Directors who are not employees of Elcotel receive an annual retainer fee of $5,000 per year plus $1,500 for each Board meeting attended, and $500 for each committee meeting attended. Directors are also reimbursed for expenses in attending Board and Board committee meetings.

  During the fiscal year ended March 31, 1997, options were granted to Elcotel's non-employee directors (Messrs. Jasmann, Moore, Patton, Suplee and Wiltse), pursuant to Elcotel's Directors' Stock Option Plan, in the amount of 2,000 shares, 3,000 shares, 2,000 shares, 4,000 shares and 6,000 shares, respectively, at $6.3125 per share. These options are fully exercisable commencing on March 31, 1998 and expire on March 31, 2002.

 Elcotel's Board of Directors and Committees Meetings

  The Elcotel Board held four meetings during the fiscal year ended March 31, 1997. Each of the then-serving directors attended or participated in at least 75% of the aggregate of all meetings of the Elcotel Board and all committees of which he was a member during the fiscal year ended March 31, 1997.

  Elcotel has a Compensation and Stock Option Committee, presently composed of Messrs. Jasmann, Moore, Suplee and Wiltse. The Compensation and Stock Option Committee is authorized to administer and grant options pursuant to Elcotel's 1991 Stock Option Plan. The Compensation and Stock Option Committee held three meetings during the fiscal year ended March 31, 1997, which were attended by all of the then-serving committee members.

  Elcotel has an Audit Committee composed of Messrs. Moore, Patton, Suplee and Wiltse, which recommends the independent public accountants for appointment by the Elcotel Board and reviews reports submitted by the accountants. The Audit Committee held two meetings during the fiscal year ended March 31, 1997, which were attended by all of the then-serving Audit Committee members.

  Elcotel has a Nominating Committee composed of Messrs. Moore, Patton, Suplee and Wiltse which recommends a slate of directors for election at the annual meeting of stockholders. The Nominating Committee held no meetings during the fiscal year ended March 31, 1997.

  Elcotel has a Management Committee composed of Messrs. James, Gray, Jasmann and Wiltse which works with management to facilitate the establishment and review of the strategic direction of Elcotel. The Management Committee held one meeting during the fiscal year ended March 31, 1997, which were attended by all of the then-serving Management Committee members.

  Elcotel's Bylaws provide that the stockholders of Elcotel may make nominations for election to Elcotel's Board if such nominations are in writing and delivered to the Secretary of Elcotel not less than 135 days before the day and month of the previous year's annual meeting. Thus, nominations for election to the Elcotel Board at the 1998 Annual Meeting must be delivered to the Secretary by July 23, 1998. The stockholder making the nomination must provide information about the persons nominated that is required to be disclosed in a proxy statement for solicitation of proxies with respect to nominees for election as directors pursuant to the regulations under the 1934 Act. Only those persons nominated by the Elcotel Board and by stockholders of Elcotel as described above will be voted upon at the annual meeting of stockholders of Elcotel.

ADDITIONAL PROPOSAL NO. 2: AMENDMENT TO CERTIFICATE OF INCORPORATION

 The Elcotel Amendment

  At the meeting of the Elcotel Board on September 22, 1997, the Elcotel Board approved an amendment to the Certificate of Incorporation of Elcotel that would increase the authorized shares of Elcotel Common Stock from 20,000,000 shares to 30,000,000 shares. At the Elcotel Annual Meeting, the stockholders of Elcotel will be asked to consider and vote upon a proposal to approve and adopt the following resolution with respect to such amendment to the Certificate of Incorporation of Elcotel:

  RESOLVED, that Article FOURTH of the Certificate of Incorporation of this Corporation is hereby amended to read in its entirety as follows:

    "FOURTH--The amount of total authorized capital stock of this corporation is 30,000,000 shares of Common Stock, par value $.01 per share."

 Reasons for the Elcotel Amendment

  The number of shares of Elcotel Common Stock issued and reserved for issuance immediately following the Merger will be approximately 15.5 million shares. The Elcotel Board believes that it is desirable for Elcotel to have additional authorized but unissued shares of Elcotel Common Stock so as to provide flexibility to act promptly with respect to acquisitions, public and private financings, stock dividends and other appropriate purposes. Approval of the increase now will eliminate the delays and expense that otherwise would be incurred if stockholder approval were required to increase the authorized number of shares of Elcotel Common Stock for possible future transactions involving the issuance of additional shares.


 Effect of the Elcotel Amendment

  Additional shares of Elcotel Common Stock authorized pursuant to the Elcotel Amendment may be issued, subject to certain exceptions, by the Elcotel Board at such times, in such amounts and upon such terms as the Elcotel Board may determine, without further approval of the stockholders of Elcotel. Any such issuance could reduce the current stockholders' proportionate interests in Elcotel, depending on the number of shares issued and the purpose, terms and conditions of the issuance. Elcotel stockholders have no preemptive rights to subscribe to additional shares when issued.

 Required Vote

  The affirmative vote of a majority of the outstanding shares of Elcotel Common Stock is required to approve and adopt the Elcotel Amendment.

  THE ELCOTEL BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF ELCOTEL VOTE FOR THE APPROVAL AND ADOPTION OF THE ELCOTEL AMENDMENT.

ADDITIONAL PROPOSAL NO. 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors has appointed Elcotel's present independent public accountants, Deloitte & Touche llp, for the fiscal year ending March 31, 1998. This appointment will be submitted to the stockholders of Elcotel for ratification at the Elcotel Annual Meeting.

  The submission of the appointment of Deloitte & Touche llp for ratification by the stockholders of Elcotel is not required by law or by the Bylaws of Elcotel. The Elcotel Board is nevertheless submitting it to its stockholders to ascertain their views. If the stockholders do not ratify the appointment, the selection of other independent public accountants will be considered by the Elcotel Board.

  Representatives of Deloitte & Touche llp are expected to be present at the Meeting to respond to appropriate questions and will have the opportunity to make a statement if they so desire.

  THE ELCOTEL BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF ELCOTEL VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP.


ADDITIONAL PROPOSAL NO. 4: AMENDMENT TO 1991 STOCK OPTION PLAN

  The 1991 Stock Option Plan was adopted by the Elcotel Board on July 2, 1991 and approved by the stockholders of Elcotel on October 2, 1991. A total of 1,600,000 shares of Elcotel Common Stock are currently reserved for issuance under the 1991 Stock Option Plan, as amended (the "1991 Plan").

  The 1991 Plan provides for the grant to employees of Elcotel of incentive stock options within the meaning of Section 422 of the Code and nonqualified stock options. In recognition of Elcotel's need to attract and retain qualified employees in a highly competitive environment and in view of the larger number of key employees that would be eligible for the grant of options under the 1991 Plan following consummation of the Merger, the Elcotel Board has approved an amendment to the 1991 Plan, subject to stockholder approval, to increase the number of shares of Elcotel Common Stock reserved for issuance pursuant to the 1991 Plan by 500,000 shares. The stockholders of Elcotel are being requested to approve an increase in the number of shares reserved for issuance under the 1991 Plan by 500,000 shares, from 1,600,000 currently authorized shares to 2,100,000 shares.

  The essential features of the 1991 Plan are as follows:

  General. At September 30, 1997, 682,066 shares of Elcotel Common Stock had been issued upon exercise of options granted under the 1991 Plan, options to purchase 548,838 shares of Elcotel Common Stock were outstanding under the 1991 Plan and 369,096 shares of Elcotel Common Stock remained available for future grant under the 1991 Plan.

  Purpose. The purpose of the 1991 Plan is to enable Elcotel to obtain and retain the services of key employees and to provide them with increased motivation and incentive to exert their best efforts on behalf of Elcotel by enlarging their personal stake in its success.

  Administration. The 1991 Plan is administered by the Compensation and Stock Option Committee of the Elcotel Board (the "Committee") composed of at least two directors of Elcotel. The Committee has authority, subject to the terms of the 1991 Plan, to determine the persons to whom options will be granted, whether the options will be incentive stock options or nonqualified stock options, the number of shares subject to each option, and the terms and provisions of each option. Any power granted to the Committee can be exercised by the Elcotel Board and any determination by the Committee is subject to review and approval or modification by the Elcotel Board.

  Eligibility. Officers and key employees of Elcotel and its subsidiaries are eligible to receive options. Elcotel estimates that as of September 30, 1997, there were approximately 48 officers and other key employees of Elcotel who were eligible to receive options under the 1991 Plan.

  Grant. Subject to certain antidilution provisions for stock dividends, stock splits or other subdivisions or reclassifications of Elcotel Common Stock, options may be granted under the 1991 Plan to purchase not more than 1,600,000 shares of Elcotel Common Stock, which limit would be increased to 2,100,000 shares pursuant to the proposed amendment. If any option expires or terminates without being fully exercised and before the 1991 Plan terminates, the unpurchased shares subject thereto are again available for purposes of the 1991 Plan.

  Change in Control. If any proposed transaction may constitute in a change in control of Elcotel, the Committee, with the approval of the majority of the members of the Board who are not then holding options, may accelerate the exercise periods of any options in connection with such transaction.

  Nontransferability. Options are not transferable by the optionee except by will or the laws of descent and distribution. During the lifetime of the optionee, options are exercisable only by the optionee or to the extent such exercise would not prevent an option from qualifying as an incentive stock option, by his or her guardian or legal representative.

  Duration and Termination of Options. The maximum term of an option granted under the 1991 Plan is five years, and an option may be exercised at any time during its term unless the Committee fixes a specific vesting period or periods for exercise of any option. The Committee typically grants options which become exercisable 25 percent each year beginning on the first anniversary of the date of grant. An optionee's rights under any option terminate upon the termination of employment for any reason other than death, disability or retirement, except that the Committee may permit exercise of such option for a period ending on the earlier of the expiration date of the option and a date thirty days after the termination of employment as to the total number of shares purchasable under the option as of the date of termination. The 1991 Plan provides that in the event of termination of an optionee's employment by reason of the optionee's death, retirement or disability, any outstanding option held by such optionee will immediately become exercisable as to the total number of shares purchasable thereunder and will remain so exercisable at any time prior to its expiration date or, if earlier, the first anniversary of termination of the optionee's employment.

  Exercise Price. The exercise price per share of Elcotel Common Stock deliverable upon the exercise of an option is determined by the Committee at the time of grant. However, the exercise price per share under an option may not be less than the greater of 100% (110% in the case of incentive stock options granted to optionees who own more than ten percent of the voting power of Elcotel) of the fair market value per share on the date the option is granted and $0.75. On October 15, 1997, the closing price of Elcotel Common Stock as reported on the Nasdaq National Market was $8.125. The exercise price may be paid in cash or by certified or cashier's check or, to the extent permitted by the Committee, in shares of Elcotel Common Stock.

  Plan Duration and Amendment. The 1991 Plan will continue in effect until July 2, 2001, unless earlier suspended or discontinued. The 1991 Plan may be modified, terminated or amended at any time by the Elcotel Board except that, without stockholder approval, the Board may not increase the number of shares of Elcotel Common Stock which may be issued under the 1991 Plan or modify the requirements as to eligibility for participation. The modification, amendment or termination of the 1991 Plan will not affect the rights of an optionee under any option previously granted to the optionee unless the optionee consents thereto.

  Certain Federal Income Tax Considerations. The following is a brief summary of the federal income tax consequences of transactions under the 1991 Plan. This summary is not intended to be exhaustive and does not discuss the tax consequences of a participant's death or provisions of the income tax laws of any municipality, state or foreign country in which an optionee may reside. As stated above, the 1991 Plan permits the grant both of options that qualify as incentive stock options under Section 422 of the Code and of nonqualified options. Options which qualify as incentive stock options are entitled to special tax treatment if shares purchased pursuant to the exercise of such an option are not disposed of by the optionee within two years from the date of granting of the incentive stock option and within one year after the issue of the shares to the optionee upon exercise of the incentive stock option. If this condition is satisfied neither the grant nor the exercise of incentive stock options will result in taxable income to the recipient or in a deduction to Elcotel. If cash is used to exercise, the optionee receives a tax basis in the stock purchased under an incentive stock option equal to the option price. The optionee realizes, upon subsequent sale or other disposition of stock purchased pursuant to an incentive stock option, mid- or long-term capital gain (or loss) equal to the excess (or deficiency) of the amount realized upon disposition over such tax basis. For purposes of the alternative minimum tax, however, the tax treatment of an incentive stock option is similar to the tax treatment of a nonqualified stock option described below.

  An optionee who transfers shares purchased under an incentive stock option within the one- or two-year holding period, subject to certain exceptions, will realize, in the year of such disposition, (a) ordinary income equal to the excess of (i) the fair market value of the shares on the date of exercise over
(ii) the option price and (b) capital gain equal to the excess, if any, of the amount realized upon disposition over the fair market value of the shares on the date of exercise. If the amount realized on disposition is less than the fair market value of the shares on the date of exercise and the disposition occurs in a sale or exchange with respect to which a loss (if sustained) would be recognized, then the ordinary income realized by the optionee will, in most cases, be limited to the excess of the amount realized over the option price. Upon such a disposition, Elcotel will be entitled to deduct an amount equal to the ordinary income realized by the optionee.

  If an incentive stock option is exercised and the optionee uses previously owned shares of Elcotel Common Stock to pay the option price, the optionee's tax basis will carry over to an equal number of shares purchased. The remaining Elcotel Common Stock received upon exercise of the option will receive a zero tax basis. The optionee will realize no gain or loss as a result of the disposition of the previously-owned shares, provided, if the shares were purchased under an incentive stock option, the holding period requirement was satisfied.

  The grant of nonqualified stock options will not result in any taxable income to the recipient or in a deduction by Elcotel. However, upon exercise of a nonqualified option, the optionee will realize ordinary income equal to the excess of the fair market value of the shares on the date of exercise over the purchase price, and Elcotel will be entitled to a deduction equal to the amount the employee is required to treat as ordinary income. If cash is used to exercise the option, the optionee will receive a tax basis in stock purchased under a nonqualified option equal to its fair market value at the time of exercise. On subsequent disposition of the shares, the optionee will realize capital gain (or loss) equal to the excess (or deficiency) of the amount realized over such tax basis. The gain or loss will be long-, mid- or short-term depending on the optionee's holding period for the shares.

  If a nonqualified option is exercised and the optionee uses previously-owned shares of Elcotel Common Stock to pay the purchase price, the optionee will realize ordinary income as described above, but will realize no gain or loss as a result of the disposition of the previously-owned shares, provided, if the shares were purchased under an incentive stock option, the holding period requirement was satisfied. The optionee's tax basis will carry over to an equal number of shares purchased. The remaining shares of Elcotel Common Stock will take a tax basis equal to their fair market value.

  1991 Plan Benefits. Elcotel cannot now determine the number of options to be granted in the future under the 1991 Plan to the Named Executive Officers, all current officers as a group or all employees (including current officers who are not executive officers) as a group. See "Elcotel Executive Compensation-- Stock Option Grants--Stock Option Exercises and Holdings" for the number of stock options granted to the Named Executive Officers in the fiscal year ended March 31, 1997. In the fiscal year ended March 31, 1997, options to purchase 90,000 shares of Elcotel Common Stock were granted to all current executive officers as a group, and options to purchase 97,000 shares of Elcotel Common Stock were granted to all employees (including current officers who are not executive officers). However, pursuant to the employment agreement between Elcotel and Vincent Bisceglia to become effective upon consummation of the Merger, Mr. Bisceglia, who would become an Executive Vice President and Chief Operating Officer of Elcotel, will be entitled to receive an option to purchase 50,000 shares of Elcotel Common Stock pursuant to the 1991 Plan. It is also expected that other officers of TSG who become officers of Elcotel after the Merger will be granted options to purchase Elcotel Common Stock pursuant to the 1991 Plan, in amounts to be determined by the Committee.

  Required Vote. The affirmative vote of the holders of a majority of the outstanding shares of Elcotel Common Stock present in person or by proxy will be required to approve this amendment to the 1991 Plan.

  THE ELCOTEL BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF ELCOTEL VOTE "FOR" THE APPROVAL AND ADOPTION OF THE AMENDMENT TO THE 1991 PLAN.

ADDITIONAL PROPOSAL NO. 5: AMENDMENTS TO DIRECTORS STOCK OPTION PLAN

  The Directors Stock Option Plan was adopted by the Elcotel Board on July 2, 1991 and was approved by the stockholders of Elcotel on October 2, 1991. A total of 175,000 shares of Elcotel Common Stock are currently reserved for issuance under the Directors Stock Option Plan, as amended (the "Directors Plan").

  The Directors Plan is a formula plan which provides for the automatic and nondiscretionary grant of a specified number of options to directors of Elcotel who are not employees of Elcotel. Those grants occur at the end of each fiscal year of Elcotel to then current non-employee directors based upon the number of Elcotel Board committees on which such director then serves and the number of committee chairperson positions then held.

  The purpose of the Directors Plan is to enhance Elcotel's ability to obtain and retain the services of outside directors and to secure the benefits arising from those directors having or increasing their equity stake in Elcotel. In view of the three new non-employee directors that would join the Elcotel Board upon consummation of the Merger (resulting in a total of six non-employee directors) and the additional options that would be granted to those new directors upon such election, the Elcotel Board approved an amendment to the Directors Plan, subject to stockholder approval, to increase the number of shares of Elcotel Common Stock reserved for issuance pursuant to the Directors Plan by 50,000 shares so that Elcotel would continue to have sufficient shares available to grant stock options pursuant to the Directors Plan. In addition, the Elcotel Board approved an amendment to the Directors Plan, subject to stockholder approval, to eliminate the stockholder approval requirement for changes in the Directors Plan that materially increase the benefits accruing to participants under the Directors Plan. However, stockholder approval would still be required for increasing the number of shares issuable or changing the eligibility requirements for participation. The Board included this change in the amendment to the Directors Plan in order to afford more flexibility in adapting the Directors Plan as necessary to best carry out its purposes of increasing the stake of participants in Elcotel's continued success and progress and attracting and retaining outside directors.

  The stockholders of Elcotel are being requested to approve an increase in the number of shares reserved for issuance under the Directors Plan by 50,000 shares, from 175,000 shares to 225,000 shares.

  The essential features of the Directors Plan are as follows:

  General. At September 30, 1997, 37,000 shares of Elcotel Common Stock had been issued upon exercise of options granted under the Directors Plan, options to purchase 100,000 shares of Elcotel Common Stock were outstanding under the Directors Plan and 38,000 shares of Elcotel Common Stock remained available for future grant under the Directors Plan.

  Purpose. The Directors Plan is intended to secure for Elcotel and its stockholders the benefits arising from share ownership by directors and the incentives created when directors acquire or increase their equity interest in Elcotel and to enhance Elcotel's ability to obtain and retain the services of non-employee directors.

  Administration. The Directors Plan is administered by the Compensation and Stock Option Committee of the Elcotel Board (the "Committee") composed of at least two directors of Elcotel. The Committee has authority, subject to the terms of the Directors Plan, to interpret the provisions of the Directors Plan, to construe the terms of the options granted thereunder and to prescribe, amend and rescind rules relating to the Directors Plan.

  Eligibility. Members of the Elcotel Board who are not employees of Elcotel are eligible to receive options under the Directors Plan.

  Grant. Each new eligible director receives a one-time grant of an option to purchase 4,000 shares of Elcotel Common Stock. On the last business day of each fiscal year of Elcotel, each non-employee director receives an option to purchase 1,000 shares of Elcotel Common Stock for each committee on which such director is then serving and an option to purchase 1,000 shares of Elcotel Common Stock for each committee on which such director is then serving as chairperson. Subject to certain antidilution provisions for stock dividends, stock splits or other subdivisions or reclassifications of Elcotel Common Stock, options may be granted under the Directors Plan to purchase not more than 175,000 shares of Elcotel Common Stock in the aggregate, which limit would be increased to 225,000 shares pursuant to the proposed amendment. If any option expires or terminates without being fully exercised and before the Directors Plan terminates, the unpurchased shares subject thereto are again available for purposes of the Directors Plan.

  Change in Control. If any proposed transaction may constitute a change in control of Elcotel, the Committee, with the approval of the majority of the members of the Board who are not then holding options, may accelerate the exercise periods of any options in connection with such transaction.

  Nontransferability. Options are not transferable by the optionee except by will or the laws of descent and distribution. During the lifetime of the optionee, options are exercisable only by the optionee or by his or her guardian or legal representative.

  Duration and Termination of Options. The maximum term of an option granted under the Directors Plan is five years, and an option may be exercised at any time during its term unless the Committee fixes a specific vesting period or periods for exercise of any option. If a grantee's status as director terminates for any reason other than death, disability or retirement, each option held by the director under the Directors Plan will, if not already exercisable before that time, become immediately exercisable and in any event remain exercisable until the earlier of its expiration date and the first anniversary of termination of the grantee's status as director. If the grantee's status as director terminates for any reason other than death, disability or retirement, each option held by the director under the Directors Plan will remain exercisable until the earlier of its expiration date and 30 days after termination of director status.

  Exercise Price. The exercise price per share of Elcotel Common Stock deliverable upon the exercise of an option is the greater of $2.00 or 100% of the fair market value per share on the date the option is granted. On

October 15, 1997, the closing price of Elcotel Common Stock as reported on the Nasdaq National Market was $8.125. The exercise price may be paid in cash or by certified or cashier's check or, to the extent permitted by the Committee, in shares of Elcotel Common Stock.

  Plan Duration and Amendment. The Directors Plan will continue in effect until July 2, 2001, unless earlier suspended or discontinued. The Directors Plan may be modified, terminated or amended at any time by the Elcotel Board except that, without stockholder approval, the Board may not materially increase the benefits to optionees (which provision would be deleted pursuant to the proposed amendment), increase the number of shares which may be issued under the Directors Plan or modify the requirements as to eligibility for participation. The modification, amendment or termination of the Directors Plan will not affect the rights of an optionee under any option previously granted to the optionee unless the optionee consents thereto.

  Certain Federal Income Tax Considerations. The following is a brief summary of the federal income tax consequences of transactions under the Directors Plan. This summary is not intended to be exhaustive and does not discuss the tax consequences of a participant's death or provisions of the income tax laws of any municipality, state or foreign country in which an optionee may reside. The Directors Plan permits the grant only of nonqualified options. The grant of nonqualified stock options will not result in any taxable income to the recipient or in a deduction by Elcotel. However, upon exercise of a nonqualified option, the optionee will realize ordinary income equal to the excess of the fair market value of the shares on the date of exercise over the purchase price, and Elcotel will be entitled to a deduction equal to the amount the employee is required to treat as ordinary income. If cash is used to exercise the option, the optionee will receive a tax basis in stock purchased under a nonqualified option equal to its fair market value at the time of exercise. On subsequent disposition of the shares, the optionee will realize capital gain (or loss) equal to the excess (or deficiency) of the amount realized over such tax basis. The gain or loss will be long-, mid- or short-term depending on the optionee's holding period for the shares.

  If a nonqualified option is exercised and the optionee uses previously-owned shares of Elcotel Common Stock to pay the purchase price, the optionee will realize ordinary income as described above, but will realize no gain or loss as a result of the disposition of the previously-owned shares. The optionee's tax basis will carry over to an equal number of shares purchased. The remaining shares of Elcotel Common Stock will take a tax basis equal to their fair market value.

  Directors Plan Benefits. Elcotel cannot now determine the number of options to be granted in the future under the Directors Plan to all current directors who are not executive officers as a group, to each nominee for election as a director or to each associate of such directors or nominees. In the fiscal year ended March 31, 1997, options to purchase 17,000 shares of Elcotel Common Stock were granted to all current directors who were not executive officers as a group. See "Additional Matters Submitted to the Vote of Elcotel's Stockholders--Additional Proposal No. 1: Election of Directors--Directors' Compensation."

  Required Vote. The affirmative vote of the holders of a majority of the outstanding shares of Elcotel Common Stock present in person or by proxy will be required to approve the amendments to the Directors Plan.

  THE ELCOTEL BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF ELCOTEL VOTE "FOR" THE APPROVAL AND ADOPTION OF THE AMENDMENTS TO THE DIRECTORS PLAN.

                      OTHER INFORMATION REGARDING ELCOTEL

DIRECTORS AND OFFICERS

  In addition to those directors listed above who are executive officers of Elcotel in the positions indicated, the following persons are also executive officers of Elcotel:

                  NAME                   AGE                POSITION
                  ----                   ---                --------
Ronald M. Tobin.........................  54 Vice President, Finance, Chief
                                             Financial Officer, Secretary and
                                             Treasurer
Hugh H. Durden..........................  49 Vice President, Domestic Sales
Eduardo Gandarilla......................  48 Vice President, International Sales
                                             and Marketing
Kenneth W. Noack........................  60 Vice President, Operations
Henry W. Swanson........................  61 Vice President, Engineering and
                                             Development

  Mr. Tobin has served as Vice President, Chief Financial Officer, Secretary and Treasurer of Elcotel since July 1992. Prior to joining Elcotel, he held various financial positions with SmithKline Beecham Corporation in Philadelphia since September 1970, and most recently had been Corporate Controller of SmithKline Beecham Clinical Laboratories in King of Prussia, Pennsylvania since February 1982.

  Mr. Durden rejoined Elcotel in June 1991 as Vice President of Domestic Sales after having previously served as district sales manager for Elcotel from March 1987 until August 1989. From August 1989 until rejoining Elcotel, Mr. Durden founded and served as Chief Executive Officer and President of two privately-held telecommunications companies. From November 1984 until February 1987, Mr. Durden was President of Communications Central, Inc., a privately-held operator of payphones.

  Mr. Gandarilla has served as Vice President of International Sales and Marketing of Elcotel since October 1996, having joined Elcotel in April 1996. From June 1995 until April 1996, he was an international marketing consultant for Compression Laboratories, Inc., a company which manufactures video conferencing equipment. From July 1993 until June 1995, Mr. Gandarilla was managing director of the business communication systems division of AT&T, based in Mexico. From 1990 until July 1993, he was managing director for Gestetner, a distributor of office equipment, also located in Mexico. His previous employment included managerial positions with various computer system companies located in Latin America and Paris.

  Mr. Noack has served as Vice President of Operations of Elcotel since January 1993, having joined Elcotel in July 1992 as Director of Operations. Prior to joining Elcotel he was with AT&T Paradyne Corporation in Largo, Florida since 1973, and most recently was Vice President and Director of Operations Planning and Materials.

  Mr. Swanson has served as Vice President of Engineering and Development of Elcotel since December 1996. Prior to joining Elcotel, he was a consultant for Texas Microsystems, Inc., a computer hardware manufacturer, since March 1996. From April 1994 until November 1995, Mr. Swanson was Vice President of Engineering for Arrowsmith Technologies, a computer systems developer. From 1989 until April 1994 he was director of PC Systems Development for Dell Computer Corporation, also in Austin. His previous employment included engineering management positions with several computer hardware and software companies.

SECTION 16 COMPLIANCE

  Based solely upon a review of certain reports required to be filed by Elcotel's current or former directors and officers and beneficial owners of more than 10 percent of the outstanding Elcotel Common Stock pursuant to
Section 16(a) of the 1934 Act, the following person failed to file, on a timely basis, reports so required to be filed during the fiscal year ended March 31, 1997.

                                                                                         NUMBER OF
                                                                                      TRANSACTIONS NOT
                                                                          NUMBER OF    REPORTED ON A
          NAME                                TITLE                      LATE REPORTS   TIMELY BASIS
          ----                                -----                      ------------ ----------------
Tracey L. Gray.......... President, Chief Operating Officer and Director       1              1

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth, at October 6, 1997, the number and percentage of shares of Elcotel Common Stock which, according to information supplied to Elcotel, are beneficially owned by: (i) each person who is the beneficial owner of more than 5% of the Elcotel Common Stock; (ii) each of the directors and Named Executive Officers of Elcotel individually; and (iii) all current directors and executive officers of Elcotel as a group. Under rules adopted by the Commission, a person is deemed to be a beneficial owner of Elcotel Common Stock with respect to which he has or shares voting power (which includes the power to vote or to direct the voting of the security), or investment power (which includes the power to dispose of, or to direct the disposition of, the security). A person is also deemed to be the beneficial owner of shares with respect to which he could obtain voting or investment power within 60 days of October 6, 1997, such as upon the exercise of options or warrants.

               NAME AND ADDRESS                  NUMBER OF SHARES(1) PERCENTAGE
               ----------------                  ------------------- ----------
C. Shelton James...............................       1,561,093(2)     19.0%
 6428 Parkland Drive
 Sarasota, Florida 34243
Fundamental Management Corporation.............       1,439,223        17.5%
 4000 Hollywood Boulevard
 Suite 610N
 Hollywood, Florida 33021
Alvaro R. Quiros...............................         473,477(3)      5.8%
 6428 Parkland Drive
 Sarasota, Florida 34243
Thomas R. Wiltse...............................         406,000(4)      4.9%
 6428 Parkland Drive
 Sarasota, Florida 34243
Tracey L. Gray.................................         150,284(5)      1.8%
 6428 Parkland Drive
 Sarasota, Florida 34243
T. Raymond Suplee..............................          32,300(6)      0.4%
 6428 Parkland Drive
 Sarasota, Florida 34243
Thomas E. Patton...............................          11,000(7)      0.1%
 6428 Parkland Drive
 Sarasota, Florida 34243
Dwight Jasmann.................................           9,890(8)      0.1%
 6428 Parkland Drive
 Sarasota, Florida 34243
Charles H. Moore...............................          14,100(9)      0.2%
 6428 Parkland Drive
 Sarasota, Florida 34243
Ronald M. Tobin................................          47,732(10)     0.6%
 6428 Parkland Drive
 Sarasota, Florida 34243
Eduardo Gandarilla.............................          12,500(11)     0.2%
 6428 Parkland Drive
 Sarasota, Florida 34243
Hugh H. Durden.................................          11,875(12)     0.1%
 6428 Parkland Drive
 Sarasota, Florida 34243
All directors and executive officers as a group       2,308,961(13)    27.5%
 (12 persons)..................................

--------
 (1) Unless otherwise indicated, each stockholder has sole voting and investment power with respect to all listed shares.
 (2) Includes 1,439,223 shares held by Fundamental Management Corporation, as to which shares Mr. James disclaims beneficial ownership, and 6,250 shares which may be issued upon exercise of stock options within 60 days.
 (3) Includes 17,000 shares which may be issued upon the exercise of stock options within 60 days.
 (4) Includes 30,000 shares which may be issued upon the exercise of stock options within 60 days.
 (5) Includes 21,250 shares which may be issued upon the exercise of stock options within 60 days.
 (6) Includes 7,000 shares held by a revocable trust in which Mr. Suplee has a pecuniary interest and of which he is a co-trustee. Includes 23,000 shares which may be issued upon exercise of stock options within 60 days.
 (7) Includes 500 shares held jointly with Mr. Patton's wife. Includes 10,000 shares which may be issued upon the exercise of stock options within 60 days.
 (8) Includes 7,000 shares which may be issued upon the exercise of stock options within 60 days.
 (9) Includes 75 shares held by Mr. Moore's wife and 25 shares held by Mr. Moore's daughter. Includes 13,000 shares which may be issued upon the exercise of stock options within 60 days.
(10) Includes 150 shares held by Mr. Tobin's son. Includes 2,250 shares which may be issued upon the exercise of stock options within 60 days.
(11) Includes 12,500 shares which may be issued upon the exercise of stock options within 60 days.
(12) Includes 11,875 shares which may be issued upon the exercise of stock options within 60 days.
(13) Includes a total of 1,439,223 shares held by Fundamental Management Corporation and shares held by family members as to which shares the respective officers and directors disclaim beneficial ownership. Also includes 172,312 shares which may be issued upon exercise of stock options within 60 days.

                        ELCOTEL EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth certain information covering the compensation paid or accrued by Elcotel during the fiscal years indicated to its Chief Executive Officer and to each of its four most highly compensated executive officers, other than the Chief Executive Officer, whose salary and bonus exceeded $100,000 during the fiscal year ended March 31, 1997 and who were serving as executive officers as of March 31, 1997 and to one additional executive officer who would have so qualified if he had been an executive officer on March 31, 1997 ("Named Executive Officers"):

                                                                          LONG TERM
                                                                         COMPENSATION
                                             ANNUAL COMPENSATION            AWARDS
                                      ---------------------------------  ------------
          (A)                 (B)        (C)        (D)        (E)           (G)            (I)
                                                              OTHER       NUMBER OF
                          FISCAL YEAR                         ANNUAL      SECURITIES
        NAME AND             ENDED                         COMPENSATION   UNDERLYING     ALL OTHER
   PRINCIPAL POSITION      MARCH 31,  SALARY ($) BONUS ($)     ($)        OPTIONS(1)  COMPENSATION ($)
   ------------------     ----------- ---------- --------- ------------  ------------ ----------------
C. Shelton James........     1997      $ 83,338   $33,930                        0         $2,030(2)
 Chairman of the Board       1996        78,654         0                   25,000          1,838(2)
 and Chief Executive
  Officer                    1995        73,004    35,450                   40,000          1,555(2)
Tracey L. Gray..........     1997       148,928    60,450                        0          3,656(2)
 President and Chief         1996       138,039         0                   25,000          3,463(2)
 Operating Officer           1995       127,461    60,450                   40,000          2,738(2)
Ronald M. Tobin.........     1997       100,063    17,640                        0          2,182(2)
 Vice President              1996        92,846         0                    9,000          2,146(2)
 Chief Financial Officer     1995        85,318    14,805                   12,000          1,651(2)
 Secretary and Treasurer
Alvaro R. Quiros (3)....     1997       123,160         0                        0          3,253(2)
 Executive Vice
  President                  1996       104,000         0                    7,000          2,761(2)
                             1995       102,295         0                   10,000          2,404(2)
Hugh H. Durden..........     1997       148,452     9,525                        0          2,869(2)
 Vice President              1996       184,876         0                    7,500          3,173(2)
                             1995       201,859     8,100                   10,000          3,369(2)
Eduardo Gandarilla (4)..     1997       162,123    12,000    $44,617(5)     50,000          1,761(2)
 Vice President              1996             0         0                        0
                             1995             0         0                        0

--------
(1) Represents options granted under Elcotel's 1991 Stock Option Plan. No options were granted during the fiscal year ended March 31, 1997, except for Mr. Gandarilla who received options upon joining Elcotel.
(2) Includes taxable portion of Elcotel paid Group Term Life Insurance and Elcotel's matching contribution to the 401(k) savings plan (see Note P to Elcotel's financial statements). Such Group Term Life Insurance for Messrs. James, Gray, Tobin, Quiros, Durden and Gandarilla, respectively, for Fiscal 1997 is $450, $702, $288, $702, $174 and $174 for Fiscal 1996
    is $450, $702, $288, $702 and $174 and for Fiscal 1995 is $450, $702,
    $288, $702 and $174. 401(k) savings plan matching contributions for Messrs. James, Gray, Tobin, Quiros, Durden and Gandarilla, respectively, for Fiscal 1997 are $1,580, $2,954, $1,894, $2,551, $2,695 and $1,588,
    Fiscal 1996 are $1,388, $2,761, $1,858, $2,059 and $2,999 and for Fiscal
    1995 are $1,105, $2,036, $1,363, $1,702 and $3,195.
(3) Mr. Quiros retired effective December 31, 1996. Elcotel continued to pay Mr. Quiros' regular salary through June 30, 1997. $25,846 of his 1997 salary was paid to him pursuant to such arrangement during the quarter ended March 31, 1997.
(4) Mr. Gandarilla joined Elcotel on April 1, 1996 and was appointed Vice President on October 15, 1996.
(5) $39,217 of this amount represents reimbursement of relocation expenses to Mr. Gandarilla during the fiscal year ended March 31, 1997.

STOCK OPTION GRANTS

  The following table sets forth the number of securities underlying options, the exercise price and the expiration date for stock options granted to the Chief Executive Officer and the Named Executive Officers who received options during the fiscal year ended March 31, 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                      POTENTIAL REALIZABLE
                                                                        VALUE AT ASSUMED
                                                                     ANNUAL RATES OF STOCK
                                                                     PRICE APPRECIATION FOR
                          INDIVIDUAL GRANTS                               OPTION TERM
                         --------------------                        ----------------------
          (A)              (B)       (C)          (D)        (E)        (F)         (G)
                                  % OF TOTAL
                                   OPTIONS
                         OPTIONS  GRANTED TO  EXERCISE OR
                         GRANTED EMPLOYEES IN BASE PRICE  EXPIRATION
          NAME           (#) (1) FISCAL YEAR    ($/SH)       DATE      5% ($)     10% ($)
          ----           ------- ------------ ----------- ---------- ---------- -----------
Eduardo Gandarilla...... 50,000      51.6%      $5.2500    4/01/01   $   72,524 $   160,259

--------
(1) Options granted upon joining Elcotel which become exercisable one fourth each year, cumulatively, beginning on April 1,1997, and expire on April 1, 2001. No other options were granted during the fiscal year ended March 31, 1997 to the Named Executive Officers.

STOCK OPTION EXERCISES AND HOLDINGS

  The following table sets forth the number of exercisable and unexercisable options as of March 31, 1997 and the value of such options for the named executive officers.

                AGGREGATED OPTION EXERCISE IN LAST FISCAL YEAR
                    AND FISCAL YEAR END OPTIONS VALUE TABLE

     (A)                       (B)              (C)              (D)            (E)
                                                              NUMBER OF
                                                             SECURITIES      VALUE OF
                                                             UNDERLYING   UNEXERCISED IN-
                                                             UNEXERCISED     THE-MONEY
                                                             OPTIONS AT     OPTIONS AT
                                                             FY-END (#)     FY-END ($)
                         SHARES ACQUIRED                    EXERCISABLE/   EXERCISABLE/
          NAME           ON EXERCISE (#) VALUE REALIZED ($) UNEXERCISABLE  UNEXERCISABLE
          ----           --------------- ------------------ ------------- ---------------
C. Shelton James........     74,227           $372,542       6,250/43,750 $   781/$81,105
Tracey L. Gray..........     35,000           $183,163       6,250/43,750 $   781/$81,105
Ronald M. Tobin.........        --                 --       10,550/14,750 $27,511/$26,723
Alvaro R. Quiros........        --                 --            17,000/0 $     29,000/$0
Hugh H. Durden..........        --                 --        6,875/13,125 $18,521/$26,021
Eduardo Gandarilla......        --                 --            0/50,000 $     0/$53,125

SEVERANCE ARRANGEMENTS

  In connection with hiring Mr. Gandarilla, Elcotel agreed to provide Mr. Gandarilla with one year of salary and benefits in the event of early discharge due to performance reasons.

  Elcotel has agreed with Ronald M. Tobin, currently Chief Financial Officer of Elcotel, that if, during the first year after the effective date of the Merger, Mr. Tobin's employment is terminated or he resigns for any reason, he will receive severance pay consisting of one year of salary continuation and benefits and his outstanding stock options will vest and remain exercisable for one year after termination. In addition, Mr. Tobin will receive severance pay consisting of one year of salary continuation and benefits and his outstanding stock options will vest and remain exercisable for one year after termination if Mr. Tobin's employment is terminated for any reason other than cause after the one year anniversary of the effective date of the Merger.

           ELCOTEL COMPENSATION AND STOCK OPTION COMMITTEE REPORT ON
                            EXECUTIVE COMPENSATION

  This report, prepared by Elcotel's Compensation and Stock Option Committee (the "Compensation Committee"), reflects executive compensation policy and philosophy applicable to fiscal year 1997. All members of the Compensation Committee are non-employee directors.

  Elcotel's executive compensation plans have been structured to attract, retain and incentivize talented executives capable of executing the strategies and plans essential to a fast growth, technology-based company in the traditional and emerging competitive telecommunications markets. The policies and plans are designed to ensure individual executives receive compensation in direct relationship to their contribution to key corporate financial and strategic goals that are focused on short-term and long-term business success while increasing shareholder values. The plans are designed to be equitable and to recognize the balance between short-term operating performance and stock performance.

  For fiscal year 1997, the Compensation Committee adopted an incentive compensation bonus plan for the senior executive officers: C. Shelton James, CEO and Tracey L. Gray, President/COO, related to overall corporate financial performance. Discretionary bonuses up to 50% of base salary would be paid based on Elcotel's performance as measured against key financial factors, revenues, operating profits and increasing profitability. The Compensation Committee determined the appropriate level of bonus based on overall consideration of Elcotel's performance for the fiscal year. The Compensation Committee awarded a $33,930 bonus to Mr. James and a $60,450 bonus to Mr. Gray.

  For fiscal year 1997, the Compensation Committee adopted a discretionary incentive compensation bonus plan for corporate officers other than Mr. James and Mr. Gray. Maximum bonus levels of 20% to 25% of base salary would be paid based on Elcotel achieving operating performance goals established for revenues, gross margins, operating profits and personal objectives related to each officer's area of responsibility. Recommendations regarding the bonus payment to each officer were presented by Mr. Gray once final results were available. No bonus is payable under the plan unless Elcotel reports profits. All bonuses awarded under the plan are paid out in equal annual amounts over four years. The corporate performance goals and the personal objectives of each officer are approved at the beginning of each fiscal year following the fiscal year business plan approval.

  In October of 1996, the Compensation Committee authorized adjustments in all corporate officers' base compensation. This adjustment represented the first increase in officer base compensation since July of 1995. The adjustments represented a combination of annual salary review adjustments as well as structural adjustments to address industry and competitive issues faced by Elcotel as it attempts to attract a more talented and experienced executive team. The Compensation Committee was briefed on comparable officer compensation in the industry from a variety of salary survey reports and competitors' officer compensation structures and also considered data provided by Towers Perrin which had been commissioned by the Compensation Committee to advise on compensation issues.

  Mr. James and Mr. Gray's base compensation was adjusted from $80,000 to $87,000 and from $141,000 to $155,000, respectively, at the recommendation of the Compensation Committee effective October 1, 1996.

  The Compensation Committee recognizes the merits and value of stock ownership by Elcotel's executives as a basis for retention and aligning the executive's interests with the stockholders of Elcotel. The use of stock option grants has become a key element of the equity-based compensation plans designed to increase the equity interest of Elcotel's executives and combined with performance-based incentive compensation, ensures a balanced perspective focused on these two objectives.

  The Committee also recognizes that in times of general economic distress, it may not be economically practical to maintain total compensation, particularly for senior managers, within the targeted ranges.

  To ensure executive compensation is appropriately aligned with performance and the financial interest of stockholders, and that senior managers share with those associates subject to layoff and shorter work weeks the financial impact of difficult economic conditions, it has been the practice of the Compensation Committee to recommend salary freezes or temporary salary reduction for senior managers during periods of general economic distress and poor corporate performance.

                                          Respectfully submitted,

                                          Thomas R. Wiltse, Chairman

                                          Dwight Jasmann

                                          Charles H. Moore

                                          T. Raymond Suplee

                        ELCOTEL STOCK PERFORMANCE CHART

  The following chart compares the yearly percentage change in cumulative total stockholder return on Elcotel Common Stock during the five years ended March 31, 1997, with the cumulative total return of (i) the Standard & Poors 500 Composite Index, (ii) the Standard & Poors Telephone Index and (iii) the Standard & Poors Technology Index. The comparison assumes $100 was invested on March 31, 1992 in Elcotel Common Stock and in each of the other indices and assumes reinvestment of dividends. Elcotel paid no dividends during the five year period.

                           [LINE GRAPH APPEARS HERE]

                                 3/31/92 3/31/93 3/31/94 3/31/95 3/31/96 3/31/97
                                 ------- ------- ------- ------- ------- -------
Elcotel, Inc....................  $100    $338    $938   $1,015  $1,292  $1,538
S&P 500 Index...................   100     115     117      135     177     213
S&P Telephone Index.............   100     136     133      147     186     201
S&P Technology Index............   100     147     189      243     334     493

           CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF ELCOTEL

  As of March 31, 1997, Elcotel was owed approximately $325,000 from Aditel, a Mexican corporation ("Aditel"), arising out of loans and sales of payphones to Aditel. This amount is represented by a promissory note which matures on September 30, 1997, payment of which is secured by a security interest in certain payphones and operating agreements of Aditel. Mr. Alvaro R. Quiros, a holder of approximately 6.3 percent of the outstanding Elcotel Common Stock as of June 9, 1997, is the owner of approximately 25 percent of the equity of Aditel.

                                 LEGAL MATTERS

  The validity of the Elcotel Common Stock to be issued pursuant to the Merger will be passed upon for Elcotel by Schnader Harrison Segal & Lewis llp. It is a condition precedent to the obligations of TSG to consummate the Merger Agreement that TSG receive an opinion of Greenberg Traurig Hoffman Lipoff Rosen & Quentel to the effect that neither TSG nor any of its stockholders will recognize gain or loss for United States federal income tax purposes as a result of the Merger (other than in respect of any cash paid in lieu of fractional shares).

                                    EXPERTS

  The consolidated financial statements of Elcotel, Inc. and subsidiaries as of March 31, 1997 and 1996 and for each of the years in the three-year period ended March 31, 1997, incorporated by reference herein and in the Registration Statement, have been audited by Deloitte & Touche llp, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The consolidated financial statements of TSG and subsidiary as of March 28, 1997 and March 29, 1996 and for the years ended March 28, 1997 and March 29, 1996, five months ended March 31, 1995 and seven months ended October 30, 1994 included as Appendix C hereto and in the Registration Statement have been audited by Deloitte & Touche llp, independent auditors, as stated in their report and have been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             STOCKHOLDER PROPOSALS

  Proposals by stockholders of Elcotel intended to be presented at the next annual meeting of stockholders of Elcotel must be received by Elcotel at its executive offices at 6428 Parkland Drive, Sarasota, Florida 34243, on or before May 9, 1998, to be included in Elcotel's proxy statement and form of proxy for the 1998 annual meeting. Proposals by stockholders of TSG intended to be presented at the annual meeting of stockholders of TSG, if the Merger is not consummated before such meeting is held, must be received by TSG at its executive offices at 20 Mansell Court East, Suite 200, Roswell, Georgia 30076, on or before May 1, 1998, to be included in TSG's proxy statement and form of proxy for the 1998 annual meeting.

                                                                      Appendix A

                   AGREEMENT AND PLAN OF MERGER

                    dated as of August 13, 1997

                               Among

                          ELCOTEL, INC.,
                   TECHNOLOGY SERVICE GROUP INC.
                                and
                 ELCOTEL HOSPITALITY SERVICE, INC.

                         TABLE OF CONTENTS

                                                              Page

TABLE OF DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . v

ARTICLE I - THE MERGER . . . . . . . . . . . . . . . . . . . . . 2
    Section 1.01   The Merger. . . . . . . . . . . . . . . . . . 2
    Section 1.02   Conversion of Shares. . . . . . . . . . . . . 2
    Section 1.03   Surrender and Payment.  . . . . . . . . . . . 3
    Section 1.04   Stock Option Plans. . . . . . . . . . . . . . 5
    Section 1.05   TSG Warrants. . . . . . . . . . . . . . . . . 6
    Section 1.06   Fractional Shares.. . . . . . . . . . . . . . 7

ARTICLE II - THE SURVIVING CORPORATION . . . . . . . . . . . . . 7
    Section 2.01   Certificate of Incorporation. . . . . . . . . 7
    Section 2.02   Bylaws.   . . . . . . . . . . . . . . . . . . 7
    Section 2.03   Directors and Officers.   . . . . . . . . . . 8

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF TSG. . . . . . . 8
    Section 3.01   Organization and Power.   . . . . . . . . . . 8
    Section 3.02   Corporate Authorization.  . . . . . . . . . . 8
    Section 3.03   Governmental Authorization.   . . . . . . . . 9
    Section 3.04   Non-Contravention.  . . . . . . . . . . . . . 9
    Section 3.05   Capitalization of TSG.  . . . . . . . . . . .10
    Section 3.06   Capitalization of Subsidiaries.   . . . . . .11
    Section 3.07   SEC Filings.  . . . . . . . . . . . . . . . .11
    Section 3.08   Financial Statements.   . . . . . . . . . . .11
    Section 3.09   Information Supplied.   . . . . . . . . . . .12
    Section 3.10   Absence of Certain Changes.   . . . . . . . .12
    Section 3.11   No Undisclosed Liabilities.   . . . . . . . .13
    Section 3.12   Litigation.   . . . . . . . . . . . . . . . .14
    Section 3.13   Taxes.  . . . . . . . . . . . . . . . . . . .14
    Section 3.14   Employee Benefit Plans; ERISA.  . . . . . . .16
    Section 3.15   Certain Agreements; Compliance
                     with Agreements.    . . . . . . . . . . . .17
    Section 3.16   Compliance with Laws and Orders.  . . . . . .19
    Section 3.17   Environmental Matters.  . . . . . . . . . . .20
    Section 3.18   Assets.   . . . . . . . . . . . . . . . . . .21
    Section 3.19   Intellectual Property Rights.   . . . . . . .21
    Section 3.20   Labor Matters.  . . . . . . . . . . . . . . .22
    Section 3.21   Transactions with Affiliates.   . . . . . . .22
    Section 3.22   Insurance.  . . . . . . . . . . . . . . . . .22
    Section 3.23   Takeover Statutes.  . . . . . . . . . . . . .23
    Section 3.24   Finders' Fees . . . . . . . . . . . . . . . .23

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF ELCOTEL . . . . .23
    Section 4.01   Organization and Power.   . . . . . . . . . .23
    Section 4.02   Corporate Authorization.  . . . . . . . . . .23
    Section 4.03   Governmental Authorization.   . . . . . . . .24
    Section 4.04   Non-Contravention.  . . . . . . . . . . . . .24
    Section 4.05   Capitalization of Elcotel.  . . . . . . . . .25
    Section 4.06   Capitalization of Subsidiaries.   . . . . . .25
    Section 4.07   SEC Filings.  . . . . . . . . . . . . . . . .26
    Section 4.08   Financial Statements.   . . . . . . . . . . .26
    Section 4.09   Information Supplied.   . . . . . . . . . . .27
    Section 4.10   Absence of Certain Changes.   . . . . . . . .27
    Section 4.11   No Undisclosed Liabilities. . . . . . . . . .28
    Section 4.12   Litigation.   . . . . . . . . . . . . . . . .28
    Section 4.13   Taxes.  . . . . . . . . . . . . . . . . . . .29
    Section 4.14   Employee Benefits; ERISA.   . . . . . . . . .30
    Section 4.15   Certain Agreements; Compliance with
                     Agreements.   . . . . . . . . . . . . . . .32
    Section 4.16   Compliance with Laws and Orders.  . . . . . .34
    Section 4.17   Environmental Matters.  . . . . . . . . . . .34
    Section 4.18   Assets.   . . . . . . . . . . . . . . . . . .34
    Section 4.19   Intellectual Property Rights. . . . . . . . .35
    Section 4.20   Labor Matters.  . . . . . . . . . . . . . . .35
    Section 4.21   Transactions with Affiliates. . . . . . . . .36
    Section 4.22   Insurance.  . . . . . . . . . . . . . . . . .36
    Section 4.23   Takeover Statutes.  . . . . . . . . . . . . .36
    Section 4.24   Finders' Fees . . . . . . . . . . . . . . . .37
    Section 4.25   Opinion of Financial Advisor.   . . . . . . .37

ARTICLE V - COVENANTS. . . . . . . . . . . . . . . . . . . . . .37
    Section 5.01   Conduct of TSG.   . . . . . . . . . . . . . .37
    Section 5.02   Conduct of Elcotel.   . . . . . . . . . . . .39
    Section 5.03   No Solicitation.. . . . . . . . . . . . . . .42
    Section 5.04   Approval of Stockholders.   . . . . . . . . .43
    Section 5.05   Preparation of Form S-4 and Proxy Statement. 44
    Section 5.06   Access to Information.    . . . . . . . . . .44
    Section 5.07   Notices of Certain Events.  . . . . . . . . .45
    Section 5.08   Regulatory and Other Approvals. . . . . . . .46
    Section 5.09   Public Announcements.   . . . . . . . . . . .46
    Section 5.10   Further Assurances.   . . . . . . . . . . . .46
    Section 5.11   TSG Affiliates.   . . . . . . . . . . . . . .47
    Section 5.12   Obligations of Merger Subsidiary.   . . . . .47
    Section 5.13   Listing of Stock. . . . . . . . . . . . . . .47
    Section 5.14   Antitakeover Statutes.  . . . . . . . . . . .47
    Section 5.15   Tax Treatment.  . . . . . . . . . . . . . . .47
    Section 5.16   Appointment of Directors. . . . . . . . . . .47

ARTICLE VI - GENERAL CONDITIONS PRECEDENT TO THE MERGER. . . . .48
    Section 6.01   Stockholder Approval.   . . . . . . . . . . .48
    Section 6.02   HSR Act.  . . . . . . . . . . . . . . . . . .48
    Section 6.03   Registration Statement; State Securities
                    Laws........................................48
    Section 6.04   Listing.  . . . . . . . . . . . . . . . . . .48
    Section 6.05   Suits or Other Proceedings. . . . . . . . . .48
    Section 6.06   Employment Agreements . . . . . . . . . . . .48

ARTICLE VII - CONDITIONS PRECEDENT TO THE OBLIGATIONS OF
    ELCOTEL AND MERGER SUBSIDIARY. . . . . . . . . . . . . . . .49
    Section 7.01   Representations and Warranties. . . . . . . .49
    Section 7.02   Performance of Obligations.   . . . . . . . .49
    Section 7.03   No Material Adverse Change.   . . . . . . . .49
    Section 7.04   Consents.   . . . . . . . . . . . . . . . . .49
    Section 7.05   Opinion of TSG Counsel.   . . . . . . . . . .49
    Section 7.06   Stockholders Agreement.   . . . . . . . . . .49
    Section 7.07   Proceedings.  . . . . . . . . . . . . . . . .49

ARTICLE VIII - CONDITIONS PRECEDENT TO THE OBLIGATIONS
    OF TSG . . . . . . . . . . . . . . . . . . . . . . . . . . .50
    Section 8.01   Representations and Warranties.   . . . . . .50
    Section 8.02   Performance of Obligations.   . . . . . . . .50
    Section 8.03   No Material Adverse Change.   . . . . . . . .50
    Section 8.04   Consents.   . . . . . . . . . . . . . . . . .50
    Section 8.05   Opinion of Elcotel Counsel.   . . . . . . . .50
    Section 8.06   Stockholders Agreement.   . . . . . . . . . .51
    Section 8.07   Proceedings.  . . . . . . . . . . . . . . . .51
    Section 8.08   Tax Opinion.  . . . . . . . . . . . . . . . .51

ARTICLE IX - TERMINATION . . . . . . . . . . . . . . . . . . . .51
    Section 9.01   Termination.  . . . . . . . . . . . . . . . .51
    Section 9.02   Effect of Termination.. . . . . . . . . . . .52

ARTICLE X - MISCELLANEOUS  . . . . . . . . . . . . . . . . . . .54
    Section 10.01  Notices.  . . . . . . . . . . . . . . . . . .54
    Section 10.02  Entire Agreement; Non-Survival of
                     Representations and Warranties;
                     Third Party Beneficiaries.  . . . . . . . .55
    Section 10.03  Amendment. . . . . . . . . . . . . . . . . . 55
    Section 10.04  Waiver.   . . . . . . . . . . . . . . . . . .55
    Section 10.05  Expenses.   . . . . . . . . . . . . . . . . .56
    Section 10.06  Successors and Assigns.   . . . . . . . . . .56
    Section 10.07  Governing Law.  . . . . . . . . . . . . . . .56
    Section 10.08  Jurisdiction.   . . . . . . . . . . . . . . .56
    Section 10.09  Counterparts; Effectiveness.  . . . . . . . .56
    Section 10.10  Interpretation.   . . . . . . . . . . . . . .56
    Section 10.11  Severability.   . . . . . . . . . . . . . . .57
    Section 10.12  Specific Performance.   . . . . . . . . . . .57

EXHIBITS

    Voting Agreement . . . . . . . . . . . . . . . . . . . . . . A

    Affiliate Letter . . . . . . . . . . . . . . . . . . . . . . B

    Opinion of TSG Counsel . . . . . . . . . . . . . . . . . . . C

    Stockholders' Agreement. . . . . . . . . . . . . . . . . . . D

    Opinion of Elcotel Counsel . . . . . . . . . . . . . . . . . E

                           TABLE OF DEFINITIONS

Term                                                       Section
------                                                     -------
1933 Act                                                   3.03
1934 Act                                                   3.03
Acor                                                       preamble
Adjusted Option                                            1.04(a)
Affiliate Letter                                           5.11
Alternative Proposal                                       5.03
Antitrust Division                                         5.08
Closing                                                    1.01(b)
Closing Date                                               1.01(b)
Code                                                       recitals
Confidentiality Agreement                                  5.06(a)
Delaware Law                                               1.01(a)
Elcotel                                                    preamble
Elcotel 10-K                                               4.08
Elcotel Agreement                                          4.04
Elcotel Balance Sheet                                      4.08
Elcotel Balance Sheet Date                                 4.08
Elcotel Common Stock                                       1.02(a)
Elcotel Disclosure Letter                                  2.03
Elcotel ERISA Affiliate                                    4.14(a)
Elcotel Financial Statements                               4.08
Elcotel Plans                                              4.05(a)
Elcotel Benefit Plans                                      4.14(a)
Elcotel Securities                                         4.05(a)
Elcotel SEC Documents                                      4.07(a)
Elcotel Stockholders' Approval                             5.03(b)
Elcotel Stockholders' Meeting(s)                           5.03(b)
Elcotel Subsidiary Securities                              4.06
Elcotel Tax Returns                                        4.13
Effective Time                                             1.01(c)
Environmental Laws                                         3.17(b)
Environmental Liabilities                                  3.17(b)
ERISA                                                      3.14(a)
Exchange Agent                                             1.03(a)
Form S-4                                                   4.09
FTC                                                        5.08
GAAP                                                       3.08
Governmental Authorities                                   3.03
Hazardous Substance                                        3.17(b)

Term                                                       Section
------                                                     -------
HSR Act                                                    3.03
Intellectual Property                                      3.19(a)
Laws                                                       3.04
Material Adverse Effect                                    3.01
Merger                                                     1.01(a)
Merger Consideration                                       1.02(c)
Merger Subsidiary                                          preamble
Notice of Superior Proposal                                5.04(a)
Orders                                                     3.04
Person                                                     1.02(d)
Proxy Statement                                            3.09
Qualified Stock Options                                    1.04(a)
Takeover Statute                                           3.23
Taxes                                                      3.13(i)
Taxing Authority                                           3.13(i)
Tax Return                                                 3.13(i)
TSG                                                        preamble
TSG 10-K                                                   3.08
TSG Affiliates                                             5.11
TSG Agreement                                              3.04
TSG Balance Sheet                                          3.08
TSG Balance Sheet Date                                     3.08
TSG Benefit Plans                                          3.14(a)
TSG Common Stock                                           1.02(a)
TSG Disclosure Letter                                      3.08
TSG ERISA Affiliate                                        3.14(a)
TSG Financial Statements                                   3.01
TSG Group                                                  3.13(i)
TSG Option Plans                                           1.04(a)
TSG Preferred Stock                                        3.05(a)
TSG Securities                                             3.05(a)
TSG Subsidiary Securities                                  3.06
TSG SEC Documents                                          3.07(a)
TSG Stockholders' Approval                                 5.03(a)
TSG Stockholders' Meeting                                  5.04(a)
TSG Stock Option                                           1.04(a)
TSG Tax Returns                                            3.13(a)
Service                                                    3.13(h)
Share(s)                                                   1.02(a)
Stockholders                                               recitals
Stockholders' Meetings                                     5.04(b)
Subsidiary                                                 1.02(d)
Subsidiary of TSG                                          3.17(b)
Superior Proposal                                          5.03(a)
Surviving Corporation                                      1.01(a)
Voting Agreement                                           recitals
Wexford                                                    recitals

                   AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER dated as of August 13, 1997 among ELCOTEL, INC., a Delaware corporation ("Elcotel"), TECHNOLOGY SERVICE GROUP, INC., a Delaware corporation ("TSG"), and ELCOTEL HOSPITALITY SERVICE, INC., a Delaware corporation and a wholly-owned subsidiary of Elcotel ("Merger Subsidiary").

         WHEREAS, the respective Boards of Directors of Elcotel and TSG have approved, and deem it advisable and in the best interests of their respective stockholders to consummate the acquisition of TSG by Elcotel by means of a merger of Merger Subsidiary into TSG, as a result of which TSG will become a wholly owned subsidiary of Elcotel, all on the terms and conditions set forth herein;

         WHEREAS, for United States federal income tax purposes, it is intended that the Merger contemplated by this Agreement qualify as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"); and

         WHEREAS, as a condition and inducement to Elcotel entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Elcotel is entering into a Voting Agreement with Wexford Partners Fund, L.P. ("Wexford") and Fundamental Management Corporation ("Fundamental", together with Wexford, the "Stockholders"), in the form of Exhibit A hereto (the "Voting Agreement") pursuant to which, among other things, Wexford has agreed to vote the shares of TSG Common Stock owned by it in favor of this Agreement and the Merger and other transactions provided for herein and Fundamental has agreed to vote the shares of Elcotel Common Stock owned by it in favor of the issuance of shares of Elcotel Common Stock pursuant to the Merger and the other transactions contemplated by the Merger.

         NOW, THEREFORE, in consideration of the promises and the respective representations, warranties, covenants, and agreements set forth herein and in the Voting Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

                             ARTICLE I
                            THE MERGER

         Section 1.01   The Merger.

              (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Subsidiary shall be merged (the "Merger") with and into TSG in accordance with the Delaware General Corporation Law (the "Delaware Law"), whereupon the separate existence of Merger Subsidiary shall cease, and TSG shall continue as the surviving corporation (the "Surviving Corporation");

              (b) Upon the terms and subject to the conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which shall be no later than the fifth business day after satisfaction of the conditions set forth in Article 6, at the offices of Schnader, Harrison, Segal & Lewis LLP, 14th Floor, 330 Madison Avenue, New York, New York 10017, unless another time, date or place is agreed to in writing by the parties hereto;

              (c) Upon the Closing, TSG and Merger Subsidiary will file a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is agreed by Elcotel and TSG and specified in the certificate of merger (the "Effective Time");

              (d) The Merger shall have the effects set forth in Section 259 of the Delaware Law; and

              (e) Each party hereto will, either prior to or after the Effective Time, execute such further documents, instruments, deeds, bills of sale, assignments and assurances and take such further actions as may reasonably be requested by one or more of the others to consummate the Merger, to vest the Surviving Corporation with full title to all assets, properties, privileges, rights, approvals, immunities and franchises of Merger Subsidiary or TSG, or to effect the other purposes of this Agreement.

         Section 1.02   Conversion of Shares.

              (a) At the Effective Time by virtue of the Merger, and without any action on the part of the holder of any common stock of TSG or Merger
Subsidiary:

                   (i) each share of Common Stock, par value $0.01 per share, of TSG (the "TSG Common Stock") held by TSG as treasury stock or owned by Elcotel or any Subsidiary of Elcotel immediately prior to the Effective Time shall automatically be canceled and retired without any conversion thereof, and no Elcotel Common Stock or other consideration shall be delivered in exchange therefor;

                   (ii) each share of common stock, par value $0.01 per share, of Merger Subsidiary outstanding immediately prior to the Effective Time shall automatically be converted into and become one share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

                   (iii) each share (each, a "Share" and collectively, the "Shares") of TSG Common Stock outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 1.02(a)(i), automatically be converted into the right to receive 1.05 shares of fully paid and non-assessable Common Stock, par value $0.01 per share of Elcotel (the "Elcotel Common Stock").

              (b) From and after the Effective Time, all Shares converted in accordance with Section 1.02(a)(iii) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration. From and after the Effective Time, all certificates representing the common stock of Merger Subsidiary shall be deemed for all purposes to represent the number of shares of Common Stock of the Surviving Corporation into which they were converted in accordance with Section 1.02(a)(ii);

              (c) The Elcotel Common Stock to be received as consideration pursuant to the Merger by each holder of Shares (together with cash in lieu of fractional shares of Elcotel Common Stock) is referred to herein as the "Merger Consideration"; and

              (d) For purposes of this Agreement, the word "Subsidiary" when used with respect to any Person means any other Person, whether incorporated or unincorporated, of which at least a majority of the securities or other interests having by their terms ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries. For purposes of this Agreement, "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

         Section 1.03   Surrender and Payment.

              (a) Prior to the Effective Time, Elcotel shall appoint an agent reasonably satisfactory to TSG (the "Exchange Agent") for the purpose of exchanging certificates representing Shares for the Merger Consideration. Promptly after the Effective Time (but in any event within five business days thereafter), Elcotel will send, or will cause the Exchange Agent to send, to each holder of Shares at the Effective Time (i) a letter of transmittal for use in such exchange (which shall specify that delivery of the Merger Consideration shall be effected, and risk of loss and title to the certificates representing TSG Common Stock shall pass, only upon proper delivery of the certificates representing Shares to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the certificates representing Shares in exchange for the certificates representing Elcotel Common Stock and cash in lieu of fractional shares of Elcotel Common Stock. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of certificates theretofore representing Shares for any amount which may be required to be paid to a public official pursuant to any applicable abandoned property, escheat or similar law;

              (b) Each holder of Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a certificate or certificates representing such Shares, together with a properly completed letter of transmittal covering such Shares, will be entitled to receive the Merger Consideration payable in respect of such Shares and any dividends payable pursuant to Section 1.03(f). Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes only the right to receive the Merger Consideration and any dividends payable pursuant to
Section 1.03(f) and the holder thereof shall not be entitled to vote the Elcotel Common Stock until such certificate is surrendered;

              (c) If any certificate representing Merger Consideration is to be delivered to a Person other than the registered holder of the Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to the issuance of such certificate evidencing Elcotel Common Stock that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of shares of Elcotel Common Stock to a Person other than the registered holder of such Shares represented by the certificate or certificates so surrendered or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable;

              (d) After the Effective Time, there shall be no further registration of transfers of Shares on the stock transfer book of TSG. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article I;

              (e) Any portion of the Merger Consideration that remains unclaimed by the holders of Shares six months after the Effective Time shall be returned to Elcotel, upon demand, and any such holder who has not exchanged his Shares for the Merger Consideration in accordance with this Section 1.03 prior to that time shall thereafter look only to Elcotel for payment of the Merger Consideration. Notwithstanding the foregoing, Elcotel shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property laws. Any amounts remaining unclaimed by holders of Shares seven years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority) shall, to the extent permitted by applicable law, become the property of Elcotel free and clear of any claims or interest of any Person previously entitled thereto;

              (f) No dividends or other distributions with respect to Elcotel Common Stock issued in the Merger shall be paid to the holder of any unsurrendered certificates representing Shares until such certificates are surrendered as provided in this Section 1.03. Subject to the effect of applicable laws, following the surrender of such certificates, there shall be paid, without interest, to the record holder of the Elcotel Common Stock issued in exchange therefor at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time payable prior to or on the date of such surrender with respect to such whole shares of Elcotel Common Stock and not previously paid, less the amount of any withholding taxes which may be required thereon;

              (g) In the event any certificate representing Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of the fact by the person claiming such certificate to be lost, stolen or destroyed, Elcotel will, after the Effective Time, issue in exchange for such lost, stolen or destroyed certificate the certificate evidencing shares of Elcotel Common Stock deliverable in respect thereof, as determined in accordance with this Article I. When authorizing such issue of the certificate of shares of Elcotel Common Stock in exchange therefor, Elcotel may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate to give Elcotel a bond in such sum as it may direct as indemnity against any claim that may be made against Elcotel with respect to the certificate alleged to have been lost, stolen or destroyed; and

              (h) Approval and adoption of this Agreement by the stockholders of TSG shall constitute, as an integral part of the Merger, ratification of the appointment of, and the reappointment of, said Exchange Agent.

         Section 1.04   Stock Option Plans.

              (a) At or before the Effective Time, Elcotel and TSG shall take such action as may be required to effect the following: the terms of each outstanding option granted by TSG to purchase shares of TSG Common Stock (a "TSG Stock Option") under the TSG 1994 Omnibus Stock Plan (the "Omnibus Plan"), the TSG 1995 Employee Stock Purchase Plan (the "Stock Purchase Plan") and the

TSG 1995 Non-Employee Director Stock Option Plan (the "Director Plan," together with the Omnibus Plan and the Stock Purchase Plan, collectively, the "TSG Option Plans"), whether vested or unvested, shall be adjusted as necessary to provide that at the Effective Time, each TSG Stock Option outstanding immediately prior to the Effective Time shall be deemed to constitute and shall become an option to acquire, on the same terms and conditions as were applicable under such TSG Stock Option, the same number of shares of Elcotel Common Stock as the holder of such TSG Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such TSG Stock Option in full immediately prior to the Effective Time, at a price per share of Elcotel Common Stock equal to (i) the aggregate exercise price for the shares of TSG Common Stock otherwise purchasable pursuant to such TSG Stock Option divided by (ii) the aggregate number of shares of Elcotel Common Stock deemed purchasable pursuant to such TSG Stock Option (each, as so adjusted, an "Adjusted Option"); provided that (after aggregating all the Shares of a holder subject to TSG Stock Options) any fractional share of Elcotel Common Stock resulting from such calculation for such holder shall be rounded up to the nearest whole share and provided, further, that in the case of any option to which Section 421 of the Code applies by reason of its qualification under any of Sections 422 through 424 of the Code ("qualified stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424 of the Code;

              (b) As soon as practicable after the Effective Time, Elcotel shall deliver to the holders of TSG Stock Options appropriate notices setting forth such holders' rights pursuant to the respective TSG Option Plans and the agreements evidencing the grants of such TSG Stock Options and that such TSG Stock Options and agreements shall be assumed by Elcotel and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 1.04 after giving effect to the Merger); and

              (c) Elcotel shall take such actions as are reasonably necessary for the assumption of the TSG Option Plans pursuant to this Section 1.04, including the reservation, issuance and listing of Elcotel Common Stock as is necessary to effectuate the transactions contemplated by this Section 1.04. Elcotel shall prepare and file with the SEC a registration statement on Form S-8 or other appropriate form with respect to shares of Elcotel Common Stock subject to TSG Stock Options issued under such TSG Option Plans and shall use its reasonable efforts to have such registration statement declared effective as soon as practicable following the Effective Time and to maintain the effectiveness of such registration statement or registration statements covering such TSG Stock Options (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such TSG Stock Options remain outstanding.

         Section 1.05   TSG Warrants.

              (a) At or before the Effective Time, Elcotel and TSG shall take such action in connection with warrants to purchase 575,000 shares of TSG Common Stock issued by TSG pursuant to that certain warrant agreement between TSG and Liberty Bank and Trust Company of Oklahoma City, N.A. dated as of May 10, 1996 as may be required to effect the following: the terms of each outstanding warrant to purchase shares of TSG Common Stock (a "TSG Public Warrant") issued pursuant to such warrant agreement shall be adjusted as necessary to provide that at the Effective Time, each TSG Public Warrant outstanding immediately prior to the Effective Time shall be deemed to constitute and shall become a warrant to acquire, on substantially the same terms and conditions as were applicable under such TSG Public Warrant, the same number of shares of Elcotel Common Stock as the holder of such TSG Public Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such TSG Public Warrant in full immediately prior to the Effective Time.

              (b) At or before the Effective Time, Elcotel and TSG shall take such action in connection with the warrants to purchase 100,000 shares of TSG Common Stock issued by TSG pursuant to that certain underwriter's warrant agreement between TSG and Brookehill Equities, Inc. dated as of May 10, 1996 as may be required to effect the following: the terms of each outstanding warrant to purchase shares of TSG Common Stock (a "TSG Underwriter Warrant") issued pursuant to such underwriter's warrant agreement shall be adjusted as necessary to provide that at the Effective Time, each TSG Underwriter Warrant outstanding immediately prior to the Effective Time shall be deemed to constitute and shall become a warrant to acquire, on substantially the same terms and conditions as were applicable under such TSG Underwriter Warrant, the same number of shares of Elcotel Common Stock as the holder of such TSG Underwriter Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such TSG Underwriter Warrant in full immediately prior to the Effective Time.

         Section 1.06 Fractional Shares. Neither certificates nor scrip for fractional shares of Elcotel Common Stock will be issued in the Merger, but in lieu thereof each holder of TSG Common Stock otherwise entitled to a fraction of a share of Elcotel Common Stock (after aggregating all fractional shares of TSG Common Stock that would otherwise be received by such holder) will be entitled hereunder to receive a cash payment. The amount of such cash payment shall equal, in the case of each fractional share, an amount (rounded to the nearest whole cent), without interest, calculated as the product of (i) such fraction, multiplied by (ii) the arithmetic mean of the closing sales prices for the Elcotel Common Stock reported on the NASDAQ National Market System for each of the five (5) consecutive trading days on which Elcotel Common Stock was traded immediately preceding the Effective Time as quoted in the Wall Street Journal or other reliable financial newspaper or publication. For the purposes of the preceding sentence, a "trading day" means a day on which trading generally takes place on the NASDAQ National Market System. No such fractional share interest shall entitle the owner thereof to vote or to any rights of a stockholder of Elcotel.

                            ARTICLE II
                     THE SURVIVING CORPORATION

         Section 2.01 Certificate of Incorporation. The certificate of incorporation of Merger Subsidiary shall be the certificate of incorporation of the Surviving Corporation, except that, at the Effective Time, the name of the Surviving Corporation shall be changed to "TSG" or such other name as Elcotel may designate on or before the Effective Time, until thereafter amended in accordance with applicable law and such certificate of incorporation.

         Section 2.02 Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation, until thereafter amended in accordance with applicable law, the certificate of incorporation of the Surviving Corporation and such bylaws.

         Section 2.03 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with the Delaware Law and the certificate of incorporation and bylaws of the Surviving Corporation, the directors and the officers of the Surviving Corporation shall be those persons set forth on Schedule 2.03 to the disclosure letter delivered by Elcotel and Merger Subsidiary to TSG concurrently with the execution and delivery of this Agreement (the "Elcotel Disclosure Letter").

                            ARTICLE III
               REPRESENTATIONS AND WARRANTIES OF TSG

         TSG represents and warrants to Elcotel that:

         Section 3.01 Organization and Power. Each of TSG and its Subsidiaries is a corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and has the requisite corporate or other power and authority and governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted. Each of TSG and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on TSG. For purposes of this Agreement, a "Material Adverse Effect" with respect to any Person means a material adverse effect (i) on the condition (financial or otherwise), business, liabilities, properties, assets, results of operations or prospects of such Person and its Subsidiaries, taken as a whole, or (ii) on the ability of such Person to perform its obligations under or to consummate the transactions contemplated by this Agreement. Schedule 3.01 to the disclosure letter delivered by TSG to Elcotel and Merger Subsidiary concurrently with the execution and delivery of this Agreement (the "TSG Disclosure Letter") sets forth (i) the name and jurisdiction of incorporation of each Subsidiary of TSG, (ii) its authorized capital stock,
(iii) the number of issued and outstanding shares of capital stock, and (iv) the record and beneficial owners of such shares. Except as set forth on Schedule
3.01 to the TSG Disclosure Letter, TSG does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any Person. TSG has heretofore delivered to Elcotel true and complete copies of the certificate or articles of incorporation and bylaws as currently in effect of TSG and its Subsidiaries.

         Section 3.02 Corporate Authorization. The execution, delivery and performance by TSG of this Agreement and the consummation by TSG of the transactions contemplated hereby are within TSG's corporate powers and, except as set forth in the second succeeding sentence of this Section 3.02, have been duly authorized by all necessary corporate action, including without limitation its Board of Directors. The Board of Directors of TSG has recommended approval and adoption of this Agreement by the stockholders of TSG and directed that this Agreement be submitted to the stockholders of TSG for their approval. The affirmative vote of a majority of the outstanding Shares is the only vote of any class or series of TSG's capital stock necessary to approve and adopt this Agreement and the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by TSG and, subject to the receipt of the approval described in the immediately preceding sentence, constitutes a legal, valid and binding agreement of TSG, enforceable against TSG in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, regardless of whether in a proceeding in equity or at law).

         Section 3.03 Governmental Authorization. The execution, delivery and performance by TSG of this Agreement, and the consummation by TSG of the transactions contemplated hereby, require no action by or in respect of, or filing with or notice to, any United States federal, state or local government, any foreign country, any foreign state or local government or any court, administrative agency or commission or other governmental or regulatory agency or authority of any of the foregoing (collectively "Governmental Authorities" and individually a "Governmental Authority"), other than (a) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which TSG is qualified to do business; (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (c) compliance with any applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "1933 Act"); (d) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "1934 Act"); (e) compliance with any other applicable securities laws; and (f) those set forth on Schedule 3.03 to the TSG Disclosure Letter.

         Section 3.04 Non-Contravention. Except as set forth on Schedule 3.04 to the TSG Disclosure Letter, the execution, delivery and performance by TSG of this Agreement do not, and the consummation by TSG of the transactions contemplated hereby will not require the consent of any other Person, or conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien on any of the assets or properties of TSG or any of its Subsidiaries under, any of the terms, conditions or provisions of (a) the certificate or articles of incorporation, bylaws or similar organizational documents of TSG or any of its Subsidiaries, (b) assuming receipt of the approval of stockholders referred to in Section 3.02, and compliance with the matters referred to in Section 3.03, any United States or foreign statute, law, regulation, rule or ordinance (together "Laws") or any judgment, injunction, order, writ, license, permit or decree of any Governmental Authority (together "Orders") binding upon or applicable to TSG, any Subsidiary of TSG or any of their respective assets or properties, or (c) any note, bond, mortgage, security agreement, indenture, lease, contract, instrument or other agreement of any kind to which TSG or any Subsidiary of TSG is a party or by which TSG or any Subsidiary of TSG or any of their respective assets or properties is bound (a "TSG Agreement") or any license, franchise, permit or other similar authorization held by TSG or any Subsidiary of TSG. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and, in addition with respect to real property, any easement, right of way or other restriction, limitation or burden of any kind in respect of such real property.

         Section 3.05   Capitalization of TSG.

              (a) The authorized capital stock of TSG consists solely of 10,000,000 shares of TSG Common Stock and 100,000 shares of preferred stock, par value $100.00 per share (the "TSG Preferred Stock"). As of the close of business on July 31, 1997, (i) 4,708,476 shares of TSG Common Stock are issued and outstanding, no shares of TSG Common Stock are issued and held in the treasury of TSG, and 1,491,524 shares of TSG Common Stock are reserved for issuance under the TSG Option Plans and the TSG Warrants; (ii) options to purchase 579,250 shares of TSG Common Stock were outstanding under the TSG Option Plans (excluding approximately 9,306 shares subject to a pending offering under the Stock Purchase Plan) and warrants to purchase 675,000 shares of TSG Common Stock were outstanding under the TSG Warrants, and (iii) no shares of TSG Preferred Stock are issued, outstanding or held in the treasury of TSG. All the outstanding shares of TSG Common Stock are, and all shares reserved for issuance will be, when issued in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and non-assessable. Except (i) as set forth in this Section
3.05 and (ii) for Shares that may be issued as provided in Section 5.01(f), there are outstanding (x) no shares of capital stock or other voting securities of TSG, (y) no securities of TSG convertible into or exchangeable for shares of capital stock or voting securities of TSG, and (z) no options, warrants or other rights to acquire from

 TSG, and no preemptive or similar rights, subscriptions or other rights, convertible securities, agreements, arrangements or commitments of any character, obligating TSG to issue, transfer or sell, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of TSG or obligating TSG to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment (the items in clauses (x), (y) and (z) being referred to collectively as the "TSG Securities").

              (b) Except as set forth on Schedule 3.05 to the TSG Disclosure Letter, there are no voting trusts or other agreements or understandings to which TSG or any Subsidiary of TSG is a party with respect to the voting of the capital stock of TSG or any Subsidiary of TSG. None of TSG or its Subsidiaries has any contractual obligation to redeem, repurchase or otherwise acquire any TSG Securities or any capital stock of any Subsidiary of TSG, including as a result of the transactions contemplated by this Agreement or to provide funds to, or make any investment in, any Subsidiary of TSG or any other Person. Except as permitted by this Agreement, following the Merger, neither TSG nor any of its Subsidiaries will have any obligation to issue, transfer or sell any shares of its capital stock pursuant to any employee benefit plan or otherwise.

         Section 3.06 Capitalization of Subsidiaries. Except as set forth on
Schedule 3.06 to the TSG Disclosure Letter, all of the outstanding shares of capital stock of, or other ownership interests in, each Subsidiary of TSG, are duly authorized, validly issued, fully paid and nonassessable and are owned, beneficially and of record, by TSG, directly or indirectly, free and clear of any consensual Lien (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no (i) outstanding securities of TSG or any Subsidiary of TSG convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of TSG, or (ii) options, warrants or other rights to acquire from TSG or any Subsidiary of TSG, and no other obligation of TSG or any Subsidiary of TSG to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for, any capital stock, voting securities or ownership interests in, any Subsidiary of TSG (the items in clauses (i) and (ii) being referred to collectively as the "TSG Subsidiary Securities").

         Section 3.07   SEC Filings.

              (a) TSG has filed all reports, schedules, forms, statements and other documents with the Securities and Exchange Commission (the "SEC") required to be filed by TSG since April 1, 1995 (the "TSG SEC Documents");

              (b) As of its filing date, each TSG SEC Document filed pursuant to the 1934 Act complied as to form in all material respects with the requirements of the 1934 Act and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and

              (c) Each TSG SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act as of the date such registration statement or amendment became effective complied as to form in all material respects with the requirements of the 1933 Act and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         Section 3.08 Financial Statements. The audited consolidated financial statements included in TSG's Annual Report on Form 10-K for the fiscal year ended March 28, 1997 (the "TSG 10-K") and the unaudited consolidated interim financial statements of TSG included in the TSG SEC Documents filed after such date (collectively the "TSG Financial Statements") complied, or will comply, as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of TSG and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to footnote disclosures and normal year-end adjustments in the case of any unaudited interim financial statements). The TSG Financial Statements have been prepared from and are consistent with the books and records of TSG, which reflect all material transactions of TSG and its Subsidiaries. For purposes of this Agreement, "TSG Balance Sheet" means the consolidated balance sheet of TSG as of March 28, 1997 set forth in the TSG 10-K and "TSG Balance Sheet Date" means March 28, 1997. Each Subsidiary of TSG is treated as a consolidated subsidiary of TSG in the TSG Financial Statements for all periods covered thereby.

         Section 3.09 Information Supplied. None of the information supplied or to be supplied by TSG for inclusion or incorporation by reference in and none of the statements based on such information contained in (i) the joint proxy statement to be filed with the SEC relating to the stockholders' meetings of TSG and Elcotel to be held in connection with the Merger, as amended or supplemented from time to time (as so amended or supplemented, the "Proxy Statement"), will, at the date the Proxy Statement is first mailed to stockholders and at the time of the meetings of such stockholders in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or (ii) the registration statement on Form S-4 of Elcotel to be filed under the 1933 Act relating to the issuance of Elcotel Common Stock in the Merger, as amended or supplemented from time to time (as so amended or supplemented, the "Form S-4"), will, at the time the Form S-4 becomes effective under the 1933 Act and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         Section 3.10 Absence of Certain Changes. Except as disclosed in the TSG SEC Documents filed prior to the date of this Agreement or as disclosed on
Schedule 3.10 to the TSG Disclosure Letter, since March 28, 1997, TSG and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice and there has not been:

              (a) any event, occurrence or development which, individually or in the aggregate, has had or would be reasonably likely to have a Material Adverse Effect on TSG;

              (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of TSG, any issuance of TSG Common Stock other than upon exercise of TSG Warrants or TSG Options outstanding on March 28, 1997, or any repurchase, redemption or other acquisition by TSG or any Subsidiary of TSG of any amount of outstanding shares of capital stock or other equity securities of, or other ownership interests in, TSG or any Subsidiary of TSG;

              (c) any amendment of any term of any TSG Securities or TSG Subsidiary Securities;

              (d) (i) any incurrence or assumption by TSG or any Subsidiary of TSG of any indebtedness for borrowed money other than under existing credit facilities in the ordinary course of business consistent with past practices or
(ii) any guarantee, endorsement or other incurrence or assumption of liability (whether directly, contingently or otherwise) by TSG or any Subsidiary of TSG for the obligations of any other Person (other than any wholly owned Subsidiary of TSG);

              (e) any creation or assumption by TSG or any Subsidiary of TSG of any consensual Lien on any material asset of TSG or any Subsidiary of TSG;

              (f) any making of any loan, advance or capital contribution to or investment in any Person by TSG or any Subsidiary of TSG other than (i) loans, advances or capital contributions to or investments in wholly-owned Subsidiaries of TSG or (ii) loans or advances to employees of TSG or any Subsidiary of TSG made in the ordinary course of business consistent with past practice;

              (g) (i) any contract or agreement entered into by TSG or any Subsidiary of TSG on or prior to the date hereof relating to any material acquisition or disposition of any assets or business or (ii) any modification, amendment, assignment, termination or relinquishment by TSG or any Subsidiary of TSG of any contract, license, or other right (including any insurance policy naming it as a beneficiary or a loss payable payee) that would be reasonably likely to have a Material Adverse Effect on TSG, other than those contemplated by this Agreement;

              (h) any change in any method of accounting or accounting principles or practices by TSG or any Subsidiary of TSG, except for any such change required by reason of a change in GAAP; or

              (i) any (w) grant of any severance or termination pay to any director, officer or employee of TSG or any of its Subsidiaries, (x) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of TSG or any of its Subsidiaries, (y) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (z) increase in compensation or bonus in excess of fifteen percent or increase in other benefits payable to officers or employees of TSG or any of its Subsidiaries or increase in compensation, bonus or other benefits payable to directors of TSG or any of its Subsidiaries.

         Section 3.11 No Undisclosed Liabilities. Neither TSG nor any Subsidiary of TSG has any material liabilities or obligations (whether pursuant to contracts or otherwise) of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, except:

              (a) those liabilities and obligations set forth on the TSG Balance Sheet and not heretofore paid or discharged;

              (b) those liabilities and obligations incurred since March 28, 1997 in the ordinary course of business consistent with past practice; and

              (c) those liabilities or obligations under this Agreement or incurred in connection with the transactions contemplated hereby.

         Section 3.12 Litigation. Except as disclosed on Schedule 3.12 to the TSG Disclosure Letter, (i) there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of TSG, threatened against, relating to or affecting, nor are there are any Governmental Authority investigations or audits pending or, to the knowledge of TSG, threatened against, relating to or affecting, TSG or any of its Subsidiaries or any of their respective assets or properties nor, to the knowledge of TSG, is there any valid basis for any such action, suit, arbitration, proceeding, investigation or audit which, if adversely determined, would have a Material Adverse Effect on TSG, and (ii) neither TSG nor any of its Subsidiaries is subject to any order of any Governmental Authority which adversely affects the ability of TSG to consummate the transactions contemplated by this Agreement.

         Section 3.13   Taxes.

              (a) All Tax Returns required to be filed by TSG, any of its Subsidiaries, or any corporation that was included in the filing of a return with TSG or its Subsidiaries on a consolidated, combined or unitary basis have been filed (the "TSG Tax Returns") and all Taxes required to be shown on the TSG Tax Returns, or a subsequent assessment with respect thereto, or otherwise due or payable (to the extent in excess of $50,000 in the aggregate) have been paid and any penalties and interest relating to such Taxes (to the extent in excess of $50,000 in the aggregate) have been paid. No other Taxes are payable by the TSG Group with respect to items or periods covered by such Tax Returns or with respect to Tax periods prior to the date of this Agreement. None of the TSG Tax Returns contain, or are required to contain, a disclosure statement under
Section 6662 of the Code, or any similar provision of state, local or foreign law, with respect to any items that relate to TSG or its Subsidiaries in order to avoid a penalty for any taxable year. All TSG Tax Returns are true, correct and complete in all material respects. TSG has made available to Elcotel correct and complete copies of all TSG Tax Returns for all periods which are not closed by the statute of limitations.

              (b) No adjustment relating to any TSG Tax Returns has been proposed formally or, to TSG's knowledge, informally by any Governmental Authority (to the extent in excess of $50,000 in the aggregate), and no basis exists for any such adjustment that would have a Material Adverse Effect on TSG. There are no outstanding subpoenas or requests for information with respect to any TSG Tax Returns or portions thereof. There are no pending or, to TSG's knowledge, threatened actions or proceedings for the assessment or collection of Taxes for which TSG or its Subsidiaries may be liable (to the extent in excess of $50,000 in the aggregate). There are no Tax liens on any assets of TSG or its Subsidiaries, except with respect to Taxes which are not yet due and payable.

              (c) No consent under Section 341(f) of the Code has been filed with respect to TSG or any of its Subsidiaries. Neither TSG nor any of its Subsidiaries is or has been subject to the dual consolidated loss provisions of
Section 1503 of the Code.

              (d) TSG and its Subsidiaries are members of an affiliated group (within the meaning of Section 1504 of the Code) that is eligible to file a consolidated return. No other entity is or has been eligible to file a consolidated or combined return with TSG and its Subsidiaries, and neither TSG nor its Subsidiaries have filed or consented to the filing of any Federal or state consolidated or combined return with any entity not a member of the TSG Group. Neither TSG nor any of its Subsidiaries has been at any time a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any Person for which the statute of limitations for any Tax potentially applicable as a result of such membership or holding has not expired.

           (e) TSG and its Subsidiaries have properly accrued all current or contested Taxes on their books and records, and their books and records reflect reserves that are adequate for the payment of all Taxes not yet due and payable that are properly accruable thereon through the date of this Agreement (including Taxes being contested). Neither TSG nor any of its Subsidiaries have any material liability for any Taxes in excess of amounts accrued or the reserves established. All Taxes required to be withheld, collected or deposited in connection with the operations and activities of TSG or its Subsidiaries have been timely withheld, collected or deposited and, to the extent required, have been paid to the relevant taxing authority.

           (f) TSG owns one share of Elcotel Common Stock, and has not owned more than one share of Elcotel Common Stock at any time during the past five years. At the Effective Time, the fair market value of the assets of TSG will exceed the sum of its liabilities, plus the amount of other liabilities, if any, to which the assets are subject.

           (g) There are no requests for rulings, determinations or information currently outstanding that could affect the Taxes of TSG or any of its Subsidiaries.

           (h) The TSG Tax Returns have been audited by the Internal Revenue Service ("Service") or other governmental agency (or closed by applicable statutes of limitations) and all Tax liabilities in respect thereof have been finally determined for all taxable years ending on or before March 31, 1993. There are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which TSG or any of its Subsidiaries may be liable.

           (i) "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, goods and services, service use, license, value added, capital, net worth, payroll, profits, withholding, franchise, transfer and recording taxes, fees and charges, and any other taxes, assessment or similar charges imposed by the Service or any taxing authority (whether domestic or foreign including any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)) (a "Taxing Authority"), whether computed on a separate, consolidated, unitary, combined or any other basis and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments. "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information. The term "TSG Group" shall mean, individually and collectively, (i) TSG, (ii) its Subsidiaries, and (iii) any trust, corporation, partnership or any other entity as to which TSG or its Subsidiaries is liable for Taxes incurred by such entity either as a transferee, or pursuant to Treasury Regulations Section 1.1502-6, or pursuant to any other provision of federal, state, local or foreign law or regulations.

           (j) TSG has made available to Elcotel a true and complete copy of any: (i) elections, letter rulings and determination letters relating to Taxes with respect to TSG or its Subsidiaries; and (ii) examination reports, closing agreements and statements of deficiencies for Taxes assessed against or agreed to by TSG or any of its Subsidiaries.

     Section 3.14   Employee Benefit Plans; ERISA.

           (a) Except as set forth on Schedule 3.14(a) to the TSG Disclosure Letter, there are no employee benefit plans (including any plans for the benefit of directors or former directors), contracts or agreements (including employment agreements and severance agreements, incentive compensation, bonus, stock option, stock appreciation rights and stock purchase plans) of any type (including plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained by TSG, any of its Subsidiaries or any trade or business, whether or not incorporated (a "TSG ERISA Affiliate"), that together with TSG would be deemed a "controlled group" within the meaning of Section 4001(a)(14) of ERISA, or with respect to which TSG, any of its Subsidiaries, or any TSG ERISA Affiliate, has or may have a liability (the "TSG Benefit Plans"). Except as disclosed on Schedule 3.14(a) to the TSG Disclosure Letter (or as otherwise permitted by this Agreement): (i) neither TSG nor any ERISA Affiliate has any plan or commitment, whether legally binding or not, to create any additional TSG Benefit Plan or modify or change any existing TSG Benefit Plan that would affect any employee or terminated employee of TSG or any ERISA Affiliate; and (ii) since March 28, 1997, there has been no change, amendment, modification to, or adoption of, any TSG Benefit Plan;

           (b) With respect to each TSG Benefit Plan: (i) if intended to qualify under Section 401(a), 401(k) or 403(a) of the Code, such plan so qualifies, and its trust is exempt from taxation under Section 501(a) of the Code; (ii) no failures to administer such plan in accordance with its terms and applicable law have occurred that have had or would reasonably be expected to have a Material Adverse Effect on TSG; (iii) no breaches of fiduciary duty have occurred; (iv) no prohibited transaction within the meaning of Section 406 of ERISA has occurred; (v) as of the date of this Agreement, no lien imposed under the Code or ERISA exists; and (vi) all contributions and premiums due (including any extensions for such contributions and premiums) have been made in full;

           (c) None of the TSG Benefit Plans has incurred any "accumulated funding deficiency", as such term is defined in Section 412 of the Code, whether or not waived;

           (d) Neither TSG nor any ERISA Affiliate has incurred any liability under Title IV of ERISA (including Sections 4063-4064 and 4069 of ERISA) since the effective date of ERISA that has not been satisfied in full;

           (e) With respect to each TSG Benefit Plan that is a "welfare plan" (as defined in Section 3(1) of ERISA), no such plan provides medical or death benefits with respect to current or former employees of TSG or any of its Subsidiaries beyond their termination of employment, other than as required by law or on an employee-pay-all basis;

           (f) Except as set forth on Schedule 3.04 to the TSG Disclosure Letter, the consummation of the Merger pursuant to this Agreement will not (i) entitle any individual to severance pay or any tax "gross-up" payments with respect to the imposition of any tax pursuant to Section 4999 of the Code or accelerate the time of payment or vesting, or increase the amount, of compensation or benefits due to any individual with respect to any TSG Benefit Plan, or (ii) constitute or result in a prohibited transaction under Section 4975 of the Code or Section 406 or 407 of ERISA with respect to any TSG Benefit Plan; and

           (g) There is no TSG Benefit Plan that is a "multiemployer plan", as such term is defined in Section 3(37) of ERISA, or which is covered by Section 4063 or 4064 of ERISA.

     Section 3.15   Certain Agreements; Compliance with Agreements.

           (a) Except as disclosed on Schedule 3.15 to the TSG Disclosure Letter or as provided for in this Agreement, neither TSG nor any of its Subsidiaries is a party to or bound by any oral or written:

                 (i) consulting agreement not terminable on thirty (30) days' or less notice;

                 (ii) agreement with any officer or other key employee the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of the transactions contemplated by this Agreement;

                 (iii) agreement with respect to any officer providing any term of employment or compensation guarantee;

                 (iv) agreement or plan, including any stock option plan, stock appreciation rights plan, employee stock ownership plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

                 (v) agreement containing covenants that limit the ability of TSG or any of its Subsidiaries to compete in any line of business or with any Person, or that involve any restriction on the geographic area in which, or method by which, TSG or any of its Subsidiaries may carry on its business (other than as may be required by law or any regulatory agency);

                 (vi) agreement, contract or understanding, other than this Agreement and the certificate of incorporation and by-laws of TSG, regarding the capital stock of TSG or committing to dispose of some or all of the capital stock or all or substantially all of the assets of TSG;

                 (vii) partnership, joint venture or profit sharing agreement of TSG or any of its Subsidiaries with any Person;

                 (viii) agreement, contract, commitment, indenture or other instrument of TSG or any of its Subsidiaries relating to the borrowing of money, or the direct or indirect guarantee of any obligation for, or an agreement to service the repayment of, borrowed money, or any other contingent obligation in respect to indebtedness of any other Person, including without limitation any agreement or arrangement relating to the maintenance of compensating balances, any agreement or arrangement with respect to lines of credit, any agreement or arrangement to purchase or repurchase obligations of any other Person, any agreement or arrangement to advance or supply funds to or to invest in any other Person, any agreement or arrangement to pay for property, products or services of any other Person even if such property, products or services are not conveyed, delivered or rendered, or any guarantee with respect to any lease or other similar periodic payment to be made by any other Person;

                 (ix) lease of TSG or any of its Subsidiaries with annual rental payments aggregating $50,000 or more;

                 (x) agreement, contract or commitment of TSG or any of its Subsidiaries relating to the disposition or acquisition of any investment in any Person if such investment has a book value of, or the disposition or acquisition price of such investment or interest is, $50,000 or more;

                 (xi) agreement, contract or commitment which involves payment or potential payment, pursuant to the terms of such agreement, contract or commitment, by or to TSG or any of its Subsidiaries of $50,000 or more within any twelve month period commencing after the date hereof; or

                 (xii) agreement, contract, commitment or arrangement between TSG or any of its Subsidiaries and any Affiliate of TSG or any of its Subsidiaries that is not described in or filed as an exhibit to a TSG SEC Report.

           (b) Neither TSG nor any of its Subsidiaries nor, to the knowledge of TSG, any other party thereto is in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with notice or lapse of time or both, is reasonably expected to result in a default under, (i) the certificates or articles of incorporation, bylaws or similar organizational documents of TSG or any of its Subsidiaries or
(ii) any contract, agreement, plan or instrument listed on Schedule 3.15 to the TSG Disclosure Letter, except in the case of clause (ii) for breaches, violations or defaults which, individually or in the aggregate, are not having and are not reasonably expected to have a Material Adverse Effect on TSG. Except as set forth on Schedule 3.04 to the TSG Disclosure Letter, no party to any such contract, agreement, plan or instrument will have the right to terminate any or all of the provisions of any such contract, agreement, plan or instrument as a result of the transactions contemplated by this Agreement.

     Section 3.16 Compliance with Laws and Orders. TSG and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Authorities necessary for the lawful conduct of their respective businesses (the "TSG Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which, individually or in the aggregate, are not having and are not reasonably expected to have a Material Adverse Effect on TSG. TSG and its Subsidiaries are in compliance with the terms of the TSG Permits, except failures so to comply which, individually or in the aggregate, are not having and are not reasonably expected to have a Material Adverse Effect on TSG. TSG and its Subsidiaries are not in violation of or default under any Laws or Orders, except for such violations or defaults which, individually or in the aggregate, are not having and are not reasonably expected to have a Material Adverse Effect on TSG.

     Section 3.17   Environmental Matters.

           (a)   Except as set forth on Schedule 3.17 to the TSG Disclosure
Letter:

                 (i) no notice, notification, demand, request for information, citation, summons or order has been received by, no complaint has been filed against, no penalty has been assessed against, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of TSG or any Subsidiary of TSG, is threatened by any Person against, TSG or any Subsidiary of TSG with respect to any matters relating to or arising out of any Environmental Law;

                 (ii) no Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released, in violation of any Environmental Law, at, on, under or adjacent to any property now or, to the knowledge of TSG, previously owned, leased or operated by TSG or any Subsidiary of TSG; and

                 (iii) there are no Environmental Liabilities.

           (b) For purposes of this Section, the following terms shall have the meanings set forth below:

                 (i) "TSG" and "Subsidiary of TSG" shall include any entity which is, in whole or in part, a predecessor of TSG or any of its Subsidiaries;

                 (ii) "Environmental Laws" means any and all federal, state, local and foreign law (including common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit, or governmental restrictions or any agreement with any governmental authority or other third party, relating to human health and safety, the physical condition of any real property now or formerly owned, leased or operated by TSG of any of its Subsidiaries or of any improvements thereon, the environment or to pollutants, contaminants, wastes or chemicals or toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials, including without limitation Hazardous Substances as defined herein;

                 (iii) "Environmental Liabilities" means any and all liabilities of or relating to TSG or any Subsidiary of TSG of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, which (A) arise under or relate to matters covered by Environmental Laws and (B) arise from actions occurring or conditions existing on or prior to the Effective Time; and

                 (iv) "Hazardous Substances" means any pollutant, contaminant, waste or chemical or any toxic, radioactive, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance having any constituent elements displaying any of the foregoing characteristics, including, without limitation, petroleum, its derivatives, by-products and other hydrocarbons, or any substance, waste or material regulated under any Environmental Laws.

     Section 3.18 Assets. The assets, properties, rights and contracts, including (as applicable) title or leaseholds thereto, of TSG and its Subsidiaries, taken as a whole, are sufficient to permit TSG and its Subsidiaries to conduct their respective businesses as currently being conducted. Neither TSG nor its Subsidiaries owns any real property.

     Section 3.19   Intellectual Property Rights.

           (a) TSG and its Subsidiaries own or have the right to use, all Intellectual Property individually or in the aggregate material to the conduct of the businesses of TSG and its

Subsidiaries. To the knowledge of TSG, (i) neither TSG nor any Subsidiary of TSG is in default (or with the giving of notice or lapse of time or both would be in default) under any license to use such Intellectual Property, (ii) such Intellectual Property (other than patents) is not being infringed by any third party, and (iii) neither TSG nor any Subsidiary of TSG is infringing any intellectual property of any third party. For purposes of this Agreement, "Intellectual Property" means patents and patent rights, trademarks and trademark rights, trade names and trade name rights, copyrights and copyright rights and other proprietary intellectual property rights and all pending applications for and registrations of any of the foregoing that TSG or its Subsidiaries own, license or otherwise have the right to use. An accurate schedule of all Intellectual Property of TSG or its Subsidiaries consisting of patents, registered trademarks, registered trade names and registered copyrights and all pending applications therefor is set forth on Schedule 3.19 to the TSG Disclosure Letter;

           (b) Either TSG or one of its Subsidiaries currently is, or, with respect to a former Subsidiary of TSG that was merged into TSG, will be as of the Closing Date, listed in the records of the appropriate United States, state or foreign agency as the sole owner of record for each application and registration included in the Intellectual Property, other than Intellectual Property of which TSG or its Subsidiaries is a licensee;

           (c) TSG and its Subsidiaries, with respect to all Intellectual Property owned thereby, have taken or caused to be taken all reasonable steps in the exercise of reasonable business judgment to obtain and retain valid and enforceable Intellectual Property rights therein, including the submission of all necessary filings in accordance with the legal and administrative requirements of the appropriate jurisdictions. No application or registration listed on Schedule 3.19 to the TSG Disclosure Letter is the subject of any pending, existing or, to TSG's knowledge, threatened, opposition, interference, cancellation proceeding or other legal or governmental proceeding before any registration authority in any jurisdiction; and

           (d) The consummation of the transactions contemplated hereby will not result in the loss or impairment of TSG's or any of its Subsidiaries' right to own or use any of the Intellectual Property nor will it require the consent of any Governmental Authority or third party.

     Section 3.20 Labor Matters. TSG has previously furnished to Elcotel true and complete copies of all labor and collective bargaining agreements to which TSG or any of its Subsidiaries is a party and that are currently in effect, together with all amendments thereto (if any). Since January 1, 1996, there have been no strikes, slow downs or other work stoppages or lockouts involving any employees of TSG or any of its Subsidiaries and there are no disputes by any labor organization in progress or pending or, to the knowledge of TSG, threatened against TSG or any of its Subsidiaries that would have a Material Adverse Effect on TSG. TSG and its Subsidiaries are in compliance in all material respects with all applicable laws and regulations in respect of employment and employment practices, terms and conditions of employment, wages and hours, occupational safety, health or welfare conditions relating to premises occupied, and civil rights. There are no charges of unfair labor practices pending before any Governmental Authority involving or affecting TSG or any of its Subsidiaries. As of the date of this Agreement, there is no representation claim or petition pending before the National Labor Relations Board and, to the knowledge of TSG, no question concerning representation exists with respect to the employees of TSG or any of its Subsidiaries. TSG has not received notice that any customer or supplier of TSG or any or its Subsidiaries is involved in or threatened with or affected by any strike or other labor disturbance or dispute, litigation or administrative proceeding or judgment, order, injunction, decree or award, the consequences of which would have a Material Adverse Effect on TSG.

     Section 3.21 Transactions with Affiliates. Except to the extent disclosed in the TSG SEC Documents filed prior to the date of this Agreement, none of the officers or directors of TSG or any of its Subsidiaries nor any of its Affiliates, and, to its knowledge, none of its key employees or the key employees of any of its Subsidiaries, is a party to any transaction with TSG or any of its Subsidiaries (other than for services as an employee, officer or director and other than transactions between TSG and one or more of its direct or indirect wholly owned Subsidiaries or between such Subsidiaries), including, without limitation, any contract, agreement or other arrangement (i) providing for the furnishing of services to or by, (ii) providing for rental of real or personal property to or from, or (iii) otherwise requiring payments to or from, any such officer, director, Affiliate or key employee, any member of the family of any such officer, director or key employee or any corporation, partnership, trust or other entity in which any such officer, director or key employee has substantial interest (excluding the ownership of not more than two percent (2%) of the capital stock of a publicly traded corporation) or which is an Affiliate of such officer, director or key employee.

     Section 3.22 Insurance. Schedule 3.22 to the TSG Disclosure Letter sets forth a complete and accurate list of all primary, excess and umbrella policies, bonds and other forms of insurance currently owned or held by or on behalf of or providing insurance coverage to TSG or any of its Subsidiaries and their respective businesses, properties and assets (or its directors, officers, agents or employees). All such policies are in full force and effect. Neither TSG nor any of its Subsidiaries has received notice of default under any such policy, or has received written notice of any pending or threatened termination or cancellation, coverage limitation or reduction, or material premium increase with respect to any such policy the failure of which to maintain, has a Material Adverse Effect on TSG. Schedule 3.22 to the TSG Disclosure Letter sets forth a complete and accurate summary of all of the self-insurance coverage provided by TSG or any of its Subsidiaries and no letters of credit have been posted in respect thereof.

     Section 3.23 Takeover Statutes. The Board of Directors of TSG has duly and validly approved the Merger, this Agreement and the transactions contemplated by this Agreement and such approval is sufficient to render inapplicable to the Merger, this Agreement, and the transactions contemplated by this Agreement and the Voting Agreement the provisions of Section 203 of the Delaware Law. No other "fair price", "moratorium", "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (each, a "Takeover Statute") applicable to TSG or any of its Subsidiaries is applicable to the Merger or the other transactions contemplated hereby.

     Section 3.24 Finders' Fees. Except for a fee to Wexford Management LLC, a copy of whose engagement letter has been provided to Elcotel, no investment banker, broker, finder, other intermediary or other Person is entitled to any fee or commission from TSG or any Subsidiary of TSG upon consummation of the transactions contemplated by this Agreement.


                                  ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF ELCOTEL

     Elcotel represents and warrants to TSG that:

     Section 4.01 Organization and Power. Each of Elcotel and its Subsidiaries is a corporation, partnership or other entity duly organized, validly existing and is in good standing under the laws of the jurisdiction of its incorporation or organization, and has the requisite corporate or other power and authority and governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted. Each of Elcotel and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Elcotel. Schedule 4.01 to the Elcotel Disclosure Letter sets forth a complete list of Elcotel's Subsidiaries, all of which are wholly owned, directly or indirectly, by Elcotel. Elcotel has heretofore delivered to TSG true and complete copies of Elcotel's and Merger Subsidiary's certificate of incorporation and bylaws as currently in effect.

     Section 4.02 Corporate Authorization. The execution, delivery and performance by Elcotel and Merger Subsidiary of this Agreement and the consummation by Elcotel and Merger Subsidiary of the transactions contemplated hereby are within the corporate power of Elcotel and Merger Subsidiary and, except for any required approval by the stockholders of Elcotel of the issuance of shares of Elcotel Common Stock in connection with the Merger, have been duly authorized by all necessary corporate action, including the Board of Directors of Merger Subsidiary and the Board of Directors of Elcotel, in its capacity as the sole stockholder of Merger Subsidiary. This Agreement has been duly executed and delivered by each of Elcotel and Merger Subsidiary and, subject to the approval of the holders of Elcotel Common Stock with respect to the issuance of shares of Elcotel Common Stock in connection with the Merger (including any shares contemplated by Sections 1.04 and 1.05), constitutes a legal, valid and binding agreement of each of Elcotel and Merger Subsidiary, enforceable against Elcotel or Merger Subsidiary, as applicable, in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, regardless of whether in a proceeding in equity or at law). The shares of Elcotel Common Stock issued in connection with the Merger, when issued in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

     Section 4.03 Governmental Authorization. The execution, delivery and performance by Elcotel and Merger Subsidiary of this Agreement, and the consummation by Elcotel and Merger Subsidiary of the transactions contemplated hereby, require no action by or in respect of, or filing with or notice to, any Governmental Authority, other than (a) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Merger Subsidiary is qualified to do business; (b) compliance with any applicable requirements of the HSR Act; (c) compliance with any applicable requirements of the 1933 Act; (d) compliance with any applicable requirements of the 1934 Act;
(e) compliance with any other applicable securities laws; and (f) those set forth on Schedule 4.03 to the Elcotel Disclosure Letter.

     Section 4.04 Non-Contravention. Except as set forth on Schedule 4.04 to the Elcotel Disclosure Letter, the execution, delivery and performance by Elcotel and Merger Subsidiary of this Agreement do not, and the consummation by Elcotel and Merger Subsidiary of the transactions contemplated hereby will not require the consent of any other Person, or conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien on any of the assets or properties of Elcotel or any of its Subsidiaries under, any of the terms, conditions or provisions of (a) the certificate or articles of incorporation, bylaws or similar organizational documents of Elcotel or any of its Subsidiaries, (b) assuming receipt of the approval of stockholders referred to in Section 4.02, and compliance with the matters referred to in Section 4.03, any Laws or Orders binding upon or applicable to Elcotel or any Subsidiary of Elcotel or any of their respective assets or properties, or (c) any note, bond, mortgage, security agreement, indenture, lease, contract, instrument or other agreement of any kind to which Elcotel or any Subsidiary of Elcotel is a party or by which Elcotel or any Subsidiary of Elcotel or any of their respective assets or properties is bound (an "Elcotel Agreement") or any license, franchise, permit or other similar authorization held by Elcotel or any Subsidiary of Elcotel.

     Section 4.05   Capitalization of Elcotel.

           (a) The authorized capital stock of Elcotel consists of 20,000,000 shares of Elcotel Common Stock, par value $0.01 per share. As of the close of business on July 31, 1997,

(i) 8,182,217 shares of Elcotel Common Stock are issued and outstanding, 52,000 shares of Elcotel Common Stock are issued and held in the treasury of Elcotel, and 1,775,000 shares of Elcotel Common Stock are reserved for issuance under Elcotel's 1991 Stock Option Plan and Elcotel's Directors' Stock Option Plan (collectively the "Elcotel Plans") and (ii) options to purchase 661,848 shares of Elcotel Common Stock under the Elcotel Plans ("Elcotel Options") were outstanding. All the outstanding shares of Elcotel Common Stock are, and all shares reserved for issuance will be, when issued in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and non-assessable. Except (i) as set forth in this Section 4.05, (ii) for Elcotel Common Stock that may be issued as provided in Section 5.02(e); and (iii) for the transactions contemplated by this Agreement (including those permitted in Article II), there are outstanding
(x) no shares of capital stock or other voting securities of Elcotel, (y) no securities of Elcotel convertible into or exchangeable for shares of capital stock or voting securities of Elcotel, and (z) no options, warrants or other rights to acquire from Elcotel, and no preemptive or similar rights, subscriptions or other rights, convertible securities, agreements, arrangements or commitments of any character, obligating Elcotel to issue, transfer or sell, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Elcotel or obligating Elcotel to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment (the items in clauses (x), (y) and (z) being referred to collectively as the "Elcotel Securities").

           (b) There are no voting trusts or other agreements or understandings to which Elcotel or any Subsidiary of Elcotel is a party with respect to the voting of the capital stock of Elcotel or any Subsidiary of Elcotel. None of Elcotel or its Subsidiaries has any contractual obligation to redeem, repurchase or otherwise acquire any Elcotel Securities, including as a result of the transactions contemplated by this Agreement. Except as permitted by this Agreement, following the Merger, Elcotel will not have any obligation to issue, transfer or sell any shares of its capital stock pursuant to any employee benefit plan or otherwise.

     Section 4.06   Capitalization of Subsidiaries. Except as set forth on
Schedule 4.06 to the Elcotel Disclosure Letter, all of the outstanding shares of capital stock of, or other ownership interests in, each Subsidiary of Elcotel, are duly authorized, validly issued, fully paid and nonassessable and are owned beneficially, and of record, by Elcotel, directly or indirectly, free and clear of any consensual Lien (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no (i) outstanding securities of Elcotel or any Subsidiary of Elcotel convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of Elcotel, or (ii) options, warrants or other rights to acquire from Elcotel or any Subsidiary of Elcotel, and no other obligation of Elcotel or any Subsidiary of Elcotel to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for, any capital stock, voting securities or ownership interests in, any Subsidiary of Elcotel (the items in clauses (i) and (ii) being referred to collectively as the "Elcotel Subsidiary Securities").

     Section 4.07   SEC Filings.

           (a) Elcotel has filed all reports, schedules, forms, statements and other documents with the SEC required to be filed by Elcotel since April 1, 1995 (the "Elcotel SEC Documents");

           (b) As of its filing date, each Elcotel SEC Document filed pursuant to the 1934 Act complied as to form in all material respects with the 1934 Act and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and

           (c) Each Elcotel SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act as of the date such registration statement or amendment became effective complied as to form in all material respects with the requirements of the 1933 Act and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     Section 4.08 Financial Statements. The audited consolidated financial statements included in Elcotel's Annual Report on Form 10-K for the fiscal year ended March 31, 1997 (the "Elcotel 10-K") and the unaudited consolidated interim financial statements of Elcotel included in the Elcotel SEC Documents filed after such date (collectively the "Elcotel Financial Statements") complied, or will comply, as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Elcotel and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to footnote disclosures and normal year-end adjustments in the case of any unaudited interim financial statements). The Elcotel Financial Statements have been prepared from and are consistent with the books and records of Elcotel, which reflect all material transactions of Elcotel and its Subsidiaries. For purposes of this Agreement, "Elcotel Balance Sheet" means the consolidated balance sheet of Elcotel as of March 31, 1997 set forth in the Elcotel 10-K and "Elcotel Balance Sheet Date" means March 31, 1997.

     Section 4.09 Information Supplied. None of the information supplied or to be supplied by Elcotel for inclusion or incorporation by reference in and none of the statements based on such information contained in (i) the Proxy Statement will, at the date the Proxy Statement is first mailed to stockholders and at the time of the meetings of such stockholders in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or (ii) the Form S-4 will, at the time the Form S-4 becomes effective under the 1933 Act or at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     Section 4.10 Absence of Certain Changes. Except as disclosed in the Elcotel SEC Documents filed prior to the date of this Agreement or as disclosed on Schedule 4.10 to the Elcotel Disclosure Letter, since March 31, 1997, Elcotel and its Subsidiaries have conducted their respective businesses as in the ordinary course consistent with past practice and there has not been:

           (a) any event, occurrence or development which, individually or in the aggregate, has had or would be reasonably likely to have a Material Adverse Effect on Elcotel;

           (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Elcotel, any issuance of Elcotel Common Stock other than upon exercise of Elcotel Options outstanding on March 28, 1997, or any repurchase, redemption or other acquisition by Elcotel or any Subsidiary of Elcotel of any amount of outstanding shares of capital stock or other equity securities of, or other ownership interests in, Elcotel or any Subsidiary of Elcotel;

           (c) any amendment of any term of any Elcotel Securities or any Elcotel Subsidiary Securities;

           (d) (i) any incurrence or assumption by Elcotel or any Subsidiary of Elcotel of any indebtedness for borrowed money other than under existing credit facilities in the ordinary course of business consistent with past practices or
(ii) any guarantee, endorsement or other incurrence or assumption of liability (whether directly, contingently or otherwise) by Elcotel or any Subsidiary of Elcotel for the obligations of any other Person (other than any wholly owned Subsidiary of Elcotel);

           (e) any creation or assumption by Elcotel or any Subsidiary of Elcotel of any consensual Lien on any material asset of Elcotel or any Subsidiary of Elcotel;

           (f) any making of any loan, advance or capital contribution to or investment in any Person by Elcotel or any Subsidiary of Elcotel other than (i) loans, advances or capital contributions to or investments in wholly-owned Subsidiaries of Elcotel or (ii) loans or advances to employees of Elcotel or any Subsidiary of Elcotel made in the ordinary course of business consistent with past practice;

           (g) (i) any contract or agreement entered into by Elcotel or any Subsidiary of Elcotel on or prior to the date hereof relating to any material acquisition or disposition of any assets or business or (ii) any modification, amendment, assignment, termination or relinquishment by Elcotel or any Subsidiary of Elcotel of any contract, license or other right (including any insurance policy naming it as a beneficiary or a loss payable payee) that would be reasonably likely to have a Material Adverse Effect on Elcotel, other than those contemplated by this Agreement;

           (h) any change in any method of accounting or accounting principles or practices by Elcotel or any Subsidiary of Elcotel, except for any such change required by reason of a change in GAAP; or

           (i) any (w) grant of any severance or termination pay to any director, officer or employee of Elcotel or any of its Subsidiaries, (x) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of Elcotel or any of its Subsidiaries, (y) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (z) increase in compensation or bonus in excess of fifteen percent or increase in other benefits payable to officers or employees of Elcotel or any of its Subsidiaries or increase in compensation, bonus or other benefits payable to directors of Elcotel or any of its Subsidiaries.

     Section 4.11 No Undisclosed Liabilities. Neither Elcotel nor any Subsidiary of Elcotel has any material liabilities or obligations (whether pursuant to contracts or otherwise) of any kind whatsoever whether, accrued, contingent, absolute, determined, determinable or otherwise, except:

           (a) those liabilities and obligations set forth on the Elcotel Balance Sheet and not heretofore paid or discharged;

           (b) those liabilities and obligations incurred since April 1, 1997 in the ordinary course of business consistent with past practice; and

           (c) those liabilities or obligations under this Agreement or incurred in connection with the transactions contemplated hereby.

     Section 4.12 Litigation. Except as disclosed on Schedule 4.12 to the Elcotel Disclosure Letter, (i) there are no actions, suits, arbitrations, or proceedings pending or, to the knowledge of Elcotel, threatened against, relating to or affecting, nor are there any Governmental Authority investigations or audits pending or, to the knowledge of Elcotel, threatened against, relating to or affecting, Elcotel or any of its Subsidiaries or any of their respective assets or properties nor, to the knowledge of Elcotel, is there any valid basis for any such action, suit, arbitration, proceeding, investigation or audit, which if adversely determined would have a Material Adverse Effect on Elcotel, and (ii) neither Elcotel nor any of its Subsidiaries is subject to any order of any Governmental Authority which adversely affects the ability of Elcotel to consummate the transactions contemplated by this Agreement.

     Section 4.13   Taxes.

           (a) All Tax Returns required to be filed by Elcotel, any of its Subsidiaries, or any corporation that was included in the filing of a return with Elcotel or its Subsidiaries on a consolidated, combined or unitary basis have been filed (the "Elcotel Tax Returns") and all Taxes required to be shown on the Elcotel Tax Returns, or a subsequent assessment with respect thereto, or otherwise due or payable (to the extent in excess of $50,000 in the aggregate) have been paid and any penalties and interest relating to such Taxes have been paid. No other Taxes (to the extent in excess of $50,000 in the aggregate) are payable by the Elcotel Group with respect to items or periods covered by such Tax Returns or with respect to Tax periods prior to the date of this Agreement. None of the Elcotel Tax Returns contain, or are required to contain, a disclosure statement under Section 6662 of the Code, or any similar provision of state, local or foreign law, with respect to any items that relate to Elcotel or its Subsidiaries in order to avoid a penalty for any taxable year. All Elcotel Tax Returns are true, correct and complete in all material respects. Elcotel has made available to TSG correct and complete copies of all Elcotel Tax Returns for all periods which are not closed by the statute of limitations.

           (b) No adjustment relating to any Elcotel Tax Returns has been proposed formally or, to Elcotel's knowledge, informally by any Governmental Authority (to the extent in excess of $50,000 in the aggregate), and no basis exists for any such adjustment that would have a Material Adverse Effect on TSG. There are no outstanding subpoenas or requests for information with respect to any Elcotel Tax Returns or portions thereof. There are no pending or, to Elcotel's knowledge, threatened actions or proceedings for the assessment or collection of Taxes for which Elcotel or its Subsidiaries may be liable (to the extent in excess of $50,000 in the aggregate). There are no Tax liens on any assets of Elcotel or its Subsidiaries, except with respect to Taxes which are not yet due and payable.

           (c) No consent under Section 341(f) of the Code has been filed with respect to Elcotel or any of its Subsidiaries. Neither Elcotel nor any of its Subsidiaries is or has been subject to the dual consolidated loss provisions of
Section 1503 of the Code.

           (d) Elcotel and its Subsidiaries are members of an affiliated group (within the meaning of Section 1504 of the Code) that is eligible to file a consolidated return. No other entity is or has been eligible to file a consolidated or combined return with Elcotel and its Subsidiaries, and neither Elcotel nor its Subsidiaries have filed or consented to the filing of any Federal or state consolidated or combined return with any entity not a member of the Elcotel Group. Neither Elcotel nor any of its Subsidiaries has been at any time a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any Person for which the statute of limitations for any Tax potentially applicable as a result of such membership or holding has not expired.

           (e) Elcotel and its Subsidiaries have properly accrued all current or contested Taxes on their books and records, and their books and records reflect reserves that are adequate for the payment of all Taxes not yet due and payable that are properly accruable thereon through the date of this Agreement (including Taxes being contested). Neither Elcotel nor any of its Subsidiaries have any material liability for any Taxes in excess of amounts accrued or the reserves established. All Taxes required to be withheld, collected or deposited in connection with the operations and activities of Elcotel or its Subsidiaries have been timely withheld, collected or deposited and, to the extent required, have been paid to the relevant taxing authority.

           (f) Elcotel does not own, nor has it owned during the past five years, any of the capital stock of TSG. At the Effective Time, the fair market value of the assets of Elcotel will exceed the sum of its liabilities, plus the amount of other liabilities, if any, to which the assets are subject.

           (g) There are no requests for rulings, determinations or information currently outstanding that could affect the Taxes of Elcotel or any of its Subsidiaries.

           (h) The Elcotel Tax Returns have been audited by the Service or other governmental agency (or closed by applicable statutes of limitations) and all Tax liabilities in respect thereof have been finally determined for all taxable years ending on or before March 31, 1993. There are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which Elcotel or any of its Subsidiaries may be liable.

           (i) The term "Elcotel Group" shall mean, individually and collectively, (i) Elcotel, (ii) its Subsidiaries, and (iii) any trust, corporation, partnership or any other entity as to which Elcotel or its Subsidiaries is liable for Taxes incurred by such entity either as a transferee, or pursuant to Treasury Regulations Section 1.1502-6, or pursuant to any other provision of federal, state, local or foreign law or regulations.

           (j) Elcotel has made available to TSG a true and complete copy of any: (i) elections, letter rulings and determination letters relating to Taxes with respect to Elcotel or its Subsidiaries; and (ii) examination reports, closing agreements and statements of deficiencies for Taxes assessed against or agreed to by Elcotel or any of its Subsidiaries.

     Section 4.14   Employee Benefits; ERISA.

           (a) Except as set forth on Schedule 4.14(a) to the Elcotel Disclosure Letter, there are no employee benefit plans (including any plans for the benefit of directors or former directors), contracts or agreements (including employment agreements and severance agreements, incentive compensation, bonus, stock option, stock appreciation rights and stock purchase plans) of any type (including plans described in Section 3(3) of ERISA), maintained by Elcotel, any of its Subsidiaries or any trade or business, whether or not incorporated (an "Elcotel ERISA Affiliate"), that together with Elcotel would be deemed a "controlled group" within the meaning of Section 4001(a)(14) of ERISA, or with respect to which Elcotel or any of its Subsidiaries has or may have a liability (the "Elcotel Benefit Plans"). Except as disclosed on Schedule
4.14 to the Elcotel Disclosure Letter, since March 31, 1997, there has been no change, amendment, modification to, or adoption of, any Elcotel Benefit Plan;

           (b) With respect to each Elcotel Benefit Plan: (i) if intended to qualify under Section 401(a), 401(k) or 403(a) of the Code, each such plan so qualifies, and its trust is exempt from taxation under Section 501(a) of the Code; (ii) no failure to administer such plan in accordance with its terms and applicable law have occurred that have had or would reasonably be expected to have a Material Adverse Effect on Elcotel; (iii) no breaches of fiduciary duty have occurred; (iv) no prohibited transaction within the meaning of Section 406 of ERISA has occurred; (v) as of the date of this Agreement, no lien imposed under the Code or ERISA exists; and (vi) all contributions and premiums due (including any extensions for such contributions and premiums) have been made in full;

           (c) None of the Elcotel Benefit Plans has incurred any "accumulated funding deficiency", as such term is defined in Section 412 of the Code, whether or not waived;

           (d) Neither Elcotel nor any ERISA Affiliate has incurred any liability under Title IV of ERISA (including Sections 4063-4064 and 4069 of ERISA) since the effective date of ERISA that has not been satisfied in full;

           (e) With respect to each Elcotel Benefit Plan that is a "welfare plan" (as defined in Section 3(1) of ERISA), no such plan provides medical or death benefits with respect to current or former employees of Elcotel or any of its Subsidiaries beyond their termination of employment, other than as required by law or on an employee-pay-all basis;

           (f) The consummation of the Merger pursuant to this Agreement will not (i) entitle any individual to severance pay or any tax "gross-up" payments with respect to the imposition of any tax pursuant to Section 4999 of the Code or accelerate the time of payment or vesting, or increase the amount, of compensation or benefits due to any individual with respect to any Elcotel Benefit Plan, or (ii) constitute or result in a prohibited transaction under
Section 4975 of the Code or Section 406 or 407 of ERISA with respect to any Elcotel Benefit Plan; and

           (g) There is no Elcotel Benefit Plan that is a "multiemployer plan", as such term is defined in Section 3(37) of ERISA, or which is covered by Section 4063 or 4064 of ERISA.

     Section 4.15   Certain Agreements; Compliance with Agreements.

           (a) Except as disclosed on Schedule 4.15 to the Elcotel Disclosure Letter or as provided for in this Agreement, neither Elcotel nor any of its Subsidiaries is a party to or bound by any oral or written:

                 (i) consulting agreement not terminable on thirty (30) days' or less notice;

                 (ii) agreement with any officer or other key employee the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of the transactions contemplated by this Agreement;

                 (iii) agreement with respect to any officer providing any term of employment or compensation guarantee;

                 (iv) agreement or plan, including any stock option plan, stock appreciation rights plan, employee stock ownership plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

                 (v) agreement containing covenants that limit the ability of Elcotel or any of its Subsidiaries to compete in any line of business or with any Person, or that involve any restriction on the geographic area in which, or method by which, Elcotel or any of its Subsidiaries may carry on its business (other than as may be required by law or any regulatory agency);

                 (vi) agreement, contract or understanding, other than this Agreement and the certificate of incorporation and by-laws of Elcotel, regarding the capital stock of Elcotel or committing to dispose of some or all of the capital stock or all or substantially all of the assets of Elcotel;

                 (vii) partnership, joint venture or profit sharing agreement of Elcotel or any of its Subsidiaries with any Person;

                 (viii) agreement, contract, commitment, indenture or other instrument of Elcotel or any of its Subsidiaries relating to the borrowing of money, or the direct or indirect guarantee of any obligation for, or an agreement to service the repayment of, borrowed money, or any other contingent obligation in respect to indebtedness of any other Person, including without limitation any agreement or arrangement relating to the maintenance of compensating balances, any agreement or arrangement with respect to lines of credit, any agreement or arrangement to purchase or repurchase obligations of any other Person, any agreement or arrangement to advance or supply funds to or to invest in any other Person, any agreement or arrangement to pay for property, products or services of any other Person even if such property, products or services are not conveyed, delivered or rendered, or any guarantee with respect to any lease or other similar periodic payment to be made by any other Person;

                 (ix) lease of Elcotel or any of its Subsidiaries with annual rental payments aggregating $50,000 or more;

                 (x) except as set forth on Schedule 5.02 to the Elcotel Disclosure Letter, agreement, contract or commitment of Elcotel or any of its Subsidiaries relating to the disposition or acquisition of any investment in any Person if such investment has a book value of, or the disposition or acquisition price of such investment or interest is, $50,000 or more;

                 (xi) agreement, contract or commitment which involves payment or potential payment, pursuant to the terms of such agreement, contract or commitment, by or to Elcotel or any of its Subsidiaries of $50,000 or more within any twelve month period commencing after the date hereof; or

                 (xii) agreement, contract, commitment or arrangement between Elcotel or any of its Subsidiaries and any Affiliate of Elcotel or any of its Subsidiaries that is not described in or filed as an exhibit to an Elcotel SEC Report.

           (b) Neither Elcotel nor any of its Subsidiaries nor, to the knowledge of Elcotel, any other party thereto is in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with notice or lapse of time or both, is reasonably expected to result in a default under, (i) the certificates or articles of incorporation, bylaws or similar organizational documents of Elcotel or any of its Subsidiaries or (ii) any contract, agreement, plan or instrument listed on
Schedule 4.15 to the Elcotel Disclosure Letter, except in the case of clause
(ii) for breaches, violations or defaults which, individually or in the aggregate, are not having and are not reasonably expected to have a Material Adverse Effect on Elcotel. No party to any such contract, agreement, plan or instrument will have the right to terminate any or all of the provisions of any such contract, plan or instrument as a result of the transactions contemplated by this Agreement.

     Section 4.16 Compliance with Laws and Orders. Elcotel and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Authorities necessary for the lawful conduct of their respective businesses (the "Elcotel Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which, individually or in the aggregate, are not having and are not reasonably expected to have a Material Adverse Effect on Elcotel. Elcotel and its Subsidiaries are in compliance with the terms of the Elcotel Permits, except failures so to comply which, individually or in the aggregate, are not having and are not reasonably expected to have a Material Adverse Effect on Elcotel. TSG and its Subsidiaries are not in violation of or default under any Laws or Orders, except for such violations or defaults which, individually or in the aggregate, are not having and are not reasonably expected to have a Material Adverse Effect on Elcotel.

     Section 4.17   Environmental Matters.

           (a)   Except as set forth on Schedule 4.17 to the Elcotel Disclosure
Letter:

                 (i) no notice, notification, demand, request for information, citation, summons or order has been received by, no complaint has been filed against, no penalty has been assessed against, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of Elcotel or any Subsidiary of Elcotel, is threatened by any Person, against Elcotel or any Subsidiary of Elcotel with respect to any matters relating to or arising out of any Environmental Law;

                 (ii) no Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released, in violation of any Environmental Law, at, on, under or adjacent to any property now or, to the knowledge of Elcotel, previously owned, leased or operated by Elcotel or any Subsidiary of Elcotel; and

                 (iii) there are no Environmental Liabilities.

           (b) For purposes of this Section 4.17, capitalized terms used shall have the meanings assigned to them in Section 3.17(b), except that in all cases the word "Elcotel" shall be substituted for the word "TSG".

     Section 4.18 Assets. The assets, properties, rights and contracts, including (as applicable) title or leaseholds thereto, of Elcotel and its Subsidiaries, taken as a whole, are sufficient to permit Elcotel and its Subsidiaries to conduct their respective businesses as currently being conducted. All real property owned by Elcotel or its Subsidiaries is owned free and clear of all Liens, except (a) those reflected or reserved against in the Elcotel Balance Sheet (or notes thereto), (b) taxes and general and special assessments not in default and payable without penalty or interest, and
(c) Liens that do not materially adversely interfere with any present use of such property.

     Section 4.19   Intellectual Property Rights.

           (a) Elcotel and its Subsidiaries own or have the right to use, all Intellectual Property individually or in the aggregate material to the conduct of the businesses of Elcotel and its Subsidiaries. To the knowledge of Elcotel,
(i) neither Elcotel nor any Subsidiary of Elcotel is in default (or with the giving of notice or lapse of time or both would be in default) under any license to use such Intellectual Property, (ii) such Intellectual Property (other than patents) is not being infringed by any third party, and (iii) neither Elcotel nor any Subsidiary of Elcotel is infringing any intellectual property of any third party. An accurate schedule of all Intellectual Property of Elcotel or its Subsidiaries consisting of patents, registered trademarks, registered trade names and registered copyrights and all pending applications therefor is set forth on Section 4.19 to the Elcotel Disclosure Letter;

           (b) Either Elcotel or one of its Subsidiaries currently is listed in the records of the appropriate United States, state or foreign agency as the sole owner of record for each application and registration included in the Intellectual Property, other than Intellectual Property of which Elcotel or its Subsidiaries is a licensee;

           (c) Elcotel and its Subsidiaries, with respect to all Intellectual Property owned thereby, have taken or caused to be taken all reasonable steps in the exercise of reasonable business judgment to obtain and retain valid and enforceable Intellectual Property rights therein, including the submission of all necessary filings in accordance with the legal and administrative requirements of the appropriate jurisdictions. No application or registration listed on Schedule 4.19 to the Elcotel Disclosure Letter is the subject of any pending, existing or, to Elcotel's knowledge, threatened, opposition, interference, cancellation proceeding or other legal or governmental proceeding before any registration authority in any jurisdiction; and

           (d) The consummation of the transactions contemplated hereby will not result in the loss or impairment of Elcotel's or any of its Subsidiaries' right to own or use any of the Intellectual Property nor will it require the consent of any Governmental Authority or third party.

     Section 4.20 Labor Matters. Elcotel has previously furnished to TSG true and complete copies of all labor and collective bargaining agreements to which Elcotel or any of its Subsidiaries is a party and that are currently in effect, together with all amendments thereto (if any). Since January 1, 1996, there have been no strikes, slow downs or other work stoppages or lockouts involving any employees of Elcotel or any of its Subsidiaries and there are no disputes by any labor organization in progress or pending or, to the knowledge of Elcotel, threatened against Elcotel or any of its Subsidiaries that would have a Material Adverse Effect on Elcotel. Elcotel and its Subsidiaries are in compliance in all material respects with all applicable laws and regulations in respect of employment and employment practices, terms and conditions of employment, wages and hours, occupational safety, health or welfare conditions relating to premises occupied, and civil rights. There are no charges of unfair labor practices pending before any Governmental Authority involving or affecting Elcotel or any of its Subsidiaries. As of the date of this Agreement, there is no representation claim or petition pending before the National Labor Relations Board and, to the knowledge of Elcotel, no question concerning representation exists with respect to the employees of Elcotel or any of its Subsidiaries. Elcotel has not received notice that any customer or supplier of Elcotel or any or its Subsidiaries is involved in or threatened with or affected by any strike or other labor disturbance or dispute, litigation or administrative proceeding or judgment, order, injunction, decree or award, the consequences of which would have a Material Adverse Effect on Elcotel.

     Section 4.21 Transactions with Affiliates. Except to the extent disclosed in the Elcotel SEC Documents filed prior to the date of this Agreement, none of the officers or directors of Elcotel or any of its Subsidiaries nor any of its Affiliates, and, to its knowledge, none of its key employees or the key employees of any of its Subsidiaries, is a party to any transaction with Elcotel or any of its Subsidiaries (other than for services as an employee, officer or director and other than transactions between Elcotel and one or more of its direct or indirect wholly owned Subsidiaries or between such Subsidiaries), including, without limitation, any contract, agreement or other arrangement (i) providing for the furnishing of services to or by, (ii) providing for rental of real or personal property to or from, or (iii) otherwise requiring payments to or from, any such officer, director, Affiliate or key employee, any member of the family of any such officer, director or key employee or any corporation, partnership, trust or other entity in which any such officer, director or key employee has substantial interest (excluding the ownership of not more than two percent (2%) of the capital stock of a publicly traded corporation) or which is an Affiliate of such officer, director or key employee.

     Section 4.22 Insurance. Schedule 4.22 to the Elcotel Disclosure Letter sets forth a complete and accurate list of all primary, excess and umbrella policies, bonds and other forms of insurance currently owned or held by or on behalf of or providing insurance coverage to Elcotel or any of its Subsidiaries and their respective businesses, properties and assets (or its directors, officers, agents or employees). All such policies are in full force and effect. Neither Elcotel nor any of its Subsidiaries has received notice of default under any such policy, or has received written notice of any pending or threatened termination or cancellation, coverage limitation or reduction, or material premium increase with respect to any such policy the failure of which to maintain, has a Material Adverse Effect on Elcotel. Schedule 4.22 to the Elcotel Disclosure Letter sets forth a complete and accurate summary of all of the self-insurance coverage provided by Elcotel or any of its Subsidiaries and no letters of credit have been posted in respect thereof.

     Section 4.23 Takeover Statutes. The Boards of Directors of Elcotel and Merger Subsidiary have duly and validly approved the Merger, this Agreement and the transactions contemplated by this Agreement and such approval is sufficient to render inapplicable to the Merger, this Agreement, and the transactions contemplated by this Agreement and the Voting Agreement, the provisions of
Section 203 of the Delaware Law. No other Takeover Statute applicable to Elcotel or any of its Subsidiaries is applicable to the Merger or the other transactions contemplated hereby.

     Section 4.24 Finders' Fees. Except for a fee payable to Cameron Associates, a copy of whose engagement agreement has been provided to TSG, no investment banker, broker, finder, other intermediary or other Person is entitled to any fee or commission from Elcotel or any Subsidiary of Elcotel upon consummation of the transactions contemplated by this Agreement.

     Section 4.25 Opinion of Financial Advisor. Elcotel has received the written opinion of Murray, Devine & Co. to the effect that, as of the date hereof, the Merger Consideration to be received by the holders of Shares in the Merger is fair to Elcotel from a financial point of view. Elcotel has delivered to TSG a copy of such opinion.

                                   ARTICLE V
                                   COVENANTS

     Section 5.01 Conduct of TSG. From the date hereof until the Effective Time, except as otherwise expressly required by this Agreement or with the prior written consent of Elcotel, TSG shall conduct, and shall cause its Subsidiaries to conduct, their respective businesses in the ordinary course consistent with past practice and shall use their best efforts to preserve intact their business organizations and relationships with customers, suppliers, creditors and business partners and shall use their reasonable efforts to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, without the prior written approval of Elcotel (which approval will not be unreasonably withheld or delayed with respect to (c), (d), (h), (i), (j), (n) or
(o) or (k) as it applies to filing any amended Tax Return):

           (a) TSG will not adopt or propose any change in its certificate of incorporation or any change in its bylaws;

           (b) TSG will not, and will not permit any Subsidiary of TSG to, adopt a plan or agreement of complete or partial liquidation, or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of TSG or any of its Subsidiaries (other than a liquidation or dissolution of any Subsidiary or a merger or consolidation between wholly owned Subsidiaries);

           (c) TSG will not, and will not permit any Subsidiary of TSG to, make any investment in or any acquisition of the business of any Person or any material amount of assets (other than inventory);

           (d) TSG will not, and will not permit any Subsidiary of TSG to, sell or otherwise dispose of any assets (other than inventory) in an amount that would be material to TSG and its Subsidiaries, taken as a whole, except in the ordinary course of business consistent with past practice;

           (e) TSG will not, and will not permit any Subsidiary of TSG to, declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than dividends paid by any Subsidiary of TSG to TSG or any other Subsidiary of TSG, or split, combine, reclassify or take similar action with respect to any of its capital stock or TSG Securities or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or TSG Securities;

           (f) TSG will not, and will not permit any Subsidiary of TSG to, issue, deliver, sell, transfer, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or series of TSG or its Subsidiaries, other than the issuance of (i) options with an exercise price at least equal to the fair market value of the TSG Common Stock on the date of grant for up to 20,000 shares of TSG Common Stock under the Omnibus Plan as in effect on the date hereof, (ii) rights to purchase shares of TSG Common Stock granted pursuant to the Stock Purchase Plan as in effect on the date hereof during the offering period that commenced on July 14, 1997 and that will end on January 9, 1998, estimated at 9,306.14 shares of TSG Common Stock based on a stock price of $5.00 per share on July 14, 1997 and eligible employees with $39,551.11 of estimated aggregate compensation deductions (based on current compensation levels), (iii) options granted automatically under the Director Plan as in effect on the date hereof, and (iv) issuances of TSG Common Stock pursuant to the exercise of options granted pursuant to the TSG Option Plans and the exercise of TSG Warrants described in
Section 3.05(a) which are outstanding on the date hereof, and TSG will not amend the terms of any option, warrant, right or other security outstanding under any of the TSG Plans or commence any new offering under the Stock Purchase Plan;

           (g) TSG will not, and will not permit any Subsidiary of TSG to, redeem, purchase or otherwise acquire directly or indirectly any of TSG's capital stock or any TSG Securities;

           (h) TSG will not, and will not permit any Subsidiary of TSG to, enter into or amend in any material respect any employment contract with any of its officers, directors or employees earning annual compensation of more than $50,000, adopt or amend any TSG Benefit Plan in any material respect or make any payments, awards or distributions under any TSG Benefit Plan or otherwise not consistent with past practice or custom except (i) as required by a contract in existence on the date hereof and listed on Schedule 3.15 to the TSG Disclosure Letter; or (ii) as necessary to make any TSG Benefit Plan listed on Schedule
3.14 to the TSG Disclosure Letter meet the requirements of ERISA to the extent such amendment is described in such Schedule or is approved by Elcotel;

           (i) TSG will not, and will not permit any Subsidiary of TSG to, (i) enter into (or commit to enter into) any new lease or renew any existing lease (except pursuant to commitments for such lease or lease renewal entered into as of the date hereof) or (ii) purchase or acquire or enter into any agreement to purchase or acquire any real estate;

           (j) TSG will not, and will not permit any Subsidiary of TSG to, make or commit to make any capital expenditures in excess of $150,000 in the aggregate exclusive of existing commitments with Avex Electronics for capital expenditures not exceeding $200,000 in the aggregate.

           (k) TSG will not, and will not permit any Subsidiary of TSG to, change any tax election, change any annual tax accounting period, change any method of tax accounting, file any amended Tax Return, enter into any closing agreement relating to any Tax, settle any Tax claim or assessment, surrender any right to claim a Tax refund or consent to any extension or waiver (other than a reasonable extension or waiver) of the limitations period applicable to any Tax claim or assessment, if any such action would have the effect of increasing the aggregate Tax liability or reducing the aggregate tax assets of TSG and its Subsidiaries, taken as a whole, or, to the knowledge of TSG, Elcotel and its Subsidiaries, taken as a whole;

           (l) TSG will not, and will not permit any Subsidiary of TSG to, (i) incur any indebtedness for borrowed money or guarantee any such indebtedness other than in the ordinary course of its business consistent with past practice, or (ii) voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled repayment date with respect to, or waive any right under, any indebtedness for borrowed money;

           (m) TSG will not, and will not permit any Subsidiary of TSG to, enter into any contract or amend or modify any existing contract, or engage in any new transaction outside the ordinary course of business consistent with past practice or not on an arm's length basis, with any Affiliate of such party or any of its Subsidiaries;

           (n) TSG will not, and will not permit any Subsidiary of TSG to, agree or commit to do any of the foregoing; and

           (o) TSG will not, and will not permit any Subsidiary of TSG to, take or agree or commit to take any action that would make any representation or warranty of TSG in this Agreement inaccurate at, or as of any time prior to, the Effective Time.

     Section 5.02 Conduct of Elcotel. From the date hereof until the Effective Time, except as otherwise expressly required by this Agreement or with the prior written consent of TSG, Elcotel shall conduct, and shall cause its Subsidiaries to conduct, their respective businesses in the ordinary course consistent with past practice and shall use their best efforts to preserve intact their business organizations and relationships with customers, suppliers, creditors and business partners and shall use their reasonable efforts to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, without the prior written approval of TSG (which approval will not be unreasonably withheld or delayed with respect to (c), (d), (h), (i), (j), (n) or
(o) or (k) as it applies to filing any amended Tax Return):

           (a) Elcotel will not adopt or propose any change in its certificate of incorporation or any change in its bylaws, except as and to the extent required to consummate the Merger;

           (b) Elcotel will not, and will not permit any Subsidiary of Elcotel to, adopt a plan or agreement of complete or partial liquidation, or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Elcotel or any of its Subsidiaries (other than a liquidation or dissolution of any Subsidiary or a merger or consolidation between wholly owned Subsidiaries);

           (c) Except as set forth on Schedule 5.02 to the Elcotel Disclosure Letter, Elcotel will not, and will not permit any Subsidiary of Elcotel to, make any investment in or any acquisition of the business of any Person or any material amount of assets (other than inventory);

           (d) Elcotel will not, and will not permit any Subsidiary of Elcotel to, sell or otherwise dispose of any assets (other than inventory) in an amount that would be material to Elcotel and its Subsidiaries, taken as a whole, except in the ordinary course of business consistent with past practice;

           (e) Elcotel will not, and will not permit any Subsidiary of Elcotel to, declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock, other than dividends paid by any Subsidiary of Elcotel to Elcotel or any other Subsidiary of Elcotel, or split, combine, reclassify or take similar action with respect to any of its capital stock or Elcotel Securities or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock of Elcotel Securities;

           (f) Elcotel will not, and will not permit any Subsidiary of Elcotel to, issue, deliver, sell, transfer, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or series of Elcotel or its Subsidiaries, other than (x) issuances by any Subsidiary of Elcotel to Elcotel or any other Subsidiary of Elcotel, (y) issuances pursuant to the exercise of options granted pursuant to the Elcotel Plans described in Section 4.05(a) which are outstanding on the date hereof or granted as contemplated in clause (z) below, and (z) any grant of options to purchase Elcotel Common Stock to new employees of Elcotel or any of its Subsidiaries pursuant to the Elcotel Plans that could result in the issuance of not more than 75,000 shares in the aggregate of Elcotel Common Stock;

           (g) Elcotel will not, and will not permit any Subsidiary of Elcotel to, redeem, purchase or otherwise acquire directly or indirectly any of Elcotel's capital stock or any Elcotel Securities;

           (h) Elcotel will not, and will not permit any Subsidiary of Elcotel to, enter into or amend in any material respect any employment contract with any of its officers, directors or employees earning annual compensation of more than $50,000 (other than as contemplated by Section 6.06), adopt or amend any Elcotel Benefit Plan in any material respect or make any payments, awards or distributions under any Elcotel Benefit Plan or otherwise not consistent with past practice or custom except (i) as required by a contract in existence on the date hereof and listed on Schedule 4.15 to the Elcotel Disclosure Letter; or
(ii) as necessary to make any Elcotel Benefit Plan listed on Schedule 4.14 to the Elcotel Disclosure Letter meet the requirements of ERISA to the extent such amendment is described in such Schedule or is approved by TSG;

           (i) Elcotel will not, and will not permit any Subsidiary of Elcotel to, (i) enter into (or commit to enter into) any new lease or renew any existing lease (except pursuant to commitments for such lease or lease renewal entered into as of the date hereof) or (ii) purchase or acquire or enter into any agreement to purchase or acquire any real estate;

           (j) Except as set forth on Schedule 5.02 to the Elcotel Disclosure Letter, Elcotel will not, and will not permit any Subsidiary of Elcotel to, make or commit to make any capital expenditures in excess of $150,000 in the aggregate;

           (k) Elcotel will not, and will not permit any Subsidiary of Elcotel to, change any tax election, change any annual tax accounting period, change any method of tax accounting, file any amended Tax Return, enter into any closing agreement relating to any Tax, settle any Tax claim or assessment, surrender any right to claim a Tax refund or consent to any extension or waiver (other than a reasonable extension or waiver) of the limitations period applicable to any Tax claim or assessment, if any such action would have the effect of increasing the aggregate Tax liability or reducing the aggregate tax assets of TSG and its Subsidiaries, taken as a whole, or, to the knowledge of Elcotel, TSG and its Subsidiaries, taken as a whole;

           (l) Elcotel will not, and will not permit any Subsidiary of Elcotel to, (i) incur any indebtedness for borrowed money or guarantee any such indebtedness other than in the ordinary course of its business consistent with past practice or other than in connection with the transactions contemplated by this Agreement, or (ii) voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled repayment date with respect to, or waive any right under, any indebtedness for borrowed money;

           (m) Elcotel will not, and will not permit any Subsidiary of Elcotel to, enter into any contract or amend or modify any existing contract, or engage in any new transaction outside the ordinary course of business consistent with past practice or not on an arm's length basis, with any Affiliate of such party or any of its Subsidiaries;

           (n) Elcotel will not, and will not permit any Subsidiary of Elcotel to, agree or commit to do any of the foregoing; and

           (o) Elcotel will not, and will not permit any Subsidiary of Elcotel to, take or agree or commit to take any action that would make any representation or warranty of Elcotel in this Agreement inaccurate at, or as of any time prior to, the Effective Time.

     Section 5.03 No Solicitation. From the date hereof until the earlier of the Effective Time and the termination of this Agreement, TSG agrees that (a) it will not, and will cause its Subsidiaries and the officers, directors, employees, investment bankers, consultants and other agents of TSG and its Subsidiaries and the Affiliates of TSG not to, directly or indirectly, initiate, solicit, encourage (including by way of furnishing information) or facilitate or take any action to initiate, solicit, encourage or facilitate any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, consolidation or other business combination including TSG or any of its Subsidiaries or any acquisition or similar transaction (including, without limitation, a tender or exchange offer) involving the purchase of (x) all or any significant portion of the assets of TSG and its Subsidiaries taken as a whole,
(y) 5% or more of the outstanding shares of TSG Common Stock or (z) 15% of the outstanding shares of the capital stock of any Subsidiary of TSG (any such proposal or offer being hereinafter referred to as an "Alternative Proposal"), or engage in any discussions or negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person or group relating to an Alternative Proposal (excluding the transactions contemplated by this Agreement) or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal; (b) it will immediately cease and cause to be terminated and will cause its Subsidiaries and the officers, directors, employees, investment bankers, consultants and other agents of TSG and its Subsidiaries and the Affiliates of TSG to immediately cease and terminate, any existing activities, discussions or negotiations with any parties with respect to any of the foregoing, and it will take the necessary steps to inform such parties of its obligations under this Section; and (c) it will notify Elcotel immediately (and in no event later than 24 hours after receipt of any Alternative Proposal) if any such inquiries, proposals or offers are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it or any of such Persons; provided, however, that nothing contained in this Section 5.03 shall prohibit the Board of Directors of TSG from (i) furnishing information to (but only pursuant to a confidentiality agreement in customary form and having terms and conditions substantially comparable to the Confidentiality Agreement) or entering into discussions or negotiations with any person or group that makes an unsolicited bona fide Alternative Proposal, if, and only to the extent that, (A) the Board of Directors of TSG, based upon the written opinion of outside counsel (a copy of which shall be provided promptly to Elcotel), determines in good faith that such action is required for the Board of Directors to comply with its fiduciary duties to stockholders imposed by Delaware Law, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such Person or group, TSG provides written notice to Elcotel to the effect that it is furnishing information to, or entering into discussions or negotiations with such Person or group, and (C) TSG keeps Elcotel informed (which notice shall be provided orally and in writing) of the status and material information including the identity of such Person or group with respect to any such discussions or negotiations and any Alternative Proposal and the material terms thereof and gives Elcotel at least 24 hours' advance notice of any information to be supplied to, and at least 48 hours' advance notice of any agreement to be entered into with, any Person or group making such Alternative Proposal; and (ii) to the extent required, complying with Rule 14e-2 promulgated under the 1934 Act with regard to an Alternative Proposal.

     Section 5.04   Approval of Stockholders.

           (a) TSG shall, through its Board of Directors, duly call, give notice of, convene and hold a meeting of its stockholders (the "TSG Stockholders' Meeting") for the purpose of voting on the approval and adoption of this Agreement and the Merger (the "TSG Stockholders' Approval") as soon as reasonably practicable after the date hereof. Except as provided in the next sentence, the Board of Directors of TSG shall recommend approval and adoption of this Agreement and the Merger by the holders of TSG Common Stock and shall use its best efforts to obtain such approval and adoption. The Board of Directors of TSG shall be permitted to (i) not recommend to the holders of TSG Common Stock that they give the TSG Stockholders' Approval or (ii) withdraw or modify in a manner adverse to Elcotel its recommendation to the holders of TSG Common Stock that they give the TSG Stockholders' Approval, but in each of cases (i) and (ii) only if and to the extent that TSG has complied with Section 5.03 and a Superior Proposal is pending at the time the TSG Board of Directors determines to take any such action or inaction; provided that no such failure to recommend, withdrawal or modification shall be made unless TSG shall have delivered to Elcotel a written notice (a "Notice of Superior Proposal") advising Elcotel that the Board of Directors of TSG has received a Superior Proposal and identifying the Person or group making such Superior Proposal; provided, further that nothing contained in this Agreement shall prevent the Board of Directors of TSG from complying with Rule 14e-2 under the 1934 Act with regard to an Alternative Proposal. For purposes of this Agreement, "Superior Proposal" means any bona fide Alternative Proposal for at least a majority of the outstanding Shares on terms that the Board of Directors of TSG determines in its good faith judgment (based on the advice of an independent reputable financial advisor, taking into account all the terms and conditions of the Alternative Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation) are more favorable and provide greater value to all holders of TSG Common Stock than this Agreement and the Merger taken as a whole;

           (b) Elcotel shall, through its Board of Directors, duly call, give notice of, convene and hold a meeting of its stockholders (the "Elcotel Stockholders' Meeting" and, together with the TSG Stockholders' Meeting, the "Stockholders' Meetings") for the purpose of voting on the issuance of Elcotel Common Stock in the Merger (the "Elcotel Stockholders' Approval") as soon as reasonably practicable after the date hereof. The Board of Directors of Elcotel shall recommend that the stockholders of Elcotel approve such issuances of Elcotel Common Stock, and shall use its best efforts to obtain such approval;

           (c) Elcotel and TSG shall coordinate and cooperate with respect to the timing of the Stockholders' Meetings and shall use their best efforts to cause the Stockholders' Meetings to be held on the same day and as soon as practicable after the date hereof.

     Section 5.05 Preparation of Form S-4 and Proxy Statement. TSG and Elcotel shall prepare and file with the SEC as soon as reasonably practicable after the date hereof, the Proxy Statement, and Elcotel shall prepare and file with the SEC as soon as reasonably practicable after such date, the Form S-4 in which the Proxy Statement will be included within the prospectus. Elcotel and TSG shall use their best efforts to have the Form S-4 declared effective by the SEC as promptly as practicable after such filing. Elcotel shall also take any action (other than qualifying as a foreign corporation or taking any action which would subject it to service of process in any jurisdiction where Elcotel is not now so qualified or subject) required to be taken under applicable state blue sky or securities laws in connection with the issuance of Elcotel Common Stock in connection with the Merger. If at any time prior to the Effective Time any event shall occur that should be set forth in an amendment of or a supplement to the Form S-4, Elcotel shall prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable. Elcotel, Merger Subsidiary and TSG shall cooperate with each other in the preparation of the Form S-4 and the Proxy Statement and any amendment or supplement thereto, and each shall notify the other of the receipt of any comments of the SEC with respect to the Form S-4 and any amendment or supplement thereto or for additional information, and shall provide to the other promptly copies of all correspondence between Elcotel or TSG, as the case may be, with respect to the Form S-4 or the Proxy Statement. Elcotel shall give TSG and its counsel the opportunity to review and comment on the Form S-4 and all responses to requests for additional information by and replies to comments of the SEC before their being filed with, or sent to, the SEC. Each of TSG, Elcotel, and Merger Subsidiary agrees to use its best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause (x) the Form S-4 to be declared effective by the SEC at the earliest practicable time and to be kept effective as long as is necessary to consummate the Merger, and (y) the Proxy Statement to be mailed to the holders of Elcotel Common Stock and TSG Common Stock entitled to vote at the meetings of the stockholders of Elcotel and TSG at the earliest practicable time.

     Section 5.06   Access to Information.

           (a) To the extent permitted by applicable law, from the date hereof until the Effective Time, TSG will give Elcotel, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of TSG and its Subsidiaries, will furnish to Elcotel, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct TSG's employees, auditors, counsel and financial advisors to cooperate with Elcotel in its investigation of the business of TSG and its Subsidiaries; provided that no investigation pursuant to this Section shall affect any representation or warranty given by TSG to Elcotel hereunder. The foregoing information shall be held in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement dated February 27, 1997 between Elcotel and TSG (the "Confidentiality Agreement").

           (b) To the extent permitted by applicable law, from the date hereof until the Effective Time, Elcotel will give TSG, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of Elcotel and its Subsidiaries, will furnish to TSG, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct Elcotel's employees, auditors, counsel and financial advisors to cooperate with TSG in its investigation of the business of Elcotel and its Subsidiaries, provided that no investigation pursuant to this Section shall affect any representation or warranty given by Elcotel to TSG hereunder. Such information shall be held in confidence to the extent required by, and in accordance with, the Confidentiality Agreement.

     Section 5.07   Notices of Certain Events.

           (a)   TSG and Elcotel shall promptly notify each other of:

                   (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

                   (ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement.

              (b) TSG shall promptly notify Elcotel of any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting TSG or any Subsidiary of TSG which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.12 or Section 3.17 or which relate to the consummation of the transactions contemplated by this Agreement.

              (c) Elcotel shall promptly notify TSG of any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Elcotel or any Subsidiary of Elcotel which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.12 or which relate to the consummation of the transactions contemplated by this Agreement.

         Section 5.08 Regulatory and Other Approvals. Subject to the terms and conditions of this Agreement, each of TSG and Elcotel will proceed diligently and in good faith to, as promptly as practicable, (a) obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental Authorities or any other public or private third parties required of Elcotel, TSG or any of their Subsidiaries to consummate the Merger and the other transactions contemplated hereby, and (b) provide such other information and communications to such Governmental Authorities or other public or private third parties as the other party or such Governmental Authorities or other public or private third parties may reasonably request in connection therewith. In addition to and not in limitation of the foregoing, each of the parties will
(x) take promptly all actions necessary to make the filings required of Elcotel and TSG or their Affiliates under the HSR Act no later than fifteen business days after the date hereof, (y) comply at the earliest practicable date with any request for additional information received by such party or its Affiliates from the Federal Trade Commission (the "FTC") or the Antitrust Division of the Department of Justice (the "Antitrust Division") pursuant to the HSR Act, and
(z) cooperate with the other party in connection with such party's filings under the HSR Act and in connection with resolving any investigation or other inquiry concerning the Merger or the other transactions contemplated by this Agreement commenced by either the FTC or the Antitrust Division or state attorneys general. Without limiting the generality of the foregoing, Elcotel and TSG shall together, or pursuant to an allocation of responsibility to be agreed between them, coordinate and cooperate in determining whether any action by or in respect of, or filing with, any Governmental Authorities is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any contracts, in connection with the consummation of the transactions contemplated by this Agreement, and in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

         Section 5.09 Public Announcements. So long as this Agreement is in effect, Elcotel and TSG will consult with each other before issuing any press release or making any SEC filing or other public statement with respect to this Agreement or the Voting Agreement or the transactions contemplated hereby or thereby and, except as may be required by applicable law, court process or any listing agreement with any national securities exchange or with NASDAQ, will not issue any such press release or make any such SEC filing or other public statement prior to such consultation and providing the other party with a reasonable opportunity to comment thereon and approve the same (such approval not to be unreasonably withheld or delayed).

         Section 5.10 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of TSG or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of TSG or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of TSG acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

         Section 5.11 TSG Affiliates. At least thirty (30) days prior to the Effective Time, TSG shall deliver a letter to Elcotel identifying all persons who, at the time of the TSG Stockholders' Meeting, may, in TSG's reasonable judgment, be deemed to be "affiliates" (as such term is used in Rule 145 under the 1933 Act) of TSG ("TSG Affiliates"). TSG shall use its best efforts to cause each TSG Affiliate to deliver to Elcotel at or prior to the Effective Time a letter substantially in the form and to the effect of Exhibit B hereto (an "Affiliate Letter"). Elcotel shall be entitled to issue appropriate stop transfer instructions to the transfer agent for the Elcotel Common Stock to be issued to TSG Affiliates pursuant to the Merger, consistent with the terms of such Affiliate Letters.

         Section 5.12 Obligations of Merger Subsidiary. Elcotel will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

         Section 5.13 Listing of Stock. Elcotel shall use its best efforts to cause the shares of Elcotel Common Stock to be issued in connection with the Merger to be approved for listing on the NASDAQ National Market System at or prior to the Effective Time, subject to official notice of issuance.

         Section 5.14 Antitakeover Statutes. If any Takeover Statute is or may become applicable to the Merger, each of Elcotel and TSG shall take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on the Merger.

         Section 5.15 Tax Treatment. Each of Elcotel and TSG shall not take any action and shall not fail to take any action which action or failure to act would cause, or would be reasonably likely to cause, Elcotel, TSG or their respective stockholders (except to the extent that any stockholder of TSG may receive cash in lieu of fractional shares) to recognize gain or loss for federal income tax purposes as a result of the issuance of Elcotel Common Stock in the Merger, and TSG shall use its reasonable efforts to obtain the opinion of counsel referred to in Section 8.08.

         Section 5.16 Appointment of Directors. Elcotel shall invite David Steadman, Mark Plaumann, Kenneth Rubin and Vincent Bisceglia to become members of the Board of Directors of Elcotel immediately following the Effective Time and shall increase the size of the Board of Directors of Elcotel to nine members, including those four persons, C. Shelton James, Tracey Gray, Charles Moore and two independent directors who are currently members of the Board of Directors of Elcotel, immediately following the Effective Time.


                                  ARTICLE VI
                  GENERAL CONDITIONS PRECEDENT TO THE MERGER

         The obligations of TSG, Elcotel and Merger Subsidiary to consummate the Merger pursuant to this Agreement and the other transactions required to be consummated by such date by this Agreement are subject to the satisfaction (or waiver by the party for whose benefit the applicable condition exists) of each of the following conditions:

         Section 6.01 Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved and adopted by the stockholders of TSG in accordance with Delaware Law. The stockholders of Elcotel shall have approved the issuance of Elcotel Common Stock in the Merger by the requisite vote under applicable law and under the applicable rules of the NASDAQ National Market System, as the case may be.

         Section 6.02 HSR Act. Any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated.

         Section 6.03 Registration Statement; State Securities Laws. The Form S-4 shall have become effective in accordance with the provisions of the 1933 Act, and no stop order suspending such effectiveness shall have been issued and remain in effect and no proceeding seeking such an order shall be pending or threatened. Elcotel shall have received all state securities or blue sky permits and other authorizations necessary to issue the Elcotel Common Stock pursuant to this Agreement.

         Section 6.04 Listing. The shares of Elcotel Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ National Market System, subject to official notice of issuance.

         Section 6.05 Suits or Other Proceedings. There shall not be pending any suit, action or proceeding by any Governmental Authority, (i) seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, or seeking to obtain from Elcotel or TSG any damages the amount of which would be reasonably likely to have a Material Adverse Effect on TSG or Elcotel, or (ii) seeking to prohibit or limit the ownership or operation by Elcotel, TSG or any of their respective Subsidiaries of, or to compel Elcotel, TSG or any of their respective Subsidiaries to dispose of or hold separate, any material portion of the business or assets of Elcotel, TSG or any of their respective Subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement.

         Section 6.06 Employment Agreements. Elcotel shall have entered into an employment agreement with each of Vincent Bisceglia, C. Shelton James and Tracey Gray.


                                  ARTICLE VII
                         CONDITIONS PRECEDENT TO THE
                 OBLIGATIONS OF ELCOTEL AND MERGER SUBSIDIARY

         The obligations of Elcotel and Merger Subsidiary to consummate the Merger pursuant to this Agreement and the other transactions required to be consummated by such date by this Agreement are further subject to the satisfaction, at or prior to the Effective Time, of each of the following conditions (all or any of which may be waived in whole or in part by Elcotel and Merger Subsidiary in their sole discretion):

         Section 7.01 Representations and Warranties. The representations and warranties made by TSG in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, and TSG shall have delivered to Elcotel a certificate, dated the Closing Date and executed by its President to such effect.

         Section 7.02 Performance of Obligations. TSG shall have performed and complied with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by TSG at or prior to the Closing, and TSG shall have delivered to Elcotel a certificate, dated the Closing Date and executed by its President to such effect.

         Section 7.03 No Material Adverse Change. There shall not have been any change in the consolidated business, results of operations, financial condition or prospects of TSG and its Subsidiaries, taken as a whole, between March 28, 1997 and the Closing Date which would have a Material Adverse Effect on TSG.

         Section 7.04 Consents. Elcotel shall have received consents or waivers from such Persons as are necessary for Elcotel to consummate the transactions contemplated by this Agreement.

         Section 7.05 Opinion of TSG Counsel. At the Closing, Elcotel shall have received from Greenberg Traurig Hoffman Lipoff Rosen & Quentel, counsel to TSG, a written opinion reasonably satisfactory to Elcotel, dated as of the Closing Date, substantially to the effect as set forth in Exhibit C hereto.

         Section 7.06 Stockholders Agreement. The Stockholders shall have each entered into the Stockholders Agreement, in the form set forth in Exhibit D hereto.

         Section 7.07 Proceedings. All proceedings to be taken on the part of TSG in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Elcotel, and Elcotel shall have received copies of all such documents and other evidences as Elcotel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.


                                 ARTICLE VIII
                CONDITIONS PRECEDENT TO THE OBLIGATIONS OF TSG

         The obligations of TSG to consummate the Merger pursuant to this Agreement and the other transactions required to be consummated by such date by this Agreement are further subject to the satisfaction, at or prior to the Effective Time, of each of the following conditions (all or any of which may be waived in whole or in part by TSG in its sole discretion):

         Section 8.01 Representations and Warranties. The representations and warranties made by Elcotel and Merger Subsidiary in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, and Elcotel and Merger Subsidiary shall each have delivered to TSG a certificate, dated the Closing Date and executed by Elcotel's Chairman of the Board or President and by Merger Subsidiary's Chairman of the Board or President to such effect.

         Section 8.02 Performance of Obligations. Elcotel and Merger Subsidiary shall each have performed and complied with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Elcotel or Merger Subsidiary at or prior to Closing, and Elcotel and Merger Subsidiary shall each have delivered to TSG a certificate, dated the Closing Date and executed by Elcotel's Chairman of the Board or President and by Merger Subsidiary's Chairman of the Board or President to such effect.

         Section 8.03 No Material Adverse Change. There shall not have been any change in the consolidated business, results of operations, financial condition or prospects of Elcotel and its Subsidiaries, taken as a whole, between March 31, 1997 and the Closing Date which would have a Material Adverse Effect on Elcotel.

         Section 8.04 Consents. TSG shall have received consents or waivers from such Persons as are necessary for TSG to consummate the transactions contemplated by this Agreement.

         Section 8.05 Opinion of Elcotel Counsel. At the Closing, TSG shall have received from Schnader Harrison Segal & Lewis LLP, counsel to Elcotel, a written opinion reasonably satisfactory to TSG, dated as of the Closing Date, substantially to the effect as set forth in Exhibit E hereto.

         Section 8.06 Stockholders Agreement. The Stockholders and Elcotel shall have each entered into the Stockholders Agreement, in the form set forth in Exhibit D hereto.

         Section 8.07 Proceedings. All proceedings to be taken on the part of Elcotel in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to TSG, and TSG shall have received copies of all such documents and other evidences as TSG may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

         Section 8.08 Tax Opinion. TSG shall have received an opinion of counsel, in form and substance reasonably satisfactory to TSG, on the basis of certain facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, to the effect that neither TSG nor any of its stockholders shall recognize gain or loss for U.S. federal income tax purposes as a result of the Merger (other than in respect of any cash paid in lieu of fractional shares). In rendering the opinions described in the preceding sentence, such counsel may require and rely upon representations contained in this Agreement and in certificates of officers and principal stockholders of TSG, Elcotel and their respective Subsidiaries.

                                  ARTICLE IX
                                  TERMINATION

         Section 9.01 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time whether prior to or after Stockholders' Approval:

              (a) By mutual written agreement of TSG and Elcotel duly authorized by action taken by or on behalf of their respective Boards of Directors;

              (b) By either TSG or Elcotel upon notification to the non-terminating party by the terminating party;

                   (i) at any time after November 30, 1997 if the Merger shall not have been consummated on or prior to such date and such failure to consummate the Merger is not caused by or substantially attributable to a breach of this Agreement by the terminating party;

                   (ii) if (A) TSG Stockholders' Approval (under Delaware Law) or (B) Elcotel Stockholders' Approval (under Delaware Law and under the applicable regulations of NASDAQ National Market System), as the case may be, shall not be obtained by reason of the failure to obtain the requisite vote upon a vote held at a meeting of stockholders, or any adjournment thereof, called therefor;

                   (iii) if (A) there has been a material breach of any representation, warranty, covenant or agreement on the part of the non-terminating party set forth in this Agreement, which breach is not curable or, if curable, has not been cured within thirty (30) days following receipt by the non-terminating party of notice of such breach from the terminating party, or (B) any condition precedent to the terminating party's obligations set forth in Article VII, with respect to Elcotel, or Article VIII, with respect to TSG, of this Agreement has not been met or waived by such party by November 30, 1997; or

                   (iv) if any court of competent jurisdiction or other competent Governmental Authority shall have issued an order making illegal or otherwise restricting, preventing or prohibiting the Merger and such order shall have become final and nonappealable;

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

              (c) By TSG if (i) the Board of Directors of TSG determines in good faith, based upon the written opinion of outside counsel (a copy of which shall be provided promptly to Elcotel), that termination of the Agreement is required for the Board of Directors to comply with its fiduciary duties to stockholders imposed by law by reason of an unsolicited bona fide Superior Proposal having been made; provided that TSG shall have complied with the provisions of clauses (B) and (C) of Section 5.03 and shall notify Elcotel at least 48 hours in advance of its intention to terminate this Agreement or enter into a definitive agreement with respect to such Superior Proposal; or (ii) the Board of Directors of Elcotel shall have withdrawn or modified in a manner materially adverse to TSG its approval or recommendation of this Agreement or the Merger; or

              (d) By Elcotel if the Board of Directors of TSG (x) shall have withdrawn or modified in a manner materially adverse to Elcotel its approval or recommendation of this Agreement or the Merger or (y) shall have recommended a Superior Proposal to the stockholders of TSG or shall have entered into a definitive agreement providing for a Superior Proposal with a Person other than Elcotel.

         Section 9.02   Effect of Termination.

              (a) If this Agreement is validly terminated by either TSG or Elcotel pursuant to Section 9.01, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of either TSG or Elcotel (or any of their respective representatives or Affiliates), except (i) that the provisions of Sections 10.05 and 10.08, this Section 9.02 and the Confidentiality Agreement will continue to apply following any such termination,
(ii) that nothing contained herein shall relieve any party hereto from liability for wilful breach of its representations, warranties, covenants or agreements contained in this Agreement and (iii) as provided in paragraph (b) below. The effectiveness of any termination under this Agreement shall be subject to the payments (if any) required to be made pursuant to paragraph (b) below being so made;

              (b)  (i)   If this Agreement is terminated by (x) TSG pursuant to
    Section 9.01(c)(i) or (y) by Elcotel pursuant to Section 9.01(d)(y), then TSG shall pay or cause to be paid to Elcotel, by wire transfer of same day funds on the day of such termination, a termination fee of $1,300,000;

                   (ii) In the event that (x) this Agreement is terminated by either party pursuant to Section 9.01(b)(ii)(A) and prior to such termination any person or group shall have made an Alternative Proposal or by Elcotel pursuant to Section 9.01(d)(x), then TSG shall pay or cause to be paid to Elcotel, by wire transfer of same day funds upon receipt of appropriate documentation therefor, Elcotel's documented out-of-pocket expenses relating to this Agreement and the transactions contemplated hereby; provided, however, that such expenses shall not exceed $500,000;

                   (iii) In the event that this Agreement is terminated by either party pursuant to Section 9.01(b)(ii)(B) or by TSG pursuant to
    Section 9.01(c)(ii), then Elcotel shall pay or cause to be paid to TSG, by wire transfer of same day funds upon receipt of appropriate documentation therefor, TSG's documented out-of-pocket expenses relating to this Agreement and the transactions contemplated hereby; provided however, that such expenses shall not exceed $500,000;

                   (iv) In the event that this Agreement is terminated by either party pursuant to Section 9.01(b)(iii), then the non-terminating party shall pay or cause to be paid to the terminating party by wire transfer of same day funds upon receipt of appropriate documentation therefor, the terminating party's documented out-of-pocket expenses relating to this Agreement and the transactions contemplated hereby; provided, however, that such expenses shall not exceed $500,000; and

              (c)  The parties acknowledge that the agreements contained in this
Section 9.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties hereto would not enter into this Agreement; accordingly, if either party fails promptly to pay the amount due pursuant to this Section 9.02, and in order to obtain such payment, either party commences a suit which results in a judgment against the non-paying party for any fee or expense reimbursement set forth in this Section 9.02, the non-paying party shall pay to the other party as the case may be, its cost and expenses (including reasonable attorney's fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.


                                   ARTICLE X
                                 MISCELLANEOUS

         Section 10.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class mail postage prepaid), or by overnight express courier (charges prepaid or billed to the account of the sender) to the parties at the following addresses or facsimile numbers:

         If to Elcotel or Merger Subsidiary, to:

                        Elcotel, Inc.
                        6428 Parkland Drive
                        Sarasota, Florida  34243
                        Fax:  (941) 751-4716
                        Attention:  President
        with a copy to: Schnader Harrison Segal & Lewis LLP
                        Suite 3600
                        1600 Market Street
                        Philadelphia, Pennsylvania 19103
                        Fax: (215) 972-7378
                        Attention: Larry P. Laubach, Esquire


         If to TSG, to: Technology Service Group, Inc.
                        20 Mansell Court East
                        Suite 200
                        Roswell, Georgia  30075
                        Fax: (770) 641-7528
                        Attention: President


        with a copy to: Greenberg Traurig et al.
                        153 East 53rd Street
                        New York, New York 10022
                        Fax: (212) 223-7161
                        Attention: Judith D. Fryer, Esquire


or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if delivered personally, upon delivery, (b) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 10.01 and the appropriate facsimile confirmation is received, (c) if given by mail in the manner described above, on the third business day after mailing, or (d) if delivered by overnight express courier, on the next business day.

         Section 10.02 Entire Agreement; Non-Survival of Representations and Warranties; Third Party Beneficiaries.

              (a) This Agreement (including any exhibits hereto), the other agreements referred to in this Agreement and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to such subject matter. None of this Agreement, the Confidentiality Agreement or any other agreement contemplated hereby or thereby (or any provision hereof or thereof) is intended to confer on any Person other than the parties hereto or thereto any rights or remedies (except that Article I is intended to confer rights and remedies on the Persons specified therein);

              (b) The TSG Disclosure Letter, the Elcotel Disclosure Letter and any Exhibits attached to this Agreement and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein; and

              (c) The representations and warranties contained herein or in any schedule, instrument or other writing delivered pursuant hereto shall not survive the Effective Time.

         Section 10.03 Amendment. This Agreement may be amended, supplemented or modified by action taken by or on behalf of the respective Boards of Directors of the parties hereto at any time prior to the Effective Time, whether prior to or after the Stockholders' Approvals shall have been obtained, but after such adoption and approval only to the extent permitted by applicable law. No such amendment, supplement or modification shall be effective unless set forth in a written instrument duly executed by or on behalf of each party hereto.

         Section 10.04 Waiver. At any time prior to the Effective Time, any party hereto may to the extent permitted by applicable law (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the covenants, agreements or conditions of the other parties hereto contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

         Section 10.05 Expenses. Except as otherwise specified in Section 9.02 or agreed in writing by the parties, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, whether or not the Merger is consummated, shall be paid by the party incurring such cost or expense.

         Section 10.06 Successors and Assigns. The provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of the other parties hereto except that Merger Subsidiary may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned Subsidiary of Elcotel, it being understood that no such assignment shall relieve Merger Subsidiary from any of its obligations hereunder.

         Section 10.07 Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware (without regard to principles of conflict of laws).

         Section 10.08 Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated by this Agreement may be brought against any of the parties in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the State of Delaware. Without limiting the generality of the foregoing, each party hereto agrees that service of process upon such party at the address referred to in Section 10.01, together with written notice of such service to such party, shall be deemed effective service of process upon such party.

         Section 10.09 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

         Section 10.10 Interpretation. When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section of this Agreement or a Schedule to the Disclosure Letter unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation". The phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to August 13, 1997.

         Section 10.11 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against public policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term, provision, covenant or restriction of this Agreement is invalid, void, unenforceable or against public policy, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

         Section 10.12 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                             ELCOTEL, INC.


                             By: /s/ Tracey Gray
                                ---------------------------
                                Name:  Tracey Gray
                                Title: President


                             TECHNOLOGY SERVICE GROUP, INC.


                             By: /s/ Vincent C. Bisceglia
                                ---------------------------
                                Name:  Vincent C. Bisceglia
                                Title: President & CEO


                             ELCOTEL HOSPITALITY SERVICE, INC.


                             By: /s/ Tracey Gray
                                ---------------------------
                                Name:  Tracey Gray
                                Title: President

                                                                      Appendix B
                   [Letterhead of Murray, Devine & Co.,Inc.]

Board of Directors
ELCOTEL, INC.
August 5, 1997






                                    August 5, 1997

Board of Directors
ELCOTEL, INC.
6428 Parkland Drive
Sarasota, FL  34243

Gentlemen:

You have requested that we render an opinion as to the fairness, from a financial point of view, to Elcotel, Inc. (the "Company") under Section 4.25 of the Agreement and Plan of Merger (the "Merger Agreement", draft date August 2,
1997), among the Company, Technology Services Group, Inc. ("TSG") and Merger Subsidiary, of the Merger. Unless otherwise defined herein, all capitalized terms are as defined in the Merger Agreement.

Pursuant to the Merger Agreement, at the Effective Time, Merger Subsidiary shall be Merged with and into TSG in accordance with the Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and TSG shall continue as the Surviving Corporation. At the Effective Time by virtue of the Merger: (i) each share of common stock of TSG held by TSG as treasury stock or owned by the Company or any subsidiary of the Company immediately prior to the Effective Time shall automatically be canceled and retired without any conversion thereof, and no common stock of the Company or other consideration shall be delivered in exchange therefor; (ii) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall automatically be converted into and become one share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and (iii) each share of TSG Common Stock outstanding immediately prior to the Effective Time shall, except as otherwise provided in
(i) above, automatically be converted into the right to receive 1.05 shares of fully paid and non-assessable common stock of the Company.

Board of Directors
ELCOTEL,INC.
August 5,1997


In arriving at our opinion, we have, among other things: (i) reviewed the Merger Agreement and other related documents; (ii) reviewed such publicly available business and financial information relating to the Company and TSG as we deemed appropriate; (iii) reviewed certain internal financial and operating information relating to the Company and TSG (including financial forecasts) prepared by their respective managements; (iv) discussed the past and current operations and financial condition and prospects of the Company with the senior management of the Company; (v) discussed the past and current operations and financial condition and prospects of TSG with the senior management of TSG; (vi) reviewed pro forma financial statements (including financial forecasts) of the Company and TSG on a combined basis (the "Combined Companies") prepared jointly by the management of the Company and TSG; and (vii) reviewed recent stock market data relating to the Company and TSG.

We have also considered certain financial data of the Company and TSG and have compared that data from a financial point of view with similar data for other publicly-held companies in businesses similar to those of the Company and TSG. We have also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not independently verified any of the foregoing information, and have relied on its being complete and accurate in all material respects and we have further relied upon the assurances of the Company management that they are unaware of any facts that would make the information provided to us incomplete or misleading in any material respect. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company's and TSG' management as to the expected future financial performance of the Company, TSG and the Combined Companies. In addition, we have not made any independent evaluation or appraisal of the individual assets of the Company or TSG, nor have we been furnished with any such appraisals.

Based upon and subject to the foregoing, including that various assumptions and limitations set forth herein, it is our opinion that the Merger pursuant to the Merger Agreement, is fair, from a financial point of view, to the Company.



        MURRAY, DEVINE & CO., INC.

                                                                      APPENDIX C






                       CONSOLIDATED FINANCIAL STATEMENTS
                                       OF
                         TECHNOLOGY SERVICE GROUP, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                       OF TECHNOLOGY SERVICE GROUP, INC.

                                                                                            Page
                                                                                            ----

Independent Auditors' Report................................................................ C-1

Consolidated Financial Statements

        Consolidated Balance Sheets as of March 29, 1996,
               March 28, 1997 and June 27, 1997 (unaudited)................................. C-2

        Consolidated Statements of Operations for the seven months ended October 30, 1994, five months ended March 31, 1995,
           years ended March 29, 1996 and March 28, 1997 and three months ended June 28, 1996 (unaudited) and June 27, 1997 (unaudited).................... C-3

        Consolidated Statements of Cash Flows for the seven months ended October 30, 1994, five months ended March 31, 1995,
           years ended March 29, 1996 and March 28, 1997 and the three months ended June 28, 1996 (unaudited) and June 27, 1997 (unaudited).................... C-4

         Consolidated Statements of Changes in Stockholders Equity (Deficit)
           for the seven months ended October 30, 1994, five months ended
           March 31, 1995, years ended March 29, 1996 and March 28, 1997 and three months ended June 27, 1997 (unaudited)................................. C-5

Notes to Consolidated Financial Statements.................................................. C-6


                          INDEPENDENT AUDITORS' REPORT


Stockholders
Technology Service Group, Inc.


We have audited the accompanying consolidated balance sheets of Technology Service Group, Inc. and subsidiary as of March 28, 1997 and March 29, 1996, and the related consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows for the years ended March 28, 1997 and March 29, 1996, five months ended March 31, 1995, and the seven months ended October 30, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Technology Service Group, Inc. and subsidiary at March 28, 1997 and March 29, 1996 and the results of their operations and their cash flows for the years ended March 28, 1997 and March 29, 1996, the five months ended March 31, 1995, and the seven months ended October 30, 1994 in conformity with generally accepted accounting principles.



DELOITTE & TOUCHE LLP
Atlanta, Georgia
May 23, 1997
(June 9, 1997 as to the last
paragraph of Note 14)

                        TECHNOLOGY SERVICE GROUP, INC.
                          CONSOLIDATED BALANCE SHEETS
                 (Dollars in thousands, except per share data)

                                             March 29,   March 28,    June 27,
                                               1996        1997        1997
                                             ---------   ---------    ---------
                                                                     (Unaudited)

ASSETS
Current assets:
  Cash                                       $     20    $     68     $    100
  Accounts receivable, less allowance
   for doubtful accounts of $216, $147
   and $147                                     3,866       3,235        3,162
  Inventories                                   8,659      10,879        9,781
  Refundable income taxes                          --          --          301
  Deferred income taxes                            50         543          350
  Prepaid expenses and other current assets       146         141          113
                                             ---------   ---------    ---------
      Total current assets                     12,741      14,866       13,807
Property and equipment, net                     2,199         847          724
Goodwill                                        3,803       3,252        3,143
Other assets                                      891         807          894
                                             ---------   ---------    ---------
                                             $ 19,634    $ 19,772     $ 18,568
                                             =========   =========    =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Bank overdraft                             $  1,002    $    243     $    324
  Borrowings under revolving credit
   agreement                                       --       3,811        2,400
  Current maturities under long-term
   debt and capital lease obligations             118          --           --
  Accounts payable                              5,031       1,047        1,938
  Income taxes payable                            167         126           --
  Deferred revenue                                541         375           --
  Accrued liabilities                           1,472       1,015          742
  Accrued restructuring charges                    16          28           --
                                             ---------   ---------    ---------
      Total current liabilities                 8,347       6,645        5,404
Borrowings under revolving credit agreement     1,094          --           --
Long-term debt and capital lease
 obligations                                    3,415          --           --
Notes payable to stockholders                   2,800          --           --
Deferred revenue                                  375          --           --
Other liabilities                                   3          --           --
                                             ---------   ---------    ---------
                                               16,034       6,645        5,404
                                             ---------   ---------    ---------
Commitments and contingencies (Note 14)            --          --           --
Stockholders' equity:
  Preferred stock, $100 par value,
   100,000 authorized, none issued or
   outstanding                                     --          --           --
  Common stock, $.01 par value,
   10,000,000 shares authorized,
   3,500,000, 4,701,760 and 4,701,760
   shares issued and outstanding                   35          47           47
  Capital in excess of par value                3,465      11,963       11,963
  Retained earnings                               112       1,122        1,160
  Cumulative translation adjustment               (12)         (5)          (6)
                                             ---------   ---------    ---------
      Total stockholders' equity                3,600      13,127       13,164
                                             ---------   ---------    ---------
                                             $ 19,634    $ 19,772     $ 18,568
                                             =========   =========    =========

       The accompanying notes are an integral part of these consolidated financial statements.

                         TECHNOLOGY SERVICE GROUP, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)

                                 Predecessor                    Company
                               ------------------------------------------------------------------------------
                                                                                        Three        Three
                                Seven Months   Five Months      Year        Year       Months        Months
                                    Ended         Ended        Ended       Ended        Ended        Ended
                                 October 30,    March 31,    March 29,   March 28,    June 28,      June 27,
                                    1994           1995         1996        1997        1996          1997
                               -------------- ------------- ----------- ------------ ------------ ------------
                                                                                     (Unaudited)  (Unaudited)
Net sales                       $     11,109  $      9,161  $   33,201  $   33,472   $   12,078    $   6,217
                               -------------- ------------- ----------- ------------ ------------ ------------
Costs and expenses:
  Cost of goods sold                   9,176         8,226      26,082      26,639        9,840        5,123
  General and administrative
   expenses                            1,742           850       2,205       2,391          645          554
  Marketing and selling
   expenses                              366           372       1,290         881          361          164
  Engineering, research and
   development expenses                  458           480       1,197       1,777          409          292
  Restructuring charges
   (credits)                            (534)           --          --          63           --           --
  Litigation settlement                 (261)           --          --        (105)        (105)          --
  Interest expense                       599           356         941         400          142           72
  Other income                           (14)          (58)        (17)       (117)         (16)         (14)
                               -------------- ------------- ----------- ------------ ------------ ------------
                                      11,532        10,226      31,698      31,929       11,276        6,191
                               -------------- ------------- ----------- ------------ ------------ ------------
Income (loss) before
  income tax expense                    (423)       (1,065)      1,503       1,543          802           26
Income tax (expense) benefit              --            --        (326)       (533)        (217)          12
                               -------------- ------------- ----------- ------------ ------------ ------------
Net income (loss)               $       (423) $     (1,065) $    1,177  $    1,010   $      585    $      38
                               ============== ============= =========== ============ ============ ============
Income (loss) per common and
  common equivalent share:
   Primary                                    $      (0.30) $     0.30  $     0.22   $     0.13    $    0.02
                                              ============= =========== ============ ============ ============
   Assuming full dilution                     $      (0.30) $     0.30  $     0.22   $     0.13    $    0.02
                                              ============= =========== ============ ============ ============
Weighted average number of
  common and common equivalent
  shares outstanding:
   Primary                                           3,542       3,871       4,780        4,502        5,025
                                              ============= =========== ============ ============ ============
   Assuming full dilution                            3,542       3,871       4,780        4,502        5,025
                                              ============= =========== ============ ============ ============

      The accompanying notes are an integral part of these consolidated financial statements.

                                TECHNOLOGY SERVICE GROUP, INC.
                            CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (In thousands, except per share data)


                                              Predecessor                Company
                                            -------------- -------------------------------------------------------------
                                                               Five                                Three        Three
                                             Seven Months    Months        Year        Year       Months       Months
                                                 Ended        Ended       Ended       Ended        Ended        Ended
                                              October 30,   March 31,   March 29,   March 28,    June 28,     June 27,
                                                 1994          1995       1996         1997        1996         1997
                                            -------------  ----------- ----------- -----------  ------------------------
                                                                                                (Unaudited)  (Unaudited)
Cash flows from operating activities:
Net income (loss)                            $     (423)    $  (1,065)  $   1,177   $   1,010    $     585    $      38
Adjustments to reconcile net income
   (loss) to net cash provided by (used
    for) operating activities
  Depreciation and amortization                     648           408       1,061       1,072          288          227
  Loss (gain) on sale of assets                      18             5          --         (47)          --           (1)
  Restructuring charges (credits)                  (534)           --          --          63          173           61
  Provisions for inventory losses and
    warranty expense                                165           298         352         565           31           --
  Provision for uncollectible accounts
     receivable                                      27            (4)         10          --           --           --
  Provision for deferred tax expense
     (benefits)                                      --            --         161         (50)         (45)         275
  Changes in certain assets and
     liabilities, net of effects of
     acquisition
      (Increase) decrease in accounts
        receivable                                  578          (330)     (1,206)        632       (2,795)          72
      (Increase) decrease in inventories          1,388          (764)     (3,428)     (2,485)      (1,203)       1,070
      (Increase) decrease in refundable
       income taxes                                  --            --          --          --           --         (301)
      (Increase) decrease in prepaid
       expenses and other current assets             67            91         (57)          5           76           28
      (Increase) decrease in other assets             3             6        (474)       (424)          --         (127)
      (Decrease) increase in accounts
        payable                                    (982)         (172)      2,072      (3,984)         515          891
      (Decrease) increase in income taxes
        payable                                      --            --         165         (39)         114         (126)
      (Decrease) increase in deferred
        revenue                                      --           375         541        (541)        (341)        (306)
      (Decrease) increase in accrued
        liabilities                                 458          (299)       (105)       (761)          --          (28)
      (Decrease) in accrued restructuring
        charges                                    (442)         (147)        (74)        (10)        (486)        (375)
       Other                                        (56)           --          (1)         (1)          (1)          --
                                            -------------  ----------- ----------- -----------  ------------ -----------
Net cash provided by (used for)
   operating activities                             915        (1,598)        194      (4,995)      (3,089)       1,398
                                            -------------  ----------- ----------- -----------  ------------ -----------
Cash flows from investing activities:
Capital expenditures                                (21)          (60)       (252)       (422)          --            1
Proceeds from sale of assets                         12            --          --          59          (59)         (38)
                                            -------------  ----------- ----------- -----------  ------------ -----------
Net cash used for investing
   activities                                        (9)          (60)       (252)       (363)         (59)         (37)
                                            -------------  ----------- ----------- -----------  ------------ -----------
Cash flows from financing activities:
Net proceeds (payments) under
   revolving credit agreement                    (1,491)       (1,599)        124       2,717         (901)      (1,411)
Proceeds from initial public
   offering, net of offering expenses                --            --          --       8,632        8,648           --
Proceeds from exercise of stock
   options and warrants                              --            --          --         217          160           --
Proceeds from notes payable to banks                402           908          --          --           --           --
Proceeds from notes payable
   to stockholders                                  400         2,800          --          --           --
Payments on notes payable to
   stockholders                                      --            --          --      (2,800)      (2,800)          --
Principal payments on long-term
   debt and capital lease obligations              (459)         (482)       (814)     (2,600)      (2,578)          --
Increase (decrease) in bank overdraft               324           121         502        (760)         760           82
                                            -------------  ----------- ----------- -----------  ------------ -----------
Net cash provided by (used for)
   financing activities                            (824)        1,748        (188)      5,406        3,289       (1,329)
                                            -------------  ----------- ----------- -----------  ------------ -----------
Increase (decrease) in cash                          82            90        (246)         48          141           32
Cash, beginning of period                            94           176         266          20           20           68
                                            -------------  ----------- ----------- -----------  ------------ -----------
Cash, end of period                          $      176     $     266   $      20   $      68    $     161    $     100
                                            =============  =========== =========== ===========  ============ ===========

      The accompanying notes are an integral part of these consolidated financial statements.

                        TECHNOLOGY SERVICE GROUP, INC.
     CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                 (Dollars in thousands except per share data)

                                                                Common     Common
                  Preferred   Series C   Series B    Series A   Stock      Stock     Capital in   Retained    Cumulative
                   Series E  Preferred  Preferred   Preferred  $.05 Par   $.01 Par   Excess of    Earnings    Translation
                    Stock      Stock      Stock       Stock     Value      Value     Par Value    (Deficit)   Adjustment    Total
                  ---------  ---------  ---------   ---------  --------   --------   ----------   ---------   ----------  ---------
Predecessor
Balance at
 April 1, 1994    $      30  $     234  $      30   $      31  $     22   $     --   $   22,652   $ (24,450)  $       46  $  (1,405)
Net loss for
 the period                                                                                            (423)                   (423)
Foreign currency
 translation
 adjustment                                                                                                            7          7
                  ---------  ---------  ---------   ---------  --------   --------   ----------   ---------   ----------  ---------
Balance at
 October 30, 1994 $      30  $     234  $      30   $      31  $     22   $     --   $   22,652   $ (24,873)  $       53  $  (1,821)
                  =========  =========  =========   =========  ========   ========   ==========   =========   ==========  =========
Company
Balance at
 October 30, 1994 $      30  $     234  $      30   $      31  $     22   $     --   $   22,652   $ (24,873)  $       53  $  (1,821)
Business
 combination            (30)      (234)       (30)        (31)      (22)        35      (19,517)     24,873          (53)     4,991
Net loss for the
 period                                                                                              (1,065)                 (1,065)
                  ---------  ---------  ---------   ---------  --------   --------   ----------   ---------   ----------  ---------
Balance at
 March 31, 1995          --         --         --          --        --         35        3,135      (1,065)          --      2,105
Business
 combination--
 distribution of
 escrow
 consideration                                                                              330                                 330
Net income for
 the year                                                                                             1,177                   1,177
Foreign currency
 translation
 adjustment                                                                                                          (12)       (12)
                  ---------  ---------  ---------   ---------  --------   --------   ----------   ---------   ----------  ---------
Balance at
 March 29, 1996          --         --         --          --        --         35        3,465         112          (12)     3,600
Net income for
 the year                                                                                             1,010                   1,010
Issuance of
 1,150,000 shares
 in initial public
 offering, net of
 offering, expenses                                                             11        8,282                               8,293
Issuance of 51,760
 shares upon
 exercise of common
 stock purchase
 warrants, opinions,
 and purchase rights                                                             1          216                                 217
Foreign currency
 translation
 adjustment                                                                                                            7          7
                  ---------  ---------  ---------   ---------  --------   --------   ----------   ---------   ----------  ---------
Balance at
 March 28, 1997          --         --         --          --        --         47       11,963       1,122           (5)    13,127
Net income for
 the period
 (unaudited)                                                                                                          38         38
Foreign currency
 translation
 adjustment
 (unaudited)                                                                                                          (1)        (1)
                  ---------  ---------  ---------   ---------  --------   --------   ----------   ---------   ----------  ---------
Balance at
 June 27, 1997
 (unaudited)      $      --  $      --  $      --   $      --  $     --   $     47   $   11,963   $   1,160   $       (6) $  13,164
                  =========  =========  =========   =========  ========   ========   ==========   =========   ==========  =========

                The accompanying notes are an integral part of
                   these consolidated financial statements.

                         TECHNOLOGY SERVICE GROUP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (Dollars in thousands except per share data)


1.   THE COMPANY

          Technology Service Group, Inc. ("TSG") was incorporated in the State of Delaware in 1975. TSG designs, develops, manufactures and markets public communication products including microprocessor-based ("smart") wireline and wireless payphone systems, electronic wireline payphone products and related payphone components. TSG also provides payphone and payphone component repair, refurbishment and upgrade conversion services. The accompanying financial statements include the accounts of TSG's wholly-owned subsidiary, International Service Technologies, Inc. ("IST"), which has a foreign division located in Taiwan.


2.   ACQUISITION

          On October 31, 1994, TSG Acquisition Corp. ("TSG Acquisition"), a non-operating corporation wholly-owned by Wexford Partners Fund, L.P. ("Wexford"), acquired all of the outstanding capital stock of TSG pursuant to an Agreement and Plan of Merger dated October 11, 1994 (the "Plan of Merger") between Wexford, TSG Acquisition, TSG and the majority holders of TSG's capital stock (the "Acquisition"). TSG Acquisition paid an aggregate of $3.5 million in cash pursuant to the Plan of Merger, including $330 of contingent consideration that was placed in escrow. The consideration consisted of $3,004 to acquire the outstanding capital stock of TSG and $496 to retire a subordinated master promissory note of $400 payable to former stockholders and related accrued interest and preference fees of $96. Cash payments to former stockholders on October 31, 1994 aggregated $2,992 after deducting $278 to retire certain obligations of TSG and $230 placed in escrow. Consideration placed in escrow of $330 consisting of cash of $230 and a subordinated note of TSG payable to one of the former stockholders in the principal amount of $100 was distributed to former stockholders in September 1995 upon compliance with indemnification provisions set forth in the Plan of Merger.

          In conjunction with the Acquisition, TSG Acquisition was merged into TSG, which was then wholly-owned by Wexford. The outstanding shares of TSG's capital stock and rights to purchase TSG's capital stock, including preferred stock purchase warrants, at October 31, 1994 and TSG's Incentive Stock Option Plan were cancelled and the outstanding shares of capital stock of TSG Acquisition were exchanged for one share of TSG's common stock, $.05 par value (the "merger share"). TSG is sometimes referred to as the "Predecessor" for periods prior to the Acquisition.

          In addition, TSG entered into an Investment Agreement (the "Investment Agreement") with Wexford and certain former investors (collectively the "investors"). TSG issued 3.5 million shares of common stock, $.01 par value, in exchange for the merger share held by Wexford. Also, TSG borrowed $2.8 million from the investors and issued 10% interest bearing subordinated promissory notes due November 1, 1999 (see Note 7).

          The Acquisition has been accounted for using the purchase method of accounting. Accordingly, the aggregate purchase price of $3,170 (excluding contingent consideration) was pushed down and allocated to assets and liabilities of TSG as of October 31, 1994 (the date of acquisition) based upon their estimated fair values. The excess of the purchase price over the fair value of the net assets acquired of $3,854 was recorded as goodwill (see Note
6). The increase in the aggregate purchase price and goodwill upon the distribution of escrow consideration of $330 was recognized in TSG's financial statements during the year ended March 29, 1996.

          A summary of the book value of the assets and liabilities of TSG as compared to their estimated fair value reflected in TSG's financial statements as of the date of acquisition is set forth below.

                                                 Book       Estimated
                                                 Value      Fair Value
                                              -----------  ------------
Cash                                          $      176    $      176
Accounts receivable                                2,337         2,337
Inventories                                        4,887         4,842
Prepaid expenses and other current assets            180           180
Property and equipment                             2,602         2,984
Other assets                                         216           645
Bank overdraft                                      (380)         (380)
Borrowings under revolving credit agreement       (1,661)       (1,661)
Current maturities under long-term debt
  and capital lease obligations                     (878)         (888)
Accounts payable                                  (3,133)       (3,133)
Accrued expenses                                  (1,624)       (1,749)
Accrued restructuring charges                       (515)         (312)
Notes payable to stockholders                       (400)           --
Long-term debt and capital lease obligations      (3,628)       (3,725)
                                              -----------  ------------
Net assets acquired                               (1,821)         (684)
Excess of purchase price over net assets
  acquired                                            --         3,854
                                              -----------  ------------
                                              $   (1,821)   $    3,170
                                              ===========  ============

          The accompanying financial statements at March 29, 1996 and March 28, 1997 and for the five months ended March 31, 1995 and years ended March 29, 1996 and March 28, 1997 reflect the effects of the Acquisition. Assuming the Acquisition had occurred on April 2, 1994, TSG's and the Predecessor's net loss for the year ended March 31, 1995 including proforma adjustments for depreciation, interest and amortization of assets to give effect to the accounting bases recognized in recording the Acquisition would have approximated $1,599 (unaudited), or a loss of $.45 per share (unaudited), as compared to the reported loss of $1,488 ($423 for the seven months ended October 30, 1994 and $1,065 for the five months ended March 31, 1995). The proforma adjustments include an increase in the amortization of goodwill and other intangible assets of approximately $140 (unaudited) due to the increase in the basis of intangible assets and their estimated useful lives, a decrease in depreciation of approximately $24 (unaudited) due to an increase in the basis of property and equipment and their estimated useful lives and a decrease in interest expense of approximately $6 (unaudited) due to revaluation of capital lease obligations, the financing received from the investors and the repayment of indebtedness under TSG's revolving credit agreement.


3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          A summary of the significant accounting policies followed by TSG is set forth below:

Fiscal Year

          TSG operates on a fiscal year ending the Friday nearest March 31 resulting in a 52/53 week year. The accompanying consolidated financial statements include the audited financial statements of the Predecessor for the seven months (30 weeks) ended October 30, 1994 and TSG, subsequent to the Acquisition, for the five months (22 weeks) ended March 31, 1995 and years (52 weeks) ended March 29, 1996 and March 28, 1997.

Consolidation

          All significant intercompany balances and transactions have been eliminated in consolidation.

Translation of Foreign Currency

          The financial position and results of operations of TSG's foreign division are measured using local currency as the functional currency. Assets and liabilities of TSG's foreign division are translated into United States dollars at the applicable exchange rate in effect at the end of the period. Income statement accounts are translated at the average rate in effect over the period. Translation adjustments arising from the use of differing exchange rates from period to period are accumulated in a separate component of stockholders' equity. Gains and losses resulting from foreign currency transactions are included in income in the period in which these transactions occur. The effects of foreign currency translation on TSG's financial position and results of operations are not significant. Also, the operations, assets and liabilities of TSG's foreign division are not significant.

Cash

          TSG's cash balances serve as collateral under a loan agreement (see
Note 7) and, accordingly, are restricted.

Inventories

          Inventories are stated at the lower of cost or market. Cost is determined based upon the first-in, first-out ("FIFO") method or standard cost, which approximates cost on a FIFO basis.

          Reserves to provide for potential losses due to obsolescence and excess quantities are established in the period in which such losses occur.

Property and Equipment

          Property and equipment is recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the established useful lives of the assets as follows:

                                                Predecessor         Company
                                              ---------------    -------------
Building and building improvements                   30 years         30 years
Machinery and equipment                            2-10 years        2-5 years
Furniture and fixtures                             2-10 years        2-3 years
Leasehold improvements                             5-15 years          5 years

          Additions, improvements and expenditures that significantly extend the useful life of an asset are capitalized. Expenditures for repairs and maintenance are charged to operations as incurred. When assets are retired or disposed of, the cost and accumulated depreciation thereon are eliminated from the accounts, and any gains or losses are included in income.

Revenue Recognition

          Sales and related costs, including reserves for warranties and returns, are recorded by TSG upon shipment of products. Deferred revenue consists of prepayments from customers and the refundable portion of proceeds received from the sale of software (see Note 14) which is classified according to the terms of the repayment obligation. Deferred revenue is recognized as earned upon shipment of products or pursuant to the terms of the sales contract.

Engineering, Research, and Development Costs

          Costs and expenses incurred for the purpose of product research, design and development are charged to operations as incurred. Engineering, research and development costs consist primarily of costs associated with development of new products and manufacturing processes. TSG capitalizes as other assets certain product software development costs once technological feasibility has been achieved. Commencing upon initial product release, these costs are amortized based on the straight-line method over the estimated useful life of the product, which is generally five years. Capitalized software development costs are reported at the lower of cost, net of accumulated amortization, or net realizable value (see Note 6). Software development costs incurred prior to achieving technological feasibility are charged to research and development expense as incurred.

Stock-Based Compensation

          In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123"). SFAS 123, which is effective for fiscal years beginning after December 15, 1995, defines a fair value based method of accounting for compensation cost related to stock options and other forms of stock-based compensation plans. This statement gives entities a choice of recognizing related compensation costs by adopting the new fair value method or to continue to measure compensation using the intrinsic value approach contained in Accounting Principles Board Opinion 25 ("APB 25"), the former standard. If the former standard for measurement is elected, SFAS 123 requires supplemental disclosure to show the effects of using the new measurement criteria. TSG has elected to continue to apply the former standards contained in APB 25, and as a result, TSG adopted the pro forma disclosure requirements of SFAS 123 during the year ended March 28, 1997 (see Note 9). APB 25 requires compensation expense for stock-based compensation plans to be recognized based on the difference, if any, between the per-share market value of the stock and the option exercise price on the measurement date, which is generally the grant date. TSG has not recognized any compensation expense with respect to stock options granted under TSG's plans in accordance with the requirements of APB 25.

Fair Value of Financial Instruments and Concentration of Credit Risk

          The estimated fair value of TSG's cash, accounts receivable, accounts payable and outstanding indebtedness approximates the carrying amounts due principally to their short maturities. Accounts receivable represent the primary financial instrument which potentially subjects TSG to concentrations of credit risk. TSG does not require its customers to provide collateral with respect to amounts owed, but periodically evaluates the credit of its customers (see Note
14). The allowance for non-collection of accounts receivable is estimated based upon the expected collectibility of all accounts receivable.

Goodwill

          The excess of the purchase price over the fair value of TSG's assets and liabilities at the date of the Acquisition is being amortized to operations on a straight-line basis over a period of 35 years. At each balance sheet date, TSG evaluates the realizability of goodwill based on its expectations of future undiscounted cash flows. Based on TSG's most recent analysis, TSG believes that no material impairment of goodwill exists at March 28, 1997.

Income Taxes

          Income tax expense (benefit) is based upon income (loss) recognized for financial statement purposes and includes the effects of temporary differences between such income (loss) and that recognized for tax purposes in accordance with Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes." SFAS 109 requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Using the enacted tax rate in effect for the year in which the differences are expected to reverse, deferred tax assets and liabilities are determined based upon the differences between the financial reporting basis and income tax basis of the assets and liabilities (see Note 10). A valuation allowance is established for deferred tax assets to the extent realization thereof is not assured.

Income (Loss) Per Common and Common Equivalent Share

          Income (loss) per common and common equivalent share for the five months ended March 31, 1995 and years ended March 29, 1996 and March 28, 1997 is computed on the basis of the weighted average number of common and dilutive common equivalent shares outstanding during the period, except as required by Accounting Principles Board Opinion No. 15, Earnings per Share, all outstanding options and warrants during the year ended March 28, 1997 have been included in the calculation in accordance with the modified treasury stock method, and except as required by Securities and Exchange Commission Staff Accounting Bulletin ("SECSAB") Topic 4:D, stock issued and stock options covering 89,000 shares of common stock granted during the 12 months prior to a May 10, 1996 initial public offering (see Note 9) at prices below the public offering price have been included in the calculation of weighted average number of common and common equivalent shares outstanding as if they were outstanding as of the beginning of the period. Also, as a result of the Acquisition, income (loss) per share is not presented for periods prior to the five months ended March 31, 1995 in accordance with SECSAB Topic 1:B2.

          In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings Per Share ("SFAS 128"). SFAS 128 requires disclosure of basic earnings per share based on income available to common stockholders and the weighted average number of common shares outstanding during the period, and diluted earnings per share based on income available to common stockholders and the weighted average number of common and dilutive potential common shares outstanding during the period. The adoption of SFAS 128 is required for fiscal years ending after December 15, 1997, and earlier adoption is not permitted. Had TSG adopted SFAS 128 during the years ended March 29, 1996 and March 28, 1997, basic earnings per share on a pro forma basis would have been $.34 and $.22 per share, respectively, and diluted earnings per share on a pro forma basis would have been $.30 and $.21 per share, respectively.

New Accounting Pronouncements

          In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 129, Disclosure of Information about Capital Structure ("SFAS 129"). SFAS 129 requires a Company to explain the privileges and rights of its various outstanding securities, the number of shares issued upon conversion, exercise or satisfaction of required conditions during the most recent annual fiscal period, liquidation preferences of preferred stock and other matters with respect to preferred stock. Although the statement is effective for periods ending after December 15, 1997, TSG's financial statement disclosures are in compliance with SFAS 129.

          In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("SFAS 130"). SFAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Comprehensive income is defined as the change in equity of a business during a period from transactions and events and circumstances from non-owner sources, and includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. SFAS 130 is effective for fiscal years beginning after December 15, 1997. The adoption of SFAS 130 will not have a material effect on TSG's results of operations or financial position.

          Also, in June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, Disclosure about Segments of an Enterprise and Related Information ("SFAS 131"). SFAS 131 requires public entities to report certain information about operating segments, their products and services, the geographic areas in which they operate, and their major customers, in complete financial statements and in condensed interim financial statements issued to stockholders. SFAS 131 is effective for fiscal years beginning after December 15, 1997. The adoption of SFAS 131 will not have a material effect on TSG's results of operations or financial position.

Use of Estimates

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.





Interim Financial Information

          The financial statements as of and for the three months ended June 27, 1997 and June 28, 1996 are unaudited. In the opinion of management, all adjustments, including recurring adjustments, necessary for a fair presentation of the results of operations have been included and these adjustments include no unusual items.

4.   INVENTORIES

          Inventories at March 29, 1996, March 28, 1997 and June 27, 1997 consisted of the following:

                                  March 29,    March 28,    June 27,
                                    1996         1997         1997
                                 -----------  -----------  -----------
                                                           (Unaudited)
Raw materials                    $    7,404   $    6,154   $    6,229
Work-in-process                       1,207        2,117        1,827
Finished goods                        1,654        4,036        2,840
                                 -----------  -----------  -----------
                                     10,265       12,307       10,896


Reserve for potential losses         (1,606)      (1,428)      (1,115)
                                 -----------  -----------  -----------
                                 $    8,659   $   10,879   $    9,781
                                 ===========  ===========  ===========

Substantially all inventories are pledged to collateralize notes payable (see
Note 7).

5.   PROPERTY AND EQUIPMENT

          Property and equipment at March 29, 1996 and March 28, 1997 consisted of the following:

                                        March 29,    March 28,
                                          1996         1997
                                       -----------  -----------
Land                                   $      121   $       --
Building and building improvements            877           --

Machinery and equipment                     2,009        2,287
Furniture and fixtures                        120          111
Leasehold improvements                        151          168
                                       -----------  -----------
                                            3,278        2,566
Accumulated depreciation                   (1,079)      (1,719)
                                       -----------  -----------
                                       $    2,199   $      847
                                       ===========  ===========

          Substantially all property and equipment is pledged to collateralize notes payable (see Note 7).

          Depreciation expense for the seven months ended October 30, 1994 and five months ended March 31, 1995 aggregated $455 and $308, respectively. Depreciation expense for the years ended March 29, 1996 and March 28, 1997 aggregated $784 and $795, respectively.

          Assets under capital leases are capitalized using interest rates appropriate at the date of purchase or at the inception of the lease, as applicable. The following is a summary of TSG's assets under capital leases which are included in property and equipment at March 29, 1996:

Land                                                   $    121
Building and building improvements                          877
Machinery and equipment                                      60
                                                      ----------
                                                          1,058
Accumulated depreciation                                    (71)
                                                      ----------
                                                       $    988
                                                      ==========

          During the year ended March 28, 1997, TSG closed a one hundred thousand square foot manufacturing facility located in Paducah, Kentucky and assigned its capital lease obligation to an unaffiliated third party. Accordingly, TSG recorded the retirement of the outstanding capital lease obligation and the disposition of the property during the year ended March 28, 1997. In connection with this transaction, TSG realized a gain of $44 representing the difference between the outstanding lease obligation ($933) plus the proceeds received ($50) and the net book value of the property ($939).


6.   OTHER ASSETS AND GOODWILL

          Other assets at March 29, 1996 and March 28, 1997, net of accumulated amortization of $206 and $375 respectively, consisted of the following:


                                             March 29,    March 28,
                                               1996         1997
                                            -----------  -----------
Product software, net of accumulated
  amortization of $66 and $113                     168          543
Patents, net of accumulated amortization
  of $46 and $79                                   118           85
Customer contracts, net of accumulated
  amortization of $55 and $94                       71           32
Unpatented technology, net of accumulated
  amortization of $16 and $27                       44           33
Patent license, net of accumulated
  amortization of $23 and $62                      110           71
Deferred initial public offering expenses          338           --
Deposits                                            41           40
Other                                                1            3
                                            -----------  -----------
                                             $     891    $     807
                                            ===========  ===========

          The excess of the purchase price over the fair value of net assets acquired in connection with the Acquisition (goodwill), including the escrow consideration distributed during the year ended March 29, 1996, aggregated $4,184. Tax benefits of acquired deferred tax assets of $211 and $442 during the years ended March 29, 1996 and March 28, 1997, respectively, were applied against the excess purchase price (see Note 10). Accumulated amortization of goodwill at March 29, 1996 and March 28, 1997 was $169 and $278, respectively.

          Other intangible assets recorded in connection with the Acquisition consisted of product software of $234 patents of $164, customer contracts of $126 and unpatented technology of $60. These assets are being amortized over estimated useful lives ranging from less than two years to five years, and are reported at the lower of cost, net of accumulated amortization, or net realizable value.

          During the year ended March 28, 1997, TSG capitalized software development costs of $422 in connection with the development of new products. Software development costs during the five months ended March 31, 1995 and year ended March 29, 1996 were not significant.

          Amortization expense for the seven months ended October 30, 1994, five months ended March 31, 1995 and years ended March 29, 1996 and March 28, 1997 amounted to $193, $100, $277 and $277, respectively.


7. BORROWINGS UNDER REVOLVING CREDIT AGREEMENT, LONG-TERM DEBT, CAPITAL LEASE OBLIGATIONS AND NOTES PAYABLE TO STOCKHOLDERS

Borrowings Under Revolving Credit Agreement

          At March 29, 1996, TSG was able to borrow up to a maximum of $9 million under term and installment notes and a revolving credit agreement under the terms of a Loan and Security Agreement (the "Loan Agreement") between TSG and its bank. Indebtedness under the Loan Agreement at March 29, 1996 included $2,525 outstanding under term and installment notes and $1,094 outstanding under the revolving credit agreement.

          At March 28, 1997 and June 27, 1997, TSG was able to borrow up to a maximum of $9 million under the revolving credit agreement. At March 28, 1997 and June 27, 1997, TSG had outstanding debt of $3,811 and $2,400 (unaudited), respectively, under the revolving credit agreement.

          Amounts borrowed under the Loan Agreement are collateralized by substantially all assets of TSG including accounts receivable, inventories and property and equipment. The borrowing limit under the revolving credit agreement is based upon specified percentages applied to the value of collateral, consisting of accounts receivable and inventories (less amounts outstanding under a $2.2 million term note at March 29, 1996), and varies based upon changes in the collateral value. Interest is payable monthly based upon the greater of the actual outstanding debt balances or $4 million at a variable rate per annum equal to 1.5% above a base rate quoted by Citibank (8.25% March 29, 1996 and 8.50% at March 28, 1997). The Loan Agreement is renewable annually for one year periods unless terminated by the bank upon an occurrence of an event of default or by TSG upon at least 90 days notice. TSG has agreed to pay termination fees of up to 2% of the average monthly borrowings or the minimum loan amount ($4 million), whichever is greater, if the Loan Agreement is terminated on the date other than an anniversary date.

          The Loan Agreement contains conditions and covenants that prevent TSG from engaging in certain transactions without the consent of the bank, including merging or consolidating, payment of subordinated stockholder debt obligations, declaration or payment of dividends and disposition of assets, among others. Additionally, the Loan Agreement requires TSG to comply with specific financial covenants, including covenants with respect to cash flow, working capital and net worth. Noncompliance with any of these conditions and covenants or the occurrence of any other event of default, if not waived or corrected, could accelerate the maturity of the borrowings outstanding under the Loan Agreement. TSG was in compliance with the covenants and conditions contained in the Loan Agreement at March 29, 1996 and March 28, 1997.

          Pursuant to an amendment to the Loan Agreement on October 31, 1994, $2.2 million of debt outstanding under the revolving credit agreement was converted into a term note payable on November 30, 1997.

In addition, the term of the Loan Agreement was extended from May 31, 1995 to November 30, 1997, and the interest rate on amounts borrowed under the terms of the Loan Agreement was reduced by .75%. Proceeds of $2,569 pursuant to subordinated promissory notes dated October 31, 1994 issued to stockholders were used to retire debt outstanding under the revolving credit agreement. After such repayment, the initial principal balance outstanding under the $2.2 million term note on October 31, 1994 amounted to $1,292. Between October 31, 1994 and March 31, 1995, TSG borrowed the balance available under the $2.2 million term note of $908.

          Pursuant to a June 9, 1994 amendment to the Loan Agreement, the aggregate principal obligation under an installment note was decreased from $500 to $465, and TSG borrowed an additional $402. The expiration date of the Loan Agreement and the due date of the term and installment notes were extended from February 28, 1995 to May 31, 1995. The monthly principal payment under the installment note was increased from $21 to $25. This note was repaid during the year ended March 29, 1996.

          In May 1996, TSG completed an initial public offering of equity securities (see Note 9). A portion of the proceeds of the initial public offering were used to repay TSG's then outstanding indebtedness under the Loan Agreement. Accordingly, TSG classified $1,094 of indebtedness outstanding under the revolving credit facility as a long-term obligation at March 29, 1996.

Long-Term Debt and Capital Lease Obligations

          Long-term debt and capital lease obligations payable at March 29, 1996 consisted of the following:

Loan and Security Agreement
   $2.2 million secured term note, principal balance due November
   30, 1997                                                           $   2,200
   $650 secured term note, principal payable in sixty equal monthly installments of $8, with remaining principal balance due
   November 30, 1997                                                        325
Unsecured non-interest bearing promissory note, payable in nineteen
   equal monthly installments of $11                                         33
Obligations under capital leases                                            975
                                                                     -----------
                                                                          3,533
Less - current maturities                                                  (118)
                                                                     -----------
                                                                      $   3,415
                                                                     ===========


          At March 31, 1995, TSG had outstanding indebtedness of $203 pursuant to 10% interest bearing promissory notes payable to a company affiliated with certain officers and employees of TSG. Outstanding indebtedness under these promissory notes was paid in full during the year ended March 29, 1996. Interest paid pursuant to these notes during the years ended March 31, 1995 and March 29, 1996 aggregated $49 and $9, respectively. On November 9, 1994, TSG executed a non-interest bearing promissory note in the principal amount of $207 representing unpaid royalties at October 31, 1994 due to TSG affiliated with certain of TSG's officers and employees. The note, payable in nineteen equal monthly installments of $11 commencing on December 11, 1994, had an outstanding balance of $33 at March 29, 1996. This note was paid in full during the year ended March 28, 1997.

          In May 1996, TSG completed an initial public offering of equity securities (see Note 9). A portion of the proceeds of the initial public offering were used to repay TSG's then outstanding indebtedness under the Loan Agreement. Accordingly, TSG classified indebtedness outstanding under the $2.2 million term note and $310 of indebtedness then outstanding under the $650 term note as long-term obligations at March 29, 1996.

          During the year ended March 28, 1997, TSG assigned its capital lease obligation with respect to a one hundred thousand square foot manufacturing facility located in Paducah, Kentucky to an unaffiliated third party. Accordingly, TSG recorded the retirement of the capital lease obligation with a then outstanding balance of $933 (see Note 5) during the year ended March 28, 1997.

Notes Payable to Stockholders

          On June 9, 1994, TSG borrowed $400 from its preferred stockholders and issued a subordinated master promissory note payable on demand bearing interest at a rate of 10% per annum. This note, accrued interest and preference fees, which when added to accruing interest would equal 5% of the outstanding principal amount for each month that the note was outstanding, became due upon the Acquisition. Accordingly, the subordinated master promissory note, together with accrued interest and preference fees from the date of issuance aggregating $96 were retired on October 31, 1994.

          On October 31, 1994, TSG entered into an Investment Agreement with the investors. Under the terms of the Investment Agreement, TSG borrowed $2.8 million from the investors and issued 10% interest bearing subordinated promissory notes due November 1, 1999. During the year ended March 28, 1997, TSG repaid the subordinated promissory notes with a portion of the proceeds from its initial public offering (see Note 9). Interest accrued under the terms of the subordinated promissory notes was payable semi-annually beginning May 1, 1995. During the years ended March 29, 1996 and March 28, 1997, TSG paid interest with respect to the subordinated notes of $280 and $152, respectively. At March 29, 1996, interest accrued under the terms of the subordinated promissory notes aggregated $117.


8.   ACCRUED LIABILITIES

          Accrued liabilities at March 29, 1996 and March 28, 1997 consisted of the following:

                                            March 29,     March 28,
                                              1996          1997
                                           -----------   -----------
Workers' compensation and employee group
  insurance                                 $     117     $     104
Salaries, wages and related employee
  benefits and taxes                              339           255
Interest                                          150            32
Royalties                                         273            --
Warranty expense                                  210           367
Sales and use taxes                                24             7
Professional fees                                  99            91
Environmental costs                                13             1
Property taxes                                     21            29
Bonuses                                            75            62
Other                                             151            67
                                           -----------   -----------
                                            $   1,472     $   1,015
                                           ===========   ===========

9.   STOCKHOLDERS' EQUITY

Preferred Stock

          TSG is authorized, under its Certificate of Incorporation as amended on October 31, 1994, to issue up to 100,000 shares of preferred stock, $100 par value, in one or more series or other designations determined by the Board of Directors ("Board") of TSG. The Board is authorized to determine, as to any particular series of preferred stock: the dividend rights, including annual dividend rates and whether the dividends shall be cumulative or non-cumulative; redemption provisions; per-share liquidation preferences; voting powers; conversion terms; and any other rights or preferences. No dividends may be paid or declared on TSG's common stock or on any other class of stock ranking junior to the preferred stock, nor shall any shares of common stock or any other class of stock ranking junior to the preferred stock be purchased, retired or otherwise acquired by TSG unless all dividends accrued and payable on preferred shares and all amounts required to retire the preferred shares have been paid out of assets legally available for the payment of such obligations.

          At March 28, 1997, no preferred stock had been issued, nor has the Board designated any series of preferred stock for issuance or determined any related rights or preferences.

          In connection with the Acquisition, the then outstanding shares of TSG's Series A, Series B, Series C and Series E preferred stock were cancelled. The Series A, Series B, Series C and Series E preferred stock had per-share liquidation preferences of $15, $5, $2.50 and $2.50, respectively, plus declared and unpaid dividends. The aggregate liquidation preference of the preferred stock in order of priority were as follows: Series E - $750; Series C - $5,852; Series B - $1,500; and Series A - $4,600. The shares of preferred stock were convertible into an equal number of shares of common stock, subject to certain anti-dilution provisions. Shares of Series A, Series B and Series C preferred stock were convertible into voting common stock. Shares of Series E preferred stock were convertible into non-voting common stock. Series A, Series B and Series C preferred shares had voting rights equal to the number of shares of common stock which would have been received upon conversion to common shares. The Series E preferred stock had no voting rights.

          TSG could not, without the consent of stipulated percentages of holders of the applicable series of preferred stock, authorize or create any class or series of capital stock ranking, either as to payment of dividends or distribution of assets, prior to or on a parity with such series of convertible preferred stock or alter or change the powers, preferences or rights of such series of convertible preferred stock. Further, TSG could not sell shares of capital stock ranking, either as to payment of dividends or distribution of assets, prior to or on parity with those of convertible preferred stock at prices less than the conversion prices or convertible into common stock at prices less than the conversion prices of convertible preferred stock without such consent(s).

Common Stock

          TSG is authorized, under its Certificate of Incorporation as amended on October 31, 1994, to issue up to 10,000,000 shares of common stock, $.01 par value. As described in Note 1, TSG issued 3.5 million shares of common stock on October 31, 1994 in accordance with the terms of an Investment Agreement between TSG, Wexford and certain former investors.

          Holders of voting common stock are entitled to one vote per share on all matters to be voted on by the stockholders. No dividends may be paid or declared on TSG's common stock until all dividends accrued and payable on preferred shares outstanding have been paid.

          In connection with the Acquisition, the then outstanding shares of TSG's common stock were cancelled. Prior to the Acquisition, TSG was authorized to issue 11,100,000 shares of common stock, $.05 par value.

Initial Public Offering and Common Stock Purchase Warrants

          In May 1996, TSG completed an initial public offering of 1,150,000 units (the "Units"), each Unit consisting of one share of common stock and one redeemable warrant ("Redeemable Warrant") at a price of $9.00 per Unit for gross proceeds of $10,350. In connection with the offering, TSG issued warrants to the underwriters to purchase 100,000 shares of common stock (the "Underwriter Warrants") for nominal consideration. Net proceeds received by TSG, after underwriting discounts and expenses of $1,232 and other expenses of $825, amounted to $8,293. At March 29, 1996, TSG had incurred, and deferred as other assets, offering expenses of $338. Accordingly, net proceeds during the year ended March 28, 1997 amounted to $8,632.

          Two Redeemable Warrants entitle the holder thereof to purchase one share of common stock at an exercise price of $11.00 per share. Unless the Redeemable Warrants are redeemed, the Redeemable Warrants may be exercised at any time beginning on May 10, 1996 and ending May 9, 1999, at which time the Redeemable Warrants will expire. Beginning on February 10, 1997, the Redeemable Warrants are redeemable by TSG at its option, as a whole and not in part, at $.05 per Redeemable Warrant on 30 days' prior written notice, provided that the average closing price of the common stock equals or exceeds $12.00 per share for 20 consecutive trading days ending within five days prior to the date of the notice of redemption. The Redeemable Warrants will be entitled to the benefit of adjustments in the exercise price and in the number of shares of common stock deliverable upon the exercise thereof upon the occurrence of certain events, including a stock dividend, stock split or similar reorganization.

          The Underwriter Warrants are initially exercisable at a price of $10.80 per share of common stock. The Underwriter Warrants contain anti-dilution provisions providing for adjustments of the number of warrants and exercise price under certain circumstances. The Underwriter Warrants grant to the holders thereof certain rights of registration of the securities issuable upon exercise of the Underwriter Warrants. The Underwriter Warrants may be exercised at any time beginning on May 10, 1997 and ending May 9, 2001, at which time the Underwriter Warrants will expire.

          As of October 31, 1994, TSG had outstanding warrants to purchase an aggregate of 312,000 shares of Series C preferred stock at a price of $2.50 per share. These warrants were cancelled upon consummation of the Acquisition. Generally, the warrants were exercisable for five-year periods beginning either on the issuance date or one year thereafter, and expired on various dates through March 31, 1996.

          On May 23, 1995, TSG issued a warrant to one of its contract manufacturers to purchase 40,000 shares of common stock, $.01 par value, at a price of $4.00 per share in return for the extension of credit under the terms of a manufacturing agreement between TSG and the contract manufacturer. On June 17, 1996, the warrant was exercised and TSG issued 40,000 shares of common stock for aggregate proceeds of $160.

Stock Options

          On November 1, 1994, TSG's Board of Directors adopted the 1994 Omnibus Stock Plan (the "Stock Plan"). The Stock Plan provides the Board or a committee of the Board with the authority to grant to officers and employees of TSG incentive stock options within the meaning of Section 422A of the Internal Revenue Code and to grant to directors, officers, employees and consultants of TSG non-qualified stock options and restricted stock which do not qualify as incentive stock options. An aggregate of 635,000 shares of TSG's common stock may be issued under the Stock Plan. The maximum number of shares with respect to which options may be granted to any one employee may not exceed 300,000 shares. The Board's authority to grant options under the Stock Plan expires on November 1, 2004. The Stock Plan is administered by a Stock Plans Committee consisting of members appointed by the Board.

          The Board has the authority to determine option periods, the number of shares of common stock subject to options granted and such other terms and conditions under which options may be exercised. The Board also has the authority to determine at which times options or restricted stock may be granted, the purchase price of restricted stock, whether an option shall be an incentive stock option or a non-qualified option, whether restrictions such as repurchase rights are to be imposed on shares subject to options and restricted stock, and the nature of such restrictions. The per-share option price of incentive stock options granted under the Stock Plan shall not be less than the per-share fair market value, as determined by the Board, of TSG's common stock as of the date of grant, or 110% of the per-share market value with respect to incentive stock options granted to employees owning 10% or more of the total combined voting power of all classes of TSG's stock. Option periods shall not exceed ten years from the date options are granted, or five years with respect to incentive stock options to employees owning 10% or more of the total voting power of all classes of TSG's stock. Options granted under the Stock Plan generally expire 60 days after termination of employment or at the end of the option period stipulated by the Board in the option agreement, whichever is earlier.

          The Board has the authority to accelerate the date of exercise of an option or any installment thereof, unless, in the case of incentive stock options, such acceleration would violate the annual vesting limitations contained in Section 422(d) of the Internal Revenue Code. The exercise prices of options granted under the Stock Plan are subject to adjustment upon any subdivision, combination, merger, splits, split-up, liquidation, or the like, to reflect such subdivision, combination or exchange. The number of shares of common stock to be received upon exercise of options granted under the Stock Plan are subject to adjustment upon declarations of stock dividends between the date of grant and the date of exercise of options. Also, the number of shares of common stock reserved for issuance under the Stock Plan shall be adjusted upon the occurrence of such events.

          The Board may grant restricted stock under the Stock Plan pursuant to a restricted stock agreement. The Board has the authority to determine the number of shares of common stock to be issued and to the extent, if any, to which they shall be issued in exchange for cash and/or other consideration. Shares issued pursuant to restricted stock may not be sold, transferred, pledged, or otherwise disposed of, except by the laws of descent and distribution, or as otherwise determined by the Board for a period as determined by the Board from the date the restricted stock is granted. TSG has the right to repurchase restricted stock at such price as determined by the Board on the date of grant. The repurchase rights are exercisable on such terms as determined by the Board upon the termination of services of the grantee prior to expiration of the restriction on transfer of the shares, failure of the grantee to pay TSG income taxes required to be withheld in respect of the restricted stock or under such other circumstances as the Board may determine.

          The following table summarizes the status and changes in stock options outstanding under the Stock Plan for the five months ended March 31, 1995 and years ended March 29, 1996 and March 28, 1997:

                                                                                           Weighted
                                                                       Option              Average
                                                 Number                 Price              Exercise
                                                   of                   Range               Price
                                                 Shares               Per Share           Per Share
                                              ------------         ---------------      -------------
Outstanding at October 31, 1994                        --          $           --   $             --
Options granted                                   357,000                    1.00               1.00
                                              ------------
Outstanding at March 31, 1995                     357,000                    1.00               1.00
Options granted                                    89,000             1.00 - 5.00               4.78
Options cancelled                                 (11,750)                   1.00               1.00
                                              ------------
Outstanding at March 29, 1996                     434,250             1.00 - 5.00               1.77
Options granted                                   191,250           8.00 - 10.781               9.23
Options exercised                                  (5,000)                   1.00               1.00
Options cancelled                                 (78,500)            1.00 - 9.50               7.74
                                              ------------
Outstanding at March 28, 1997                     542,000           1.00 - 10.781               3.55
                                              ============
Options Exercisable at March 31, 1995              89,250                    1.00               1.00
                                              ============
Options Exercisable at March 29, 1996             196,750             1.00 - 5.00               1.43
                                              ============
Options Exercisable at March 28, 1997             327,563           1.00 - 10.781               2.35
                                              ============

          Options granted and outstanding under the Stock Plan are generally exercisable in four equal annual installments beginning on the date of grant. At March 28, 1997, outstanding options under the Stock Plan have a weighted average remaining contractual life of 8.17 years. At March 29, 1996 and March 28, 1997, 635,000 and 630,000 shares, respectively, were reserved for issuance under the Stock Plan.

          On May 10, 1995, the Board of Directors approved the adoption of the 1995 Employee Stock Purchase Plan (the "Employee Plan"). The Employee Plan provides the Board of Directors with the authority to grant to TSG's officers and employees the right to purchase up to 100,000 shares of common stock at 85% of the public market price. However, the Employee Plan did not become effective until TSG's initial public offering. The rights granted under the Employee Plan are exercisable for an offering period as determined by the Board of Directors, which may not exceed 27 months. No employee may be granted an option under which the employee's right to purchase shares under the Employee Plan first become exercisable at a rate in excess of $25 in fair market value (determined at the date of grant) in any calendar year. Also, an employee may not allocate in excess of 10% of his or her compensation for purchase of stock under the Employee Plan during any offering period. The Stock Plans Committee of the Board of Directors administers the Employee Plan. The Employee Plan was approved by the stockholders of TSG on December 26, 1995. At March 29, 1996 and March 28, 1997, 100,000 and 93,240
shares of common stock, respectively, were reserved for issuance under the Employee Plan.

          During the first offering period ending November 15, 1996, 6,760 shares were purchased by employees at a price of $7.65 per share. During the second offering which commenced January 13, 1997 (and which will end on July 11, 1997), 5,930 shares are subject to purchase under the Employee Plan based on the base compensation of participates and the per-share market price of TSG's common stock on January 13, 1997. The actual number of shares that may be issued will vary based upon compensation of the participants during the offering period, the per-share market value of TSG's common stock on July 11, 1997, and the number of participates who have not withdrawn by the July 11, 1997 end date.

          On May 10, 1995, the Board approved the adoption of the 1995 Non-Employee Director Stock Option Plan (the "Director Plan"). The Director Plan provides for the grant to directors who are not employees of TSG of options to purchase up to 100,000 shares of common stock. The Director Plan is administered by the Stock Plans Committee consisting of members appointed by the Board. Pursuant to the Director Plan, each non-employee director was automatically granted a non-qualified option to purchase 10,000 shares of common stock upon the consummation of TSG's initial public offering on May 10, 1996. Thereafter, on September 1 of each year, each non-employee director receives a non-qualified option to purchase 3,000 shares of common stock. Any non-employee director who is first appointed or elected after TSG's initial public offering will receive a non-qualified stock option to purchase 3,000 shares of common stock upon such appointment or election and an additional option to purchase 3,000 shares of common stock on each anniversary of the date of his or her election, provided that he or she is then serving as a non-employee director. Options granted upon consummation of TSG's initial public offering became exercisable six months from the date the offering. All other options become exercisable on the anniversary of the date of grant. Option periods shall not exceed ten years from the date options are granted. Options granted under the Director Plan have an exercise price equal to the market value per share of the common stock on the date of grant. Options granted expire 180 days after the date a director ceases to serve as a director or 10 years from the grant date, whichever is earlier. Vesting is accelerated in the event of a change of control of TSG.

          On May 10, 1996, options to purchase 30,000 shares of common stock were automatically granted to non-employee directors at an exercise price of $8.50 per share. On May 17, 1996, options to purchase 3,000 shares of common stock were granted at an exercise price of $10.781 to a non-employee director elected to the Board on that date. On September 1, 1996, options to purchase 9,000 shares of common stock were automatically granted to non-employee directors at an exercise price of $10.812 per share. On March 14, 1997, options to purchase 3,000 shares of common stock were granted at an exercise price of $5.00 to a non-employee director elected to the Board on that date. At March 28, 1997 options to purchase 45,000 shares of common stock at a weighted-average exercise price of $8.88 per share were outstanding under the Director Plan. Options granted under the Director Plan to purchase 30,000 shares of common stock at a weighted-average exercise price of $8.50 per share were exercisable at March 28, 1997.

          At March 28, 1997, outstanding options under the Director Plan have exercise prices ranging between $5.00 and $10.812 per share and a weighted average remaining contractual life of 9.23 years. TSG has reserved 100,000 shares of common stock for issuance under the Director Plan at March 29, 1996 and March 28, 1997.

                  The following table summarizes information about stock options outstanding under the Stock Plan and Director Plan at March 28, 1997:


                                     Options Outstanding                            Options Exercisable
                     -----------------------------------------------------    ---------------------------------
                                           Weighted            Weighted                             Weighted
    Exercise                                Average            Average                              Average
      Price                                Remaining           Exercise                             Exercise
    or Range             Number           Contractual           Price             Number             Price
    Per Share          Outstanding       Life (years)         Per Share         Exercisable        Per Share
------------------   ----------------    --------------      -------------    ----------------    -------------
$         1.00               337,250              7.45         $  1.00                254,500     $       1.00

          5.00                83,000              8.89            5.00                 40,000             5.00

          8.50                30,000              9.11            8.50                 30,000             8.50

          9.50               123,500              9.31            9.50                 32,750             9.50

      10.78-10.81             13,250              9.33           10.80                    313            10.78

      Total                  587,000              8.17            3.96                357,563             2.86


                  On October 31, 1994 upon consummation of the Acquisition, TSG's Incentive Stock Option Plan (the "Plan") adopted by the Board of Directors effective June 1, 1992 was cancelled. The Plan provided the Board with the authority to grant to key employees of TSG incentive stock options to purchase up to a maximum of 300,000 shares of TSG's common stock. Options granted under the Plan were intended to constitute incentive stock options within the meaning of Section 422A of the Internal Revenue Code. The Board had the authority to determine option periods, the number of shares of common stock subject to options granted and such other terms and conditions under which options may be exercised. Options granted under the Plan were to expire upon termination of employment or at the end of the option period stipulated by the Board in the option agreement, whichever was earlier. The Plan specifically limited the aggregate fair market value of options which could be exercised by an employee in any one calendar year to $100. The Board's authority to grant options under the Plan was to expire on May 31, 2002. On August 4, 1994, the Board of Directors authorized management to grant options covering 253,500 shares of common stock to employees. However, as of the date of cancellation of the Plan, no options had been granted.

Stock Option Compensation

                  TSG has adopted the disclosure-only provisions of SFAS 123. Accordingly, no compensation cost has been recognized for stock options and purchase rights granted under TSG's plans in accordance with the requirements of APB 25. Had compensation cost related to stock options and purchase rights granted under TSG's plans been recognized based on the fair value of awards on the grant dates consistent with SFAS 123, TSG would have recorded compensation expense of $55 and $613 during the years ended March 29, 1996 and March 28, 1997.

                  The fair value of each option or right granted under TSG's stock option and purchase plans is estimated on the date of grant using the Black-Scholes option pricing model. The significant weighted-average assumptions used during the years ended March 29, 1996 and March 28, 1997 to estimate the fair values of options and rights granted under TSG's plans are summarized in the following table.

                                          Year Ended          Year Ended
                                           March 29,           March 28,
                                             1996                1997
                                       --------------       ---------------
Stock Plan:
  Expected volatility                       74.80%                72.30%
  Expected life                          3.5 years             3.5 years
  Risk-free interest rate                    5.22%                 6.35%
  Expected dividend yield                     None                  None
Director Plan:
  Expected volatility                           --                76.00%
  Expected life                                 --            2.67 years
  Risk-free interest rate                       --                 6.30%
  Expected dividend                             --                  None
Employee Plan:
  Expected volatility                           --                76.90%
  Expected life                                 --              .5 years
  Risk-free interest rate                       --                 5.32%
  Expected dividend                             --                  None


                  Based on these assumptions, the weighted-average fair value of each option and right granted under TSG's plans for the years ended March 29, 1996 and March 28, 1997 amounted to $2.63 and $4.70, respectively. The weighted-average fair value of each option granted under the Stock Plan during the years ended March 29, 1996 and March 28, 1997 was $2.63 and $5.04, respectively. The weighted-average fair value of each option granted under the Director Plan during the year ended March 28, 1997 was $4.53. The weighted-average fair value of each purchase right granted under the Employee Plan during the year ended March 28, 1997 was $1.91.

                  A comparison of TSG's net income and net income per share as reported and on a pro forma basis had compensation cost been recorded based on the fair value at the grant dates for options and rights granted under TSG's plans in accordance with SFAS 123 for the years ended March 29, 1996 and March 28, 1997 is set forth below:

                                                                           Year Ended             Year Ended
                                                                            March 29,             March 28,
                                                                              1996                   1997
                                                                          --------------        ---------------
Net income                                           As reported          $       1,177           $     1,010
                                                     Pro Forma            $       1,144           $       635


Net income per share - primary                       As reported          $        0.30         $        0.22
                                                     Pro Forma            $        0.30         $        0.14

Net income per share - assuming full dilution        As reported          $        0.30         $        0.22
                                                     Pro Forma            $        0.30         $        0.14

Common Stock Reserved

                  The number of shares of Common stock reserved for issuance pursuant to TSG's stock option and purchase plans and outstanding common stock warrants at March 29, 1996 and March 28, 1997 is summarized as follows:

                                                March 29,            March 28,
                                                  1996                 1997
                                            -----------------    ---------------
Stock Option and Purchase Plans                     835,000            823,240
Redeemable Warrants                                      --            575,000
Underwriter Warrants                                     --            100,000
Common Stock Purchase Warrants                       40,000                 --
                                            -----------------    ---------------
                                                    875,000          1,498,240
                                            =================    ===============

10.  INCOME TAXES

                  There was no income tax expense (benefit) for the seven months ended October 30, 1994 and five months ended March 31, 1995. Income tax expense (benefit) for the years ended March 29, 1996 and March 28, 1997 and three months ended June 27, 1997 and June 28, 1996 is summarized as follows:


                                                                                                                Three
                                              Year                                        Three Months          Months
                                              Ended               Year Ended                  Ended              Ended
                                             March 29,            March 28,                  June 28,           June 27,
                                               1996                  1997                      1996               1997
                                          -------------         --------------          -----------------   --------------
                                                                                          (Unaudited)        (Unaudited)
Current tax expense:
    Federal                               $        102          $         564           $         218        $         (257)
    State                                           64                     19                      44                   (30)
                                          ------------          -------------           -------------         -------------
    Total current                                  166                    583                     262                  (287)
                                          ------------          -------------           -------------         -------------
Deferred tax (benefit) expense:
    Federal                                        150                    (53)                    (35)                  249
    State                                           10                     3                      (10)                   26
                                          ------------          -------------           -------------         -------------
    Total deferred                                 161                    (50)                    (45)                  275
                                          ------------          -------------           -------------         -------------
                                          $        326          $         533           $         217         $         (12)
                                          ============          =============           =============         =============

                  Income tax expense differs from the amount of income taxes determined by applying the applicable U.S. statutory federal income tax rate to income (loss) before income taxes as a result of the following:

                                             Five
                              Seven           Months                                     Three             Three
                              Months          Ended          Year           Year         Months            Months
                              Ended           March         Ended          Ended          Ended            Ended
                            October 30,        31,         March 29,      March 28,      June 28,         June 27,
                              1994            1995           1996           1997          1996             1997
                          -------------   -----------  --------------  ------------  --------------   ---------------
                                                                                     (Unaudited)      (Unaudited)
Statutory income tax      $      (144)    $    (362)   $      511      $      525    $        273     $           8
State taxes, net                   --            --            47              13              26               (19)
Non-deductible expenses            15            41           103              58              15                14
   Losses for which no
   tax benefit was provided       129           321           --               --              --                --
Utilization of loss
   carryforwards                   --            --         (335)             (72)            (72)              (72)
Other                              --            --           --                9             (25)              (57)
                         ------------     ---------    ---------       ----------    ------------     -------------
Effective income tax    $          --     $      --    $     326       $      533    $        217     $         (12)
                         ============     =========    =========       ==========    ============     =============

                  Deferred tax assets and liabilities arising from temporary differences at March 29, 1996 and March 28, 1997 are comprised of the following:

                                                      March 29,         March 28,
                                                         1996             1997
                                                     ------------      ----------
Deferred tax assets:--
    Net operating loss carryforwards                  $    6,597       $    5,411
    Inventories                                              900              908
    Accrued liabilities                                      166              205
    Accrued restructuring charges                              6               11
    Deferred revenue                                         145              145
    Accounts receivable                                       84               57
    Depreciation                                              --               51
    Long-term debt                                            36               --
                                                      ----------        ---------
        Total deferred tax assets                          7,934            6,788
                                                      ----------        ---------
Deferred tax liabilities:
    Other assets                                             (72)             (45)
    Property and equipment                                   (59)             (65)
    Depreciation                                             (87)              --
                                                      ----------        ---------
     Total deferred tax liabilities                         (218)            (110)
                                                      ----------        ---------
Excess of deferred tax assets over liabilities             7,716            6,678
Valuation allowance                                       (7,666)          (6,135)
                                                      ----------        ---------
Net deferred tax assets                               $       50        $     543
                                                      ==========        =========

          The valuation allowance for deferred tax assets during the seven months ended October 30, 1994 and five months ended March 31, 1995 increased by $964 and $425, respectively. The valuation allowance for deferred tax assets during the years ended March 29, 1996 and March 28, 1997 decreased by $1,407 and $1,531, respectively. A full valuation allowance was maintained through March 31, 1995 because it is more likely than not that deferred tax assets will not be realized.

          Income taxes currently payable for the years ended March 29, 1996 and March 28, 1997 were reduced by $455 and $72, respectively, through the utilization of net operating loss carryforwards. During the years ended March 29, 1996 and March 28, 1997, TSG reduced the valuation allowance and recorded tax benefits of $50 and $493, respectively. Deferred tax benefits from utilization of net operating loss carryforwards and reductions in the valuation allowance of $211 and $442 were allocated to reduce goodwill during the years ended March 29, 1996 and March 28, 1997, respectively.


          As of March 28, 1997, TSG has tax net operating loss carryforwards available to reduce future taxable income of approximately $14 million, which expire from 1998 through 2010. The utilization of such net operating loss carryforwards and realization of tax benefits in future years depends predominantly upon the recognition of taxable income. Further, the utilization of these carryforwards is subject to annual limitations as a result of the change in ownership of TSG (as described in Note 2) as defined in the Internal Revenue Code. The limitation approximates $210 annually and represents the value of TSG's capital stock immediately before the date of the ownership change multiplied by the federal long-term tax-exempt rate in effect during the month the ownership change occurred. This limitation does not reduce the total amount of net operating losses which may be taken, but rather substantially limits the amount which may be used during a particular year. As a result, TSG will be unable to use a significant portion of its net operating loss carryforwards.


11.    RESTRUCTURING CHARGES AND CREDITS

          As a result of the Acquisition and additional financing described in
Note 2, TSG was able to settle certain severance obligations under terminated employment contracts and negotiate the termination of certain non-cancelable lease obligations with respect to facilities closed in connection with a restructuring initiated in fiscal 1994. The severance and lease obligations were settled on terms more favorable than previously estimated, which resulted in the recognition of restructuring credits of $249 and $274, respectively, during the seven months ended October 30, 1994. In addition, TSG revised its estimate of certain other severance obligations, and recorded additional restructuring credits of $11. Accordingly, during the seven months ended October 30, 1994, TSG realized net restructuring credits of $534.

          During the year ended March 28, 1997, TSG approved and initiated a consolidation plan intended to augment its on-going productivity and quality improvement programs. The consolidation plan provided for the closure of TSG's Kentucky manufacturing facility, the closure of TSG's Georgia corporate office facility, the consolidation of repair, refurbishment and conversion service operations into TSG's Virginia facility and the consolidation of corporate activities and product assembly operations into a new Georgia facility. In connection with this plan, TSG recorded restructuring charges of $63 during the year ended March 28, 1997. These restructuring charges consist of severance obligations and losses related to abandonment of assets. Relocation expenses and other incremental costs incurred in connection with the consolidation and charged to operations during the year ended March 28, 1997 approximated $350.

12.    PROFIT SHARING RETIREMENT PLAN

          On January 1, 1995, TSG adopted a 401(k) retirement and profit sharing plan. Eligible employees of TSG who are 21 years of age with one or more years of service and who are not covered by collective bargaining agreements may elect to participate in the plan. Employees who elect to become participants in the plan may contribute up to 15% of their compensation to the plan up to a maximum dollar limit established by law. TSG may also contribute to the plan at the discretion of the Board of Directors. Contributions by TSG may consist of matching contributions, discretionary profit sharing contributions and other special contributions. During the five months ended March 31, 1995 and years ended March 29, 1996 and March 28, 1997, TSG accrued profit sharing and retirement expense of $2, $16 and $27, respectively, pursuant to discretionary matching contributions authorized by the Board of Directors. Contributions to the plan funded by TSG during the years ended March 29, 1996 and March 28, 1997 amounted to $14 and $26, respectively. Participants are 100% vested with respect to their compensation contributions to the plan. Vesting in Company discretionary contributions begins at 20% after one year of service and increases by 20% annually each year until full (100%) vesting upon five years of service. The plan pays retirement benefits based on the participant's vested account balance. Benefit distributions are generally available upon a participant's death, disability or retirement. Participants generally qualify to receive retirement benefits upon reaching the age of 65. Early retirees generally qualify for benefits provided they have reached age 55 and have completed 5 years of service with TSG. Benefits are payable in lump sums equal to 100% of the participant's account balance.

13.    SUPPLEMENTAL CASH FLOW INFORMATION

          Supplemental cash flow information for the seven months ended October 30, 1994, five months ended March 31, 1995, excluding the effects of the Acquisition, years ended March 29, 1996 and March 28, 1997 and three months ended June 27, 1997 and June 28, 1996 consists of the following:



                                  Seven          Five                                  Three        Three
                                  Months         Months         Year        Year       Months       Months
                                  Ended          Ended         Ended       Ended       Ended        Ended
                                October 30,    March 31,     March 29,    March 28,   June 28,     June 27,
                                   1994          1995          1996         1997        1996         1997
                                -----------    ---------     ---------    ---------  -----------   -----------
                                                                                     (Unaudited)   (Unaudited)
Interest paid                          $ 457      $ 226      $ 966      $ 516       $ 284        $  82
Income taxes paid                         --         --         --        625         149          140
Non-cash activities:
Deferred offering expenses
  charged against proceeds
  of initial public offering              --         --         --        338         338           --
Fixed assets acquired
  under capital leases                    34          9         --         --          --           --
Retirement of capital
  lease obligation and
  write-off of related                    --         --         --        933          --           --
  property
Write-off of property and
  equipment against
  accrued restructuring                  186         --         --         41          --           --
  charges
Write-off of property and
  equipment against
  impairment reserve                     118         --         --         --          --           --
Other current assets
  acquired
  by assumption of debt                  165         --        132         --          --           --
  obligations
Accrued liabilities converted
  to notes payable                        --        207         --         --          --           --
Write-off of inventory
  against accrued
  restructuring charges                   70         --         --         --          --           --
Write-off of other
  assets against accrued
  restructuring charges                   --         15         --         --          --           --
Write-off of property
  and equipment against
  accounts payable                        --         --          2         --          --           --
Increase in goodwill
  from distribution of
  escrow consideration                    --         --        330         --          --           --
Tax benefits applied to
  goodwill                                --         --        211        442         160           82


14.  COMMITMENTS AND CONTINGENT LIABILITIES

Operating Leases

          Minimum future rental payments at March 28, 1997 under non-cancellable operating leases with an initial term of more than one year are summarized as follows:

                    1998                                $  331

                    1999                                   221

                    2000                                   213

                    2001                                   210

                    2002                                   210
                                                     ---------
                                                         1,185
                                                     ---------
                    Less sublease rentals                  (29)
                                                     ---------
                                                        $1,156
                                                     =========

          Rental expense approximated $257 for the seven months ended October 30, 1994, $176 for the five months ended March 31, 1995, $376, net of sublease income of approximately $18, for year ended March 29, 1996 and $323, net of sublease income of approximately $45, for the year ended March 28, 1997.

Litigation, Disputes and Environmental Matters

          During the seven months ended October 30, 1994, TSG settled litigation against a supplier to recover costs and damages attributable to defective components supplied to TSG, and realized a gain of $261, net of legal fees of $56.

          Pursuant to the terms of a settlement agreement and mutual release dated July 3, 1996, a suit filed against TSG by a former supplier to collect approximately $400 of unpaid obligations was dismissed with prejudice. Under the terms of the settlement agreement, TSG paid $180 and agreed to pay an additional $112 in six equal monthly installments of $19 commencing on August 15, 1996. As a result of the settlement agreement, TSG realized a gain of $105 representing the difference between unpaid obligations recorded in TSG's accounts and aggregate settlement payments set forth in the settlement agreement. The gain is reflected in TSG's results of operations for the year ended March 28, 1997.

          TSG has been involved in a dispute with a former contract manufacturer since 1994 with respect to inventories acquired by the manufacturer for TSG's programs, which approximate $l million, unpaid obligations of TSG of approximately $265, and other matters including an alleged claim of lost profits by the contract manufacturer of approximately $916 related to TSG's minimum contract purchase commitment. TSG has alleged that the contract manufacturer breached the agreement, is obligated to pay unpaid obligations to TSG of approximately $125 and is obligated to TSG for lost business and expenses due to the delivery of defective products and the termination of a significant sales agreement. Neither party is presently pursuing the dispute. There is no assurance, however, that the dispute will not be pursued or escalate into litigation. Should the dispute escalate into litigation, TSG intends to defend and pursue its positions vigorously. In the opinion of management, the ultimate outcome of this matter will not have a material impact on TSG's financial statements.

          TSG is a potentially responsible party with respect to undertaking response actions at a facility for the treatment, storage and disposal of hazardous substances operated by an unaffiliated party. In the opinion of management, the ultimate outcome of this environmental action will not have a material impact on TSG's financial statements.

Significant Customers

          TSG's primary customers consist of the regional bell telephone companies. During the seven months ended October 30, 1994, three of the regional bell telephone companies accounted for 33%, 23% and 11% of TSG's consolidated sales. During the five months ended March 31, 1995, four of the regional bell telephone companies accounted for 34%, 23%, 11% and 10% of TSG's consolidated sales. During the year ended March 29, 1996, three of the regional bell telephone companies accounted for 47%, 17% and 24% of TSG's consolidated sales. During the year ended March 28, 1997, three of the regional bell telephone companies accounted for 14%, 16% and 60% of TSG's consolidated sales. Accounts receivable at March 29, 1996 and March 28, 1997 consists primarily of amounts due from the regional bell telephone companies.

Royalty and License Agreements

          Pursuant to the terms of an asset purchase agreement entered into on January 11, 1991, TSG agreed to pay royalties equal to 3.5% of sales of microprocessor-based components to a company affiliated with certain officers and employees of TSG. On November 9, 1994, the royalty provisions of the purchase agreement were amended to eliminate royalties for the period April 2, 1994 to September 30, 1994. In return, the term of the royalty obligation was extended from December 31, 1995 to June 30, 1996. Royalty expense under this agreement amounted to $4 during the seven months ended October 30, 1994, $94 during the five months ended March 31, 1995, $564 during the year ended March 29, 1996 and $196 during the year ended March 28, 1997.

          TSG has entered into a patent license agreement providing TSG with the exclusive world-wide rights to certain algorithm software covered by a patent application. TSG is obligated to pay license fees aggregating $200 at a rate of $50 annually over a four year period commencing on the date the patent is issued. Further, the agreement provides for the payment of royalties on products incorporating the licensed software. Minimum royalties payable upon issuance of the patent will range between $125 and $500 annually during the life of the patent. The term of the license agreement will correspond to the expiration date of the patent upon its issuance. As of March 28, 1997, the patent has not been issued. Accordingly, TSG has not recorded the contingent liability in the accompanying financial statements. Further, as of March 28, 1997, TSG has not sold any products incorporating the licensed software or incurred any royalty obligations under the agreement.

          In December 1994, TSG sold the rights to certain product software for an aggregate purchase price of $500. TSG received an exclusive irrevocable perpetual right to sublicense the software in connection with the sale of products to other customers. In return, TSG agreed to pay royalties equal to the greater of 4.44% of sales or ten dollars per unit sold. As of March 28, 1997, TSG has not sold any products incorporating the licensed software to other customers or incurred any royalty obligations under the agreement TSG was obligated to repay, three years from the date of the contract, a portion of the purchase price up to a maximum amount of $375 depending upon the amount of aggregate royalties paid pursuant to the agreement. However, in May 1997, TSG entered into an agreement that terminated TSG's royalty and repayment obligations.

Employment Contracts

          On October 31, 1994, TSG entered into an employment contract with one of its executives that provides for minimum annual compensation of $147 through December 31, 1996 and $160 from January 1, 1997 through December 31, 1997. The contract provides for compensation increases at the discretion of the Board of Directors, additional compensation in the form of bonuses based on performance, benefits equal to those provided to other executives of TSG, reimbursement of business expenses, travel and temporary living expenses and options to purchase shares of TSG's common stock. The agreement provides for annual renewals subsequent to December 31, 1997 at the option of TSG. Termination by TSG without cause entitles the executive to receive his current salary and benefits for the remaining term of the agreement or for a period of six months, whichever is greater. The agreement may be terminated by the executive upon 120 days notice effective on December 31, 1997 or thereafter.

          On October 31, 1994, TSG entered into an agreement with the Chairman of the Board of Directors that provides for minimum annual compensation of $60 through December 31, 1997. The agreement provides for additional compensation based on services performed not to exceed $3 per month, benefits equal to those provided to other executives of TSG, reimbursement of business expenses and options to purchase shares of TSG's common stock. Termination by TSG without cause entitles the Chairman to receive his current salary and benefits for the remaining term of the agreement or for a period of six months, whichever is greater. The agreement may be terminated by the Chairman upon 90 days written notice. Prior to execution of the Chairman's Agreement, the Chairman provided consulting services, as President of Atlantic Management Associates, Inc., to TSG during the seven months ended October 30, 1994 similar to those provided under the Chairman's Agreement. In addition, Atlantic Management Services, Inc. assisted TSG and its stockholders in their efforts to attract a buyer for the equity of TSG, and received a success fee in connection with the Acquisition of $75 representing compensation for such services. During fiscal 1995, TSG paid Atlantic Management Associates, Inc. $43 for consulting services, excluding expenses of $7, rendered prior to the date of the Chairman's Agreement. During fiscal 1995, TSG paid the Chairman and Atlantic Management Associates, Inc. $30, excluding expenses of $9, for services rendered under the terms of the Chairman's Agreement. During the year ended March 29, 1996, TSG paid the Chairman and Atlantic Management Associates, Inc. $66, excluding reimbursed expenses of $9, for services rendered under the terms of the Chairman's Agreement. During the year ended March 28, 1997, TSG paid the Chairman and Atlantic Management Associates, Inc. $69, excluding reimbursed expenses of $11, for services rendered under the terms of the Chairman's Agreement.

Purchase and Sales Commitments

          At March 28, 1997, TSG has outstanding purchase order commitments to purchase approximately $5.5 million of microprocessor-based products under the terms of a manufacturing agreement entered into in October 1994. Upon a termination of the agreement by TSG, TSG is obligated to purchase inventories held by the manufacturer and pay vendor cancellation and restocking charges, and a reasonable profit thereon. In addition, TSG is obligated to pay a cancellation penalty of up to $500 if it cancels its purchase obligation or a substantial portion thereof. The amount of the cancellation penalty, if any, will vary depending upon quantities purchased by TSG.

          In June 1997, TSG entered into an agreement that supersedes and terminates a December 1994 sales agreement. Under the new agreement, TSG agreed to reduce the customers remaining purchase commitment of certain smart processors and other components to approximately $3 million from approximately $8 million under the former agreement and, among other things, upgrade the customer's payphone management system. In return, the customer made a $250 cash payment to TSG, terminated TSG's obligation to pay royalties on sales of certain products to other customers and terminated TSG's obligation to repay $375 received from the sale of certain product software under the December 1994 agreement. The customer also agreed to make additional cash payments of $250 on July 2, 1997, $100 on September 1, 1997, $150 on December 31, 1997 and $250 on
March 31, 1998 to TSG subject to TSG's compliance with the terms and conditions of the agreement, including conditions with respect to product performance, service and repair. The customer has the right to cancel the agreement upon default by TSG. Therefore, there is no assurance that TSG will receive the additional payments or that its will ship the products set forth in the agreement.

15.    SUBSEQUENT EVENT (UNAUDITED)

          On August 13, 1997, TSG entered into an Agreement and Plan of Merger with Elcotel, Inc. ("Elcotel") and Elcotel Hospitality Service, Inc. ("EHS"), a wholly-owned subsidiary of Elcotel (the "Merger Agreement"). The Merger Agreement provides for the merger of EHS into TSG and for TSG to be the surviving corporation (the "Merger"). At the effective time of the Merger, each outstanding share of TSG's common stock will be converted into and represent the right to receive 1.05 shares of Elcotel common stock, $0.01 par value per share. The closing of the Merger is subject to certain conditions and approvals, including the approval of TSG's and Elcotel's stockholders.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Elcotel is a Delaware corporation. The Delaware General Corporation Law (the "Delaware Law") generally provides that a director, employee, officer or agent of a Delaware corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, may be indemnified against liability, expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding (other than in a proceeding by or in the right of the corporation), provided such person acted in good faith and in a manner such person reasonably believed to be in, or at least not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe the conduct was unlawful. For actions or suits brought by or in the right of the corporation, the Delaware Law provides that a director, employee, officer or agent of a Delaware corporation may be indemnified against expenses (including attorneys' fees) as incurred by such person in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or at least not opposed to, the best interests of the corporation, except that if such person is adjudged to be liable to the corporation, such person can be indemnified if and only to the extent that a court determines that despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

  The Delaware Law provides that a corporation may include, in its articles or certificate of incorporation, a provision which limits or eliminates the personal liability of a director to the corporation or its stockholders for monetary damages for such persons's conduct as a director, provided that such provision may not so limit a director's liability (i) for a breach of his or her duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends, certain stock repurchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit. The Elcotel Certificate of Incorporation so limits the personal liability of directors to the fullest extent permitted under the Delaware Law. The Delaware Law further provides that where a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding for which indemnification is permissible, or in defense of any claim, issue or matter related thereto, he will be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) The exhibits to this registration statement on Form S-4 (together with all amendments, supplements and exhibits thereto, the "Registration Statement") are listed in the Exhibit Index hereto and are incorporated herein by reference.

  (b) All financial statement schedules have been omitted because they are not required or the information required to be set forth therein is included in the financial statements included in Elcotel's Annual Report on Form 10-K for the fiscal year ended March 31, 1997, which is incorporated herein by reference.

  (c) The opinion of Murray, Devine & Co. is included in Part I as Annex B to the Joint Proxy Statement-Prospectus included in this Registration Statement and is incorporated herein by reference.

ITEM 22. UNDERTAKINGS.

  (a) The undersigned Registrant hereby undertakes as follows:

    (i) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      A. to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "1933 Act");

      B. to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

      C. to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

    (ii) that, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

    (iii) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) The undersigned Registrant hereby undertakes that, prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus shall contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (d) The undersigned Registrant hereby undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph (c), or (ii) that purports to meet the requirements of Section 10(a)(3) of the 1933 Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (e) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to Item 20 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant shall, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and shall be governed by the final adjudication of such issue.

  (f) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Joint Proxy Statement-Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  (g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SARASOTA, STATE OF FLORIDA, ON OCTOBER 20, 1997.

                                          Elcotel, Inc.

                                          By: /s/ C. Shelton James
                                              ---------------------------------
                                                     C. SHELTON JAMES
                                                   CHAIRMAN OF THE BOARD

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.

              SIGNATURE                        TITLE               DATE
              ---------                        -----               ----

        /s/ C. Shelton James           Chairman of the         October 20, 1997
-------------------------------------   Board, Chief
          C. SHELTON JAMES              Executive Officer
                                        (Principal
                                        Executive Officer
                                        and Director)

         /s/ Tracey L. Gray            President, Chief        October 20, 1997
-------------------------------------   Operating Officer
           TRACEY L. GRAY               and Director

         /s/ Dwight Jasmann            Director                October 17, 1997
-------------------------------------
           DWIGHT JASMANN

        /s/ Charles H. Moore           Director                October 17, 1997
-------------------------------------
          CHARLES H. MOORE

        /s/ Thomas E. Patton           Director                October 20, 1997
-------------------------------------
          THOMAS E. PATTON

        /s/ T. Raymond Suplee          Director                October 20, 1997
-------------------------------------
          T. RAYMOND SUPLEE

        /s/ Thomas R. Wiltse           Director                October 20, 1997
-------------------------------------
          THOMAS R. WILTSE

         /s/ Ronald M. Tobin           Vice President and      October 20, 1997
-------------------------------------   Chief Financial
           RONALD M. TOBIN              Officer (Principal
                                        Financial and
                                        Accounting Officer)

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
   2.1   Agreement and Plan of Merger dated as of August 13, 1997 among the
         Registrant, Technology Service Group, Inc. and Elcotel Hospitality
         Service, Inc. (incorporated by reference to Appendix A to the Joint
         Proxy Statement--Prospectus included as part of this Registration
         Statement)*
   2.2   Voting Agreement dated as of August 13, 1997 among the Registrant,
         Wexford Partners Fund, L.P. and Fundamental Management Corporation
         (incorporated by reference to Exhibit 99.2 to the Registrant's Current
         Report on Form 8-K dated August 13, 1997)
   2.3   Form of Stockholders' Agreement among the Registrant, Wexford Partners
         Fund, L.P. and Fundamental Management Corporation
   2.4   Amendment Number 1 to the Agreement and Plan of Merger among the
         Registrant, Technology Service Group, Inc. and Elcotel Hospitality
         Service, Inc.**
   3.1   Certificate of Incorporation of the Registrant, as amended
         (incorporated by reference to Exhibit 3.1 to the Registrant's
         Registration Statement on Form S-18, File No. 33-8565)
   3.2   Bylaws of the Registrant, as amended (incorporated by reference to
         Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the
         year ended March 31, 1987)
   4.1   Specimen Common Stock Certificate of the Registrant (incorporated by reference to the Registrant's Registration Statement on Form 8-A dated
         November 21, 1986)
   4.2   Warrant Agreement between Technology Service Group, Inc. and Liberty
         Bank and Trust Company of Oklahoma City, N.A. dated May 10, 1996
   4.3   Representative's Warrant Agreement between Technology Service Group,
         Inc. and Brookehill Equities, Inc. dated May 10, 1996
   5.1   Opinion of Schnader Harrison Segal & Lewis llp as to the legality of the securities being registered by this Registration Statement**
   8.1   Opinion of Greenberg Traurig Hoffman Lipoff Rosen & Quentel as to
         certain tax matters relating to the Merger**
  10.1   1991 Stock Option Plan (incorporated by reference to Exhibit 10.2 to the Registrant's Annual Report on Form 10-K for the year ended March
         31, 1992)
  10.2   Directors Stock Option Plan (incorporated by reference to Exhibit 10.3 to the Registrant's Annual Report on Form 10-K for the year ended
         March 31, 1992)
  10.3   Mortgage and Security Agreement between the Registrant and NationsBank of Florida, N.A. dated January 20, 1994 (incorporated by reference to
         Exhibit 10.6 to the Registrant's Annual Report on Form 10-KSB for the
         year ended March 31, 1994)
  10.4   Loan Agreement between the Registrant and NationsBank of Florida, N.A.
         dated May 23, 1994 (incorporated by reference to Exhibit 10.8 to the
         Registrant's Annual Report on Form 10-KSB for the year ended March 31,
         1994)
  10.5   Amendment to Loan Agreement and Second Amendment to Collateral
         Assignment and Security Agreement between the Registrant and
         NationsBank of Florida, N.A. dated August 31, 1995 (incorporated by reference to Exhibit 10.1 to the Registrant's Quarterly Report on Form
         10-QSB for the quarter ended September 30, 1995)
  10.6   Mortgage Note between the Registrant and Carl G. Santangelo, as
         Trustee of Elcotel Mortgage Trust dated September 28, 1993
         (incorporated by reference to Exhibit 10.6 to the Registrant's
         Quarterly Report on Form 10-QSB for the quarter ended September 30,
         1993)

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
         (a) Mortgage Modification Agreement between the Registrant and
         NationsBank of Florida, N.A. dated May 23, 1994 (incorporated by reference to Exhibit 10.9(a) to the Registrant's Annual Report on Form
         10-KSB for the year ended March 31, 1994)
         (b) Assignment of Note and Mortgage between Carl G. Santangelo, as
         Trustee of Elcotel Mortgage Trust and NationsBank of Florida, N.A.
         dated May 23, 1994 (incorporated by reference to Exhibit 10.9(b) to the Registrant's Annual Report on Form 10-KSB for the year ended March
         31, 1994)
         (c) Mortgage Modification Agreement between the Registrant and
         NationsBank of Florida, N.A. dated August 31, 1995 (incorporated by reference to Exhibit 10.4 to the Registrant's Quarterly Report on Form
         10-QSB for the quarter ended September 30, 1995)
  10.7   Replacement Promissory Note between the Registrant and NationsBank of
         Florida, N.A. dated August 31, 1995 (incorporated by reference to
         Exhibit 10.5 to the Registrant's Quarterly Report on Form 10-QSB for
         the quarter ended September 30, 1995)
  10.8   Consolidation Promissory Note between Registrant and NationsBank of
         Florida, N.A. dated August 31, 1994 (incorporated by reference to
         Exhibit 10.4 to the Registrant's Quarterly Report on Form 10-QSB for
         the quarter ended September 30, 1994)
  10.9   Renewal Promissory Note between the Registrant and NationsBank of
         Florida N.A. dated August 31, 1995 (incorporated by reference to
         Exhibit 10.2 to the Registrant's Quarterly Report on Form 10-QSB for
         the quarter ended September 30, 1995)
  10.10  Second Amendment to Loan Agreement and Third Amendment to Collateral
         Assignment and Security Agreement between the Registrant and
         NationsBank, N.A. (South) effective August 28, 1996 (incorporated by reference to Exhibit 10.1 to the Registrant's Quarterly Report on Form
         10-Q for the quarter ended September 30, 1996)
  10.11  Renewal Promissory Note between Registrant and NationsBank, N.A.
         (South), effective August 28, 1996 (incorporated by reference to
         Exhibit 10.2 to the Registrant's Quarterly Report on Form 10-Q for the
         quarter ended September 30, 1996)
  10.12  Security Agreement between Elcotel Direct, Inc. and NationsBank, N.A.
         dated October 2, 1997
  10.13  Continuing and Unconditional Guaranty between the Registrant and
         NationsBank, N.A. dated October 2, 1997
  10.14  Promissory Note between the Registrant and NationsBank, N.A. dated
         October 2, 1997 in the amount of $3,050,000
  10.15  Promissory Note between the Registrant and NationsBank, N.A. dated
         October 2, 1997 in the amount of $950,000
  10.16  Promissory Note between the Registrant and NationsBank, N.A. dated
         October 2, 1997 in the amount of $2,850,000
  10.17  Third Amendment to Loan Agreement and Fourth Amendment to Collateral
         Assignment and Security Agreement between the Registrant and
         NationsBank, N.A. dated October 2, 1997
  10.18  Employment Agreement between the Registrant and C. Shelton James dated
         October 1, 1997
  10.19  Employment Agreement between the Registrant and Tracey L. Gray dated
         October 1, 1997
  10.20  Employment Agreement between the Registrant and Vincent C. Bisceglia dated September 24, 1997**
  10.21  Agreement for the Purchase and Sale of Assets between Elcotel Direct,
         Inc. and Lucent Technologies Inc. dated September 30, 1997
         (incorporated by reference to Exhibit 2.1 to the Registrant's Current
         Report on Form 8-K dated September 30, 1997)
  10.22  Technology Transfer Agreement between the Registrant and Lucent
         Technologies Inc. dated September 30, 1997 (incorporated by reference to Exhibit 2.2 to the Registrant's Current Report on Form 8-K dated
         September 30, 1997)

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
  10.23  Patent License Agreement between the Registrant and Lucent
         Technologies Inc. dated September 30, 1997 (incorporated by reference to Exhibit 2.3 to the Registrant's Current Report on Form 8-K dated
         September 30, 1997)
  13.1   Registrant's Annual Report on Form 10-K for the fiscal year ended
         March 31, 1997
  13.2   Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997
  23.1   Consent of Deloitte & Touche, llp with respect to the Registrant's financial statements
  23.2   Consent of Deloitte & Touche, llp with respect to the financial statements of Technology Service Group, Inc.
  23.3   Consent of Murray, Devine & Co., Inc.
  23.4   Consent of Schnader Harrison Segal & Lewis llp (included in Exhibit
         5.1 above)
  23.5   Consent of Greenberg Traurig Hoffman Lipoff Rosen & Quentel (included in Exhibit 8.1 above)
  23.6   Consent of Vincent C. Bisceglia as a person about to become a director of the Registrant
  23.7   Consent of Mark L. Plaumann as a person about to become a director of the Registrant
  23.8   Consent of Kenneth Rubin as a person about to become a director of the
         Registrant
  23.9   Consent of David R.A. Steadman as a person about to become a director of the Registrant
  99.1   Form of Proxy Card of Elcotel, Inc.
  99.2   Form of Proxy of Technology Service Group, Inc.

--------
* Pursuant to Item 601(b)(2) of Regulation S-K, certain of the schedules and similar attachments to this exhibit have been omitted. The Registrant agrees to furnish supplementally such schedules and attachments to the Commission upon request.
** To be filed by amendment.